Use these links to rapidly review the document
TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SALLY HOLDINGS, INC.

As filed with the Securities and Exchange Commission on July 9, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SALLY HOLDINGS LLC (Exact name of registrant issuer as specified in its charter)	SALLY CAPITAL INC. (Exact name of registrant issuer as specified in its charter)
(See table of additional registrants on following page)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
5990 (Primary Standard Industrial Classification Code Number)	5990 (Primary Standard Industrial Classification Code Number)
36-4472381 (I.R.S. Employer Identification Number)	56-2620323 (I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(940) 898-7500
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Raal H. Roos, Esq.
Senior Vice President, General Counsel and Secretary
3001 Colorado Boulevard
Denton, Texas 76210
(940) 898-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas W. Hughes, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue Suite 2800
Dallas, Texas 75201
(214) 855-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

9.25% Senior Notes due 2014(2)	$430,000,000	100%	$430,000,000	$13,201

10.5% Senior Subordinated Notes due 2016(2)	$280,000,000	100%	$280,000,000	$8,596

Guarantees of 9.25% Senior Notes due 2014(3)	$430,000,000	—	—	None(4)

Guarantees of 10.5% Senior Subordinated Notes due 2016(3)	$280,000,000	—	—	None(4)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933.
(2)
Co-issued by Sally Holdings LLC and Sally Capital Inc.
(3)
See the following page for a table of guarantor registrants.
(4)
Pursuant to Rule 457(n) promulgated under the Securities Act of 1933, no separate filing fee is required for the guarantees.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter/Constituent Documents*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Armstrong McCall Holdings, Inc.	Texas	5990	74-1499645
Armstrong McCall Holdings, L.L.C.	Delaware	5990	74-2766844
Armstrong McCall, L.P.	Texas	5990	74-2766845
Armstrong McCall Management, L.C.	Texas	5990	74-2766842
Arnolds, Inc.	Arkansas	5990	71-0007082
Beauty Holding LLC	Delaware	5990	36-4053597
Beauty Systems Group LLC	Delaware	5990	36-4201155
Beyond the Zone, Inc.	Delaware	5990	35-2180117
Brentwood Beauty Laboratories International, Inc.	Texas	5990	74-1994945
Coloresse, Inc.	Delaware	5990	20-5230193
Design Lengths, Inc.	Delaware	5990	41-2239996
Diorama Services Company, LLC	Delaware	5990	20-5230107
Energy of Beauty, Inc.	Delaware	5990	20-2319441
Esthetician Services, Inc.	Delaware	5990	36-4270982
For Perms Only, Inc.	Delaware	5990	84-1617038
High Intensity Products, Inc.	Delaware	5990	20-0129876
Innovations—Successful Salon Services	California	5990	95-4251192
Ion Professional Products, Inc.	Delaware	5990	36-3570397
Lady Lynn Enterprises, Inc.	Delaware	5990	36-4027023
Land of Dreams, Inc.	Delaware	5990	20-2709463
Lome Beauty International, Inc.	Delaware	5990	36-4260404
Miracle Lane, Inc.	Delaware	5990	20-2319484
Modern Panache, Inc.	Delaware	5990	20-2709606
Nail Life, Inc.	Delaware	5990	20-0129898
Neka Salon Supply, Inc.	New Hampshire	5990	02-0347958
New Image Professional Products, Inc.	Delaware	5990	36-4101842
Power IQ, Inc.	Delaware	5990	41-2240000
Procare Laboratories, Inc.	Delaware	5990	36-4294731
Sally Beauty Distribution LLC	Delaware	5990	75-2624245
Sally Beauty Distribution of Ohio, Inc.	Delaware	5990	36-4401725
Sally Beauty International Finance LLC	Delaware	5990	75-2719403
Sally Beauty Supply LLC	Delaware	5990	36-2683258
Salon Success International LLC	Florida	5990	14-1819659
Satin Strands, Inc.	Delaware	5990	20-5230137
Sexy U Products, Inc.	Delaware	5990	20-0129827
Silk Elements, Inc.	Delaware	5990	20-0129848
Soren Enterprises, Inc.	Delaware	5990	41-2240003
Tanwise, Inc.	Delaware	5990	20-2319525
Venetian Blends, Inc.	Delaware	5990	20-5230165

*
The address for each of the additional registrants is c/o Sally Holdings LLC, 3001 Colorado Boulevard, Denton, Texas 76210, telephone (940) 898-7500. The name and address, including zip code, of the agent for service for each additional registrant is Raal H. Roos, Esq., Senior Vice President and Secretary of Sally Holdings LLC, 3001 Colorado Boulevard, Denton, Texas 76210, telephone (940) 898-7500.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 9, 2007

PROSPECTUS

Sally Holdings LLC

Sally Capital Inc.

Offers to Exchange

$430,000,000 Outstanding 9.25% Senior Notes due 2014
for $430,000,000 Registered 9.25% Senior Notes due 2014

and

$280,000,000 Outstanding 10.5% Senior Subordinated Notes due 2016
for $280,000,000 Registered 10.5% Senior Subordinated Notes due 2016

The New Notes:

  •
  The terms of the New Notes offered in the exchange offers are substantially identical to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933, or the "Securities Act," and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the Old Notes and will not entitle their holders to registration rights.

        Investing in the New Notes involves risks. You should carefully review the risk factors beginning on page 20 of this prospectus before participating in the exchange offers.

The Exchange Offers:

  •
  Our offers to exchange Old Notes for New Notes will be open until 5:00 p.m., New York City time, on                                      , 2007, unless extended.

  •
  No public market currently exists for the Notes.

  The Guarantees:

  •
  Each of our material domestic subsidiaries that guarantees our obligations under our senior credit facilities will guarantee the New Senior Notes on an unsecured senior basis and the New Senior Subordinated Notes on an unsecured senior subordinated basis.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                      , 2007.

TABLE OF CONTENTS

Summary
Risk Factors
Disclosure Regarding Forward-Looking Statements
Trademarks
Market and Industry Data
The Exchange Offers
Use of Proceeds
Capitalization
Unaudited Pro Forma Condensed Consolidated Financial Information
Selected Historical Consolidated Financial and Operating Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Principal Stockholders
Certain Relationships and Related Party Transactions
Description of Other Indebtedness
Description of Notes
Certain U.S. Federal Tax Considerations
Certain ERISA Considerations
Plan of Distribution
Legal Matters
Experts
Where You Can Find Additional Information
Index to Consolidated Financial Statements of Sally Holdings, Inc.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuers and the terms of the offers, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        In connection with the exchange offers, we have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-4, under the Securities Act, relating to the New Notes to be issued in the exchange offers. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E.,

Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offers and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Sally Holdings LLC/Sally Capital Inc.
3001 Colorado Boulevard
Denton, Texas 76210
(940) 898-7500

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                        , 2007.

        THIS PROSPECTUS CONSTITUTES NEITHER AN OFFER TO PURCHASE NOTES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

        The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Sally Holdings LLC or Sally Capital Inc. or any of their subsidiaries or affiliates since the date hereof.

NOTICES TO CERTAIN NON-U.S. RESIDENTS

European Economic Area Investors

        In any member state of the European Economic Area that has implemented the Prospectus Directive 2003/71/EC, this communication is only addressed to and is only directed at qualified investors in such member state of the European Economic Area within the meaning of the Prospectus Directive. This prospectus has been prepared on the basis that all offers of New Notes will be made pursuant to an exemption under such Prospectus Directive, as implemented in such member state of the European Economic Area, from the requirement to produce a prospectus for offers of New Notes. Accordingly, any person making or intending to make any offer within the European Economic Area of New Notes that are the subject of the placement contemplated in this prospectus should only do so in circumstances in which no obligation arises for the issuers or the guarantors of the New Notes to produce or supplement a prospectus for such offer. Neither the issuers nor the guarantors of the New Notes have authorized, nor do they authorize, the making of any offer of New Notes through any financial intermediary. The offering of the New Notes by the issuers constitutes the final placement of the New Notes contemplated by this prospectus.

U.K. Investors

        This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the "Order," or (3) high net worth companies, and other persons to whom it may lawfully be communicated falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The New Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such New Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. Relevant persons referred to in clauses (2) and (3) above who are also qualified investors in a member state of the European Economic Area, are referred to as "UK Eligible Investors."

Certain Representations and Warranties

        Any person acquiring the New Notes will be required in any acceptance of any offer of New Notes to represent and warrant, and by accepting any New Notes will be deemed to have represented and warranted, as follows:

European Economic Area Investors

        If it is located or resident in any member state of the European Economic Area, it is a qualified investor in such member state of the European Economic Area, and in the case of any New Notes that may be acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive 2003/71/EC as implemented in such member state of the European Economic Area:

  (1)
  it will not have acquired the New Notes on behalf of, or with a view to offering or reselling the New Notes to, persons in any member state of the European Economic Area other than a qualified investor in such member state of the European Economic Area; or

  (2)
  where New Notes may be acquired by it on behalf of persons in any member state of the European Economic Area other than a qualified investor in such member state of the European Economic Area, the offer of those New Notes to it would not be treated under the Prospectus Directive 2003/71/EC as implemented in such member state of the European Economic Area as having been made to such other persons.

        The expression an "offer" in relation to any New Notes in any member state of the European Economic Area means the communication in any form and by any means of sufficient information on the terms of the offer and any New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes, as the same may be varied in that member state of the European Economic Area by any measure implementing the Prospectus Directive 2003/71/EC in that member state of the European Economic Area and the term "offering" will have a correlative meaning.

U.K. Investors

        If it is located or resident in the United Kingdom, it is a "UK Eligible Investor" referred to above under "Notices to Certain Non-U.S. Residents—UK Investors."

CERTAIN TERMS USED IN THIS PROSPECTUS

        Unless otherwise noted or indicated by the context, in this prospectus:

  •
  the terms "we," "our," "us" and "Sally Holdings" refer to Sally Holdings LLC, a Delaware limited liability company, the entity that owns and operates the beauty supply distribution business of Sally Beauty Holdings, Inc., and its subsidiaries where applicable. When the context so requires, we use these terms to refer to Sally Holdings LLC, and also to refer to the historical businesses of Sally Holdings, Inc. (as Sally Holdings LLC was named prior to its conversion to Sally Holdings LLC on November 16, 2006 in connection with the Separation Transactions) and its subsidiaries for the periods prior to the consummation of the Separation Transactions;

  •
  the term "Alberto-Culver" refers to Alberto-Culver Company;

  •
  the terms "Beauty Systems Group" or "BSG" refer to Beauty Systems Group LLC, together with its subsidiaries where applicable;

  •
  the term "CDR Investors" refers to Investor together with Parallel Fund, which together own approximately 48% of the outstanding common stock of Sally Beauty Holdings, Inc., our indirect parent company, on an undiluted basis;

  •
  the term "Investment Holdings" refers to Sally Investment Holdings LLC, a Delaware limited liability company, a wholly-owned subsidiary of Sally Beauty and the direct parent of Sally Holdings;

  •
  the term "Investor" refers to CDRS Acquisition LLC, a Delaware limited liability company, which owns approximately 48% of the outstanding common stock of Sally Beauty Holdings, Inc., our indirect parent company, on an undiluted basis;

  •
  the term "Lavin family stockholders" means Mrs. Carol L. Bernick, Chairman of the Alberto-Culver board of directors, Mr. Leonard H. Lavin, a director of Alberto-Culver, and Mrs. Bernice Lavin, wife of Mr. Lavin and mother of Mrs. Bernick, and a partnership and trusts established for the benefit of specified members of the Lavin family, including Mrs. Bernick, Mr. Lavin and Mrs. Lavin, as well as the permitted transferees of such persons, partnership and trusts that have entered into a support agreement with Investor and that have also entered into a stockholders agreement with Sally Beauty, Investor and Parallel Fund, dated as of November 16, 2006. Mrs. Bernick and Mr. Lavin are trustees and/or co-trustees of substantially all of the trusts, and one of the trusts of which Mrs. Bernick is sole trustee is the general partner of the partnership;

  •
  the term "New Notes" refers collectively to the New Senior Notes and the New Senior Subordinated Notes;

  •
  the term "New Senior Notes" refers to the new senior notes offered in exchange for the Old Senior Notes;

  •
  the term "New Senior Subordinated Notes" refers to the new senior subordinated notes offered in exchange for the Old Senior Subordinated Notes;

  •
  the term "Notes" refers collectively to the Old Notes and the New Notes;

  •
  the term "Old Notes" refers collectively to the Old Senior Notes and the Old Senior Subordinated Notes;

  •
  the term "Old Senior Notes" refers to the $430,000,000 aggregate principal amount of 9.25% senior notes due 2014;

  •
  the term "Old Senior Subordinated Notes" refers to the $280,000,000 aggregate principal amount of 10.5% senior subordinated notes due 2016;

  •
  the term "Parallel Fund" refers to CD&R Parallel Fund VII, L.P., an affiliate of Investor;

  •
  the term "Sally Beauty" means Sally Beauty Holdings, Inc., a Delaware corporation, which is a publicly-traded company that indirectly owns all of the interests of Sally Holdings and which was named "New Sally Holdings, Inc." prior to the date of the Separation Transactions;

  •
  the term "Sally Beauty Supply" refers to Sally Beauty Supply LLC, together with its subsidiaries where applicable, and certain other subsidiaries of Sally Beauty other than Beauty Systems Group;

  •
  the term "Sally Capital" refers to Sally Capital Inc., a Delaware corporation and a wholly-owned subsidiary of Sally Holdings;

  •
  the term "Senior Notes" refers collectively to the Old Senior Notes and the New Senior Notes;

  •
  the term "Senior Subordinated Notes" refers collectively to the Old Senior Subordinated Notes and the New Senior Subordinated Notes; and

  •
  the term "the Separation Transactions" refers to the transactions related to our separation from Alberto-Culver, as described in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Our Separation from Alberto-Culver."

SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. The financial statements included in this prospectus consist of the consolidated financial statements of Sally Holdings LLC, which was converted from Sally Holdings, Inc., a Delaware corporation, into a Delaware limited liability company in connection with the completion of the Separation Transactions. Prior to the completion of the Separation Transactions, Sally Holdings, Inc. was a wholly-owned subsidiary of Alberto-Culver. For a more complete understanding of these exchange offers, we encourage you to read the entire prospectus, including the consolidated financial statements and the related notes and the section entitled "Risk Factors," included elsewhere in this prospectus.

Our Company

        We are the largest distributor of professional beauty supplies in the United States based on store count. We operate primarily through two business units, Sally Beauty Supply and Beauty Systems Group, which we refer to as BSG. Through Sally Beauty Supply and BSG, we operated a multi-channel platform of 3,294 stores and supplied 195 franchised stores in North America as well as selected European countries and Japan, as of March 31, 2007. As of March 31, 2007, Sally Beauty Supply owned and operated 2,196 stores in the United States and 2,618 stores worldwide and supplied 24 franchised stores. As of March 31, 2007, BSG operated 676 company-owned stores and supplied 171 franchised stores. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,000 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and private label professional beauty supplies, including hair care products, styling appliances, skin and nail care products and other beauty items. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals. Over 90% of our net sales were in the U.S. and Canada for each of the last three fiscal years. For the year ended September 30, 2006, our net sales and operating earnings were $2,373.1 million and $180.2 million, respectively. For the six months ended March 31, 2007, our net sales and operating earnings were $1,239.1 million and $100.0 million, respectively.

  Sally Beauty Supply

        Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of March 31, 2007, Sally Beauty Supply operated 2,618 company-owned retail stores and supplied 24 franchised stores, 2,196 in the U.S. and the remainder in the United Kingdom and certain other countries in Europe, Canada, Puerto Rico, Mexico and Japan. Sally Beauty Supply stores average 1,700 square feet and are primarily located in strip shopping centers. The product selection in Sally Beauty Supply stores ranges between 5,600 and 7,700 stock keeping units, or "SKUs," of beauty products, including products for hair care, nail care, beauty sundries and appliances, targeting retail consumers and salon professionals. Sally Beauty Supply stores carry leading third-party brands such as Clairol, Revlon and Conair, as well as an extensive selection of private label merchandise. For the year ended September 30, 2006, Sally Beauty Supply's net sales and segment operating profit were $1,419.3 million and $237.4 million, respectively, representing 59.8% and 72.6% of consolidated net sales and segment operating profit, respectively. For the six months ended March 31, 2007, Sally Beauty's net sales and segment operating profit were $753.8 million and $134.8 million, respectively, representing 60.8% and 80.4% of consolidated net sales and segment operating profit, respectively.

  Beauty Systems Group

        We believe BSG is the largest full-service distributor of professional beauty supplies in the U.S. As of March 31, 2007, BSG operated 676 company-owned stores, supplied 171 franchised stores and had a sales force of approximately 1,000 professional distributor sales consultants selling exclusively to salons and salon professionals in 45 U.S. states and portions of Canada, Mexico and certain European countries. BSG stores average 2,800 square feet and are primarily located in secondary strip shopping centers. Through BSG's large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. salon market. The product selection in BSG stores, ranging between 3,500 and 9,400 SKUs of beauty products, includes hair care, nail care, beauty sundries and appliances targeting salons and salon professionals. BSG carries leading professional beauty product brands, intended for use in salons and for resale by the salon to consumers. Certain BSG products are sold under exclusive distribution agreements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories. For the year ended September 30, 2006, BSG's net sales and segment operating profit were $953.8 million and $89.6 million, respectively, representing 40.2% and 27.4% of consolidated net sales and segment operating profit, respectively. For the six months ended March 31, 2007, BSG's net sales and segment operating profit were $485.4 million and $32.8 million, respectively, representing 39.2% and 19.6% of consolidated net sales and segment operating profit, respectively.

The Separation From Alberto-Culver

        Our business historically constituted two operating segments within the consolidated financial statements of Alberto-Culver. On November 16, 2006, our business separated from Alberto-Culver, pursuant to an investment agreement, dated as of June 19, 2006, as amended, among Sally Beauty, Alberto-Culver, Investor and others, which we refer to as the "investment agreement." As a result of the Separation Transactions, (i) Sally Beauty owns and operates, through our company, the Sally Beauty Supply and BSG distribution businesses that were owned by Alberto-Culver prior to the Separation Transactions, (ii) the stockholders of Alberto-Culver prior to the Separation Transactions became the beneficial owners of approximately 52% of the outstanding common stock of Sally Beauty on an undiluted basis, and the CDR Investors, who in the aggregate invested $575.0 million in Sally Beauty, received an equity interest representing approximately 48% of the outstanding common stock of Sally Beauty on an undiluted basis, and (iii) Alberto-Culver continues to own and operate its consumer products business.

        Also on November 16, 2006, in connection with the Separation Transactions, we incurred approximately $1,850.0 million of indebtedness, including (i) $1,070.0 million by drawing on our senior term facility, which consists of a $150.0 million term loan A and a $920.0 million term loan B, (ii) $70.0 million by drawing on our senior asset-backed lending facility, or our senior ABL facility, and (iii) $710.0 million from the issuance of $430.0 million of Old Senior Notes and $280.0 million of Old Senior Subordinated Notes. Sally Capital is co-issuer of the Old Notes.

        Sally Beauty used approximately $2,342.0 million, a substantial portion of the proceeds of the investment by the CDR Investors and the new debt we incurred as described above, to pay a $25.00 per share special cash dividend to holders of record of Sally Beauty common stock (other than the CDR Investors) who were Alberto-Culver shareholders as of the record date for the Separation Transactions.

        Following the completion of the Separation Transactions, all of the interests of Sally Holdings are beneficially owned by Investment Holdings and all of the interests of Investment Holdings are beneficially owned by Sally Beauty.

Additional Information

        Sally Holdings is a Delaware limited liability company. Sally Capital, a Delaware corporation, is a wholly-owned subsidiary of Sally Holdings and does not have any assets or operations of any kind.

        Our principal executive offices are located at 3001 Colorado Boulevard, Denton, Texas 76210 and our telephone number there is (940) 898-7500. Sally Beauty's website address is www.sallybeautyholdings.com. The information on Sally Beauty's website is not deemed part of this prospectus.

Summary of the Terms of the Exchange Offers

        On November 16, 2006, we completed an offering of (i) $430,000,000 aggregate principal amount of the Old Senior Notes and (ii) $280,000,000 aggregate principal amount of the Old Senior Subordinated Notes. The offering of the Old Notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act.

Securities Offered	Up to $430,000,000 aggregate principal amount of our 9.25% Senior Notes due 2014, which have been registered under the Securities Act.
Up to $280,000,000 aggregate principal amount of our 10.5% Senior Subordinated Notes due 2016, which have been registered under the Securities Act.
The terms of the New Notes offered in the exchange offers are identical in all material respects to those of the Old Notes, except that the New Notes will:
• be registered under the Securities Act and therefore will not be subject to restrictions on transfer;
• not be subject to provisions relating to additional interest;
• bear a different CUSIP or ISIN number from the Old Notes;
• not entitle their holders to registration rights; and
• be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.
The Exchange Offers	You may exchange Old Senior Notes for New Senior Notes and Old Senior Subordinated Notes for New Senior Subordinated Notes, respectively.

Subject to the satisfaction or waiver of specified conditions, we will exchange the New Notes for all Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer. We will cause the applicable exchange to be effected promptly after the expiration of the applicable exchange offer.
Resale of the New Notes
We believe the New Notes that will be issued in the exchange offers may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offers" for further information regarding the exchange offers and resale of the New Notes.

Registration Rights Agreements
We have undertaken these exchange offers pursuant to the terms of the registration rights agreements entered into with the initial purchasers of the Old Notes. We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective within 360 days after the date of issuance of the Old Notes. We have further agreed to commence the exchange offers promptly after the registration statement becomes effective and to hold the offers open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days. See "The Exchange Offers" and "Description of Notes—Registration Covenant; Exchange Offers."
Consequences of Failure to Exchange the Old Notes	You will continue to hold the Old Notes that remain subject to their existing transfer restrictions if you:
• do not tender your Old Notes; or
• tender your Old Notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the Old Notes after we consummate the exchange offers. See "The Exchange Offers—Terms of the Exchange Offers" and "Risk Factors—The Old Notes are subject to restrictions on transfer and may be less attractive to potential investors than the New Notes."
Upon completion of the exchange offers, there may be no market for the Old Notes that remain outstanding and you may have difficulty selling them.
Expiration Date
The exchange offers will expire at 5:00 p.m., New York City time, on , 2007, or the "expiration date," unless we extend either or both of them, in which case expiration date means the latest date and time to which the applicable exchange offer has been extended.
Interest on the New Notes	The New Notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes of such series.

Conditions to the Exchange Offers
Each exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend an exchange offer if we determine in our reasonable judgment that such exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes if:
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant Notes under the Trust Indenture Act of 1939.

See "The Exchange Offers—Conditions." We reserve the right to terminate or amend either or both of the exchange offers at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.
Procedures for Tendering Old Notes
If you wish to participate in either of the exchange offers, you must submit required documentation and effect a tender of Old Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal or electronic acceptance instruction. See "The Exchange Offers—Procedures for Tendering Old Notes," "—Book-Entry Transfer" and "—Guaranteed Delivery Procedures."
Guaranteed Delivery Procedures
If you wish to tender your Old Notes, but cannot properly do so prior to the applicable expiration date, you may tender your Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offers—Guaranteed Delivery Procedures."
Withdrawal Rights
Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the relevant exchange agent at its address set forth in "The Exchange Offers—Exchange Agent" prior to 5:00 p.m., New York City time, on the applicable expiration date.

Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all Old Notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. The New Notes issued pursuant to the exchange offers will be delivered promptly following the applicable expiration date. We may reject any and all Old Notes that we determine have not been properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in the tender of the Old Notes. See "The Exchange Offers—Procedures for Tendering Old Notes," "—Book-Entry Transfer," and "—Guaranteed Delivery Procedures." Subject to some limited exceptions, we will have no obligation to register the Old Notes after we consummate the exchange offers. See "Description of Notes—Registration Covenant; Exchange Offers."
Material U.S. Federal Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."
Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent.

Summary of the Terms of the New Notes

        The terms of each series of New Notes offered in the exchange offers are identical in all material respects to the terms of the respective series of Old Notes, except that the New Notes:

  •
  will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest;

  •
  will bear a different CUSIP or ISIN number from the Old Notes;

  •
  will not entitle their holders to registration rights; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains more detailed descriptions of the terms and conditions of the New Notes.

Issuers	Sally Holdings LLC; Sally Capital Inc.
Maturity Date	The Senior Notes will mature on November 15, 2014. The Senior Subordinated Notes will mature on November 15, 2016.
Interest Payment Dates	May 15 and November 15, commencing on November 15, 2007. Interest has been accruing on the Notes since November 16, 2006.
Ranking	The Old Senior Notes are and the New Senior Notes will be our general unsecured obligations and rank:
• equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;
• senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes; and
•
effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of our subsidiaries (other than subsidiaries that become subsidiary guarantors).

The Old Senior Notes are and the New Senior Notes will be guaranteed, on a senior basis, by each domestic subsidiary of Sally Holdings that guarantees all or a portion of its indebtedness under the senior credit facilities. These guarantees are subject to termination under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The Senior Note guarantee of each guarantor is an unsecured senior obligation of that guarantor and ranks:
•
equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to its senior note guarantee;
•	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to its senior note guarantee; and
•	effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.
The Old Senior Subordinated Notes are and the New Senior Subordinated Notes will be our unsecured senior subordinated obligations and rank:
•	equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;
•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and
•
subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations (including our obligations under the Senior Notes and our senior credit facilities) and effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of our subsidiaries (other than subsidiaries that become subsidiary guarantors).

The Old Senior Subordinated Notes and the New Senior Subordinated Notes will be guaranteed, on a senior subordinated basis, by each domestic subsidiary of Sally Holdings that guarantees all or a portion of its indebtedness under our senior credit facilities. These guarantees will be subject to termination under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The Senior Subordinated Note guarantee of each guarantor will be an unsecured senior subordinated obligation of that guarantor and ranks:
• equal in right of payment to all existing and future unsecured senior subordinated indebtedness and other obligations of that guarantor;
•
senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to its senior subordinated note guarantee; and
•
subordinated in right of payment to all existing and future senior indebtedness and other senior obligations of that guarantor (including its guarantees of the Senior Notes and the senior credit facilities), and effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of March 31, 2007, we had debt including capital lease obligations on our consolidated balance sheet of approximately $1,830.6 million. Of this debt, approximately $1,120.6 million was secured and structurally senior to the Senior Notes and the Senior Subordinated Notes. In addition, we had approximately $430.0 million of debt on our consolidated balance sheet (the Senior Notes) that was senior to the Senior Subordinated Notes. We may incur additional debt, including secured debt, under the senior credit facilities and otherwise. See "Capitalization" and "Description of Other Indebtedness."
Mandatory Sinking Fund	None.
Optional Redemption
We may redeem the Senior Notes and/or the Senior Subordinated Notes, in whole or in part, at our option, at any time (1) before November 15, 2010 and November 15, 2011, respectively, at a redemption price equal to 100% of the principal amount plus the applicable make-whole premium described under "Description of Notes—Optional Redemption" and (2) on or after November 15, 2010 and November 15, 2011, respectively, at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or before November 15, 2009, we may on one or more occasions, at our option, apply funds equal to the proceeds from one or more equity offerings to redeem up to 35% of the Senior Notes or the Senior Subordinated Notes at the redemption prices listed under "Description of Notes—Optional Redemption."
Change of Control
If we experience a change of control, as described under "Description of Notes—Change of Control," we must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
Certain Covenants
Separate indentures govern the terms of each of the Senior Notes and the Senior Subordinated Notes. The indentures governing the Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens (which, in the case of the Senior Subordinated Notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into certain transactions with our affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain Covenants" and "Description of Notes—Merger and Consolidation."

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 20 in evaluating the exchange offers and making an investment in the New Notes.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables set forth summary historical and unaudited pro forma consolidated financial and operating information for our business. This information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information," and our consolidated financial statements and related notes as of September 30, 2005 and 2006 and March 31, 2007 and for each of the fiscal years in the three fiscal year period ended September 30, 2006 and for the six months ended March 31, 2006 and 2007. The results of operations information for the fiscal years ended September 30, 2004, 2005 and 2006 is derived from the audited consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial information of our business for the fiscal years ended September 30, 2004, 2005 and 2006 and for the six months ended March 31, 2006 has been derived from the financial statements and accounting records of Alberto-Culver and reflects assumptions and allocations made by Alberto-Culver. Our historical consolidated financial information would have been different had our business been operated independently. Our historical consolidated financial information may not be a reliable indicator of future results of operations of our business. The unaudited pro forma financial information presented in the table is derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

	Fiscal Year Ended September 30,
	2004		2005		2006
	(dollars in thousands)
Results of operations information:
Net sales	$2,097,667		$2,254,307		$2,373,100
Cost of products sold and distribution expenses	1,146,814		1,227,307		1,286,329

Gross profit	950,853		1,027,000		1,086,771
Selling, general and administrative expenses	711,208		789,447		822,695
Operating earnings:
Corporate charges from Alberto-Culver	42,990		40,921		42,400
Non-cash charge	27,036	(a)	4,051	(b)	—
Transaction expenses	—		—		41,475

Total operating earnings	169,619		192,581		180,201
Interest expense, net of interest income	2,250		2,966		92

Earnings before provision for income taxes	167,369		189,615		180,109
Provision for income taxes	62,059	(a)	73,154	(b)	69,916 (c)

Net earnings	$105,310	(a)	$116,461	(b)	$110,193 (c)

Operating data:
Number of retail stores (end of period):
Sally Beauty Supply	2,355		2,419		2,511
Beauty Systems Group	692		822		828

Total	3,047		3,241		3,339
Professional distributor sales consultants (end of period)	1,167		1,244		1,192
Comparable store sales growth(d):
Sally Beauty Supply	3.8%		2.4%		2.4%
Beauty Systems Group	8.5%		(0.6)%		4.1%
Consolidated	4.6%		1.8%		2.8%

Other financial information:
Rent	$107,918		$123,057		$133,475
Capital expenditures	51,963		52,236		30,342
Ratio of earnings to fixed charges	6.0	x	5.9	x	5.6	x
Pro forma interest expense, net of interest income					$163,959
As of September 30, 2006
(dollars in thousands)
Consolidated Balance Sheet data (end of period):
Cash and cash equivalents	$107,571
Working capital	479,107
Total assets	1,338,841
Long-term debt, including current maturities and capital leases	621
Total stockholder's equity	1,005,967

(a)
Fiscal year 2004 includes a non-cash charge related to Alberto-Culver's conversion to one class of common stock which reduced earnings before provision for income taxes by $27.0 million, provision for income taxes by $9.4 million and net earnings by $17.6 million.

(b)
Fiscal year 2005 includes a non-cash charge related to Alberto-Culver's conversion to one class of common stock. For fiscal year 2005, this non-cash charge reduced earnings before provision for income taxes by $4.1 million, provision for income taxes by $1.5 million and net earnings by $2.6 million.

(c)
Effective October 1, 2005, we adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, which we refer to as "SFAS No. 123 (R)," using the modified prospective method. Under this method, compensation expense is recognized for new stock option grants beginning in fiscal year 2006 and for the unvested portion of outstanding stock options that were granted prior to the adoption of SFAS No. 123 (R). As a result, we recorded stock option expense for the fiscal year 2006 that reduced earnings before provision for income taxes by $5.2 million, provision for income taxes by $1.8 million and net earnings by $3.4 million. In accordance with the modified prospective method under SFAS No. 123 (R), our financial statements for prior periods have not been restated. Fiscal year 2006 also includes transaction expenses, which reduced earnings before provision for income taxes by $41.5 million, provision for income taxes by $14.3 million and net earnings by $27.2 million. In total, these two items reduced earnings before provision for income taxes by $46.7 million, provision for income taxes by $16.1 million and net earnings by $30.6 million.

(d)
Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

	Six Months Ended March 31,
	2006		2007
	(dollars in thousands)
Results of operations information:
Net sales	$1,167,456		$1,239,155
Cost of products sold and distribution expenses	630,629		671,645

Gross profit	536,827		567,510
Selling, general and administrative expenses	411,543		442,211
Sales-based service fee charged by Alberto-Culver	14,417		3,779
Transaction expenses	4,743		21,484

Total operating earnings	106,124		100,036
Interest expense, net of interest income	492		62,050

Earnings before provision for income taxes	105,632		37,986
Provision for income taxes	40,653		22,028

Net earnings	$64,979		$15,958

Operating data:
Number of retail stores (end of period):
Sally Beauty Supply	2,465		2,642
Beauty Systems Group	825		847

Total	3,290		3,489
Professional distributor sales consultants (end of period)	1,181		1,036
Comparable store sales growth(d):
Sally Beauty Supply	2.8%		2.5%
Beauty Systems Group	1.4%		10.6%
Consolidated	2.5%		4.4%
Other financial information:
Rent	$65,153		$70,917
Capital expenditures	14,230		18,822
Ratio of earnings to fixed charges	6.5	x	1.5	x
Pro forma interest expense, net of interest income			$81,628
As of March 31, 2007
(dollars in thousands)
Consolidated Balance Sheet data (end of period):
Cash and cash equivalents	$33,977
Working capital	366,273
Total assets	1,359,314
Long-term debt, including current maturities and capital leases	1,830,578
Total member's deficit	(825,892)

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information included in this prospectus in evaluating the exchange offers and making an investment in the New Notes. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the Notes.

Risks Relating to the Notes and Our Substantial Indebtedness

  We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, our ability to obtain financing in the future and our ability to react to changes in our business and make payments on the Notes.

        In connection with the Separation Transactions, together with certain of our subsidiaries, we incurred approximately $1,850.0 million in debt. As of March 31, 2007, we had an aggregate principal amount of approximately $1,830.6 million, including capital lease obligations, of outstanding debt, and a total debt to equity ratio of -2.21:1.00.

        Our substantial debt could have important consequences to holders of the Notes. For example, it could:

  •
  make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, or general corporate purposes and impair our ability to satisfy our obligations with respect to the Notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flows to fund working capital, capital expenditures and other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest, including borrowings under our senior credit facilities;

  •
  place us at a competitive disadvantage compared to our competitors with proportionately less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

  •
  limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase; and

  •
  limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

        Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

  Despite our current indebtedness levels, we and our subsidiaries may incur substantially more debt, including secured debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not fully prohibit us or our subsidiaries from doing so. As of March 31, 2007, our senior credit facilities provided us commitments for additional borrowings of up to approximately $342.0 million under our senior ABL facility, subject to borrowing base limitations. All of those borrowings and any other secured indebtedness permitted under the agreements governing our senior credit facilities and indentures are effectively senior to the Senior Notes to the extent of the value of the assets securing such indebtedness, and are contractually senior to the Senior Subordinated Notes. If new debt is added to our current debt levels, the related risks that we now face would increase and we may not be able to meet all our debt obligations. In addition, the agreements governing our senior credit facilities as well as the indentures governing our Senior Notes and Senior Subordinated Notes do not prevent us from incurring obligations that do not constitute indebtedness.

  The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the Notes.

        Our senior term facility contains covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness (including guarantees of additional indebtedness);

  •
  pay dividends, repurchase stock or make other distributions;

  •
  make voluntary prepayments on the Notes or make amendments to the terms thereof;

  •
  prepay certain other debt or amend specific debt agreements;

  •
  create liens on assets;

  •
  make investments (including joint ventures);

  •
  engage in mergers, consolidations or sales of all or substantially all of our assets;

  •
  engage in certain transactions with affiliates; and

  •
  permit restrictions on our subsidiaries' ability to pay dividends.

        Our senior ABL facility contains covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  change our line of business;

  •
  engage in certain mergers, consolidations and transfers of all or substantially all of our assets;

  •
  make certain dividends, stock repurchases and other distributions;

  •
  make acquisitions of all of the business or assets of, or stock representing beneficial ownership of, any person;

  •
  dispose of certain assets;

  •
  make voluntary prepayments on the Notes or make amendments to the terms thereof;

  •
  prepay certain other debt or amend specific debt agreements;

  •
  change our fiscal year or the fiscal year of our direct parent; and

  •
  create or incur negative pledges.

        Our senior term facility contains a requirement that we not exceed a maximum ratio of net senior secured debt to consolidated EBITDA (as those terms are defined in the agreement governing our senior term facility). In addition, if we fail to maintain a specified minimum level of borrowing capacity under our senior ABL facility, we will then be obligated to maintain a specified fixed-charge coverage ratio. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indentures governing the Notes, also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  dispose of assets;

  •
  incur additional indebtedness (including guarantees of additional indebtedness);

  •
  pay dividends, repurchase stock or make other distributions;

  •
  prepay subordinated debt;

  •
  create liens on assets (which, in the case of the Senior Subordinated Notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);

  •
  make investments (including joint ventures);

  •
  engage in mergers, consolidations or sales of all or substantially all of our assets;

  •
  engage in certain transactions with affiliates; and

  •
  permit our subsidiaries' ability to pay dividends.

        The restrictions in the indentures governing our Notes and the terms of our senior credit facilities may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

        Our ability to comply with the covenants and restrictions contained in our senior credit facilities and the indentures for the Notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either our senior credit facilities or the indentures that would permit the applicable lenders or Note holders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior credit facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under our senior credit facilities and may not be able to repay the amounts due under our senior credit facilities and the Notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

  Our ability to generate the significant amount of cash needed to pay interest and principal on the Notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control, described under "—Risks Relating to Our Business" below.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        Our senior ABL facility will mature in 2011. Our senior term facility consists of a term loan A maturing in 2012 and a term loan B maturing in 2013. As a result, we may be required to refinance any outstanding amounts under our senior credit facilities prior to the maturity dates of the Notes. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior credit facilities and the indentures governing the Notes restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

  You should not expect Sally Capital to participate in making payments on the Notes.

        Sally Capital is our wholly-owned subsidiary which acts as a co-issuer solely to facilitate the issuance of the Notes. Sally Capital does not have any operations or assets of any kind and did not receive any proceeds from the issuance of the Old Notes. You should not expect Sally Capital to participate in servicing any of our obligations on the Notes.

  The Notes are unsecured and structurally subordinated to the rights of our and the guarantors' existing and future secured creditors.

        The indentures governing the Notes permit us to incur a significant amount of secured indebtedness, including indebtedness under our senior credit facilities. Indebtedness under our senior credit facilities is secured by a lien on substantially all of our assets, including pledges of all or a portion of our interests in the capital stock, or interests if applicable, of certain of our subsidiaries. The Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, the Notes are effectively subordinated to all such secured indebtedness. If an event of default occurs under our senior credit facilities, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the Notes, even if we are in default under the indentures governing the Notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our senior credit facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the Notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of the Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged interests in any subsidiary guarantor under the indentures governing the Notes, then that guarantor will be released from its guarantee of the Notes automatically and immediately upon the sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes may receive less, ratably, than holders of secured indebtedness.

  The Notes are effectively subordinated to the debt of our non-guarantor subsidiaries.

        The Notes are not guaranteed by any of our non-U.S. subsidiaries or certain other subsidiaries. Payments on the Notes are only required to be made by us and the subsidiary guarantors. Accordingly, claims of holders of the Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the Notes. Our non-U.S. subsidiaries, none of which are guarantors, generated 13% and 10.5% of our total revenues and operating earnings, respectively, for the year ended September 30, 2006 and had $86.0 million of liabilities as of March 31, 2007. The non-guarantor subsidiaries are permitted to incur additional debt in the future under the indentures governing the Notes. See "Description of Notes."

  Your right to receive payments on the Senior Subordinated Notes is subordinate to our senior indebtedness, including the Senior Notes and borrowings under our senior credit facilities.

        The Senior Subordinated Notes rank subordinate in right of payment to all of our existing and future senior debt, including the Senior Notes and all borrowings under our senior credit facilities (including our guarantees of borrowings of our subsidiaries under our senior ABL facility). As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness and related guarantee obligations, including the Senior Notes, will be entitled to be paid in full in cash or cash equivalents before any payment may be made with respect to the Senior Subordinated Notes.

        All payments on the Senior Subordinated Notes and the guarantees of the Senior Subordinated Notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. As a result of the foregoing, in the event of our bankruptcy, insolvency, liquidation or reorganization, holders of the Senior Subordinated Notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. Because the indenture governing the Senior Subordinated Notes requires that amounts otherwise payable to holders of the Senior Subordinated Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Senior Subordinated Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of Senior Subordinated Notes may receive less, ratably, than the holders of our senior debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. See "Description of Notes."

        As of March 31, 2007, the Senior Subordinated Notes were subordinated to approximately $1,550.6 million of senior indebtedness. We also had commitments for additional borrowings under our senior ABL facility of $342.0 million, all of which would be secured. See "Capitalization."

  If the lenders under our senior credit facilities release the guarantors under the credit agreements, those guarantors will be released from their guarantees of the Notes.

        The lenders under our senior credit facilities have the discretion to release the guarantees under the credit agreements. If a guarantor is no longer a guarantor of obligations under our senior credit facilities or any other successor credit facility that may be then outstanding, then the guarantee of the Notes by such guarantor will be released automatically without action by, or consent of, any holder of the Notes or the trustee under the indentures governing the Notes. See "Description of Notes—Subsidiary Guarantees." You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of Note holders.

  We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the Notes.

        If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control will constitute a default under our senior credit facilities. In addition, our senior credit facilities may limit or prohibit the purchase of the Notes by us in the event of a change of control, unless and until such time as the indebtedness under our senior credit facilities is repaid in full. As a result, following a change of control event, we may not be able to repurchase Notes unless we first repay all indebtedness outstanding under our senior credit facilities and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the Notes after a change of control in accordance with the terms of the indentures would constitute an event of default under the indentures, which in turn would result in a default under our senior credit facilities.

        Our inability to repay the indebtedness under our senior credit facilities would also constitute an event of default under the indentures for the Notes, which could have materially adverse consequences to us and to the holders of the Notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our senior credit facilities and the Notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

  An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including under our senior credit facilities, bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

  A decrease in interest rates would increase our interest expense (due to our interest rates) and could reduce our profitability.

        We have entered into two interest rate swap agreements with a notional amount of $150.0 million and $350.0 million. These interest rate swap agreements relate to $500.0 million of the $1,070.0 million term loans A and B under our senior term facility due in 2012 and 2013, respectively, to manage our risk associated with changing interest rates. We utilize interest rate swaps to manage our financial risk associated with changing interest rates and account for them under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivatives be marked to market (fair value). Our current interest rate swap agreements do not qualify as hedges and therefore, the change in fair value of the interest rate swap agreements, which are adjusted quarterly, are recorded in the results of operations. The impact of the change in fair value of the swap agreements on interest expense was an increase of approximately $0.7 million in the six months ended March 31, 2007. Future changes in the fair value of the interest rate swap agreements will continue to increase or decrease our interest expense and could have the potential to affect our profitability.

  Fraudulent transfer and conveyance statutes may have adverse implications for the holders of the Notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of either issuer, a court were to find that, at the time such issuer or any guarantor, as applicable, issued the Notes or incurred the guarantee:

  •
  such issuer or guarantor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the Notes or incurring the guarantee, as applicable; and

  •
  such issuer or guarantor:

  •
  was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the Notes or the guarantee, as applicable,

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

then the court could avoid (cancel) or subordinate the Notes or the applicable guarantee to presently existing and future indebtedness of such issuer or the subject guarantor, and take other action detrimental to the holders of the Notes including, under certain circumstances, invalidating the Notes or the applicable guarantee.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, either issuer or a guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes or its guarantee, as applicable, either:

  •
  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

        We cannot give you any assurance as to what standards a court would use to determine whether either issuer or a guarantor was solvent at the relevant time, or whether, whatever standard was used, the Notes or the applicable guarantee would not be avoided on another of the grounds described above.

        We believe that at the time the Notes were initially issued by us and the guarantees that were incurred at the time the Notes were issued were incurred by the guarantors, we and each guarantor:

  •
  were:

  •
  neither insolvent nor rendered insolvent thereby,

  •
  in possession of sufficient capital to run our or its businesses effectively, and

  •
  incurring debts within our or its ability to pay as the same mature or become due; and

  •
  had sufficient assets to satisfy any probable money judgment against us or it in any pending action.

        In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.

  There is currently no market for the Notes and an active trading market may not develop for the Notes.

        There is no established trading market for the Notes. We do not intend to apply for listing of the New Notes on any securities exchange or market quotation system. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the New Notes. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

  The Old Notes are subject to restrictions on transfer and may be less attractive to potential investors than the New Notes.

        Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the applicable exchange offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on such Old Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted pursuant to the applicable exchange offer, there may be little or no trading market for untendered and tendered but unaccepted Old Notes. Restrictions on transfer will make the Old Notes less attractive to potential investors than the New Notes.

Risks Relating to Our Business

  We have a very limited history as a stand-alone company and may be unable to make the changes necessary to operate effectively.

        We recently separated from Alberto-Culver and became an indirect subsidiary of Sally Beauty, an independent publicly-traded company. There can be no assurance that the separation from Alberto-Culver and the resulting absence of its general administrative assistance will not have an adverse impact on our business, financial condition and results of operations. Apart from a limited number of services to be provided to us on a transitional basis, Alberto-Culver has no obligation to provide financial, operational or organizational assistance to us or any of our subsidiaries.

  The accounting and other management systems and resources of Sally Beauty, our ultimate parent, may not be adequately prepared to meet the financial reporting and other requirements to which Sally Beauty is subject following the Separation Transactions.

        Our financial results previously were included within the consolidated results of Alberto-Culver, and the reporting and control systems were appropriate for those of subsidiaries of a public company. However, neither we nor any of our subsidiaries was directly subject to reporting and other requirements of the Exchange Act. Sally Beauty, as an independent publicly-traded company, is now directly subject to reporting and other obligations under the Exchange Act. These reporting and other obligations place significant demands on the management and administrative and operational resources, including accounting resources, of Sally Beauty, us and our subsidiaries. As a public company, Sally Beauty incurs significant legal, accounting, and other expenses that it did not incur as a private company while a subsidiary of Alberto-Culver. We will become subject to reporting and other obligations under the Exchange Act as a result of the exchange offers. Under the SEC rules and regulations, our compliance costs have increased and are likely to increase further.

        Sally Beauty, as a public company, is subject to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, which will require Sally Beauty to include in its annual report on Form 10-K its management's report on, and assessment of, the effectiveness of its internal controls over financial reporting. Such a report will first be required with respect to Sally Beauty's annual report for the fiscal year ending September 30, 2007. As a result of the exchange offers, we will also become subject to these same rules such that the management report requirement will first apply to our annual report for the fiscal year ending September 30, 2008. If Sally Beauty or we fail to properly assess and/or achieve and maintain the adequacy of its or our internal controls, as the case may be, there is a risk that Sally Beauty or we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal controls are necessary to help prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of the financial statements of Sally Beauty or our company, which ultimately could harm our business and could negatively impact the market price of the Notes.

        To comply with these requirements, Sally Beauty, we and our subsidiaries are upgrading our systems, including information technology, implementing additional financial and management controls, reporting systems and procedures and have hired additional legal, accounting and finance staff. If additional upgrades to our financial and management controls, reporting systems, information technology and procedures are required under the financial reporting requirements and other rules that apply to reporting companies, now and in the future, our management and resources may need to be devoted to assist in compliance with those requirements.

  Our historical consolidated financial information and our unaudited pro forma condensed consolidated financial information are not representative of our future financial position, results of operations or cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a separate public company during the periods presented.

        Our historical consolidated financial information included in this prospectus is not representative of our future financial position, results of operations or cash flows nor does it reflect what our financial position, results of operations or cash flows would have been as the subsidiary of a public company independent from Alberto-Culver during the periods presented. This is primarily because:

  •
  Our historical consolidated financial information reflects allocation of expenses from Alberto-Culver. Those allocations may be different from the comparable expenses we would have incurred as a separate company.

  •
  Our working capital requirements were historically satisfied as part of Alberto-Culver's corporate-wide cash management policies. In connection with the Separation Transactions, we incurred a large amount of indebtedness and assumed significant debt service costs. As a result, our cost of debt and capitalization are significantly different from that reflected in our historical consolidated financial information for periods prior to the Separation Transactions.

  •
  As a result of the Separation Transactions, there have been significant changes in our cost structure, including the costs of establishing an appropriate accounting and reporting system, debt service obligations and other costs of being a stand-alone company.

        Our unaudited pro forma condensed consolidated financial information included in this prospectus includes adjustments to reflect some of the factors described above. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, our assumptions may not prove to be accurate. Accordingly, our historical consolidated financial information and our unaudited pro forma condensed consolidated financial information are not representative of our future financial position, future results of operations or future cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Information" and our historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

  We may not be able to realize the anticipated benefits of the Separation Transactions on a timely basis or at all.

        The success of the Separation Transactions depends, in part, on our ability to realize the anticipated benefits of the separation. These anticipated benefits include increased brand and product recognition as a result of our increased ability to engage in more aggressive marketing and advertising campaigns following the elimination of difficulties arising from our businesses' competition with the customers and suppliers of Alberto-Culver's consumer products business and the potential for increased operating earnings of our business expected to result from allowing us to focus our attention and resources on our business and customers. We cannot assure you these benefits will occur or that we will be able to achieve growth in the future comparable to our businesses' recent historical sales and earnings growth.

  As a separate entity, we will not enjoy all of the benefits of scale that Alberto-Culver achieved with the combination of the consumer products business and our business.

        Prior to the Separation Transactions, Alberto-Culver benefited from the scope and scale of the consumer products business and our business in certain areas, including, among other things, risk management, employee benefits, regulatory compliance, administrative services and human resources. Our loss of these benefits as a consequence of the Separation Transactions could have an adverse effect on our business, results of operations and financial condition. For example, it is possible that some costs will be greater for us than they were for Alberto-Culver due to the loss of volume discounts and the position of being a large customer to service providers and vendors. In addition, the separation eliminated Alberto-Culver's diversification that resulted from operating the consumer products business of Alberto-Culver alongside our distribution business which tended to mitigate financial and operations volatility. As a result, we may experience increased volatility in terms of cash flow, operating results, working capital and financing requirements.

  We are a holding company, with no operations of our own, and we depend on our subsidiaries for cash.

        We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. However, none of our subsidiaries are obligated to make funds available to us for payment of dividends. Furthermore, we and our subsidiaries may be able to incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.

  The beauty products distribution industry is highly competitive.

        The beauty products distribution industry is highly fragmented and there are few significant barriers to entry into the markets for most of the types of products and services we sell. Sally Beauty Supply competes with other domestic and international beauty product wholesale and retail outlets, including local and regional cash-and-carry beauty supply stores, professional-only beauty supply stores, salons, mass merchandisers, drug stores and supermarkets, as well as sellers on the Internet and salons retailing hair care items. BSG competes with other domestic and international beauty product wholesale and retail suppliers and with manufacturers selling professional beauty products directly to salons and individual salon professionals. The primary competitive factors in the beauty products distribution industry are the price at which we purchase products from manufacturers, quality, perceived value, consumer brand name recognition, packaging and mix of the products we sell; customer service; the efficiency of our distribution network; and the availability of desirable store locations. Competitive conditions may limit our ability to maintain prices or may require us to reduce prices to retain business or market share. Some of our competitors are larger and have greater financial and other resources than we do, and are less leveraged than our business, and may therefore be able to spend more aggressively on advertising and promotional activities and respond more effectively to changing business and economic conditions. In addition, we may lose customers if our competitors that own national chains acquire additional salons that are BSG customers or if professional beauty supply manufacturers align themselves with other beauty product wholesale and retail suppliers who compete with BSG. For example, as we announced in December 2006, our largest supplier, the Professional Products Division of L'Oreal USA S/D, Inc., which we refer to as "L'Oreal," has moved a material amount of revenue out of the BSG nationwide distribution network and into competitive regional distribution networks. More recently, L'Oreal has also announced the acquisition of a distributor competitive with BSG in the southeastern U.S. As a result, L'Oreal is entering into direct competition with BSG and there can be no assurance that there will not be further revenue losses over time at BSG, due to potential losses of additional L'Oreal related products as well as from the increased competition from L'Oreal-affiliated distribution networks. Our failure to continue to compete effectively in our markets could adversely impact our business, financial condition and results of operations.

  We may be unable to anticipate changes in consumer preferences and buying trends or manage our product lines and inventory commensurate with consumer demand.

        Our continued success depends in large part on our ability to anticipate, gauge and react in a timely and effective manner to changes in consumer spending patterns and preferences for beauty products. If we do not anticipate and respond to trends in the market for beauty products and changing consumer demands in a timely manner, our sales may decline significantly and we may be required to mark down certain products to sell the resulting excess inventory at prices which can be significantly lower than the normal retail or wholesale price, which could adversely impact our business, financial condition and results of operations. In addition, we depend on our inventory management and information technology systems in order to replenish inventories and deliver products to store locations in response to customer demands. Any systems-related problems could result in difficulties satisfying the demands of customers which, in turn, could adversely affect our sales and profitability.

        The aging baby-boomer population is expected to drive future growth in professional beauty supply sales through an increase in the usage of hair color and hair-loss products. Additionally, continuously changing fashion-related trends that drive new hair styles are expected to result in continued demand for hair styling products. Changes in consumer tastes and fashion trends can have an impact on our financial performance. If we are unable to anticipate and respond to trends in the market for beauty products and changing consumer demands, our business could suffer.

  We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us.

        We do not manufacture the brand name or private label products we sell, and instead purchase our products from manufacturers and fillers. We depend on a limited number of manufacturers for a significant percentage of the products we sell. Sally Beauty Supply's five largest suppliers provided it with 41.3% and 40.9% of the products Sally Beauty Supply purchased in fiscal years 2005 and 2006, respectively. BSG's five largest suppliers provided it with 59.7% and 59.2% of the products BSG purchased in fiscal years 2005 and 2006, respectively.

        In addition, since we purchase products from many manufacturers and fillers on an at-will basis, under contracts which can generally be terminated without cause upon 90 days notice or less or which expire without express rights of renewal, such manufacturers and fillers could discontinue sales to us at any time or upon the expiration of the distribution period. Some of our contracts with manufacturers may be terminated by such manufacturers if we fail to meet specified minimum purchase requirements. In such cases, we do not have contractual assurances of continued supply, pricing or access to new products and vendors may change the terms upon which they sell. We may not be able to acquire desired merchandise in sufficient quantities or on acceptable terms in the future.

        Changes in Sally Beauty Supply and BSG's relationships with suppliers occur often, and could positively or negatively impact the net sales and operating profits of both business segments. For example, net sales and operating profits of Sally Beauty Supply and BSG were negatively affected in fiscal year 2005 by the decision of certain suppliers of the BSG business to begin selling their products directly to salons in most markets. Subsequently, in fiscal year 2006 one of those suppliers agreed to have BSG once again sell its product lines in BSG stores.

        In addition, some of our suppliers may seek to decrease their reliance on distribution intermediaries, including full service/exclusive and open-line distributors such as BSG and Sally Beauty Supply, by promoting their own distribution channels. If our access to supplier-provided products were to be diminished relative to our competitors, our business could be materially and adversely affected. Also, consolidation among suppliers may increase their negotiating leverage, thereby providing them with competitive advantages over us that may increase our costs and reduce our revenues, adversely affecting our business, financial condition and results of operations.

        On December 19, 2006, we announced that (1) BSG, other than its Armstrong-McCall division, would not retain its rights to distribute the professional products of L'Oreal through its distributor sales consultants (effective January 30, 2007, with exclusivity ending December 31, 2006) or in its stores on an exclusive basis (effective January 1, 2007) in those geographic areas within the U.S. in which BSG had distribution rights, and (2) BSG's Armstrong-McCall division would not retain the rights to distribute Redken professional products through its franchises. In an effort to replace these rights, BSG entered into long-term agreements with L'Oreal under which, as of January 1, 2007, BSG had non-exclusive rights to distribute the same L'Oreal professional products in its stores that it previously had exclusive rights to in its stores and through its sales consultants. Armstrong-McCall retained its exclusive rights to distribute Matrix professional products in its territories.

        Previously, we estimated that the loss of the L'Oreal distribution rights described above would negatively impact our consolidated revenue by approximately $110.0 million for the last nine months of fiscal 2007. Of this projected $110.0 million, it was assumed that the distributor sales consultant channel would lose approximately $20.0 million of ancillary, non-L'Oreal business. However, during February and March of 2007, non-L'Oreal sales exceeded prior year levels in both the impacted distributor sales consultant and store channels. L'Oreal-related revenue in domestic BSG stores (i.e. excluding the Armstrong McCall business and Sally Beauty Supply) during February and March was approximately equal to that of prior year levels. We believe it is too early to determine how much, if any, of the L'Oreal product sales will migrate from the distributor sales consultants to our BSG stores. Therefore, we cannot assure you that the impact of these developments will not adversely impact revenue to a greater degree than we currently expect, or that our efforts to mitigate the impact of these developments will be successful. If the impact of these developments is greater than we expect or our efforts to mitigate the impact of these developments are not successful, this could have a material adverse effect on our business, financial condition or results of operations.

        Manufacturers and fillers of beauty supply products are subject to certain risks that could adversely impact their ability to provide us with their products on a timely basis, including industrial accidents, environmental events, strikes and other labor disputes, union organizing activity, disruptions in logistics or information systems, loss or impairment of key manufacturing sites, product quality control, safety, and licensing requirements and other regulatory issues, as well as natural disasters and other external factors over which neither they nor we have control. In addition, our operating results depend to some extent on the orderly operation of our receiving and distribution process, which depends on manufacturers' adherence to shipping schedules and our effective management of our distribution facilities and capacity.

        If a material interruption of supply occurs, or a significant supplier ceases to supply us or materially decreases its supply to us, we may not be able to acquire products with similar quality and consumer brand name recognition as the products we currently sell, or acquire such products in sufficient quantities to meet our customers' demands or on favorable terms to our business, any of which could adversely impact our business, financial condition and results of operations.

        We do not control the production process for the brand name and private label products we sell. In many cases, we rely on representations of manufacturers and fillers about the products we purchase for resale regarding whether such products have been manufactured in accordance with applicable governmental regulations. We may not be able to identify a defect in a product we purchase from a manufacturer or filler before we offer such product for resale, which could result in fines or other actions by government regulators, product liability claims, product recalls, harm to our credibility, impairment of customer relationships or a decrease in the market acceptance of brand names, any of which could adversely affect our business, financial condition and results of operations.

  If products sold by us are found to be defective in labeling or content, our credibility and that of the brands we sell may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our products liability insurance coverage and manufacturer indemnities.

        Our sale of certain products exposes us to potential product liability claims, recalls or other regulatory or enforcement actions initiated by federal, state or foreign regulatory authorities or through private causes of action. Such claims, recalls or actions could be based on allegations that, among other things, the products sold by us are misbranded, contain contaminants, provide inadequate instructions regarding their use or misuse, or include inadequate warnings concerning flammability or interactions with other substances. Claims against us could also arise as a result of the misuse by purchasers of such products or as a result of their use in a manner different than the intended use. We may be required to pay for losses or injuries actually or allegedly caused by the products we sell and to recall any product we sell that is alleged to be or is found to be defective.

        Any actual defects or allegations of defects in products sold by us could result in adverse publicity and harm our credibility, which could adversely affect our business, financial condition and results of operations. Although we may have indemnification rights against the manufacturers of many of the products we distribute and rights as an "additional insured" under the manufacturers' insurance policies, it is not certain that any individual manufacturer or insurer will be financially solvent and capable of making payment to any party suffering loss or injury caused by products sold by us. Further, some types of actions and penalties, including many actions or penalties imposed by governmental agencies and punitive damages awards, may not be remediable through reliance on indemnity agreements or insurance. Furthermore, potential product liability claims may exceed the amount of indemnity or insurance coverage or be excluded under the terms of an indemnity agreement or insurance policy. If we are forced to pay to satisfy such claims, it could have an adverse effect on our business, financial condition and results of operations.

  We could be adversely affected if we do not comply with laws and regulations or if we become subject to additional or more stringent laws and regulations.

        We are subject to a number of U.S. federal, state and local laws and regulations, as well as the laws and regulations applicable in each other market in which we do business. These laws and regulations govern the composition, packaging, labeling and safety of the products we sell and the methods we use to sell the products. Non-compliance with applicable laws and regulations of governmental authorities, including the Food and Drug Administration and similar authorities in other jurisdictions, by us or the manufacturers of the products sold by us could result in fines, product recalls and enforcement actions or otherwise restrict our ability to market certain products, which could adversely affect our business, financial condition and results of operations. The laws and regulations applicable to us or manufacturers of the products sold by us may become more stringent. Continued legal compliance could require the review and possible reformulation or relabeling of certain products, as well as the possible removal of some products from the market altogether. Legal compliance could also lead to considerably higher internal regulatory costs. Manufacturers may try to recover some or all of any increased costs of compliance by increasing the prices at which we purchase products and we may not be able to recover some or all of such increased cost in our own prices to our customers. We are also subject to state and local laws that affect our franchisor-franchisee relationships. Increased compliance costs and the loss of sales of certain products due to more stringent or new laws and regulations could adversely affect our business, financial condition and results of operations.

        Laws and regulations impact our business in many areas that have no direct relation to the products we sell. For example, as a reporting company following the exchange offers, we will be subject to a number of laws and regulations related to the issuance and sale of our securities. Another area of intense regulation is that of the relationships we have with our employees, including compliance with many different wage/hour and nondiscrimination related regulatory schemes. Violation of any of the laws or regulations governing our business and the assertion of individual or class-wide claims could have an adverse effect on our business, financial condition and results of operations.

  Product diversion could have an adverse impact on our revenues.

        The majority of the products that BSG sells are meant to be used exclusively by salons and individual salon professionals or are meant to be sold exclusively by the purchasers, such as salons, to their retail consumers. However, despite BSG's efforts to prevent diversion, incidents of product diversion occur, whereby BSG products are sold by these purchasers (and possibly by other bulk purchasers such as franchisees) to middlemen and general merchandise retailers. The retailers, in turn, sell such products to consumers. The diverted product may be old, tainted or damaged and sold through unapproved outlets, all of which could diminish the value of the brand. Diversion could result in lower net sales for BSG should consumers choose to purchase diverted products from retailers rather than purchasing from BSG customers, or choose other products altogether because of the perceived loss of brand prestige.

        Product diversion is generally prohibited under BSG supplier contracts and we may be under a contractual obligation to stop selling to salons, salon professionals and other bulk purchasers who engage in product diversion. Our investigation and enforcement of anti-diversion policies may result in reduced sales to our customer base, thereby decreasing our revenues. In addition, if we fail to stop diversion as required, our supplier contracts could be adversely affected or even terminated.

  BSG's financial results are affected by the financial results of BSG's franchised-based business (Armstrong McCall).

        BSG receives revenue in the form of products purchased by Armstrong McCall franchisees. Accordingly, a portion of BSG's financial results is to an extent dependent upon the operational and financial success of these franchisees, including their implementation of BSG's strategic plans. If sales trends or economic conditions worsen for Armstrong McCall's franchisees, their financial results may worsen. When Armstrong McCall divests company-owned stores, Armstrong McCall is often required to remain responsible for lease payments for these stores to the extent that the relevant franchisees default on their leases. Additionally, if Armstrong McCall franchisees fail to renew their franchise agreements, or if Armstrong McCall fails to meet its obligations under its franchise agreements or vendor distribution agreements or is required to restructure its franchise agreements in connection with such renewal, it could result in decreased revenues for BSG.

  We may not be able to successfully identify acquisition candidates or successfully complete desirable acquisitions.

        In the past several years, we have completed several significant acquisitions, the majority of which were for the BSG business. We intend to continue to pursue additional acquisitions in the future. Our business has in the past actively reviewed acquisition prospects that would complement its existing lines of business, increase the size and geographic scope of its operations or otherwise offer growth and operating efficiency opportunities. There can be no assurance that we will be able to identify suitable acquisition candidates.

        If suitable candidates are identified, sufficient funds may not be available to make such acquisitions. We compete against many other companies, some of which are larger and have greater financial and other resources than we do. Increased competition for acquisition candidates could result in fewer acquisition opportunities and higher acquisition prices. In addition, the amount of equity that Sally Beauty can issue to make acquisitions or raise additional capital will be severely limited for at least two years following the Separation Transactions, which will make equity generally unavailable to fund acquisitions. Also, because we are highly leveraged and the agreements governing our indebtedness contain limits on our ability to incur additional debt, we may be unable to finance acquisitions that would increase our growth or improve our financial and competitive position. To the extent that debt financing is available to finance acquisitions, our net indebtedness could be increased as a result of any acquisitions.

  If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business or have an adverse effect on our results of operations.

        Any acquisitions that we do make may be difficult to integrate profitably into our business and may entail numerous risks, including:

  •
  difficulties in assimilating acquired operations, stores or products, including the loss of key employees from acquired businesses;

  •
  difficulties and costs associated with integrating and evaluating the internal control systems of acquired businesses;

  •
  expenses associated with the amortization of identifiable intangible assets;

  •
  diversion of management's attention from our core business;

  •
  complying with foreign regulatory requirements, including multi-jurisdictional competition rules;

  •
  enforcement of intellectual property rights in some foreign countries;

  •
  adverse effects on existing business relationships with suppliers and customers, including the potential loss of suppliers of the acquired businesses;

  •
  operating inefficiencies and negative impact on profitability;

  •
  entering markets in which we have limited or no prior experience; and

  •
  those related to general economic and political conditions, including legal and other barriers to cross-border investment in general, or by United States companies in particular.

        In addition, during the acquisition process, we may fail or be unable to discover some of the liabilities of businesses that we acquire. These liabilities may result from a prior owner's noncompliance with applicable laws and regulations. Acquired businesses may also not perform as we expect or we may not be able to obtain financial improvements in acquired businesses that we may expect.

  If we are unable to profitably open and operate new stores, our business, financial condition and results of operations may be adversely affected.

        Our future growth depends in part on our ability to open and profitably operate new stores in existing and additional geographic markets. The capital requirements to open a Sally Beauty Supply or BSG store, excluding inventory, average approximately $66,000 and $68,000, respectively. However, we may not be able to open all of the new stores we plan to open and any new stores we open may not be profitable, either of which could have a material adverse impact on our financial condition or results of operations. There are several factors that could affect our ability to open and profitably operate new stores, including:

  •
  the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

  •
  proximity to existing stores that may reduce new stores' sales;

  •
  difficulties in adapting our distribution and other operational and management systems to an expanded network of stores;

  •
  the potential inability to obtain adequate financing to fund expansion because of our high leverage and limitations on Sally Beauty's ability to issue equity for at least two years following the Separation Transactions, among other things;

  •
  difficulties in obtaining any needed governmental and third-party consents, permits and licenses needed to operate additional stores; and

  •
  potential limitations on capital expenditures which may be included in financing documents that we enter into.

  If we are unable to protect our intellectual property rights, specifically our trademarks, our ability to compete could be negatively impacted.

        The success of our business depends to a certain extent upon the value associated with our intellectual property rights. We own certain trademark and brand name rights used in connection with our business including, but not limited to, "Sally," "Sally Beauty," "Sally Beauty Supply," "Sally ProCard," "BSG," "CosmoProf," "Armstrong McCall," "ion," "Salon Services" and "Beauty Club." We protect our intellectual property rights through a variety of methods, including trademarks which are registered or legally protected in the United States, Canada and other countries throughout the world in which our business operates. We also rely on trade secret laws, in addition to confidentiality agreements with vendors, employees, consultants, and others who have access to our proprietary information. While we intend to vigorously protect our trademarks against infringement, we may not be successful in doing so. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our intellectual property rights and trademarks are expected to continue to be substantial.

  Our ability to conduct business in international markets may be affected by legal, regulatory, and economic risks.

        Our ability to capitalize on growth in new international markets and to grow or maintain our current level of operations in our existing international markets is subject to risks associated with our international operations. These risks include: unexpected changes in regulatory requirements; trade barriers to some international markets; economic fluctuations in specific markets; potential difficulties in enforcing contracts, protecting assets, including intellectual property, and collecting receivables in certain foreign jurisdictions; and difficulties and costs of staffing, managing and accounting for foreign operations.

  We may be adversely affected by any disruption in our information technology systems.

        Our operations are dependent upon our information technology systems, which encompass all of our major business functions. We rely upon such information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, to coordinate our sales activities across all of our products and services and to coordinate our administrative activities. A substantial disruption in our information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages or delays in our service) could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins and similar disruptions affecting the global internet. There can be no assurance that such delays, problems, or costs will not have a material adverse effect on our financial condition, results of operations and cash flows.

  The occurrence of one or more natural disasters or acts of terrorism could adversely affect our operations and financial performance.

        The occurrence of one or more natural disasters or acts of terrorism could result in physical damage to one or more of our properties, the temporary closure of stores or distribution centers, the temporary lack of an adequate work force in a market, the temporary or long term disruption in the supply of products (or a substantial increase in the cost of those products) from some local suppliers, the temporary disruption in the delivery of goods to our distribution centers (or a substantial increase in the cost of those deliveries), the temporary reduction in the availability of products in our stores and/or the temporary reduction in visits to stores by customers.

        If one or more natural disasters or acts of terrorism were to impact our business, we could, among other things, incur significantly higher costs and longer lead times associated with distributing products to stores. Furthermore, insurance costs associated with our business may rise significantly in the event of a large scale natural disaster or act of terrorism.

Risks Relating to the Tax Treatment of the Separation Transactions and Relating To Sally Beauty's Largest Stockholder

  If the share distribution of Alberto-Culver common stock in the Separation Transactions did not constitute a tax-free distribution under Section 355 of the Internal Revenue Code, then we may be responsible for payment of significant U.S. federal income taxes.

        The following discussion describes the risk that the share distribution of Alberto-Culver common stock in the Separation Transactions may have triggered significant tax liabilities for Sally Beauty, our ultimate parent company, possibly resulting in a material adverse effect on us. Since we will have been a member of Sally Beauty's consolidated group of companies for U.S. federal income tax purposes and certain state tax purposes during the taxable year of the share distribution of Alberto-Culver common stock, we (and any other Sally Beauty subsidiaries that were also members of such group) will generally be liable for the income tax liabilities of Sally Beauty's consolidated group of companies for that taxable year. Therefore, if Sally Beauty incurs significant income tax liabilities as a result of the share distribution of Alberto-Culver common stock and is unable to pay these taxes, we could be liable for such taxes to the taxing authorities.

        In connection with the share distribution of Alberto-Culver common stock in the Separation Transactions, Sally Beauty received (i) a private letter ruling from the IRS and (ii) an opinion of Sidley Austin LLP, counsel to Alberto-Culver, in each case, to the effect that the transactions qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code and a distribution eligible for non-recognition under Sections 355(a) and 361(c) of the Internal Revenue Code. The private letter ruling and the opinion of counsel were based, in part, on assumptions and representations as to factual matters made by, among others, Alberto-Culver, Sally Beauty and representatives of the Lavin family stockholders, as requested by the IRS or counsel, which, if incorrect, could jeopardize the conclusions reached by the IRS and counsel. The private letter ruling also did not address certain material legal issues that could affect its conclusions, and reserved the right of the IRS to raise such issues upon a subsequent audit. Opinions of counsel neither bind the IRS nor any court, nor preclude the IRS from adopting a contrary position.

        If the Alberto-Culver share distribution were not to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, Sally Beauty would recognize taxable gain equal to the excess of the fair market value of the Alberto-Culver common stock distributed to its stockholders over Sally Beauty's tax basis in the Alberto-Culver common stock.

        Even if the Alberto-Culver share distribution otherwise qualified as a tax-free distribution under Section 355 of the Internal Revenue Code, it would result in significant U.S. federal income tax liabilities to Sally Beauty if there is an acquisition of its stock or stock of Alberto-Culver as part of a plan or series of related transactions that includes the Alberto-Culver share distribution and that results in an acquisition of 50% or more of Alberto-Culver's or Sally Beauty's outstanding common stock.

        In the event that Sally Beauty recognizes a taxable gain in connection with the Alberto-Culver share distribution (either (i) because the Alberto-Culver share distribution did not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code or (ii) because of an acquisition by CDR Investors of 50% or more of Alberto-Culver or Sally Beauty's outstanding common stock as part of a plan or series of related transactions that includes the Alberto-Culver share distribution), the taxable gain recognized by Sally Beauty would result in significant U.S. federal income tax liabilities to Sally Beauty. Under the Internal Revenue Code, Sally Beauty would be primarily liable for these taxes (for which Alberto-Culver may be required to indemnify Sally Beauty under a tax allocation agreement, and there can be no assurance that Alberto-Culver would be able to fulfill its obligations under the tax allocation agreement if Alberto-Culver was determined to be responsible for these taxes thereunder).

        For purposes of determining whether the distribution of Alberto-Culver common stock to Sally Beauty's stockholders in connection with the Alberto-Culver share distribution is disqualified as tax-free to Sally Beauty under the rules described in the second preceding paragraph, any acquisitions by CDR Investors of Sally Beauty's stock or the stock of Alberto-Culver within two years before or after the Alberto-Culver share distribution are presumed to be part of a plan, although the parties may be able to rebut that presumption. For purposes of this test, the acquisition by CDR Investors, of 48% of Sally Beauty's outstanding common stock on an undiluted basis that occurred in connection with the Separation Transactions will be treated as part of such a plan or series of transactions. Thus, a relatively minor additional change in the ownership of Sally Beauty common stock could trigger a significant tax liability for Sally Beauty under Section 355 of the Internal Revenue Code.

        The process for determining whether a prohibited change in control has occurred under the rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If Alberto-Culver does not carefully monitor its, or Sally Beauty does not carefully monitor its, compliance with these rules, this might inadvertently cause or permit a prohibited change in the ownership of Sally Beauty or of Alberto-Culver to occur, thereby triggering Alberto-Culver's or Sally Beauty's respective obligations to indemnify the other pursuant to the tax allocation agreement, which would have a material adverse effect on Sally Beauty and/or Alberto-Culver. Sally Beauty will be primarily liable for these taxes, and there can be no assurance that Alberto-Culver would be able to fulfill its obligations under the tax allocation agreement if Alberto-Culver was determined to be responsible for these taxes thereunder. In addition, these mutual indemnity obligations could discourage or prevent a third party from making a proposal to acquire Sally Beauty.

  Actions taken by the Lavin family stockholders or by the CDR Investors could adversely affect the tax-free nature of the share distribution of Alberto-Culver common stock in connection with the Separation Transactions.

        Sales and/or acquisitions by the Lavin family stockholders of Sally Beauty common stock or Alberto-Culver common stock may adversely affect the tax-free nature of the share distribution of Alberto-Culver common stock in the Separation Transactions. First, with certain exceptions, sales by the Lavin family stockholders of Sally Beauty common stock or Alberto-Culver common stock at any time after the Separation Transactions might be considered evidence that the share distribution was used principally as a device for the distribution of earnings and profits, particularly if the selling stockholder were found to have an intent to effect such sale at the time of the share distribution. If the IRS successfully asserted that the share distribution was used principally as such a device, the share distribution would not qualify as a tax-free distribution, and thus would be taxable to Sally Beauty. Second, with certain exceptions, if any of the Lavin family stockholders were to sell an amount of Sally Beauty common stock that it received in connection with the Separation Transactions (or to acquire additional shares of our common stock) within the two year period following completion of the Alberto-Culver share distribution, and that amount of stock, if added to the common stock comprising approximately 48% of Sally Beauty outstanding common stock on an undiluted basis that was acquired by CDR Investors were to equal or exceed 50% of our outstanding common stock, as determined under the Internal Revenue Code and applicable Treasury regulations, a deemed acquisition of control of Sally Beauty in connection with the Alberto-Culver share distribution would be presumed. If this presumption were not rebutted, Sally Beauty would be subject to significant U.S. federal income tax liabilities, which, if not reimbursed by Alberto-Culver, would have a material adverse effect on Sally Beauty. Similarly, acquisitions by the CDR Investors or their affiliates of our common stock may cause a deemed acquisition of control of Sally Beauty in connection with the Alberto-Culver share distribution.

  Sally Beauty is affected by significant restrictions on its ability to issue equity securities following completion of the Separation Transactions.

        Because of certain limitations imposed by the Internal Revenue Code and regulations thereunder, the amount of equity that Sally Beauty can issue to make acquisitions or raise additional capital is severely limited and will continue to be so for at least two years following completion of the Separation Transactions. As a result, Sally Beauty may not be able to raise even a small amount of equity capital during that period. These limitations may restrict our ability to carry out our business objectives and to take advantage of opportunities that could be favorable to our business. In addition, because we, together with our subsidiaries, incurred approximately $1.85 billion in debt in connection with those transactions, and the instruments governing our indebtedness contain limits on our ability to incur additional debt, Sally Beauty's inability to raise even a small amount of equity capital at a time when we need additional capital could have a material adverse effect on our ability to service our debt and operate our business.

  The interests of the largest stockholder of Sally Beauty may differ from the interests of holders of the Notes.

        Investor, the largest stockholder of Sally Beauty, owns approximately 48% of the outstanding common stock of Sally Beauty on an undiluted basis. Pursuant to a stockholders agreement entered into by Sally Beauty, Investor, Parallel Fund and the Lavin family stockholders, Investor has designated five of the initial eleven directors of Sally Beauty, and Investor's rights to nominate certain numbers of directors will continue so long as it owns specified percentages of the common stock of Sally Beauty. In addition, the current Chairman of Sally Beauty's board of directors is affiliated with Investor. The interests of Investor may differ from those of the holders of the Notes in material respects. For example, Investor may have an interest in pursuing acquisitions, divestitures, financings, re-financings or other transactions that, in its judgment, could enhance its overall equity portfolio, even though such transactions might involve substantial risks to holders of the Notes. The manager of Investor's ultimate parent is in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers of our customers. Additionally, Investor may determine that the disposition of some or all of its interests in us would be beneficial to it at a time when such disposition could be detrimental to us and/or to the holders of the Notes. Moreover, the ownership by Investor of approximately 48% of Sally Beauty's outstanding common stock may have the effect of discouraging offers to acquire control of Sally Beauty, which may inhibit the ability of Sally Beauty to maximize stockholder value and/or us to maximize the value of the Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would," or comparable terms. Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:

  •
  Sally Beauty's limited history as a stand-alone company;

  •
  the preparedness of our accounting and other management systems to meet financial reporting and other requirements;

  •
  the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows;

  •
  realizing the anticipated benefits of the Separation Transactions;

  •
  our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to the Separation Transactions;

  •
  being a holding company with no operations of our own, and depending on our subsidiaries for cash;

  •
  the highly competitive nature of the beauty products distribution industry;

  •
  anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory;

  •
  our dependence upon manufacturers;

  •
  products sold by us being found to be defective in labeling or content;

  •
  compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

  •
  product diversion;

  •
  successfully identifying acquisition candidates or successfully completing desirable acquisitions;

  •
  integration of businesses acquired in the future;

  •
  opening and operating new stores profitably;

  •
  protecting our intellectual property rights, specifically our trademarks;

  •
  obtaining the consent of third parties under our contracts;

  •
  conducting business in international markets;

  •
  disruption in our information technology systems;

  •
  natural disasters or acts of terrorism;

  •
  our substantial indebtedness;

  •
  the possibility that we may incur substantial additional debt;

  •
  restrictions and limitations in the agreements and instruments governing our debt;

  •
  generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

  •
  changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements;

  •
  the share distribution of Alberto-Culver common stock in the Separation Transactions not constituting a tax-free distribution;

  •
  actions taken by certain large stockholders of Sally Beauty adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock;

  •
  significant restrictions on Sally Beauty's ability to issue equity securities;

  •
  the voting power of Sally Beauty's largest stockholder discouraging third party acquisitions of Sally Beauty at a premium;

  •
  the interests of Sally Beauty's largest stockholder differing from the interests of other holders of Sally Beauty's common stock;

  •
  regulatory competition review of our recent U.K. acquisition, including any required restructuring or divestiture arising from such review; and

  •
  the operational and financial performance of the Armstrong-McCall franchise business.

        Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in "Risk Factors" in this prospectus. You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

TRADEMARKS

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business, including, but not limited to, "Sally," "Sally Beauty," "Sally Beauty Supply," "Sally ProCard," "BSG," "CosmoProf," "Armstrong McCall," "ion," "Salon Services" and "Beauty Club." Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

MARKET AND INDUSTRY DATA

        This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, reports from government agencies, reports by market research firms, and our own estimates based on our management's knowledge of and experience in the markets and businesses in which we operate. We believe these estimates are reasonable as of the date of this prospectus. However, we have not independently verified market and industry data from third-party sources. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, consumption patterns, consumer preferences and the competitive landscape can and do change. While we are not aware of any misstatements regarding any market or industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the markets and industries in which we operate, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

THE EXCHANGE OFFERS

        The following contains a summary of the material provisions of the exchange and registration rights agreements, or the "registration rights agreements." It does not contain all of the information that may be important to an investor in the New Notes. Reference is made to the provisions of the registration rights agreements, which have been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find Additional Information."

Terms of the Exchange Offers

  General

        In connection with the issuance of the Old Notes pursuant to the purchase agreement, dated as of November 10, 2006, as amended, among us, the guarantor parties named therein and the initial purchasers of the Old Notes, the holders of the Old Notes from time to time became entitled to the benefits of the registration rights agreements.

        Under the registration rights agreements, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective under the Securities Act within 360 calendar days following the issue date of the Old Notes. We have also agreed to use our commercially reasonable efforts to keep the exchange offers open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days.

        Upon the terms and subject to the conditions set forth in this prospectus and the relevant letter of transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. We will issue New Notes in exchange for an equal principal amount of outstanding Old Notes accepted in the applicable exchange offer. You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. This prospectus, together with the relevant letter of transmittal, is being sent to all registered holders as of                        , 2007. Neither exchange offer is conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, our obligation to accept Old Notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth below under "—Conditions."

        Old Notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

        Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  such New Notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offers, such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

        We have not sought and do not intend to seek a no-action letter from the SEC with respect to the effects of the exchange offers and there can be no assurance that the staff of the SEC would make a similar determination with respect to the New Notes as it has in previous no-action letters.

        By tendering Old Notes in exchange for relevant New Notes, and executing the relevant letter of transmittal, you will represent to us that:

  •
  the New Notes to be received by you will be acquired in the ordinary course of business;

  •
  you have no arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of either Sally Holdings or Sally Capital.

        If you are a broker-dealer, you will also be required to represent that you will receive the New Notes for your own account in exchange for Old Notes acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes and that you have not entered into any arrangement or understanding with either Sally Holdings or Sally Capital or an affiliate of either such issuer to distribute the New Notes in connection with any resale of such New Notes. See "Plan of Distribution." If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the New Notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that holds Old Notes for its own account as a result of market-making activities or other trading activities and receives New Notes pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the applicable expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offers, any Old Notes not tendered will remain outstanding and continue to accrue interest at the rate of 9.25% in the case of the Old Senior Notes and 10.5% in the case of the Old Senior Subordinated Notes, but, with limited exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the exchange offers will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes unless such Old Notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the Old Notes.

  Expiration Date; Extensions; Amendments; Termination

        The expiration date for each exchange offer shall be 5:00 p.m., New York City time, on                        , 2007 unless we, in our sole discretion, extend such exchange offer, in which case the expiration date for such exchange offer shall be the latest date to which such exchange offer has been extended.

        To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the remaining holders of the applicable Old Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

        In relation to each exchange offer, we reserve the right to

          (1)   extend such exchange offer, delay acceptance of any Old Notes due to an extension of such exchange offer or terminate such exchange offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on such expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

          (2)   amend the terms of such exchange offer in any manner deemed by us to be advantageous to the holders of the Old Notes.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of an exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of one or both of the exchange offers, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

        The New Senior Notes will accrue interest at the rate of 9.25% per annum and the New Senior Subordinated Notes will accrue interest at the rate of 10.5% per annum, each accruing interest from the last interest payment date on which interest was paid on the corresponding Old Notes surrendered in exchange for such New Notes to the day before the consummation of the applicable exchange offer and thereafter, at the rate of 9.25% per annum for the New Senior Notes and 10.5% per annum for the New Senior Subordinated Notes, provided, however, that if Old Notes are surrendered for exchange on or after a record date for the applicable Notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Notes received in exchange for such Old Notes will accrue from the date of such interest payment date. Interest on the New Notes is payable on May 15 and November 15 of each year, commencing November 15, 2007. No additional interest will be paid on Old Notes tendered and accepted for exchange.

Procedures for Tendering Old Notes

        To tender in an exchange offer for a series of Old Notes, you must either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent for the Notes prior to 5:00 p.m., New York City time, on the applicable expiration date; or

  •
  comply with the Automated Tender Offer Program procedures of the Depository Trust Company, or "DTC," as described below.

        In addition, either:

  •
  the exchange agent for the Notes must receive certificates representing Old Notes along with the letter of transmittal; or

  •
  prior to the applicable expiration date, the exchange agent for the Notes must receive a timely confirmation of book-entry transfer of Old Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  you must comply with the guaranteed delivery procedures described below.

        We will only issue New Notes in exchange for Old Notes that are timely and properly tendered. The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and should carefully follow the instructions on how to tender Old Notes. You should not send Old Notes, letters of transmittal or other required documents to us. Instead, you must deliver all Old Notes, letters of transmittal and other documents to the exchange agent for the Notes at its address set forth below under "—Exchange Agent." You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent for the Notes is required to tell you of any defects or irregularities with respect to your Old Notes or the tenders of the Old Notes.

        Your tender of Old Notes will constitute an agreement among you, Sally Holdings and Sally Capital in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. If you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities and Exchange Act of 1934, or the "Exchange Act," unless the Old Notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered:

  •
  by a registered holder of Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If a letter of transmittal or any certificates representing Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Sally Holdings and Sally Capital, submit with such letter of transmittal evidence satisfactory to Sally Holdings and Sally Capital of their authority to so act.

        DTC has confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent for the Notes, electronically transmit an acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent for the Notes in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent for the Notes. In connection with tenders of the Old Notes, the term "agent's message" means a message transmitted by DTC, received by the exchange agent for the Notes and forming part of the book-entry confirmation, that states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent for the Notes will make a request to establish an account with respect to the Old Notes at DTC as book-entry transfer facility for tenders of the Old Notes. Any financial institution that is a participant in the applicable book-entry transfer facility's systems may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the applicable exchange agent's account for such Notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. In addition, although delivery of Old Notes may be effected through book-entry transfer at the book-entry transfer facility, the applicable letter of transmittal or a facsimile thereof, together with any required signature guarantees and any other required documents, or an agent's message, must in any case be transmitted to and received by the exchange agent at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the applicable expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offers, all Old Notes properly tendered will be accepted promptly after the applicable expiration date, and New Notes of the same series will be issued promptly after acceptance of such Old Notes. See "—Conditions." For purposes of each exchange offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

        In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the applicable exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at the applicable book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer, such unaccepted or such non-exchanged Old Notes will be returned without expense to the tendering holder of such Notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, such determination being final and binding on all persons. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for Sally Holdings and Sally Capital, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Sally Holdings and Sally Capital shall determine. Neither Sally Holdings, Sally Capital, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the applicable expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of the applicable indenture pursuant to which the Notes are issued:

  •
  to purchase or make offers for any Old Notes that remain outstanding subsequent to the applicable expiration date or, as set forth under "—Conditions," to terminate the exchange offers;

  •
  to redeem the relevant Old Notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the relevant Old Notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offers.

Guaranteed Delivery Procedures

        If the procedures for book-entry transfer for any Old Notes cannot be completed on a timely basis; if certificates for Old Notes are not immediately available; or if the required documents cannot be delivered to the exchange agent before the applicable expiration date, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

  •
  prior to the applicable expiration date, the exchange agent for the Notes receives by facsimile transmission, mail or hand delivery from such eligible guarantor institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Sally Holdings and Sally Capital, which

  (1)
  sets forth the name and address of the holder of the Old Notes and the principal amount of Old Notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange, or "NYSE," trading days after the applicable expiration date, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the applicable expiration date.

Withdrawal of Tenders

        Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal prior to 5:00 p.m., New York City time, on the applicable expiration date at its address set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn, including the principal amount of such Old Notes;

  •
  in the case of Old Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Old Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such Old Notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such Old Notes are registered, if different from the person who tendered such Old Notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by Sally Holdings and Sally Capital, in their sole discretion, such determination being final and binding on all persons. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such Notes without cost to such holder, in the case of physically tendered Old Notes, or credited to an account maintained with the book-entry transfer facility for the Old Notes promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering Old Notes" at any time on or prior to 5:00 p.m., New York City time, on the applicable expiration date.

Conditions

        Notwithstanding any other provision in the exchange offers, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend any exchange offer if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date, we determine in our reasonable judgment that (i) an exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair the ability of Sally Holdings and Sally Capital to proceed with an exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Sally Holdings and Sally Capital.

        The foregoing conditions are for the sole benefit of Sally Holdings and Sally Capital and may be asserted by Sally Holdings and Sally Capital regardless of the circumstances giving rise to any such condition or may be waived by Sally Holdings and Sally Capital in whole or in part at any time and from time to time, prior to the applicable expiration date, in the reasonable discretion of Sally Holdings and Sally Capital. The failure of Sally Holdings and Sally Capital at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the applicable expiration date shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the applicable expiration date. If Sally Holdings and Sally Capital waive any of the foregoing conditions to an exchange offer and determine that such waiver constitutes a material change, Sally Holdings and Sally Capital will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the relevant Notes under the Trust Indenture Act of 1939. Pursuant to the registration rights agreements, Sally Holdings and Sally Capital are required to use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offers for the Notes. Wells Fargo Bank, National Association also acts as trustee under the indentures governing the Old Notes, which are the same indentures that will govern the New Notes. Questions and requests for assistance and requests for additional copies of this prospectus or of letters of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Courier or Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Hand: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402
Attn: Reorganization (if by mail, registered or certified recommended)	Attn: Reorganization	Attn: Reorganization
By Facsimile: (612) 667-6282 Attn: Bondholder Communications	To Confirm by Telephone: (800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offers will be borne by Sally Holdings and Sally Capital. The principal solicitation for tenders pursuant to the exchange offers is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        Sally Holdings and Sally Capital will not make any payments to or extend any commissions or concessions to any broker or dealer. Sally Holdings and Sally Capital will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. Sally Holdings and Sally Capital may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by Sally Holdings and Sally Capital in connection with the exchange offers will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        Sally Holdings and Sally Capital will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offers. If, however, New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the applicable exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Consequences

        Sally Holdings and Sally Capital believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."

Accounting Treatment

        The New Notes will be recorded as carrying the same value as the Old Notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of these exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the applicable exchange offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on such Old Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. See "Risk Factors—The Old Notes are subject to restrictions on transfer and may be less attractive to potential investors than the New Notes."

USE OF PROCEEDS

        The exchange offers are intended to satisfy our obligations under the registration rights agreements that we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the exchange offers. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the relevant Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness or capital stock.

        The net proceeds of the sale of the Old Notes (net of the initial purchasers' discount and other fees) were approximately $690.0 million. We used the net proceeds of the sale of the Old Notes, together with the proceeds of the other financing transactions entered into on the closing date of the Separation Transactions, to consummate the Separation Transactions and to pay related transaction fees and expenses. For further information regarding the cash consideration for the Separation Transactions and related transaction fees and expenses, see Note 17 to the Consolidated Financial Statements of Sally Holdings, Inc. and its subsidiaries appearing elsewhere in this prospectus.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007, on a historical basis, which includes the effect of the Separation Transactions. We describe these events in greater detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Our Separation from Alberto-Culver."

        The information in this table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2007
(dollars in millions)
Cash and cash equivalents	$34.0

Capital leases	$1.1
Debt incurred in connection with the Separation Transactions:
Senior credit facilities:
Senior ABL facility	57.9
Term loan A facility	146.2
Term loan B facility	915.4
Senior Notes	430.0
Senior Subordinated Notes	280.0

Total long-term debt	1,830.6
Total member's deficit	(825.9)

Total capitalization	$1,004.7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On November 16, 2006, we separated from Alberto-Culver, pursuant to an investment agreement, dated as of June 19, 2006, as amended, among Sally Beauty, Alberto-Culver, Investor and others. As a result of the Separation Transactions:

  •
  Alberto-Culver separated into two publicly-traded companies: (i) Alberto-Culver, which owns and operates the consumer products business, the issued and outstanding common stock of which was, immediately following the closing of the Separation Transactions, owned 100% by the Alberto-Culver stockholders prior to the closing of the Separation Transactions, and (ii) Sally Beauty, which owns and operates, through our company, the Sally Beauty Supply and BSG distribution businesses that were owned by Alberto-Culver prior to the Separation Transactions, approximately 52% of the outstanding common stock of which was, immediately following the closing of the Separation Transactions, owned by the Alberto-Culver stockholders prior to the closing of the Separation Transactions on a fully diluted basis;

  •
  The CDR Investors invested $575.0 million in Sally Beauty for an equity interest representing approximately 48% of the outstanding common stock of Sally Beauty on an undiluted basis;

  •
  We incurred approximately $1,850.0 million of indebtedness, including (i) $1,070.0 million by drawing on our senior term facility, (ii) $70.0 million by drawing on our senior ABL facility and (iii) $710.0 million from the issuance of $430.0 million of Old Senior Notes and $280.0 million of Old Senior Subordinated Notes;

  •
  Sally Beauty used approximately $2,342.0 million, a substantial portion of the proceeds of the investment by the CDR Investors and the indebtedness incurred as described above to pay a $25.00 per share special cash dividend to holders of record of Sally Beauty common stock (other than the CDR Investors) who were Alberto-Culver stockholders as of the record date for the Separation Transactions;

  •
  each holder of Alberto-Culver common stock as of the effective time of the holding company merger, as described below, received one share of Sally Beauty common stock for each share of Alberto-Culver common stock held of record, which shares of Sally Beauty common stock in the aggregate, after giving effect to the investment by the CDR Investors, represented approximately 52% of the shares of Sally Beauty common stock on a fully diluted basis;

  •
  The CDR Investors received shares of Sally Beauty common stock that represented approximately 48% of the shares of Sally Beauty common stock on an undiluted basis;

  •
  each holder of record of Sally Beauty common stock (other than the CDR Investors) as of the record date for the distributions, as described below, received the $25.00 per share special cash dividend; and

  •
  each holder of Sally Beauty common stock (other than the CDR Investors) as of the record date for the distributions received one share of Alberto-Culver common stock for each share of Sally Beauty common stock held of record, which shares of Alberto-Culver common stock in the aggregate represented 100% of the issued and outstanding shares of Alberto-Culver common stock immediately following the distributions.

        The following unaudited pro forma condensed consolidated financial data have been compiled by the application of pro forma adjustments to our historical financial statements. The unaudited pro forma condensed consolidated statement of earnings for the year ended September 30, 2006 and for the six months ended March 31, 2007 gives effect to the Separation Transactions as if such events occurred on September 30, 2005.

        The pro forma adjustments are based upon available information and assumptions that our management believes are reasonable. The unaudited pro forma condensed consolidated financial information is for illustrative purposes only and does not reflect what Sally Holdings' results of operations would have been had the Separation Transactions occurred on the dates indicated and are not indicative of Sally Holdings' future results of operations.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes and the other financial information included elsewhere in this prospectus.

Sally Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Earnings
For the Year Ended September 30, 2006
(In thousands)

	Historical Sally Holdings	Pro Forma Adjustments		Pro Forma Sally Holdings
Net sales	$2,373,100	$—		$2,373,100
Cost of products sold and distribution expenses	1,286,329	—		1,286,329

Gross profit	1,086,771	—		1,086,771
Selling, general and administrative expenses	822,695	—		822,695
Corporate charges from Alberto-Culver	42,400	(28,853	)(1)	13,547
Transaction expenses	41,475	(4,000	)(2)	37,475

Operating earnings	180,201	32,853		213,054
Interest expense, net of interest income	92	163,867	(3)	163,959

Earnings before provision for income taxes	180,109	(131,014)		49,095
Provision for income taxes	69,916	(49,130	)(4)	20,786

Net earnings	$110,193	$(81,884)		$28,309

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the Year Ended September 30, 2006

(1)
Represents pro forma adjustment to eliminate the sales-based service fee charged by Alberto-Culver and reflected on the historical Sally Holdings consolidated statement of earnings associated with consulting, business development and advisory services agreements between Alberto-Culver and certain subsidiaries of Sally Holdings. The agreement giving rise to the sales-based service fee was terminated in connection with the Separation Transactions and the sales-based service fee will no longer be payable by Sally Holdings. The remaining $13.5 million represents allocated corporate expenses for administrative services and certain other corporate functions that were charged to Sally Holdings by Alberto-Culver during the period and does not give effect to reductions in certain costs Sally Holdings expects to occur from operating as a stand-alone operating company.

(2)
Represents pro forma adjustment to eliminate the $4.0 million in professional fees related to the Separation Transactions. The remaining $37.5 million represents Sally Holdings' share of the termination fees paid to Regis Corporation in connection with the termination of the merger agreement.

(3)
Represents estimated interest expense resulting from approximately $1,850.0 million of new debt incurred by Sally Holdings and/or one or more of our subsidiaries based on actual interest rates. This pro forma adjustment also includes the amortization of debt issuance costs associated with the new debt. In addition, this pro forma adjustment eliminates net interest paid by Sally Holdings to

  Alberto-Culver affiliates on notes payable repaid or cancelled in accordance with the transaction agreements and interest income earned on money market accounts. The interest expense pro forma adjustment consists of the following (in thousands):

Estimated interest expense on new debt	$154,456
Interest income on money market accounts	1,162
Amortization of debt issuance costs and other annual fees	8,517
Interest paid by Sally Holdings to Alberto-Culver affiliates	(268)

$163,867

The estimated interest expense set forth above is solely for illustrative purposes and reflects assumptions with respect to the debt financing for the Separation Transactions.

(4)
Represents the income tax effect of the preceding pro forma adjustments using an estimated statutory rate of 37.5%.

Sally Holdings LLC and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Earnings
For the Six Months Ended March 31, 2007
(In thousands)

	Historical Sally Holdings	Pro Forma Adjustments		Pro Forma Sally Holdings
Net sales	$1,239,155	$—		$1,239,155
Cost of products sold and distribution expenses	671,645	—		671,645

Gross profit	567,510	—		567,510
Selling, general and administrative expenses	442,211	—		442,211
Sales-based service fee charged by Alberto-Culver	3,779	(3,779	)(1)	—
Transaction expenses	21,484	(21,484	)(2)	—

Operating earnings	100,036	25,263		125,299
Interest expense, net of interest income	62,050	19,578	(3)	81,628

Earnings before provision for income taxes	37,986	5,685		43,671
Provision for income taxes	22,028	2,132	(4)	24,160

Net earnings	$15,958	$3,553		$19,511

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the Six Months Ended March 31, 2007

(1)
Represents pro forma adjustment to eliminate the sales-based service fee charged by Alberto-Culver and reflected on the historical Sally Holdings consolidated statement of earnings associated with consulting, business development and advisory services agreements between Alberto-Culver and certain subsidiaries of Sally Holdings. The agreement giving rise to the sales-based service fee was terminated in connection with the Separation Transactions and the sales-based service fee will no longer be payable by Sally Holdings.

(2)
Represents pro forma adjustment to eliminate the $21.5 million in expenses related to the Separation Transactions. The expenses were for fees allocated to us by Alberto-Culver and for the severance payments to Mr. Renzulli, former Chairman of Sally Holdings, Inc., as called for in the separation agreement from Alberto-Culver, of approximately $20.0 million, as well as severance payments to Mr. Robinson, former Chief Financial Officer and Treasurer, prior to his retirement, of approximately $0.9 million, and for other professional fees related to the Separation Transactions.

(3)
Represents estimated interest expense from October 1, 2006 through the date of separation, resulting from approximately $1,850.0 million of new debt incurred by Sally Holdings and/or one or more of our subsidiaries based on actual interest rates. This pro forma adjustment also includes the amortization of debt issuance costs associated with the new debt. In addition, this pro forma adjustment eliminates interest income earned on money market accounts. The interest expense pro forma adjustment consists of the following (in thousands):

Estimated interest expense on new debt	$17,549
Interest income on money market accounts	1,009
Amortization of debt issuance costs and other annual fees	1,020

$19,578

The estimated interest expense set forth above is solely for illustrative purposes and reflects assumptions with respect to the debt financing for the Separation Transactions.

(4)
Represents the income tax effect of the preceding pro forma adjustments using an estimated statutory rate of 37.5%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected historical consolidated financial and operating information for our business. This information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes as of September 30, 2005 and 2006 and for the fiscal years ended September 30, 2004, 2005 and 2006. The results of operations information for the fiscal years ended September 30, 2004, 2005 and 2006 and the financial condition information as of September 30, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The results of operations information for the fiscal years ended September 30, 2002 and 2003 and the financial condition information as of September 30, 2002, 2003 and 2004 are derived from our audited consolidated financial statements not included in this prospectus.

        The historical consolidated financial information of our business for the fiscal years ended September 30, 2002, 2003, 2004, 2005 and 2006 and for the six months ended March 31, 2006 has been derived from the financial statements and accounting records of Alberto-Culver and reflects assumptions and allocations made by Alberto-Culver. Our historical consolidated financial information would have been different had our business been operated independently. Our historical consolidated financial information may not be a reliable indicator of future results of operations of our business.

	Fiscal Year Ended September 30,								Six Months Ended March 31,
	2002	2003	2004		2005		2006		2006	2007
	(dollars in thousands)
Results of operations information:
Net sales	$1,667,052	$1,824,008	$2,097,667		$2,254,307		$2,373,100		$1,167,456	$1,239,155
Cost of products sold and distribution expenses	952,096	1,016,941	1,146,814		1,227,307		1,286,329		630,629	671,645

Gross profit	714,956	807,067	950,853		1,027,000		1,086,771		536,827	567,510
Selling, general and administrative expenses(1)	542,206	613,642	728,147		802,753		836,243		411,543	442,211
Sales-based service fee charged by Alberto-Culver	16,661	23,360	26,051		27,615		28,852		14,417	3,779
Non-cash charge	—	—	27,036		4,051		—		—	—
Transaction expenses	—	—	—		—		41,475		4,743	21,484

Total operating earnings	156,089	170,065	169,619		192,581		180,201		106,124	100,036
Interest expense, net of interest income	1,279	347	2,250		2,966		92		492	62,050

Earnings before provision for income taxes	154,810	169,718	167,369	(a)	189,615	(b)	180,109		105,632	37,986
Provision for income taxes	57,026	62,205	62,059	(a)	73,154	(b)	69,916	(c)	40,653	22,028

Net earnings	$97,784	$107,513	$105,310	(a)	$116,461	(b)	$110,193	(c)	$64,979	$15,958

Financial condition information (end of period):
Working capital	$300,585	$383,643	$377,708		$382,482		$479,107		$446,786	$366,273
Cash, cash equivalents and short-term investments	71,497	118,214	68,003		38,612		107,571		62,819	33,977
Property and equipment, net	81,497	93,691	125,810		149,354		142,735		145,671	146,683
Total assets	838,724	932,163	1,102,428		1,225,507		1,338,841		1,246,655	1,359,314
Long-term debt, including notes payable to affiliated companies	12,747	24,173	34,872		18,828		621		817	1,813,423
Stockholder's equity/member's (deficit)	575,868	678,166	786,163		900,296		1,005,967		967,661	(825,892)

Operating data:
Number of retail stores (end of period):
Sally Beauty Supply	2,177		2,272		2,355		2,419		2,511		2,465		2,642
Beauty Systems Group	535		543		692		822		828		825		847

Total	2,712		2,815		3,047		3,241		3,339		3,290		3,489
Professional distributor sales consultants (end of period)	930		989		1,167		1,244		1,192		1,181		1,036
Comparable store sales growth(d):
Sally Beauty Supply	5.7%		2.7%		3.8%		2.4%		2.4%		2.8%		2.5%
Beauty Systems Group	4.4%		4.6%		8.5%		(0.6)%		4.1%		1.4%		10.6%
Consolidated	5.5%		3.8%		4.6%		1.8%		2.8%		2.5%		4.4%
Other financial information:
Rent	84,027		91,400		107,918		123,057		133,475		65,153		70,917
Capital expenditures	23,145		34,183		51,963		52,236		30,342		14,230		18,822
Ratio of earnings to fixed charges(e)	7.0	x	7.3	x	6.0	x	5.9	x	5.6	x	6.5	x	1.5	x
Pro forma ratio of earnings to fixed charges(f)									1.2	x			1.4	x

(1)
In connection with the separation from Alberto-Culver, the Company's management has elected to present selling, general and administrative expenses inclusive of certain administrative charges allocated by Alberto-Culver to be consistent with how it views it current operations. Consequently, selling, general and administrative expenses includes administrative expenses allocated by Alberto-Culver, previously included in corporate charges from Alberto-Culver, and all comparable periods have been revised for comparison purposes. See "note 16" to the Sally Holdings, Inc. and Subsidiaries consolidated financial statements.

(a)
Fiscal year 2004 includes a non-cash charge related to Alberto-Culver's conversion to one class of common stock which reduced earnings before provision for income taxes by $27.0 million, provision for income taxes by $9.4 million and net earnings by $17.6 million.

(b)
Fiscal year 2005 includes a non-cash charge related to Alberto-Culver's conversion to one class of common stock. For the full fiscal year 2005, this non-cash charge reduced earnings before provision for income taxes by $4.1 million, provision for income taxes by $1.5 million and net earnings by $2.6 million.

(c)
Effective October 1, 2005, we adopted SFAS No. 123 R), using the modified prospective method. Under this method, compensation expense is recognized for new stock option grants beginning in fiscal year 2006 and for the unvested portion of outstanding stock options that were granted prior to the adoption of SFAS No. 123 R). As a result, we recorded stock option expense for fiscal year 2006 that reduced earnings before provision for income taxes by $5.2 million, provision for income taxes by $1.8 million and net earnings by $3.4 million. In accordance with the modified prospective method under SFAS No. 123 R), our financial statements for prior periods have not been restated. Fiscal year 2006 also includes transaction expenses, which reduced earnings before provision for income taxes by $41.5 million, provision for income taxes by $14.3 million and net earnings by $27.2 million. In total, these two items reduced earnings before provision for income taxes by $46.7 million, provision for income taxes by $16.1 million and net earnings by $30.6 million.

(d)
Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

(e)
For the purpose of calculating the ratio of earning to fixed charges, earnings represent earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, net of interest income (including capitalized interest, if any) on all indebtedness and the portion of rental expense that we believe is representative of the interest component of rental expense.

(f)
The unaudited pro forma ratio of earnings to fixed charges for the year ended September 30, 2006 gives effect to the Separation Transactions as if such events occurred on September 30, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following section discusses management's view of the operations and financial condition of Sally Holdings and its consolidated subsidiaries. Sally Holdings is a wholly-owned subsidiary of Sally Investment, which is itself a wholly-owned subsidiary of Sally Beauty, and its consolidated subsidiaries. All of the interests of Sally Holdings are beneficially owned by Sally Investment, and all of the interests of Sally Investment are beneficially owned by Sally Beauty. The financial condition as of September 30, 2005 and 2006 and the results of operations for the fiscal years ended September 30, 2004, 2005 and 2006 and for the six months ended March 31, 2006 are of Sally Holdings, Inc. Sally Holdings, Inc. was a wholly-owned subsidiary of Alberto-Culver until November 16, 2006 when it was converted to a Delaware limited liability company, renamed "Sally Holdings LLC," and became an indirect wholly owned subsidiary of Sally Beauty in connection with the Separation Transactions. This section should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause results to differ materially from those reflected in such forward-looking statements.

        The financial statements included in this prospectus consist in part of the consolidated financial statements of Sally Holdings, Inc. References to our historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of Sally Holdings as a wholly-owned subsidiary of Alberto-Culver prior to the Separation Transactions. The historical financial results of Sally Holdings as part of Alberto-Culver contained herein do not reflect what the financial results of Sally Holdings would have been had it been operated as a separate company during the periods presented. See "Risk Factors—Risks Relating to Our Business."

Overview

        We are the largest distributor of professional beauty supplies in the U.S. based on store count. We operate primarily through two business units, Sally Beauty Supply and BSG. Through Sally Beauty Supply and BSG, we operated a multi-channel platform of 3,294 stores and supplied 195 franchised stores in North America as well as selected European countries and Japan, as of March 31, 2007. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,000 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and private label professional beauty supplies, including hair care products, styling appliances, skin and nail care products and other beauty items. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals.

        Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of March 31, 2007, Sally Beauty Supply operated 2,618 company-owned retail stores and supplied 24 franchise stores acquired in the Salon Services acquisition, which is discussed in greater detail below under "—Recent Acquisitions," 2,196 of which were located in the U.S. and the remainder in the United Kingdom and certain other countries in Europe, Canada, Puerto Rico, Mexico and Japan. Sally Beauty Supply stores average 1,700 square feet and are primarily located in strip shopping centers. The product selection in Sally Beauty Supply stores ranges between 5,600 and 7,700 SKUs of beauty products and includes products for hair care, nail care, beauty sundries and appliances, targeting retail consumers and salon professionals. Sally Beauty Supply stores carry leading third-party brands such as Clairol, Revlon and Conair, as well as an extensive selection of private label merchandise.

        We believe BSG is the largest full-service distributor of professional beauty supplies in the U.S. As of March 31, 2007, BSG operated 676 company-owned stores, supplied 171 franchised stores and had a sales force of approximately 1,000 professional distributor sales consultants selling exclusively to salons and salon professionals in 45 U.S. states and portions of Canada, Mexico and certain European countries. BSG stores average 2,800 square feet and are primarily located in secondary strip shopping centers. Through BSG's large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. salon market. The product selection in BSG stores, ranging between 3,500 and 9,400 SKUs of beauty products, includes hair care, nail care, beauty sundries and appliances targeting salons and salon professionals. BSG carries leading professional beauty product brands, intended for use in salons and for resale by the salons to consumers. Certain BSG products are sold under exclusive distribution agreements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories.

  Business Trends

        We operate within the large and growing U.S. professional beauty supply industry. Potential growth in the industry is expected to be driven by increases in hair color, hair loss prevention and hair styling products. Our results of operation are dependent upon the following trends, events and uncertainties, some of which are beyond our control:

  •
  High level of customer fragmentation.    The U.S. salon market is highly fragmented with over 230,000 salons in the U.S. Given the fragmented and small-scale nature of the salon industry, we believe that salon operators will continue to depend on full service/exclusive distributors and open-line channels for a majority of their beauty supply purchases.

  •
  Growth in booth renting.    Booth renters are responsible for purchasing their own supplies. Historically, booth renters have significantly increased as a percentage of total salon professionals and we expect this trend to continue. Given their smaller individual purchases and relative lack of financial resources, booth renters are likely to be dependent on frequent trips to professional beauty supply stores, like BSG and Sally Beauty Supply.

  •
  Increasing Use of Private-Label Products.    We offer a broad range of private label and control label products, which we generally refer to collectively as "private label products." Private label products are brands for which we own the trademark and in some instances the formula. Control label products are brands that are owned by the manufacturer for which we have been granted sole distribution rights. Generally, our private label products have higher gross margins than the leading third-party branded products and we believe this area offers significant potential growth.

  •
  Frequent re-stocking needs.    Salon professionals primarily rely on just-in-time inventory due to capital constraints and a lack of warehouse and shelf space at salons. These factors are key to driving demand for conveniently located professional beauty supply stores.

  •
  Continuing consolidation.    There is continuing consolidation among professional beauty product distributors and professional beauty product manufacturers. We plan to continue to examine ways in which we can benefit from this trend, including reviewing opportunities to shift business from competitive distributors to the BSG network as well as seeking opportunistic value-added acquisitions. We believe that suppliers are increasingly likely to focus on larger distributors and retailers with broader scale and retail footprint. We also believe that we are well-positioned to capitalize on this trend as well as participate in the ongoing consolidation at the distributor / retail level. However, changes often occur in our relationships with suppliers that can materially affect the net sales and operating earnings of our business segments. Consolidation among suppliers could exacerbate the effects of these relationship changes and could increase pricing pressures. For example, as we announced in December 2006, our largest supplier, L'Oreal, has moved a material amount of revenue out of the BSG nationwide distribution network and into competitive regional distribution networks. More recently, L'Oreal has also announced the acquisition of a distributor competitive with BSG in the southeastern U.S. As a result, L'Oreal is entering into direct competition with BSG and there can be no assurance that there will not be further revenue losses over time at BSG due to potential losses of additional L'Oreal related products as well as from the increased competition from L'Oreal-affiliated distribution networks.

  •
  High level of competition.    Sally Beauty Supply competes with other domestic and international beauty product wholesale and retail outlets, including local and regional cash-and-carry beauty supply stores, professional-only beauty supply stores, salons, mass merchandisers, drug stores and supermarkets, as well as sellers on the Internet and salons retailing hair care items. BSG competes with other domestic and international beauty product wholesale and retail suppliers and manufacturers selling professional beauty products directly to salons and individual salon professionals. We also face competition from authorized and unauthorized retailers and Internet sites offering professional salon-only products. The increasing availability of unauthorized professional salon products in large format retail stores such as drug stores, grocery stores and others could have a negative impact on our business.

  •
  Favorable demographic and consumer trends.    The aging baby-boomer population is expected to drive future growth in professional beauty supply sales through an increase in the usage of hair color and hair-loss products. Additionally, continuously changing fashion-related trends that drive new hair styles are expected to result in continued demand for hair styling products. Changes in consumer tastes and fashion trends can have an impact on our financial performance. Our continued success depends in large part on our ability to anticipate, gauge and react in a timely and effective manner to changes in consumer spending patterns and preferences for beauty products. If we are unable to anticipate and respond to trends in the market for beauty products and changing consumer demands, our business could suffer.

  •
  Controlling expenses.    Another important aspect of our business is our ability to control costs, especially in our BSG business by right-sizing the business (including some targeted reductions-in-force) and maximizing the efficiency of our structure. In response to the loss of L'Oreal related revenue discussed below, BSG made certain changes with its distributor sales consultants. BSG's sales force was reduced and the remaining affected distributor sales consultants were offered certain compensation related incentives to stay with BSG as BSG seeks to replace lost L'Oreal revenue. BSG has also begun implementing a store re-branding project that will reposition all of its North American company-owned stores under a common name and store identity, CosmoProf. This project is expected to provide brand consistency, save on advertising and promotional costs and allow for a more focused marketing strategy. Further, we continue to study our distribution function as we seek to rationalize our infrastructure. During the remainder of fiscal 2007, we plan to begin implementing a two-year program to consolidate warehouses and reduce administrative expenses related to BSG's distribution network optimization program. We are increasing this year's capital spending projections related to this project by $4.0 million, with an additional $15.0 million of capital projected to be spent in fiscal 2008. We currently believe that this plan could produce significant annual expense savings within the next two years.

  •
  Relationships with suppliers.    We do not manufacture the brand name or private label products we sell, and instead purchase our products from manufacturers. We depend upon a limited number of manufacturers for a significant percentage of the products we sell, and our relationships with these suppliers change often. Please see the next section for more information on this trend.

  Relationships With Suppliers

        Most of the net sales of Sally Beauty Supply are generated through retail stores. Most of the net sales of BSG are generated through both professional only stores and professional distributor sales consultants. In addition, BSG has a number of franchisees located primarily in the south and southwestern portions of the U.S. and in Mexico, which buy products directly from BSG for resale in their assigned territories. A very small percentage of sales are generated through sub-distributors (primarily in Europe), which also buy products directly from BSG for resale in their assigned territories. Sally Beauty Supply / BSG and their suppliers are dependent on each other for the distribution of beauty products. As is typical in distribution businesses, these relationships are subject to change from time to time (including the expansion or loss of distribution rights in various geographies and the addition or loss of products lines). Changes in our relationships with suppliers occur often and could positively or negatively impact our net sales and operating earnings. For example, our net sales and operating earnings were negatively affected in fiscal year 2005 by the decision of certain suppliers of the BSG business to begin selling their products directly to salons in most markets. Subsequently, in fiscal year 2006 one of those suppliers agreed to allow BSG to once again sell its product lines in BSG stores.

        On December 19, 2006, we announced that (1) BSG, other than its Armstrong McCall division, would not retain its rights to distribute the professional products of L'Oreal through its distributor sales consultants (effective January 30, 2007, with exclusivity ending December 31, 2006) or in its stores on an exclusive basis (effective January 1, 2007) in those geographic areas within the U.S. in which BSG currently has distribution rights, and (2) BSG's Armstrong McCall division would not retain the rights to distribute Redken professional products through its franchises. In an effort to replace these rights, BSG entered into long-term agreements with L'Oreal under which, as of January 1, 2007, BSG had non-exclusive rights to distribute the same L'Oreal professional products in its stores that it previously had exclusive rights to in its stores and through its sales consultants. Armstrong McCall retained its exclusive rights to distribute Matrix professional products in its territories.

        We plan to mitigate the negative effects resulting from unfavorable changes in our relationships with suppliers, such as L'Oreal, by taking the following steps: (i) attempting to shift a portion of the L'Oreal purchases by BSG customers previously served by the distributor sales consultants to BSG stores, (ii) adding new products to replace lines with our distributor sales consultants, (iii) adding new product lines to our BSG stores, (iv) expanding existing product lines into new territories and, (v) right-sizing the business (including some targeted reductions-in-force) and managing costs to maximize the efficiency of the BSG structure. Although we are focused on developing new revenue and on cost management initiatives, there can be no assurance that our efforts will partially or completely offset the loss of these distribution rights. See "Risk Factors-We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us."

        Previously, we had estimated that the loss of the L'Oreal distribution rights described above would negatively impact our consolidated revenue by approximately $110.0 million for the last nine months of fiscal 2007. Of this projected $110.0 million, it was assumed that the distributor sales consultant channel would lose approximately $20.0 million of ancillary, non-L'Oreal business. However, during February and March of 2007, non-L'Oreal sales exceeded prior year levels in both the impacted distributor sales consultant and store channels. L'Oreal-related revenue in domestic BSG stores (i.e. excluding the Armstrong McCall business and Sally Beauty Supply) during February and March was approximately equal to that of prior year levels. We believe it is too early to determine how much, if any, of the L'Oreal product sales will migrate from the distributor sales consultants to our BSG stores.

        Regarding other suppliers, BSG continues to expand the P&G Professional Care product lines including Wella, Sebastian and Graham Webb into additional geographies for BSG stores and distributor sales consultants. As of March 31, 2007, BSG had six stores in Florida and plans to open an additional 29 net new stores in that state by January 2008. During the second quarter of fiscal 2007,

BSG's distribution agreement with Farouk Systems, Inc. ended (excluding BSG's franchise-based business). Farouk product sales during the first six months of fiscal 2007 in the affected BSG areas equaled approximately 3.2% of BSG's total revenues to date.

  Recent Acquisitions

        We made three significant acquisitions during the last three fiscal years. In December 2004, we acquired several commonly-owned full-service distributors of professional beauty products doing business under various brand names, including "CosmoProf," for an aggregate purchase price of $91.2 million. This acquisition opened the Los Angeles, California and Hawaii markets to BSG, as well as strengthened its position in the Pacific Northwest. In December, 2003, we acquired substantially all of the assets of West Coast Beauty Supply, a full-service distributor of professional beauty products based in Benicia, California, which we refer to as "West Coast Beauty Supply," for an aggregate purchase price of $139.3 million. These acquisitions expanded the geographic area served by BSG into the western United States and moved us closer to our goal of making BSG a nationwide full-service distributor.

        In addition, during June 2006, we acquired Salon Success, a U.K. based distributor of professional beauty products, in order to expand BSG's presence in the U.K. and expand the geographic area served by BSG into other portions of Europe. This acquisition enabled BSG to enter new markets in Europe, including the U.K., Spain and the Netherlands, and to expand its operations in Florida. The total purchase price at September 30, 2006 was $22.2 million. Approximately $1.8 million of the estimated purchase price will be paid in equal annual amounts over the three years following the closing of the acquisition. In accordance with the purchase agreement, additional consideration of up to $2.1 million may be paid over the same three-year period based on sales to a specific customer.

        On February 15, 2007, we entered into and completed an Agreement for the Sale and Purchase of the Entire Issued Share Capital of Chapelton 21 Limited, a private company limited by shares and incorporated in Scotland and which we refer to as "Salon Services," by and among Ogee Limited, an indirect subsidiary of ours, and the registered shareholders of Salon Services, pursuant to which we acquired all of the issued share capital of Salon Services for an aggregate cash purchase price of approximately £30 million, or approximately $59 million, subject to certain adjustments. In addition, we extinguished approximately £2 million of Salon Services' debt. The underlying agreement contains representations, warranties and covenants that are customary to transactions of this nature. Salon Services, through its direct and indirect subsidiaries, including Salon Services (Hair and Beauty Supplies) Ltd., supplies professional hair and beauty products primarily to salon and spa operators and independent hair and beauty professionals in the United Kingdom, Germany, Ireland and Spain.

        In connection with our acquisition and operation of Salon Services, our subsidiaries financed the purchase price through a draw down of approximately $57.0 million under our senior ABL facility. Certain funds are being held in escrow in support of the sellers' representations, warranties and covenants and pending compliance review in the U.K. We expect that the final valuation of the acquired assets and liabilities will be completed by fiscal year end.

  Our Separation from Alberto-Culver

        Our business historically constituted two operating segments within the consolidated financial statements of Alberto-Culver. On November 16, 2006, we separated from Alberto-Culver, pursuant to an investment agreement, dated as of June 19, 2006, as amended, among us, Alberto-Culver, Investor and others. As a result, (i) we own and operate the Sally Beauty Supply and BSG distribution businesses that were previously owned and operated by Alberto-Culver, (ii) the stockholders of Alberto-Culver immediately prior thereto became the beneficial owners of approximately 52% of the outstanding common stock of Sally Beauty on an undiluted basis and the CDR Investors, who in the aggregate invested $575.0 million, received an equity interest representing approximately 48% of the outstanding common stock of Sally Beauty on an undiluted basis and (iii) Alberto-Culver continued to own and operate its consumer products business.

        In addition, on November 16, 2006, in connection with the Separation Transactions:

  •
  we incurred approximately $1,850.0 million of indebtedness, including (i) $1,070.0 million by drawing on our senior term facility, (ii) $70.0 million by drawing on the senior ABL facility and (iii) $710.0 million from the issuance of $430.0 million of Senior Notes and $280.0 million of Senior Subordinated Notes;

  •
  Sally Beauty used approximately $2,342.0 million, a substantial portion of the proceeds of the investment by the CDR Investors and the debt incurrence, to pay a $25.00 per share special cash dividend to holders of record of Sally Beauty's common stock, who were Alberto-Culver shareholders as of the record date for the Separation Transactions.

        Alberto-Culver treated the Separation Transactions as though they constituted a change in control for all employees and directors under its equity and incentive compensation plans and as a change in control for our employees under its deferred compensation plan. Accordingly, options to purchase Alberto-Culver common stock issued under Alberto-Culver equity compensation plans outstanding as of the completion of the Separation Transactions and held by our employees and John A. Miller, who was a non-employee director of Alberto-Culver prior to the Separation Transactions and is a member of Sally Beauty's board of directors, became fully exercisable options to purchase Sally Beauty common stock. Restrictions on restricted stock issued under Alberto-Culver equity compensation plans prior to completion of the Separation Transactions, including restricted stock held by executive officers of Alberto-Culver, lapsed on November 16, 2006. Due to the Separation Transactions, we recorded a charge at that time equal to the amount of future compensation expense of approximately $5.3 million that would have been recognized in subsequent periods as the stock options and restricted shares for our employees vested over the original vesting periods.

        On November 16, 2006, pursuant to the investment agreement, Sally Beauty paid a transaction fee of $30.0 million to Clayton, Dubilier & Rice, Inc., the manager of both Clayton, Dubilier & Rice Fund VII, L.P., the sole member of Investor, and Parallel Fund as well as $1.1 million to Investor for expenses it incurred in connection with its investment in Sally Beauty and the Separation Transactions. The majority of the transaction fee paid to Clayton, Dubilier & Rice, Inc. and of the expenses paid to Investor, along with other professional services and due diligence fees, were considered to be costs of raising equity and were recorded as a reduction to additional paid-in capital of approximately $42.4 million.

        Pursuant to the investment agreement, Sally Beauty also paid approximately $20.4 million to Alberto-Culver for its expenses incurred in connection with the Separation Transactions. Sally Beauty also paid approximately $58.8 million in fees for the debt financing incurred by us in connection with the separation.

        On November 16, 2006, pursuant to the terms of a separation agreement entered into in connection with the Separation Transactions, all of Sally Beauty's and Sally Beauty's subsidiaries' cash, cash equivalents and short-term investments were transferred to Alberto-Culver, other than $91.1 million, equal to the sum of $52.7 million plus an additional amount equal to $38.4 million, which is the sum of (i) an estimate of the amount needed to cover certain income taxes (as specified in the tax allocation agreement entered into in connection with the Separation Transactions), (ii) an amount determined pursuant to a formula intended to reflect the limitations placed on the number of Sally Beauty's shares that the CDR Investors were able to acquire without jeopardizing the intended tax-free nature of the share distribution of shares of Alberto-Culver common stock to Sally Beauty's stockholders in connection with the Separation Transactions, and (iii) unpaid balances on certain of Sally Beauty's specified liabilities, minus other specified transaction costs. These amounts are subject to an adjustment as determined under the terms of the separation and tax allocation agreements. In connection with the Separation Transactions, Sally Beauty became the primary obligor for all U.S. tax returns filed under the employer identification number of Alberto-Culver prior to the completion of the Separation Transactions. All intercompany receivables, payables and loans between Sally Beauty and its subsidiaries, on the one hand, and Alberto-Culver and its subsidiaries, on the other hand, other than those specifically designated in the separation agreement to survive following the Separation Transactions, were canceled immediately prior to the time of the distributions Sally Beauty made on November 16, 2006, in connection with the Separation Transactions. In addition, prior thereto, all intercompany agreements between Sally Beauty and its subsidiaries and Alberto-Culver and its subsidiaries terminated, other than certain agreements specifically designated in the separation agreement to survive following the Separation Transactions.

        Upon completion of the Separation Transactions, Michael H. Renzulli, former Chairman of Sally Holdings, Inc., terminated his employment with Alberto-Culver and us. We agreed to provide Mr. Renzulli with certain benefits primarily consisting of a lump-sum cash payment of $3.6 million. We recorded the expense for the payment during the quarter ending December 31, 2006 and the amount was paid in January 2007.

        The senior term facility is secured by substantially all of our assets, those of Investment Holdings, and those of our domestic subsidiaries. The senior term facility may be prepaid at our option at any time without premium or penalty and is subject to mandatory prepayment in an amount equal to 50% excess cash flow (as defined in the agreement governing the senior term facility) for any fiscal year (commencing in fiscal year 2008) unless a specified leverage ratio is met and 100% of the proceeds of specified asset sales that are not reinvested in the business or applied to repay borrowings under the senior ABL facility.

        The Notes are unsecured obligations of Sally Holdings and Sally Capital and are guaranteed on a senior basis (in the case of the Senior Notes) and on a senior subordinated basis (in the case of the Senior Subordinated Notes) by each of our domestic subsidiaries (other than Sally Capital). The Senior Notes and the Senior Subordinated Notes carry optional redemption features whereby we have the option to redeem the Notes on or before November 15, 2010 and November 15, 2011, respectively, at par plus a premium, plus accrued and unpaid interest, and on or after November 15, 2010 and November 15, 2011, respectively, at par plus a premium declining ratably to par, plus accrued and unpaid interest.

        Details of the debt we issued on November 16, 2006 are as follows (dollars in thousands):

	Amount*	Maturity dates (fiscal year)	Interest rates
Senior ABL facility	$70,000	2012	(i) PRIME and up to 0.50% or; (ii) LIBOR plus (1.0% to 1.50%)
Term loan A	150,000	2012	(i) PRIME plus (1.00% to 1.50%) or; (ii) LIBOR plus (2.00% to 2.50%)
Term loan B	920,000	2014	(i) PRIME plus (1.25% to 1.50%) or; (ii) LIBOR plus (2.25% to 2.50%)
Total	$1,140,000

Senior Notes	$430,000	2015	9.25%
Senior Subordinated Notes	280,000	2017	10.50%

Total	$710,000

*
Represents the principal amounts outstanding at issuance on November 16, 2006.

        On November 24, 2006, we entered into two interest rate swap agreements with a notional amount of $150.0 million and $350.0 million, respectively. These agreements expire on November 24, 2008 and 2009, respectively. The agreements allow us to convert a portion of its variable rate interest to a fixed rate at 4.9975% plus (2.00% to 2.50%) and 4.94% plus (2.00% to 2.50%), respectively.

  Other Significant Items

  Termination of Spin/Merge Transaction with Regis Corporation

        On January 10, 2006, Alberto-Culver entered into an agreement with Regis Corporation, or "Regis," to merge Sally Holdings with a subsidiary of Regis in a tax-free transaction. Pursuant to the terms and conditions of the merger agreement, the business of Sally Holdings was to be spun off to Alberto-Culver's stockholders by way of a tax-free distribution and, immediately thereafter, combined with Regis in a tax-free stock-for-stock merger.

        On April 5, 2006, Alberto-Culver provided notice to Regis that its board of directors had withdrawn its recommendation for stockholders to approve the transaction. Following Alberto-Culver's notice to Regis, also on April 5, 2006, Regis provided notice to Alberto-Culver that it was terminating the merger agreement effective immediately.

        In connection with the terminated spin/merge transaction with Regis and the transactions described in "—Other Significant Items," Alberto-Culver and Sally Holdings incurred transaction expenses, primarily the termination fee paid to Regis and legal and investment banking fees, during the fourth quarter of fiscal year 2005 and fiscal year 2006. The total amount of transaction expenses, including the termination fee, incurred by Sally Holdings was approximately $41.5 million ($27.2 million after taxes) and was expensed by Sally Holdings during fiscal year 2006 in accordance with the terms of those transaction agreements.

  Alberto-Culver's Conversion to One Class of Common Stock

        As a subsidiary of Alberto-Culver, we did not historically have our own employee stock option or restricted stock plans. However, certain employees of our business have been granted stock options and restricted shares under stock option plans and restricted stock plans of Alberto-Culver. On October 22, 2003, the Alberto-Culver board of directors approved the conversion of all of Alberto-Culver's issued shares of Class A common stock into Class B common stock on a one share-for-one share basis in accordance with the terms of Alberto-Culver's certificate of incorporation. The conversion became effective after the close of business on November 5, 2003. Following the conversion, all outstanding options to purchase shares of Alberto-Culver Class A common stock became options to purchase an equal number of shares of Alberto-Culver Class B common stock. On January 22, 2004, Alberto-Culver redesignated its Class B common stock to "common stock."

        Prior to October 1, 2005, Sally Holdings accounted for stock compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under these rules, Alberto-Culver's conversion to one class of common stock required Sally Holdings to recognize non-cash charges from the remeasurement of the intrinsic value of all Alberto-Culver Class A stock options outstanding on the conversion date that were issued to our employees. A portion of the non-cash charge was recognized on the conversion date for vested stock options and the remaining non-cash charges related to unvested stock options and restricted shares was being recognized over the remaining vesting periods. As a result, Sally Holdings recorded non-cash charges against pre-tax earnings of $31.1 million, of which $27.0 million ($17.6 million after taxes) was recognized in fiscal year 2004 and $4.1 million ($2.6 million after taxes) was recognized in fiscal year 2005. The non-cash charges reduced earnings before provision for income taxes, provision for income taxes and net earnings. No portion of the non-cash charges related to cost of products sold and distribution expenses. The net balance sheet effects of the options remeasurement increased total stockholder's equity by

$9.4 million in fiscal year 2004 and $1.5 million in fiscal year 2005, and resulted in the recognition of deferred tax assets of the same amounts. Effective October 1, 2005, Sally Holdings adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, which we refer to as "SFAS No. 123 (R)," pertaining to the expensing of stock options. The amount of the non-cash charge related to Alberto-Culver's conversion to one class of common stock affecting the fiscal year ended September 30, 2006, calculated in accordance with SFAS No. 123 (R), was nearly zero and will be nearly zero in future periods.

  Lease Accounting

        In February 2005, the SEC issued a letter expressing its interpretation of certain lease accounting issues relating to the amortization of leasehold improvements, the recognition of rent expense when leases have free rent periods and allowances received by tenants for leasehold improvements. As a result of a review of its historical lease accounting practices, Sally Holdings identified certain deviations to these interpretations and recorded a pre-tax, non-cash charge in the second quarter of fiscal year 2005 of $1.9 million ($1.2 million after taxes). In addition, net leasehold improvements increased by $0.8 million for the unamortized balance of tenant allowances and a deferred liability of $2.7 million was recorded in other liabilities for both of these adjustments.

  Share-Based Payments

        Prior to November 16, 2006, we were a subsidiary of Alberto-Culver and had no stock option or stock award plans of our own; however, certain of our employees had been granted stock options and restricted shares under stock option and stock award plans of Alberto-Culver. The Separation Transactions constituted a change in control for purposes of Alberto-Culver's stock option and stock award plans. As a result, in accordance with the terms of these plans, all outstanding stock options and stock awards of Alberto-Culver, including those held by our employees, became fully vested upon completion of the Separation Transactions on November 16, 2006. During the six months ended March 31, 2007, we recorded a charge equal to the amount of future compensation expense of approximately $5.3 million that would have been recognized in subsequent periods had these stock options and restricted shares for our employees vested over the original vesting periods. Upon completion of the Separation Transactions, all outstanding Alberto-Culver stock options held by our employees became options to purchase shares of Sally Beauty common stock.

        Since November 16, 2006, we have been a subsidiary of Sally Beauty and have no share based plans of our own; however, certain of our employees have been granted stock options and stock awards under the plans of Sally Beauty. During the second quarters of fiscal 2007 and fiscal 2006, total compensation cost charged against income and included in selling, general and administrative expenses for share-based payment arrangements was $0.6 million and $1.0 million, respectively, and the total income tax benefit recognized in the income statement from these plans was $0.2 million and $0.4 million, respectively. During the first six months of fiscal 2007 and fiscal 2006, total compensation cost charged against income and included in selling, general and administrative expenses for share-based payment arrangements was $6.3 million and $3.1 million, respectively, and the total income tax benefit recognized in the income statement from these plans was $2.4 million and $1.1 million, respectively.

  Reporting of Intercompany Note

        For the fiscal years in the three-year period ended September 30, 2005 and for the quarter ended December 31, 2006, we reported transaction gains of approximately $3.5 million in the aggregate on an intercompany note to an affiliated company as a component of other comprehensive income. We have subsequently determined that, on a stand-alone basis, this amount is properly reported as a transaction gain within operating earnings. As a result, in this report and the financial statements included herein we have increased pre-tax earnings for the fiscal year ended September 30, 2006 by approximately $3.5 million ($2.3 million after taxes). There were no transaction gains or losses for the six months ended March 31, 2007.

Results of Operations

        The following table shows the results of operations of our business for the fiscal years ended September 30, 2004, 2005 and 2006 and for the six months ended March 31, 2006 and 2007, expressed as a percentage of net sales for the respective periods:

	Year Ended September 30,			Six Months Ended March 31,
	2004	2005	2006	2006	2007
Net sales	100.0%	100.0%	100.0%	100.0%	100%
Cost of products sold and distribution expenses	54.7%	54.4%	54.2%	54.0%	54.2%

Gross profit	45.3%	45.6%	45.8%	46.0%	45.8%

Total other costs and expenses	37.2%	37.1%	38.2%	36.9%	37.8%

Operating earnings	8.1%	8.5%	7.6%	9.1%	8.1%
Interest expense, net	0.1%	0.1%	0.0%	0.1%	5.0%

Earnings before provision for income taxes	8.0%	8.4%	7.6%	9.0%	3.1%
Provision for income taxes	3.0%	3.2%	3.0%	3.4%	1.9%

Net earnings	5.0%	5.2%	4.6%	5.6%	1.2%

  Key Operating Metrics

        The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance (dollars in thousands):

	Year Ended September 30,			Six Months Ended March 31,
	2004	2005	2006	2006	2007
Net sales:
Sally Beauty Supply	$1,296,057	$1,358,899	$1,419,332	$703,040	$753,764
Beauty Systems Group	801,610	895,408	953,768	464,416	485,391

	$2,097,667	$2,254,307	$2,373,100	$1,167,456	$1,239,155

Gross Profit	$950,853	$1,027,000	$1,086,771	$536,827	$567,510
Gross profit margin	45.3%	45.6%	45.8%	46.0%	45.8%
Selling, general and administrative expenses	$711,208	$789,447	$822,695	$392,869	$422,396

Operating earnings:
Sally Beauty Supply	$205,477	$224,622	$237,388	$120,501	$134,755
Beauty Systems Group	84,653	73,208	89,600	44,400	32,777

Segment operating profit	290,130	297,830	326,988	164,901	167,532
Unallocated corporate costs and sales based service fee	(93,475)	(101,198)	(100,126)	(50,918)	(39,748)
Share-based compensation expense	—	—	(5,186)	(3,116)	(6,264)
Non-cash charge related to Alberto-Culver's conversion to one class of common stock	(27,036)	(4,051)	—	—	—
Transaction expenses	—	—	(41,475)	(4,743)	(21,484)

	$169,619	$192,581	$180,201	$106,124	$100,036

Segment operating profit margin:
Sally Beauty Supply	15.9%	16.5%	16.7%	17.1%	17.9%
Beauty Systems Group	10.6%	8.2%	9.4%	9.6%	6.8%
Consolidated operating profit margin	8.1%	8.5%	7.6%	9.1%	8.1%
Number of stores at end-of-period (including franchises):
Sally Beauty Supply	2,355	2,419	2,511	2,465	2,642
Beauty Systems Group	692	822	828	825	847

	3,047	3,241	3,339	3,290	3,489

Comparable store sales growth(1)
Sally Beauty Supply	3.8%	2.4%	2.4%	2.8%	2.5%
Beauty Systems Group	8.5%	(0.6)%	4.1%	1.4%	10.6%
Consolidated	4.6%	1.8%	2.8%	2.5%	4.4%

(1)
Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

  Description of Revenues and Expenses

        Net Sales.    Our net sales consist primarily of the following:

  •
  Sally Beauty Supply.    Sally Beauty Supply generates net sales primarily by selling products through its stores to both professional and retail customers. Sally Beauty Supply sells hair care, hair color, skin and nail care products, electrical appliances and other beauty related accessories. Because nearly 40% of our U.S. Sally Beauty Supply revenues come from private or control label brands, most of these same products are generally not sold in most other retail stores and are not sold in our BSG business. Various factors influence Sally Beauty Supply's net sales including local competition, product assortment and availability, price, hours of operation and marketing and promotional activity. Sally Beauty Supply's product assortment and sales are generally not seasonal in nature.

  •
  Beauty Systems Group.    BSG generates net sales by selling products to salon professionals and independent stylists through company-owned and franchised stores, as well as through its network of professional distributor sales consultants. BSG sells hair care, hair color products, skin and nail care products, electrical appliances and other beauty related accessories. These products are not sold directly to the general public and are generally not the same products as those sold in our Sally Beauty Supply stores. Various factors influence BSG's net sales, including product breadth and availability, competitive activity, relationships with suppliers, new product introductions and price. BSG's product assortment and sales are not seasonal in nature.

        Cost of Products Sold and Distribution Expenses.    Cost of products sold and distribution expenses consist of the cost to purchase merchandise from suppliers, less rebates and allowances, and certain overhead expenses including purchasing costs, freight from distribution centers to stores and handling costs in the distribution centers. Cost of products sold and distribution expenses are also affected by inventory shrinkage, which represents products that are lost, stolen or damaged.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses consist primarily of share-based compensation, store personnel costs, commissions paid to professional distributor sales consultants, benefits, utilities, property maintenance, advertising, rent, insurance, freight and distribution expenses for delivery to customers and administrative costs.

        Sales-based Service Fee.    Prior to the Separation Transactions, we were charged a sales-based service fee under the consulting, business development and advisory services agreement between certain of our subsidiaries and Alberto-Culver. Following the Separation Transactions, the arrangements giving rise to this fee from Alberto-Culver were terminated and the related charges have ceased. We believe that had we been a stand-alone company, we would have not incurred a comparable expense.

        Transaction Expenses.    For the fiscal year 2007, transaction expenses are costs associated with the Separation Transactions and are primarily payments to Alberto-Culver as defined in the separation agreement. In addition, we recognized severance costs for two executives and certain professional fees related to the Separation Transactions. For fiscal year 2006, transaction expenses are related to the termination of the agreement with Regis that called for us to merge with one of their subsidiaries in a tax-free transaction. This proposed transaction was terminated in April 2006 and we expensed approximately $41.5 million ($27.2 million after taxes) in fees associated with the termination.

Comparison of the Six Months Ended March 31, 2007 and 2006

  Net Sales

        Consolidated net sales increased $71.7 million, or 6.1%, to $1,239.1 million for the six months ended March 31, 2007 compared to $1,167.4 million for the same period in 2006. This increase was primarily the result of comparable store sales growth of 4.4% and the acquisitions of Salon Success and

Salon Services. Salon Success contributed $15.8 million of revenue and Salon Services contributed $13.6 million of revenue during the six months ended March 31, 2007. We acquired Salon Success during the third quarter of 2006 and Salon Services during the second quarter of 2007, so there was no revenue from these operations during the six months ended March 31, 2006.

        Sally Beauty Supply.    Net sales for Sally Beauty Supply increased $50.8 million, or 7.2%, to $753.8 million for the six months ended March 31, 2007 compared to $703.0 million for the same period in 2006. Net sales increased primarily due to a 1.9% increase resulting from the Salon Services acquisition, which contributed $13.6 million of revenue during the six months ended March 31, 2007, as well as due to the opening of 78 new stores (excluding acquisitions) and a comparable store sales growth of 2.5%.

        Beauty Systems Group.    Net sales for BSG increased $21.0 million, or 4.5%, to $485.4 million for the six months ended March 31, 2007 compared to $464.4 million for the same period in 2006. Net sales increased due to a comparable store sales growth of 10.6% and $15.8 million of revenues from the acquisition of Salon Success. The BSG same store sales increases were partially offset by a decline of 13.6% in sales by BSG professional distributor sales consultants, caused primarily by the loss of L'Oreal revenue, offset by revenue increases with other suppliers.

  Gross Profit

        Consolidated gross profit increased $30.7 million, or 5.7%, to $567.5 million for the six months ended March 31, 2007 compared to $536.8 million for the same period in 2006. Consolidated gross profit, as a percentage of net sales, was 45.8% for the six months ended March 31, 2007 compared to 46.0% for the prior year period. Gross profit margins declined slightly during the first six months of 2007 due to lower gross profit margins at BSG, partially offset by higher gross profit margins at Sally Beauty Supply. Gross profit margins for Sally Beauty Supply were helped, in part, by a continued increase in sales of private label products. Gross profit margins for BSG were hurt, in part, by the loss of L'Oreal revenues being partially offset by lower margin product sales.

  Selling, General and Administrative Expenses

        Consolidated selling, general and administrative expenses increased $29.5 million, or 7.5%, to $422.4 million for the six months ended March 31, 2007 compared to $392.9 million for the same period in 2006. These expenses, as a percentage of net sales, were 34.1% for the six months ended March 31, 2007 compared to 33.7% for the prior year period. The increase in expense is attributable to selling and administrative costs associated with the unit growth of the Sally Beauty Supply and BSG businesses, acquisitions and additional expenses at our corporate support center.

  Sales-based Service Fee Charged by Alberto-Culver

        The sales-based service fee declined to $3.8 million for the six months ended March 31, 2007 from $14.4 million for the six months ended March 31, 2006 due to the cancellation of the consulting, business development and advisory services agreement between certain of our subsidiaries and Alberto-Culver in connection with the Separation Transactions.

  Transaction Expenses

        We recorded $21.5 million in expenses related to the Separation Transactions for the six months ended March 31, 2007. The expenses were for fees allocated to us by Alberto-Culver and for the severance payments to Mr. Renzulli, former Chairman of Sally Holdings, Inc., as called for in the separation agreement from Alberto-Culver, of approximately $20.0 million, as well as severance payments to Mr. Robinson, former Chief Financial Officer and Treasurer of Sally Holdings, Inc., prior to his retirement, of approximately $0.9 million, and for other professional fees. During the six months ended March 31, 2006, we recorded $4.7 million in expenses related to the terminated transaction with Regis.

  Operating Earnings

        Consolidated operating earnings decreased by $6.1 million, or 5.7%, to $100.0 million for the six months ended March 31, 2007 compared to $106.1 million for the same period in 2006. Operating earnings, as a percentage of net sales, were 8.1% for the six months ended March 31, 2007 compared to 9.1% for the same period in 2006. The decrease in consolidated operating earnings was primarily due to the expenses incurred as a result of the Separation Transactions. We do not allocate these expenses to our operating segments and these expenses are not reflected in the segment operating earnings of Sally Beauty Supply and BSG discussed below.

        Sally Beauty Supply.    Sally Beauty Supply's segment operating earnings increased $14.3 million, or 11.9%, to $134.8 million for the six months ended March 31, 2007 compared to $120.5 million for the same period in 2006. Segment operating earnings, as a percentage of net sales, was 17.9% for the six months ended March 31, 2007 compared to 17.1% for the same period in 2006. Sally Beauty Supply operating earnings were positively impacted by growth in the number of stores as well as a gross margin improvement caused by a continued shift in customer and product mix.

        Beauty Systems Group.    BSG's segment operating earnings decreased $11.6 million, or 26.1%, to $32.8 million for the six months ended March 31, 2007 compared to $44.4 million for the same period in 2006, in part, due to an increase in selling, general and administrative expenses, while also experiencing slightly lower gross profit margins on an increased sales volume. Gross profit margins declined primarily as a result of a higher level of sales volume in a particular channel that traditionally has carried low margins, the loss of L'Oreal related revenue being partially offset by lower margin products, and gross margin declines in certain products. BSG's franchise-based business also experienced a decline in profitability for the six months ended March 31, 2007. In addition, BSG incurred approximately $3.1 million of expenses related to the closure of a warehouse and expenses related to the realignment of the BSG sales force during the first two quarters of fiscal 2007. Segment operating earnings, as a percentage of net sales, was 6.8% for the six months ended March 31, 2007 compared to 9.6% to the same period in 2006.

  Net Interest Expense

        Interest expense, net of interest income, was $62.1 million and $0.5 million for the six months ended March 31, 2007 and 2006, respectively. The increase in interest expense was primarily attributable to the interest associated with the new debt incurred on November 16, 2006. The interest expense was partially offset by interest income of $1.4 million and $0.5 million for the six months ended March 31, 2007 and 2006, respectively. Interest expense includes a marked to market fair value adjustment for interest rate swaps of $0.7 million for the six months ended March 31, 2007.

  Provision for Income Taxes

        Provision for income taxes was $22.0 million during the six months ended March 31, 2007 compared to $40.7 million for the same period of 2006. Income taxes for the interim periods ended March 31, 2007 and March 31, 2006 have been included in the accompanying financial statements on the basis of an estimated annual effective rate. In determining the estimated annual effective tax rate, we have excluded the tax effect of one-time charges related to the Separation Transactions. The estimated annual effective tax rate excluding these charges is 37.4% for 2007 compared to 38.8% for 2006.

  Net Earnings

        As a result of the foregoing, consolidated net earnings decreased $49.1 million, or 75.5%, to $15.9 million for the six months ended March 31, 2007 compared to $65.0 million for the same period in 2006. Net earnings, as a percentage of net sales, were 1.3% for the six months ended March 31, 2007 compared to 5.6% for the six months ended March 31, 2006. Net earnings were reduced as a result of the expenses related to the Separation Transactions and increased interest expense associated with the debt incurred.

  Comparison of the Years Ended September 30, 2005 and 2006

  Net Sales

        Consolidated net sales increased $118.8 million, or 5.3%, to $2,373.1 million for the year ended September 30, 2006 compared to $2,254.3 million for the same period in 2005. This increase was primarily the result of comparable store sales growth of 2.8%, the inclusion of a full reporting period for the CosmoProf business for the year ended September 30, 2006 which resulted in a 1.1% increase in net sales, the acquisition of Salon Success, which resulted in a 0.5% increase in net sales and the opening of new stores, including 98 net new stores opened during the year ended September 30, 2006. The CosmoProf business was acquired in the first quarter of fiscal 2005 and the Salon Success business was acquired during the third quarter of 2006.

          Sally Beauty Supply.    Net sales for Sally Beauty Supply increased $60.4 million, or 4.4%, to $1,419.3 million for the year ended September 30, 2006 compared to $1,358.9 million for the same period in 2005. Net sales increased primarily due to a 2.3% increase resulting from the opening of new stores, including 92 net new stores opened during the year ended September 30, 2006, and comparable store sales growth of 2.4%. These increases were partially offset by the effect of foreign exchange rates, which decreased net sales by 0.2%.

          Beauty Systems Group.    Net sales for BSG increased $58.4 million, or 6.5%, to $953.8 million for the year ended September 30, 2006 compared to $895.4 million for the same period in 2005. This improvement in net sales resulted primarily from the inclusion of a full reporting period for the CosmoProf business for the year ended September 30, 2006, which provided 2.8 percentage points of the increase in net sales and the acquisition of Salon Success which provided 1.0% increase in net sales. The remaining increase was principally due to a 0.6% increase in net sales resulting from the opening of new stores, including six net new stores opened during the year ended September 30, 2006 (including franchised stores), comparable store sales growth of 4.1% and a 0.7% positive impact from foreign exchange rates. These increases for the year ended September 30, 2006 were partially offset by lower sales by BSG's professional distributor sales consultants as salon professionals shifted some of their purchases from sales consultants to BSG stores.

  Gross Profit

        Consolidated gross profit increased $59.8 million, or 5.8%, to $1,086.8 million for the year ended September 30, 2006 compared to $1,027.0 million for the same period in 2005. Consolidated gross profit, as a percentage of net sales, was 45.8% for the year ended September 30, 2006 compared to 45.6% for the prior year period. The gross profit margin improvement is primarily attributable to improved vendor pricing, an increase in the percentage of sales made to retail customers (since such sales are at a higher gross profit margin than those made to salons and salon professionals) and with an increase in sales of private label products.

  Selling, General and Administrative Expenses

        Consolidated selling, general and administrative expenses increased $33.4 million, or 4.2%, to $836.2 million for the year ended September 30, 2006 compared to $802.8 million for the same period in 2005. These expenses, as a percentage of net sales, were 35.2% for the year ended September 30, 2006 compared to 35.6% for the prior year period. The increase in expense is primarily attributable to selling and administrative costs associated with the growth of the Sally Beauty Supply and BSG businesses, including $9.0 million of selling and administrative costs from the acquired CosmoProf business and $3.3 million of costs from Salon Success, along with $5.2 million of stock option expense recognized pursuant to SFAS No. 123 (R) and costs related to our corporate support facility.

        Charges for Alberto-Culver administrative services were $13.5 million in fiscal year 2006 versus $13.3 million in fiscal year 2005. Following the Separation Transactions, the arrangements giving rise to these fees from Alberto-Culver were terminated and the related charges from Alberto-Culver have ceased.

  Sales-based Service Fee Charged by Alberto-Culver

        The sales-based service fee amounted to $28.9 million and $27.6 million in fiscal years 2006 and 2005, respectively, an increase of $1.3 million or 4.7% in fiscal year 2006 from fiscal year 2005. Following the Separation Transactions, the arrangements giving rise to these fees from Alberto-Culver were terminated and the related charges have ceased.

  Other Expenses

        Other expenses for the year ended September 30, 2006 include expenses related to the terminated transaction with Regis and the Separation Transactions. In accordance with the terms of the related transaction agreements, Alberto-Culver allocated to Sally Beauty's business $41.5 million in transaction expenses for the year ended September 30, 2006 representing Sally Beauty's share of the termination fee paid to Regis and legal, investment banking and other fees and expenses related to the Separation Transactions. Other expenses for the year ended September 30, 2005 include $4.1 million in non-cash charges related to Alberto-Culver's conversion to one class of common stock. See "—Overview—Other Significant Items—Alberto-Culver's Conversion to One Class of Common Stock."

  Operating Earnings

        Consolidated operating earnings decreased by $12.4 million, or 6.4%, to $180.2 million for the year ended September 30, 2006 compared to $192.6 for the same period in 2005. Operating earnings, as a percentage of net sales, were 7.6% for the year ended September 30, 2006 compared to 8.5% for the same period in 2005. The decrease in consolidated operating earnings was primarily due to the allocation to our business by Alberto-Culver of $41.5 million of expenses related to the terminated Regis transaction and the transactions described in "—Overview—Our Separation from Alberto-Culver." We do not allocate these expenses to our operating segments and these expenses are not reflected in the segment operating profit of Sally Beauty Supply and BSG discussed below.

          Sally Beauty Supply.    As a result of the foregoing, Sally Beauty Supply's segment operating profit increased $12.8 million, or 5.7%, to $237.4 million for the year ended September 30, 2006 compared to $224.6 million for the same period in 2005. Segment operating profit, as a percentage of net sales, was 16.7% for the year ended September 30, 2006 compared to 16.5% for the same period in 2005.

          Beauty Systems Group.    As a result of the foregoing, BSG's segment operating profit increased $16.4 million, or 22.4%, to $89.6 million for the year ended September 30, 2006 compared to $73.2 million for the same period in 2005. Segment operating profit, as a percentage of net sales, was 9.4% for the year ended September 30, 2006 compared to 8.2% to the same period in 2005.

  Net Interest Expense

        Interest expense, net of interest income, was $0.1 million and $3.0 million for the years ended September 30, 2006 and 2005, respectively. Interest expense decreased $2.2 million to $1.9 million for the year ended September 30, 2006 compared to $4.1 million for the same period in 2005. The decrease in interest expense was primarily attributable to the repayment of all notes payable to affiliated companies in December 2005. These expenses were partially offset by interest income of $1.8 million and $1.1 million for the years ended September 30, 2006 and 2005, respectively.

  Provision for Income Taxes

        Provision for income taxes was $69.9 million during the year ended September 30, 2006 compared to $73.2 million for the same period of 2005. The decreased provision for income taxes for the year ended September 30, 2006 was principally the result of lower earnings before provision for income taxes in fiscal year 2006. The effective tax rate was 38.8% in fiscal 2006 and 38.6% in fiscal 2005. The increase in the effective tax rate was primarily related to a change in the mix of earnings from foreign operations and higher state income taxes.

  Net Earnings

        As a result of the foregoing, consolidated net earnings decreased $6.3 million, or 5.4%, to $110.2 million for the year ended September 30, 2006 compared to $116.5 million for the same period in 2005. Net earnings, as a percentage of net sales, were 4.6% for the year ended September 30, 2006 compared to 5.2% for the year ended September 30, 2005. Net earnings for the year ended September 30, 2006 were reduced by $3.4 million as a result of stock option expense recognized pursuant to SFAS No. 123 (R) and pre-tax charges of $41.5 million for transaction expenses related to the terminated transaction with Regis and the Separation Transactions. Net earnings for the year ended September 30, 2005 were reduced by $2.6 million for the non-cash charge from Alberto-Culver's conversion to one class of common stock and $1.2 million related to the lease accounting adjustment. See "—Overview—Other Significant Items—Alberto-Culver's Conversion to One Class of Common Stock."

  Comparison of the Years Ended September 30, 2004 and 2005

  Net Sales

        Consolidated net sales increased $156.6 million, or 7.5%, to $2,254.3 million for the year ended September 30, 2005 compared to $2,097.7 million for the same period in 2004. This increase was primarily due to acquisitions, which accounted for 5.2% of the revenue growth, comparable store sales growth of 1.8% and the opening of new stores, including 99 net new stores opened during the period. In addition, the effect of changes in foreign exchange rates increased net sales for the year ended September 30, 2005 by 0.6%.

          Sally Beauty Supply.    Net sales for Sally Beauty Supply increased $62.8 million, or 4.8%, to $1,358.9 million for the year ended September 30, 2005 compared to $1,296.1 million for the same period in 2004. The increase in net sales in fiscal year 2005 was attributable to a 2.2% increase in net sales resulting from the opening of new stores, including 62 net new stores opened during the period, comparable store sales growth of 2.4% and a 0.3% positive effect from foreign exchange rates.

          Beauty Systems Group.    Net sales for BSG increased $93.8 million, or 11.7%, to $895.4 million for the year ended September 30, 2005 compared to $801.6 million for the same period in 2004. This improvement in net sales resulted primarily from acquisitions, including the acquisition of the CosmoProf business in the first quarter of fiscal year 2005 and the acquisition of West Coast Beauty Supply in the first quarter of fiscal year 2004, which increased net sales by 13.6%. In addition, net sales increased 1.3% as the result of the opening of new stores, including 37 net new stores opened during the period, and changes in foreign exchange rates increased net sales by 0.9%. These increases were partially offset by a 0.6% decline in comparable store sales and lower sales by BSG's professional distributor sales consultants. The decrease in sales for existing BSG stores and professional distributor sales consultants principally resulted from certain suppliers' decisions to begin selling their products directly to salons.

  Gross Profit

        Consolidated gross profit increased $76.1 million, or 8.0%, to $1,027.0 million for the year ended September 30, 2005 compared to $950.9 million for the same period in 2004. Consolidated gross profit, as a percentage of net sales, was 45.6% for the year ended September 30, 2005 compared to 45.3% for the prior year period. The gross profit margin improvement is primarily attributable to improved vendor pricing, lower store inventory shrinkage and favorable changes in Sally Beauty Supply's sales mix between retail and professional customers.

  Selling, General and Administrative Expenses

        Consolidated selling, general and administrative expenses increased $74.7 million, or 10.3%, to $802.8 million for the year ended September 30, 2005 compared to $728.1 million for the same period in 2004. These expenses, as a percentage of net sales, were 35.6% for the year ended September 30, 2005 compared to 34.7% for the prior year period. The increase in fiscal year 2005 primarily resulted from the higher selling and administrative costs associated with the growth of the Sally Beauty Supply and BSG businesses, including $38.6 million resulting from the acquisitions of CosmoProf in December, 2004 and West Coast Beauty Supply in December, 2003. In addition, a portion of the increase in fiscal year 2005 relates to the $1.9 million lease accounting adjustment discussed in "—Overview—Other Significant Items—Lease Accounting."

        Charges for Alberto-Culver administrative services were $13.3 million in fiscal year 2005 versus $16.9 million in fiscal year 2004. The $3.6 million decrease in charges for administrative services in fiscal year 2005 was primarily due to lower incentive compensation costs at Alberto-Culver, which, in turn, reduced the charge to our business. Following the Separation Transactions, the arrangements giving rise to these fees from Alberto-Culver were terminated and the related charges from Alberto-Culver have ceased.

  Sales-based Service Fee Charged by Alberto-Culver

        The sales-based service fee amounted to $27.6 million and $26.1 million in fiscal years 2005 and 2004, respectively, or an increase of $1.5 million or 5.7% in fiscal year 2005 from fiscal year 2004. Following the Separation Transactions, the arrangements giving rise to these fees from Alberto-Culver were terminated and the related charges have ceased.

  Other Expenses

        Other expenses include a non-cash charge related to Alberto-Culver's conversion to one class of common stock of $4.1 million for the year ended September 30, 2005 compared to $27.0 million for the same period in 2004. See "—Overview—Other Significant Items—Alberto-Culver's Conversion to One Class of Common Stock."

  Operating Earnings

        As a result of the foregoing, consolidated operating earnings increased by $23.0 million, or 13.5%, to $192.6 million for the year ended September 30, 2005 compared to $169.6 million for the same period in 2004. Operating earnings, as a percentage of net sales, were 8.5% for the year ended September 30, 2005 compared to 8.1% for the year ended September 30, 2004.

          Sally Beauty Supply.    As a result of the foregoing, Sally Beauty Supply's segment operating profit increased $19.1 million, or 9.3%, to $224.6 million for the year ended September 30, 2005 compared to $205.5 million for the same period in 2004. Segment operating profit, as a percentage of net sales, was 16.5% for the year ended September 30, 2005 compared to 15.9% for the year ended September 30, 2004.

          Beauty Systems Group.    BSG's segment operating profit decreased $11.5 million, or 13.6%, to $73.2 million for the year ended September 30, 2005 compared to $84.7 million for the same period in 2004. Segment operating profit, as a percentage of net sales, was 8.2% for the year ended September 30, 2005 compared to 10.6% for the year ended September 30, 2004. The decrease in segment operating profit for BSG during fiscal year 2005 was primarily due to the loss of sales that resulted from certain suppliers' decisions to begin selling their products directly to salons.

  Net Interest Expense

        Interest expense, net of interest income, was $3.0 million and $2.3 million for the years ended September 30, 2005 and 2004, respectively. Interest expense increased $0.7 million to $4.1 million for the year ended September 30, 2005 compared to $3.4 million for the same period in 2004. Interest expense is primarily related to notes payable to affiliated companies which were obtained to finance acquisitions and international operations. The increase in interest expense was primarily due to higher outstanding balances of notes payable to affiliated companies during fiscal year 2005. These expenses were partially offset by interest income of $1.1 million and $1.2 million for the years ended September 30, 2005 and 2004, respectively.

  Provision for Income Taxes

        Provision for income taxes was $73.2 million during the year ended September 30, 2005 compared to $62.1 million for the same period of 2004. The increased provision for income taxes for the year ended September 30, 2005 was principally the result of higher earnings before provision for income taxes in fiscal year 2005. The effective tax rate was 38.6% in fiscal 2005 and 37.1% in fiscal 2004. The increase in the effective tax rate was primarily related to a change in the mix of earnings from foreign operations and higher state income taxes.

  Net Earnings

        As a result of the foregoing, consolidated net earnings increased $11.2 million, or 10.6%, to $116.5 million for the year ended September 30, 2005 compared to $105.3 million for the same period in 2004. Net earnings, as a percentage of net sales, were 5.2% for the year ended September 30, 2005 compared to 5.0% for the year ended September 30, 2004. The non-cash charge from Alberto-Culver's conversion to one class of common stock reduced net earnings by $2.6 million in fiscal 2005 and $17.6 million in fiscal 2004. See "—Overview—Other Significant Items—Alberto-Culver's Conversion to One Class of Common Stock." Net earnings in fiscal 2005 were also reduced by $1.2 million related to the lease accounting adjustment. See "—Overview—Other Significant Items—Lease Accounting."

Financial Condition

  March 31, 2007 Compared to September 30, 2006

        Working capital (current assets less current liabilities) at March 31, 2007 was $366.3 million compared to $479.1 million at September 30, 2006, representing a decrease of $112.8 million. The resulting ratio of current assets to current liabilities was 2.12 to 1.00 at March 31, 2007 compared to 2.65 to 1.00 at September 30, 2006. The decrease in working capital was impacted as current assets declined while current liabilities increased. Current assets were impacted by a $78.2 million reduction in cash associated with the payment of fees and the transfer of cash to Alberto-Culver in connection with the Separation Transactions and an $8.4 million decline in inventory levels, offset by an increase in the prepayment of certain expenses. The increase in current liabilities was primarily impacted by the addition of the current portion, which are amounts due over the next twelve months, of the debt incurred on November 16, 2006 or approximately $16.7 million, and $34.6 million of interest that has been accrued at March 31, 2007. These increases, along with an increase in taxes, which had previously been paid by Alberto-Culver, exceeded a reduction in accounts payable, having been impacted by the decline in inventory purchases. A reduction in working capital is part of our business strategy to minimize the amount of capital employed in the business while maximizing the related operating profits.

        Other assets at March 31, 2007 were $65.0 million compared to $7.9 million at September 30, 2006, representing an increase of $57.1 million. This increase was due to the costs associated with the debt, which will be amortized as interest expense over the term of the debt.

        Goodwill at March 31, 2007 increased by $38.1 million to $402.8 million compared to September 30, 2006 primarily as a result of the Salon Services acquisition.

        Accrued expenses increased by $30.7 million to $144.8 million at March 31, 2007 compared to $114.1 million at September 30, 2006. This increase was a result of $34.6 million of interest expense and $9.7 million for health and worker's compensation insurance previously provided by Alberto-Culver, offset by $11.5 million of payments against various incentive and benefit plans and adjustments to various incentive plans.

        Total stockholders' equity decreased as a result of the special dividend payment of approximately $2,342.1 million called for under the separation agreement from Alberto-Culver. The proceeds from the capital contribution of $575.0 million from the CDR Investors and the proceeds from the debt were used to issue this dividend. In addition, retained earnings decreased by $39.5 million as a result of settlement of the inter-company agreement with Alberto-Culver, treated as a dividend.

        Additional paid-in capital increased as a result of the equity contribution made by Clayton, Dubilier & Rice, Inc. in connection with the Separation Transactions. The increase was offset by the costs of raising equity in the amount of approximately $42.4 million.

  September 30, 2005 Compared to September 30, 2006

        Working capital (current assets less current liabilities) at September 30, 2006 was $479.1 million compared to $382.5 million at September 30, 2005, representing an increase of $96.6 million. The resulting ratio of current assets to current liabilities was 2.65 to 1.00 at September 30, 2006 compared to 2.42 to 1.00 at September 30, 2005. The increase in working capital was primarily due to working capital generated from operations, partially offset by capital expenditures, the net repayment of notes with affiliated companies and the acquisition of Salon Success in June 2006.

        Cash and cash equivalents at September 30, 2006 was $107.6 million compared to $38.6 million at September 30, 2005, representing an increase of $69.0 million. The increase primarily resulted from cash generated by operations, partially offset by capital expenditures, the net repayment of notes with affiliated companies and the acquisition of Salon Success in June 2006. Trade accounts receivable increased $5.2 million to $45.5 million for the fiscal year 2006 primarily due to the acquisition of Salon Success and the timing of collections from increased sales.

        Inventories increased $49.9 million to $575.0 million at September 30, 2006 compared to $525.1 at September 30, 2005. The increase was primarily due to an increase in the number of Sally Beauty Supply stores, the introduction of new lines for fragrances, hair color and electrical products, as well as strategic inventory purchases related to favorable pricing from vendors, the acquisition of Salon Success and the effects of changes in foreign exchange rates.

        Net property and equipment was $142.7 million at September 30, 2006 compared to $149.4 million at September 30, 2005 resulting in a decrease of $6.7 million. While approximately $22.0 million was invested in new stores and remodels, the decrease from September 30, 2005 was primarily a result of declining overall capital expenditures with the conclusion of the construction of the new corporate facility along with the customary depreciation and retirements, primarily in the stores.

        Goodwill increased $11.2 million to $364.7 million at September 30, 2006 compared to $353.5 million at September 30, 2005. The increase was due to the acquisition of Salon Success and the effects of changes in foreign exchange rates.

        Intangible assets increased $4.9 million to $53.2 million at September 30, 2006 compared to $48.3 at September 30, 2005 as a result of the acquisition of Salon Success.

        Notes receivable from affiliated companies and notes payable to affiliated companies, which totaled $15.2 million and $31.8 million, respectively, at September 30, 2005, were fully repaid during the first quarter of fiscal year 2006.

        The amount due from Alberto-Culver was $0.5 million at September 30, 2006 compared to an amount due from Alberto-Culver of $11.3 million at September 30, 2005. This change was primarily a result of the transaction expenses paid by Alberto-Culver and allocated to Sally Beauty in connection with the terminated transaction with Regis and the Separation Transactions.

        Accounts payable increased by $25.5 million to $176.6 million at September 30, 2006 from $151.1 million at September 30, 2005 due to the timing of payments and outstanding payables resulting from increased inventory levels.

        Accrued expenses increased by $10.1 million to $114.1 million at September 30, 2006 compared to $104.0 at September 30, 2005. This increase was a result of the classification from long-term liabilities of certain deferred compensation that will be paid as a result of the Separation Transactions, rent related accruals, and the Salon Success acquisition. Other liabilities at September 30, 2006 were $12.0 million compared to $21.3 million at September 30, 2005, representing a decrease of $9.3 million. The decrease was mainly due to an escrow payment by BSG to the former owners of West Coast Beauty Supply.

        Stock options subject to redemption of $7.5 million as of September 30, 2006 represent the intrinsic value as of November 5, 2003 of currently outstanding Alberto-Culver stock options held by our employees which were modified on that date as a result of Alberto-Culver's conversion to one class of common stock. This amount was reclassified from additional paid-in capital because Alberto-Culver's stock option plans, through which certain of our employees have been granted stock options, contain a contingent cash settlement provision upon the occurrence of certain change in control events which are not solely in our control. While we believed that the possibility of occurrence of any such change in control event was remote, the reclassification was required because neither we nor Alberto-Culver had sole control over such events. The Separation Transactions, which were treated as a change in control for other employee related agreements, did not constitute a change in control under the provisions of the stock option agreements.

        Additional paid-in capital decreased $1.7 million to $62.2 million at September 30, 2006 compared to September 30, 2005, primarily due to the reclassification to stock options subject to redemption discussed in the preceding paragraph, partially offset by paid-in capital recorded for stock option expense.

        Accumulated other comprehensive income—foreign currency translation increased $2.9 million to $16.3 million at September 30, 2006 compared to $13.4 million at September 30, 2005. The increase was primarily due to the weakening of the U.S. dollar versus certain foreign currencies, primarily the British pound and Canadian dollar.

Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

        Our primary source of cash over the past three years has been from funds provided by operating activities and, for the six months ended March 31, 2007, from borrowings. The primary uses of cash during the past three years were for acquisitions and capital expenditures and, for the six months ended March 31, 2007, for the cash dividend paid in connection with the Separation Transactions. The following table shows our sources and uses of funds for the fiscal years ended September 30, 2006, 2005 and 2004 and for the six months ended March 31, 2007 (in thousands):

	Year Ended September 30,			Six Months Ended March 31,
	2004	2005	2006	2006	2007
Cash provided by operating activities	$159,228	$115,455	$156,721	$65,386	$97,151
Cash used by investing activities	(139,919)	(126,045)	(52,158)	(18,461)	(87,942)
Cash provided (used) by financing activities	(34,000)	3,737	(32,205)	(22,457)	(82,875)
Effect of foreign exchange rates	(570)	12	(3,399)	(261)	72
Net increase (decrease) in cash and cash equivalents	$(15,261)	$(6,841)	$68,959	$24,207	$(73,594)

  Cash Provided by Operating Activities

        Net cash provided by operating activities in the six months ended March 31, 2007 increased by $31.7 million to $97.2 million compared to $65.4 million during the six months ended March 31, 2006. The increase was primarily due to a reduction in cash used for inventory as we reduced our inventory levels, partially offset by less net income due to transaction expenses and payments against tax liabilities. These tax liabilities were paid by Alberto-Culver in 2006 and were included in the inter-company account. Operating cash also increased due to the timing of collections from customers and vendors, offset by prepayments of insurance as we assumed responsibility from Alberto-Culver for liability and worker's compensation coverage.

        Net cash provided by operating activities during the year ended September 30, 2006 increased by $41.2 million to $156.7 million compared to $115.5 million during the year ended September 30, 2005. The increase was primarily due to the timing of payments of amounts due to Alberto-Culver and to vendors and improved collections of other receivable balances, partially offset by lower net earnings adjusted for non-cash items and for increased amounts paid for inventories.

        Net cash provided by operating activities declined by $43.7 million to $115.5 million in fiscal 2005 from $159.2 million in fiscal 2004 primarily due to the timing of payments to vendors, higher income tax payments to Alberto-Culver in 2005 and an increase in accounts payable and accrued expenses generated by the West Coast Beauty Supply business in 2004 subsequent to its acquisition date, partially offset by higher net earnings adjusted for non-cash items.

  Cash Used by Investing Activities

        Net cash used by investing activities in the six months ended March 31, 2007 increased by $69.5 million to $87.9 million compared to $18.5 million in the six months ended March 31, 2006,

primarily due to capital expenditures for new stores and remodels and the acquisition in the United Kingdom.

        Net cash used by investing activities in the year ended September 30, 2006 decreased by $73.9 million to $52.2 million compared to $126.0 million in the year ended September 30, 2005, primarily due to lower cash acquisition costs and capital expenditures in the year ended September 30, 2006. Cash used for the acquisition of Salon Success during the year ended September 30, 2006 was substantially less than the cash used for the acquisition of CosmoProf in the prior year period. Capital expenditures were $30.3 million for the year ended September 30, 2006 compared to $52.2 million during the year ended September 30, 2005 with the higher amount in 2005 principally related to the new corporate support facility in Denton, Texas.

        Net cash used by investing activities was $126.0 million and $139.9 million during fiscal 2005 and 2004, respectively. The net cash used by investment activities primarily consisted of $96.9 million and $123.7 million spent for acquisitions in fiscal years 2005 and 2004, respectively, principally related to the December 2004 acquisition of CosmoProf and the December 2003 purchase of West Coast Beauty Supply. In addition, capital expenditures were $52.2 million and $52.0 million in fiscal years 2005 and 2004, respectively, primarily due to a total of $35.0 million spent for the new corporate support facility in Denton, Texas in fiscal years 2005 and 2004.

  Cash Provided (Used) by Financing Activities

        Net cash used by financing activities in the six months ended March 31, 2007 increased by $60.4 million to $82.9 million compared to $22.5 million during the six months ended March 31, 2006, primarily due to distributions to Alberto-Culver and costs associated with the Separation Transactions, including debt issuance costs and special cash dividend paid, offset by capital contributions.

        Net cash used by financing activities was $32.2 million during the year ended September 30, 2006 compared to net cash provided by financing activities of $3.7 million during the year ended September 30, 2005. Net cash provided (used) by financing activities was negatively impacted in the year ended September 30, 2006 by the net repayment of $16.7 million of notes with affiliated companies and the change in the book cash overdraft balance. For the year ended September 30, 2005, Sally Holdings borrowed $52.3 million from affiliated companies, which was offset by repayments of $52.1 million, and $40.0 under the revolving credit facility discussed below, which was offset by repayments of $40.0 million.

        Net cash provided by financing activities was $3.7 million for the year ended September 30, 2005 while net cash used by financing activities was $34.0 million for the year ended September 30, 2004. Net cash provided (used) by financing activities was impacted by changes in the book cash overdraft balance, equity distributions to Alberto-Culver pursuant to an intercompany agreement and the proceeds/payments on notes with affiliated companies in each of the years ended September 30, 2004 and 2005.

  Liquidity Prior to Our Separation from Alberto-Culver

        Two of our subsidiaries were permitted borrowing subsidiaries under Alberto-Culver's $300.0 million revolving credit facility which expires on August 31, 2009. Each of these subsidiaries was removed as a permitted borrower under such credit facility in connection with completion of the Separation Transactions. BSG borrowed a total of $40.0 million under this credit facility during fiscal year 2005 in connection with the acquisition of CosmoProf and all such borrowings were repaid during the year. No borrowings by these subsidiaries were outstanding as of September 30, 2004, 2005 and 2006.

        Sally Holdings historically also had revolving credit facilities as well as notes payable and notes receivable with affiliated companies. Borrowings from affiliated companies of $31.8 million and $38.3 million were outstanding as of September 30, 2005 and 2004, respectively, while notes receivable from affiliated companies totaled $15.2 million and $22.8 million, respectively, at September 30, 2005 and 2004. All notes payable to affiliated companies and notes receivable from affiliated companies were repaid in December 2005.

  Liquidity Following Our Separation from Alberto-Culver

        In connection with the Separation Transactions, we (a) entered into the senior term facility under which we borrowed approximately $1,070.0 million at closing, (b) issued approximately $430.0 million principal amount of Senior Notes and $280.0 million principal amount of Senior Subordinated Notes and (c) entered into the $400.0 million senior ABL facility, subject to borrowing base limitations, of which approximately $70.0 million was drawn at closing. We incurred aggregate indebtedness in connection with the Separation Transactions of approximately $1,850.0 million. Proceeds from this new debt and the $575.0 million equity investment by the CDR Investors were used to pay a $25.00 per share cash dividend to holders of record of Alberto-Culver shares as of the record date for the Separation Transactions. See "Risk Factors—Risks Relating to the Notes and Our Substantial Indebtedness" for additional information about the Separation Transactions.

        Following the completion of the Separation Transactions, we are highly leveraged and a substantial portion of our liquidity needs will arise from debt service on indebtedness incurred in connection with the Separation Transactions and from funding the costs of operations, working capital and capital expenditures. Ongoing liquidity needs are expected to be funded by net cash provided by operating activities and borrowings under the senior ABL facility. The senior ABL facility provides for senior secured revolving loans up to a maximum aggregate principal amount of $400.0 million, subject to borrowing base limitations. Extensions of credit under the senior ABL facility are limited by a borrowing base calculated periodically based upon specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments. Our ability to obtain liquidity from the issuance of additional public or private equity is severely limited for at least two years from the completion of the Separation Transactions because issuance of Sally Beauty common stock may cause the Alberto-Culver share distribution to be taxable to Sally Beauty and its stockholders under Section 355(e) of the Internal Revenue Code. See "Risk Factors-Risks Relating to the Tax Treatment of our Separation from Alberto-Culver and Relating to Our Largest Stockholder."

        The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business. For instance, our senior term facility contains covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness (including guarantees of additional indebtedness);

  •
  pay dividends, repurchase stock or make other distributions;

  •
  make voluntary prepayments on the Notes or make amendments to the terms thereof;

  •
  prepay certain other debt or amend specific debt agreements;

  •
  create liens on assets;

  •
  make investments (including joint ventures);

  •
  engage in mergers, consolidations or sales of all or substantially all of our assets;

  •
  engage in certain transactions with affiliates; and

  •
  permit restrictions on our subsidiaries' ability to pay dividends.

        The indentures governing the Senior Notes and Senior Subordinated Notes also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  dispose of assets;

  •
  incur additional indebtedness (including guarantees of additional indebtedness);

  •
  pay dividends, repurchase stock or make other distributions;

  •
  prepay subordinated debt;

  •
  create liens on assets (which, in the case of the Senior Subordinated Notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);

  •
  make investments (including joint ventures);

  •
  engage in mergers, consolidations or sales of all or substantially all of our assets;

  •
  engage in certain transactions with affiliates; and

  •
  permit restrictions on our subsidiaries' ability to pay dividends.

        Our senior ABL facility contains covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  change our line of business;

  •
  engage in certain mergers, consolidations and transfers of all or substantially all of our assets;

  •
  make certain dividends, stock repurchases and other distributions;

  •
  make acquisitions of all of the business or assets of, or stock representing beneficial ownership of, any person;

  •
  dispose of certain assets;

  •
  make voluntary prepayments on the Notes or make amendments to the terms thereof;

  •
  prepay certain other debt or amend specific debt agreements;

  •
  change our fiscal year or the fiscal year of our direct parent; and

  •
  create or incur negative pledges.

        Our senior term facility contains a requirement that we not exceed a maximum ratio of net senior secured debt to consolidated EBITDA (as those terms are defined in the agreement governing our senior term facility). That ratio will be tested quarterly, beginning with a maximum ratio of 5.25 for the four quarter period ending March 31, 2007.

        The senior ABL facility contains a covenant requiring us and our subsidiaries to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 when availability under the senior ABL facility falls below $40.0 million. The fixed-charge coverage ratio is defined as the ratio of (A) EBITDA (as defined in the agreement governing the senior ABL facility) less unfinanced capital expenditures to (B) fixed charges (as included in the definition of the fixed-charge coverage ratio in the agreement governing the senior ABL facility). The senior ABL facility uses fixed amounts for EBITDA for periods preceding the Separation Transactions.

        For purposes of calculating either the consolidated secured leverage ratio or the fixed-charge coverage ratio, each measure of EBITDA is measured on a last-four-quarters basis. Accordingly, the calculation can be disproportionately affected by a particularly strong or weak quarter and may not be comparable to the measure for any previous or subsequent four-quarter period.

        Failure to comply with the consolidated secured leverage ratio covenant under the senior term facility would result in a default under such facility. Failure to comply with the fixed-charge coverage ratio covenant (if and when applicable) under the senior ABL facility would result in a default under such facility. Either such a default could also result in a default under the other facility and the Notes. Absent a waiver or an amendment from our lenders and Note holders, such defaults could permit the acceleration of all indebtedness under the senior ABL facility, senior term facility and the Notes, which would have a material adverse effect on our results of operations, financial position and cash flows.

        Neither of the above-described measures of EBITDA is a recognized measurement under accounting principles generally accepted in the United States of America, or "GAAP" and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with GAAP, such as net income, operating income or operating cash flow. In addition, because other companies may calculate EBITDA differently, neither such measure of EBITDA will likely be comparable to EBITDA or similarly titled measures reported by other companies.

        We believe that we are currently in compliance with the agreements and instruments governing our debt, including our financial covenants. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. See "Risk Factors—Risks Relating to the Notes and Our Substantial Indebtedness."

        Based upon the current level of operations and anticipated growth, we anticipate that existing cash balances, funds generated by operations and funds available under the senior ABL facility will be sufficient to meet our working capital requirements and to finance capital expenditures over the next twelve months. However, our ability to meet our debt service obligations and other capital requirements, including capital expenditures, will depend upon our future performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control.

        There can be no assurance that our business will generate sufficient cash flows from operations, that anticipated net sales growth and operating improvements will be realized or that future borrowings will be available under the senior ABL facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In addition, our ability to meet our debt service obligations and liquidity needs are subject to certain risks, which include, but are not limited to, restrictions on Sally Beauty's ability to issue public or private equity for at least two years from the Separation Transactions, increases in competitive activity, the loss of key suppliers, rising interest rates, the loss of key personnel, the ability to execute our business strategy and general economic conditions. See "Risk Factors."

        Our ability to pay obligations and expenses will be subject to our operating results, cash requirements and financial condition and our compliance with covenants and financial ratios related to their existing or future indebtedness. See "Risk Factors—Risks Relating to the Notes and Our Substantial Indebtedness."

Contractual Obligations

        Our primary contractual cash obligations have historically been operating leases, notes payable to affiliated companies and purchase obligations. The majority of our operating leases are for Sally Beauty

Supply and BSG stores, which are typically located in strip shopping centers. The use of operating leases allows us to expand our business to new locations without making significant up-front cash outlays for the purchase of land and buildings.

        In connection with the Separation Transactions, we and certain of our subsidiaries incurred $1,850.0 million of indebtedness by drawing on our senior ABL facility in an amount equal to $70.0 million, entered into the senior term facility in an aggregate amount of $1,070.0 million, and issued the Senior Notes in an aggregate amount of $430.0 million and the Senior Subordinated Notes in an aggregate amount of $280.0 million.

        The senior term facility and the senior ABL facility are secured by substantially all of our assets, those of Investment Holdings, those of our domestic subsidiaries and, in the case of the senior ABL facility, those of our Canadian subsidiaries. The senior term facility may be prepaid at our option at any time without premium or penalty and is subject to mandatory prepayment in an amount equal to 50% of excess cash flow (as defined in the agreement governing the senior term facility) for any fiscal year (commencing in fiscal year 2008) unless a specified leverage ratio is met and 100% of the proceeds of specified asset sales that are not reinvested in the business or applied to repay borrowings under the senior ABL facility.

        The Senior Notes and the Senior Subordinated Notes are unsecured obligations of the issuers and are guaranteed on a senior basis (in the case of the Senior Notes) and on a senior subordinated basis (in the case of the Senior Subordinated Notes) by each of our material domestic subsidiaries. The Senior Notes and the Senior Subordinated Notes carry optional redemption features whereby we have the option to redeem the Notes on or before November 15, 2010 and November 15, 2011, respectively, at par plus a premium, plus accrued and unpaid interest, and on or after November 15, 2010 and November 15, 2011, respectively, at par plus a premium declining ratably to par, plus accrued and unpaid interest.

        Details of the debt we issued on November 16, 2006 are as follows (dollars in thousands):

	Amount outstanding as of March 31, 2007	Maturity dates (Fiscal year)	Interest rates
Senior ABL facility	$57,870	2012	(i) PRIME and up to 0.50% or;
			(ii) LIBOR plus (1.0% to 1.50%)
Term loan A	146,250	2012	(i) PRIME plus (1.00% to 1.50%) or;
			(ii) LIBOR plus (2.00% to 2.50%)
Term loan B	915,400	2014	(i) PRIME plus (1.25% to 1.50%) or;
			(ii) LIBOR plus (2.25% to 2.50%)

Total	$1,119,520

Senior Notes	$430,000	2015	9.25%
Senior Subordinated Notes	280,000	2017	10.50%

Total	$710,000

        On November 24, 2006, we entered into two interest rate swap agreements relating to $500.0 million of the $1,070.0 million term loans A and B due in 2012 and 2014, respectively. For further information regarding the interest rate swap agreements, see Note 19 to the Consolidated Financial Statements of Sally Holdings, Inc. and its subsidiaries and Note 4 to the Consolidated Financial Statements of Sally Holdings LLC and its subsidiaries appearing elsewhere in this prospectus.

        Maturities of the long-term debt issued on November 16, 2006 for the next five fiscal years are as follows (dollars in thousands):

Year ending September 30:
2007	$8,350
2008	16,700
2009	24,200
2010	24,200
2011	39,200
Thereafter	1,716,870

$1,829,520

        Note: Maturities schedule is for the debt issued on November 16, 2006 and does not include capital leases of $1.1 million and any payments that may be required as part of an excess cash flow test under the terms of the applicable term loan.

Off-Balance Sheet Financing Arrangements

        At March 31, 2007 and 2006, we had no off-balance sheet financing arrangements other than operating leases incurred in the ordinary course of business as well as outstanding letters of credit related to inventory purchases, which totaled $0.9 million and $2.1 million, respectively.

        At September 30, 2005 and 2006, we had no off-balance sheet financing arrangements other than operating leases incurred in the ordinary course of business as well as outstanding letters of credit related to inventory purchases, which totaled $3.0 million, $1.8 million and $0.1 million, respectively.

Inflation

        We believe that inflation currently does not have a material effect on our results of operations.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements. Actual results may differ from these estimates. We believe these estimates and assumptions are reasonable. We consider accounting policies to be critical when they require us to make assumptions about matters that are highly uncertain at the time the accounting estimate is made and when different estimates that our management reasonably could have used have a material effect on the presentation of our financial condition, changes in financial condition or results of operations.

        Our critical accounting policies relate to the valuation of inventories, vendor allowances, income taxes and share-based payments.

  Valuation of Inventories

        When necessary, we provide allowances to adjust the carrying value of inventories to the lower of cost or market, including costs to sell or dispose, and for estimated inventory shrinkage. Inventories are stated at the lower of cost (first in, first out method) or market (net realizable value). Estimates of the future demand for our products and changes in stock-keeping units are some of the key factors used by our management in assessing the net realizable value of inventories. We estimate inventory shrinkage based on historical experience. Actual results differing from these estimates could significantly affect our inventories and cost of products sold and distribution expenses.

  Vendor Allowances

        We account for cash consideration received from vendors under Emerging Issues Task Force 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, which we refer to as "EITF 02-16." EITF 02-16 states that cash consideration received by a customer is presumed to be a reduction of the cost of sales unless it is for an asset or service or a reimbursement of a specific, incremental, identifiable cost incurred by the customer in selling the vendor's products. The majority of cash consideration we receive is considered to be a reduction of the cost of sales and is allocated to cost of products sold and distribution expenses as the related inventory is sold. We consider the facts and circumstances of the various contractual agreements with vendors in order to determine the appropriate classification of amounts received in the statements of earnings. We record cash consideration expected to be received from vendors in other receivables. These receivables are recorded at the amount we believe will be collected based on the provisions of the programs in place and are computed by estimating the point in time that we have completed our performance under the agreements and the amounts earned. These receivables could be significantly affected if actual results differ from management's expectations.

  Income Taxes

        We record tax provisions in our consolidated financial statements based on an estimation of current income tax liabilities. The development of these provisions requires judgments about tax issues, potential outcomes and timing. If we prevail in tax matters for which provisions have been established or are required to settle matters in excess of established provisions, our effective tax rate for a particular period could be significantly affected.

        Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are estimated to be recovered or settled. We believe that it is more likely than not that results of future operations will generate sufficient taxable income to realize our deferred tax assets, net of the valuation allowance currently recorded. In the future, if we determine that certain deferred tax assets will not be realizable, the related adjustments could significantly affect our effective tax rate at that time.

  Share-Based Payments

        Effective October 1, 2005, we adopted SFAS No. 123 (R) to account for stock options and stock awards, using the modified prospective method. Under this method, compensation expense is recognized for new stock option grants and stock awards beginning in fiscal year 2006 and for the unvested portion of outstanding stock options that were granted prior to the adoption of SFAS No. 123 (R). We recognize compensation expense on a straight-line basis over the vesting period or to the date a participant becomes eligible for retirement, if earlier.

        The amount of stock option expense is determined based on the fair value of each stock option grant, which is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected life, volatility, risk-free interest rate and dividend yield. The expected life of stock options represents the period of time that the stock options granted are expected to be outstanding. We estimate the expected life based on historical exercise trends. We estimate expected volatility by using the industry sector that Sally Beauty belongs to for the expected volatility of Sally Beauty's share price since it is not practicable to estimate due to Sally Beauty's lack of history. The risk-free interest rate is based on the zero-coupon U.S. Treasury issue at the date of the grant for the expected life of the stock options. The dividend yield represents Sally Beauty's anticipated cash dividend over the expected life of the stock options. The amount of stock option expense recorded is significantly affected by these estimates. In addition, we record stock option expense based on an estimate of the total number of stock options expected to vest, which requires us to estimate future forfeitures. We use historical forfeiture experience as a basis for this estimate. Actual forfeitures differing from these estimates could significantly affect the timing of the recognition of stock option expense. We have based all these estimates on the assumptions of Sally Beauty as of March 31, 2007. Our estimates for future periods may be based on different assumptions and accordingly may differ.

Related Party Transaction

        On January 1, 2007, we entered into an agreement with Sally Beauty under which we agreed to provide certain general and administrative services to Sally Beauty including accounting, finance, payroll, legal and tax sharing services. The cost of these services, which is based on a percentage of certain key employees' salaries and benefits, is approximately $88,000 per month. These costs have been eliminated in the consolidation of Sally Beauty's and our results. The cost of these services may not necessarily be indicative of the costs, which would be incurred by us as an independent stand alone entity. The cost of these services to Sally Beauty was $0.3 million for the six months ended March 31, 2007.

Recent Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board, or "FASB," issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," which we refer to as "FIN 48." FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently assessing the effect of this pronouncement on our consolidated financial statements.

        In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements," which we refer to as "SFAS 157," which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. We are currently assessing the effect of this pronouncement on our consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108, which we refer to as "SAB 108," which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We implemented the provisions of SAB 108 during the first quarter of fiscal 2007 and it did not have a material impact on our financial position, results of operations or cash flows.

        In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115," which we refer to as "SFAS 159." SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. We are currently assessing the effect of this pronouncement on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        As a multinational corporation, we are subject to certain market risks including foreign currency fluctuations, interest rates and government actions. We consider a variety of practices to manage these market risks, including, when deemed appropriate, the occasional use of derivative financial instruments.

  Foreign currency exchange rate risk

        We are exposed to potential gains or losses from foreign currency fluctuations affecting net investments and earnings denominated in foreign currencies. Our primary exposures are to changes in exchange rates for the U.S. dollar versus the British pound sterling, Canadian dollar, Euro and Mexican peso. Our various currency exposures at times offset each other providing a natural hedge against currency risk. Fluctuations in U.S. dollar exchange rates within the range of the rates for the six months ended March 31, 2007 and 2006 did not have a material effect on our financial condition and results of operations. We do not use derivative financial instruments to manage foreign currency exchange rate risk.

  Interest rate risk

        As a result of the debt financing incurred in connection with the Separation Transactions, we are subject to interest rate market risk in connection with our long-term debt. The principal interest rate exposure relates to amounts borrowed under our senior credit facilities. We and certain of our subsidiaries incurred approximately $1.14 billion of indebtedness with variable interest rates under our senior credit facilities at the time of the Separation Transactions. A change in the estimated interest rate on the $1.14 billion of borrowings under our senior credit facilities up or down by 1/8% will increase or decrease earnings before provision for income taxes by approximately $1.4 million on an annual basis.

        We and certain of our subsidiaries are sensitive to interest rate fluctuations. In order to enhance our ability to manage risk relating to cash flow and interest rate exposure, we and/or our other subsidiaries who are borrowers under our senior ABL facility may from time to time enter into and maintain derivative instruments, such as interest rate swap agreements, for periods consistent with the related underlying exposures. In addition, our senior term facility requires that we and/or certain of our other subsidiaries hedge a portion of our floating interest rate exposure for a specified period.

        On November 24, 2006, we entered into two interest rate swap agreements with a notional amount of $150.0 million and $350.0 million, respectively. These agreements expire on November 24, 2008 and 2009, respectively. The agreements allow us to convert a portion of our variable rate interest to a fixed rate of 4.9975% plus (2.00% to 2.50%) and 4.94% plus (2.00% to 2.50%), respectively. As discussed in "Risk Factors" herein, changes in the fair value of these interest rate swap agreements driven by interest rate changes will increase or decrease our net interest expense and may therefore affect our profitability.

  Credit risk

        We are exposed to credit risk on certain assets, primarily cash equivalents, short-term investments and accounts receivable. The credit risk associated with cash equivalents and short-term investments is mitigated by our policy of investing in a diversified portfolio of securities with high credit ratings.

        We provide credit to customers in the ordinary course of business and perform ongoing credit evaluations. We believe that our broad customer base mitigates our exposure to concentrations of credit risk with respect to trade receivables. We believe our allowance for doubtful accounts is sufficient to cover customer credit risks.

BUSINESS

        We are the largest distributor of professional beauty supplies in the United States based on store count. We operate primarily through two business units, Sally Beauty Supply and Beauty Systems Group, which we refer to as BSG. Through Sally Beauty Supply and BSG, we operated a multi-channel platform of 3,294 stores and supplied 195 franchised stores in North America as well as selected European countries and Japan, as of March 31, 2007. As of March 31, 2007, Sally Beauty Supply owned and operated 2,196 stores in the United States and 2,618 company-owned retail stores and supplied 24 franchised stores worldwide. As of March 31, 2007 BSG operated 676 company-owned stores and supplied 171 franchised stores. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,000 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and private label professional beauty supplies, including hair care products, styling appliances, skin and nail care products and other beauty items. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals. Over 90% of our net sales were in the U.S. and Canada for each of the last three fiscal years. For the year ended September 30, 2006 our net sales were $2,373.1 million. For the six months ended March 31, 2007, our net sales were $1,239.2 million.

        Sally Beauty Supply began as a single store in New Orleans in 1964 and was purchased in 1969 by our former parent company, Alberto-Culver. BSG became a subsidiary of Alberto-Culver in 1985. On November 16, 2006, Sally Beauty separated from Alberto-Culver and became an independent company traded on the NYSE. The Separation Transactions occurred pursuant to the investment agreement, dated as of June 19, 2006, as amended, among Sally Beauty, Alberto-Culver, Investor and others. Prior to the Separation Transactions, we were a wholly-owned subsidiary of Alberto-Culver until November 16, 2006, when we were converted into a Delaware limited liability company, renamed "Sally Holdings LLC", and became an indirect wholly-owned subsidiary of Sally Beauty in connection with the Separation Transactions.

        In connection with the Separation Transactions, the CDR Investors invested an aggregate of $575.0 million in cash equity, representing ownership subsequent to the separation of approximately 48% of the outstanding shares of the common stock of Sally Beauty on an undiluted basis. Investor, which owns approximately 48% of the outstanding shares of the common stock of Sally Beauty on an undiluted basis, is a Delaware limited liability company organized by Clayton, Dubilier & Rice Fund VII, L.P., a private investment fund managed by Clayton, Dubilier & Rice, Inc. Also in connection with the Separation Transactions, we incurred approximately $1,850.0 million of indebtedness, as more fully described above in "Management's Discussion and Analysis of Financial Condition and Results of Operation—Overview—Our Separation from Alberto-Culver."

Professional Beauty Supply Industry

        We operate primarily within the large and growing U.S. professional beauty supply industry. Potential growth in the industry is expected to be driven by hair color, hair-loss prevention products and hair styling products.

        The professional beauty supply industry serves end-users through four channels: full-service/exclusive distribution, open-line distribution, direct and mega-salon stores.

  Full Service/Exclusive

        This channel exclusively serves salons and salon professionals and distributes "professional-only" products for use and re-sale to consumers in salons. Many brands are distributed through arrangements with suppliers by geographic territory. BSG is a leading full-service distributor in the U.S.

  Open-Line

        This channel serves retail consumers and salon professionals through retail stores. This channel is served by a large number of localized retailers and distributors, with only a few having a regional presence and significant market share. We believe that Sally Beauty Supply is the only open-line distributor in the U.S. with a national network of retail stores.

  Direct

        This channel focuses on direct sales to salons and salon professionals by large manufacturers. This is the dominant form of distribution in Europe, but represents a small channel in the U.S. due to the highly fragmented nature of the U.S. market, which tends to make direct distribution cost prohibitive for manufacturers.

  Mega-Salon Stores

        In this channel, large-format salons are supplied directly by manufacturers due to their large scale.

Key Future Industry Trends

        We believe the following key industry trends and characteristics will influence our business, going forward:

  High Level of Customer Fragmentation

        The U.S. salon market is highly fragmented with over 230,000 salons in the U.S. Given the fragmented and small-scale nature of the salon industry, we believe that salon operators will continue to depend on full service/exclusive distributors and open-line channels for a majority of their beauty supply purchases.

  Growth in Booth Renting

        Many professional stylists are individual operators who rent booth space from salons, which we refer to as "booth renters," and are responsible for purchasing their own supplies. Historically, booth renters have significantly increased as a percentage of total salon professionals, and we expect this trend to continue. Given their smaller individual purchases and relative lack of financial resources, booth renters are likely to be dependent on frequent trips to professional beauty supply stores, like those that BSG and Sally Beauty Supply operate.

  Frequent Re-Stocking Needs

        Salon professionals primarily rely on just-in-time inventory due to capital constraints and a lack of warehouse and shelf space at salons. These factors are key to driving demand for conveniently located professional beauty supply stores.

  Continuing Consolidation

        There is continuing consolidation among professional beauty product distributors and professional beauty supply manufacturers. We believe that suppliers are increasingly likely to focus on larger distributors and retailers with broader scale and a retail footprint. We also believe that we are well positioned to capitalize on this trend as well as participate in the ongoing consolidation at the distributor/retail level. However, changes often occur in our relationships with suppliers that can materially affect the net sales and operating earnings of each business segment. Consolidation among suppliers could exacerbate the effects of these relationship changes and could increase pricing pressures. See "Risk Factors—We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us."

  Favorable Demographic and Consumer Trends

        The aging baby-boomer population is expected to drive future growth in professional beauty supply sales through an increase in the usage of hair color and hair-loss products. Additionally, continuously changing fashion-related trends that drive new hair styles are expected to result in continued demand for hair styling products.

Business Segments, Geographic Area Information and Seasonality

        We operate two business segments: (1) Sally Beauty Supply, a domestic and international open-line distributor of professional beauty supplies offering professional beauty supplies to both retail consumers and salon professionals, and (2) BSG, a full-service beauty supply distributor offering professional brands directly to salons and salon professionals through our own sales force and professional-only stores, many in exclusive geographical territories in North America. BSG also franchises beauty supply outlets in the United States and Mexico, and supplies sub-distributors in Europe. Sales of Sally Beauty Supply accounted for approximately 60%, 60% and 62% of the company's consolidated net sales for the years ended September 30, 2006, 2005 and 2004, respectively. BSG accounted for approximately 40%, 40% and 38% of the company's consolidated net sales for the years ended September 30, 2006, 2005 and 2004, respectively.

        Financial information about business segments and geographic area information is incorporated herein by reference to the "Business Segments and Geographic Area Information" note 18 of the "Notes to the Consolidated Financial Statements" of Sally Holdings, Inc. and its subsidiaries and "Business Segments" note 9 of the "Notes to the Consolidated Financial Statements" of Sally Holdings LLC and its subsidiaries.

        Neither the sales or product assortment for Sally Beauty Supply or BSG are seasonal in nature.

  Sally Beauty Supply

        Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of March 31, 2007, Sally Beauty Supply operated 2,642 retail stores including 24 franchise stores acquired in connection with the acquisition of Salon Services in February 2007, 2,196 of which were located in the U.S. and the remainder in the United Kingdom and certain other countries in Europe, Canada, Puerto Rico, Mexico and Japan. It carries an extensive selection of professional beauty products, ranging between 5,600 and 7,700 stock keeping units, or "SKUs," of beauty products, including products for hair care, nail care, beauty sundries and appliances, targeting retail consumers and salon professionals. We believe that Sally Beauty Supply has differentiated itself from its competitors through its attractive customer value proposition, attractive pricing, extensive selection of leading third-party branded and private label products, broad ethnic product selection, excellent product knowledge of its sales associates and convenient store locations.

  Store Design and Operations

        Sally Beauty Supply stores are designed to create an appealing shopping environment that embraces the retail consumer and salon professional and highlights its extensive product offering. Sally Beauty Supply stores average 1,700 square feet and are primarily located in strip shopping centers. Generally, Sally Beauty Supply stores follow a consistent format, allowing customers familiarity between Sally Beauty Supply locations.

        Sally Beauty Supply stores are segmented into distinctive areas arranged by product type with signs allowing its customers to easily navigate through its stores. Sally Beauty Supply seeks to stimulate cross-selling and impulse buying through strategic product placement and use the front of the store to highlight new products and key promotional items.

  Merchandise

        Sally Beauty Supply stores carry a broad selection of branded and private label beauty supplies. Sally Beauty Supply manages each category by product and by SKU and uses centrally developed planoguides to maintain a consistent merchandise presentation across its store base. Through its information systems, Sally Beauty Supply actively monitors each store's category performance, allowing maintenance of consistently high levels of in-stock merchandise. We believe Sally Beauty Supply's tailored merchandise strategy enables it to meet local demands and helps drive traffic in its stores. Additionally, its information systems track and automatically replenish inventory levels, generally on a weekly basis.

        Sally Beauty Supply offers a comprehensive ethnic product selection with specific appeal to the African-American markets. Its ethnic product offerings are tailored by store based on market demographics and category performance. For example, sales to the African-American markets represent approximately 11% of net sales in Sally Beauty Supply's U.S. stores. We believe the breadth of selection of ethnic products available in Sally Beauty Supply Stores is unique and differentiates its stores from its competition. Sally Beauty Supply also positions itself to be competitive in price, but not a discount leader.

        Sally Beauty Supply's pricing strategy is differentiated by customer segment. Professional salon customers are generally entitled to a price lower than that received by retail customers. Sally Beauty Supply does offer discounts to retail customers through its customer loyalty program.

  Leading Third-Party Branded Products

        Sally Beauty Supply offers an extensive selection of hair care products, nail care products, beauty sundries and appliances from leading third-party brands such as Clairol, Revlon and Conair. We believe that carrying a broad selection of the latest premier branded merchandise is critical to maintaining long-term relationships with our valued customers. The merchandise Sally Beauty Supply carries includes products from one or more of the leading manufacturers in each category. Sally Beauty Supply's objective is not only to carry leading brands, but also to carry a full range of branded and private label products within each category. As hair trends continue to evolve, we expect to offer the changing professional beauty product assortment necessary to meet the needs of retail consumers and salon professionals.

  Private Label Products

        Sally Beauty Supply offers a broad range of private label and controlled label products, which we generally refer to collectively as private label products, unless the context requires otherwise. Private label products are brands for which we own the trademark and in some instances the formula. Controlled label products are brands that are owned by the manufacturer for which we have been granted sole distribution rights. Private label products, including controlled label products, provide customers with an attractive alternative to higher-priced leading third-party brands. Private label products accounted for approximately 40% of Sally Beauty Supply's net sales as of March 31, 2007. Generally, the private label brands have higher gross margins than the leading third-party branded products and we believe this area offers significant potential growth. Sally Beauty Supply maintains private label products in a number of categories including hair care, appliances and salon products. Sally Beauty Supply actively promotes its private label brands through in-store promotions and monthly flyers. We believe our customers perceive these private label products to be comparable in quality and name recognition to leading third-party branded products.

        The following table sets forth the approximate percentage of Sally Beauty Supply's sales by merchandise category:

	Year Ended September 30, 2006	Six Months Ended March 31, 2007
Hair care	21.1%	17.4%
Hair color	20.1%	21.1%
Skin and nail care	16.1%	17.7%
Electrical appliances	14.3%	15.1%
Brushes, cutlery and accessories	13.4%	12.4%
Ethnic products	10.7%	9.5%
Other beauty items	4.3%	6.7%

Total	100.0%	100.0%

  Marketing and Advertising

        Sally Beauty Supply's marketing program is designed to promote its extensive selection of brand name products at competitive prices. The program is currently centered on multi-page, color flyers highlighting promotional products. Separate flyers are created and tailored to Sally Beauty Supply's retail customers and salon professionals. These flyers, which are available in Sally Beauty Supply stores, are also mailed to loyalty program customers and salon professionals on a monthly basis and are supplemented by e-mail newsletters. Additionally, a Sally Beauty magazine that provides customers with beauty trends and product information is sold in Sally Beauty Supply stores.

        Sally Beauty Supply's customer loyalty and marketing programs allow Sally Beauty Supply to collect point-of-sale customer data and increase our understanding of customers' needs. The Sally Beauty Club is a loyalty program for customers who are not salon professionals. Beauty Club members, after paying a small annual fee to join, receive a special, discounted price on almost every non-sale item. Members are also eligible for a special Beauty Club e-mail newsletter that contains additional savings, beauty tips, new product information and coupons. Beauty Club customers are rewarded with additional discounts as their store spending increases. The ProCard is a marketing program for salon professionals. ProCard members receive discounts on all beauty products sold at Sally Beauty Supply stores. We believe these programs are highly effective in developing and maintaining customer relationships.

  Store Locations

        Sally Beauty Supply selects geographic markets and store sites on the basis of demographic information, quality and nature of neighboring tenants, store visibility and location accessibility. Sally Beauty Supply seeks to locate stores primarily in strip malls, which are occupied by other high traffic retailers including grocery stores, mass merchants and home centers.

        Sally Beauty Supply balances its store expansion between new and existing markets. In its existing markets, Sally Beauty Supply adds stores as necessary to provide additional coverage. In new markets, Sally Beauty Supply generally seeks to expand in geographically contiguous areas to leverage its experience. We believe that Sally Beauty Supply's knowledge of local markets is an important part of its success.

        The following table provides a history of Sally Beauty Supply store openings since the beginning of fiscal year 2002:

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Stores open at beginning of period	2,112	2,177	2,272	2,355	2,419	2,511
Net store openings during period	64	95	83	62	92	32
Stores acquired during period	1	—	—	2	—	99

Stores open at end of period	2,177	2,272	2,355	2,419	2,511	2,642

  Beauty Systems Group

        We believe that BSG is the largest full-service distributor of professional beauty supplies in the U.S. As of March 31, 2007, BSG operated 676 company-owned stores, supplied 171 franchised stores and had a sales force of approximately 1,000 professional distributor sales consultants selling exclusively to salons and salon professionals in 45 U.S. states and portions of Canada, Mexico and certain European countries. Through BSG's large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. salon market.

  Store Design and Operations

        BSG stores are designed to create a professional shopping environment that embraces the salon professional and highlights its extensive product offering. Company-owned BSG stores average 2,800 square feet and are located primarily in secondary strip shopping centers. BSG store layout is designed to provide optimal variety and options to the salon professional. Stores are segmented into distinctive areas arranged by product type with certain areas dedicated to leading third-party brands; such as Matrix, Redken, Paul Mitchell, Graham Webb, Rusk and TIGI. The selection of these varies by territory.

  Professional Distributor Sales Consultants

        BSG has a network of approximately 1,000 professional distributor sales consultants, which exclusively serve salons and salon professionals.

        The number of consultants in the BSG network has increased since fiscal 2002, as set forth in the following table:

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Professional distributor sales consultants	930	989	1,167	1,244	1,192	1,036

        The decrease in distributor sales consultants in the six months ended March 31, 2007 is in response to the loss of L'Oreal related revenue discussed below under "Competition." BSG's sales force was reduced and the remaining affected distributor sales consultants were offered certain compensation related incentives to stay with us as BSG seeks to replace lost L'Oreal revenue.

        In order to provide a knowledgeable consultant team, BSG actively recruits professional cosmetologists and individuals with sales experience, as we believe that new consultants with either broad knowledge about the products or direct sales experience will be more successful.

        BSG provides extensive training to new consultants beginning with an intensive one-week training program, followed by an extensive, continuing program of media-based training, delivered through audio, video and web-based e-learning. The program is designed to develop product knowledge as well as techniques on how best to serve salon professionals. In addition to selling professional beauty products, these sales consultants offer in-store training for professionals and owners in areas such as new styles, techniques and business practices.

        An important component of consultants' compensation is sales commissions. BSG's commission system is designed to drive sales and focus consultants on selling products that are best suited to individual salons and salon professionals. We believe our emphasis on recruitment, training, and sales-based compensation results in a sales force that distinguishes itself from other full service/exclusive-channel distributors.

        The following tables sets forth the approximate percentage of BSG sales attributable by channel:

	Year Ended September 30, 2006	Six Months Ended March 31, 2007
Company-owned retail stores	47.5%	50.2%
Professional distributor sales consultants	37.2%	34.1%
Franchise stores	15.3%	15.7%

Total	100.0%	100.0%

  Merchandise

        BSG stores carry a broad selection of branded beauty supplies, ranging between 3,500 and 9,400 SKUs of beauty products, including hair care, nail care, beauty sundries and appliances and other beauty items from leading professional beauty products brands. Some products are available in bulk packaging for higher volume salon needs. Through BSG's information systems, each store's product performance is actively monitored, allowing maintenance of an optimal merchandise mix. Additionally, BSG's information systems track and automatically replenish inventory levels on a weekly basis, enabling BSG to maintain high levels of product in stock. Although BSG positions itself to be competitive on price, its primary focus is to provide a comprehensive selection of branded products to the salon professional. Certain BSG products are sold under exclusive distribution arrangements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories. We believe that carrying a broad selection of the latest premier branded merchandise is critical to maintaining relationships with our valued professional customers.

        The following table sets forth the approximate percentage of sales attributable by merchandise category:

	Year Ended September 30, 2006	Six Months Ended March 31, 2007
Hair care	36.7%	39.3%
Hair color	23.6%	21.8%
Promotional items	19.1%	13.1%
Skin and nail care	8.3%	8.2%
Electrical appliances	5.6%	8.5%
Brushes, cutlery and accessories	3.5%	3.5%
Other beauty items	2.2%	4.7%
Ethnic products	1.0%	0.9%

Total	100.0%	100.0%

  Marketing and Advertising

        BSG's marketing program is designed to promote its extensive selection of brand name products at competitive prices. BSG distributes at its stores and mails to its salon and salon professional customers, multi-page color flyers that highlight promotional products. Some BSG stores also host monthly manufacturer-sponsored classes for customers. These classes are held at BSG stores and led by manufacturer-employed educators. Salon professionals, after paying a small fee to attend, are educated on new products and beauty trends. We believe these classes increase brand awareness and drive sales in BSG stores.

  Store Locations

        BSG stores are primarily located in secondary strip shopping centers. Although BSG stores are located in visible and convenient locations, salon professionals are less sensitive about store location than Sally Beauty Supply customers.

        The following table provides a history of BSG store openings since the beginning of fiscal year 2002:

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Stores open at beginning of period	316	535	543	692	822	828
Net store openings during period	24	8	26	37	6	19
Stores acquired during period	195	—	123	93	—	—

Stores open at end of period	535	543	692	822	828	847

Our Strategy

        We believe there are significant opportunities to increase our sales and profitability through the further implementation of our operating strategy and by growing our store base in existing and contiguous markets, both organically and through strategic acquisitions. Specific elements of our growth strategy include the following:

  Increase Sales Productivity of Our Stores

        We intend to grow comparable store sales by focusing on improving our merchandise mix and introducing new products. In addition, we believe that as an independent company we will be able to more effectively market our products, particularly in Sally Beauty Supply stores. We also plan to enhance our customer loyalty programs, which allow us to collect point-of-sale customer data and increase our understanding of customers' needs.

  Open New Stores and Explore New Services and Concepts

        In fiscal year 2006, we opened 92 and six net new stores for Sally Beauty Supply and BSG, respectively. During the six months ended March 31, 2007, we opened 32 and 19 net new stores for Sally Beauty Supply and BSG, respectively. Because of the limited initial capital outlay, rapid payback, and highly attractive return on capital, we intend to continue to expand our Sally Beauty Supply and BSG store base. We are also exploring several new retail and distribution concepts intended to increase our product offering to existing customers and penetrate new customer segments. For example, in the U.K., Sally Beauty Supply is currently testing a format that combines traditional salon services with a retail offering of exclusive salon-only product lines. We expect new store openings and the introduction of new services and concepts to be an important aspect of our future growth opportunities.

  Increase Sales of Private Label Products

        We intend to grow private label sales in both Sally Beauty Supply and BSG. We believe our customers view our private label products as high-quality, recognizable brands, which are competitive with leading third-party branded merchandise. Private label products are currently sold through our Sally Beauty Supply stores, with very limited private label offerings at BSG. Private label products account for a substantial amount of the Sally Beauty Supply segment net sales and generate a gross margin greater than that of the leading third-party brands sold through our stores. Potential growth for such products is believed to be significant. In addition, our broad private label product offering minimizes our dependence on any one brand or supplier. We believe private label presents opportunities to grow profits and also increase store loyalty.

  Increase Operating Efficiency and Profitability

        Another important aspect of our business is our ability to control costs, especially in our BSG business, by right-sizing the business (including some targeted reductions-in-force) and maximizing the efficiency of our structure. In response to the loss of L'Oreal related revenue discussed below, BSG made certain changes with its distributor sales consultants. BSG's sales force was reduced and the remaining affected distributor sales consultants were offered certain compensation related incentives to stay with us as BSG seeks to replace lost L'Oreal revenue. BSG has also begun implementing a store re-branding project that will reposition all of its North American company-owned stores under a common name and store identity, CosmoProf. This project is expected to provide brand consistency, save on advertising and promotional costs and allow for a more focused marketing strategy. Further, we continue to study our distribution function as we seek to rationalize our infrastructure. During the remainder of fiscal 2007, we plan to begin implementing a two-year program to consolidate warehouses and reduce administrative expenses related to BSG's distribution network optimization program. We are increasing this year's capital spending projections related to this project by $4.0 million, with an additional $15.0 million of capital projected to be spent in fiscal 2008. We currently believe that this plan could produce significant annual expense savings within the next two years.

        Other identified opportunities to increase the profitability of operations include implementing working capital improvement initiatives that are focused on the strict management of receivables, inventory and payables to further maximize our free cash flow. We also intend to undertake a full review of our supplier base and procurement strategy. This initiative is intended to (i) eliminate duplicative product sourcing efforts between Sally Beauty Supply and BSG, and (ii) identify low cost alternative sources of supply in certain product categories from countries with low manufacturing costs. We are identifying economies of scale that will allow us to improve our procurement strategy and maximize our margin potential.

  Benefit From Continued Industry Consolidation

        There is continuing consolidation among professional beauty product distributors and professional beauty product manufacturers. We plan to continue to examine ways in which we can benefit from this trend, including reviewing opportunities to shift business from competitive distributors to the BSG network as well as seeking opportunistic value-added acquisitions. We believe that suppliers are increasingly likely to focus on larger distributors and retailers with broader scale and retail footprint. We also believe that we are well-positioned to capitalize on this trend as well as participate in the ongoing consolidation at the distributor and retail level. We have completed more than 25 acquisitions over the last 10 years, predominantly in our BSG segment. We believe our experience in identifying attractive acquisition targets, our proven integration process, and our highly scalable infrastructure have created a strong platform for future acquisitions, subject to (i) restrictions on our ability to finance acquisitions by incurring additional debt under our debt agreements, and (ii) restrictions on the amount of equity that Sally Beauty can issue to make acquisitions for at least two years following the Separation Transactions. See "Risk Factors—We may be unable to successfully identify acquisition candidates or successfully complete desirable acquisitions."

Competition

        Although there are a limited number of sizable direct competitors to our business, the beauty industry is highly competitive. In each area in which we operate, we experience domestic and international competition, including mass merchandisers, drug stores, supermarkets and other chains, offering similar or substitute beauty products at comparable prices. Sally Beauty Supply competes with other domestic and international beauty product wholesale and retail outlets, including local and regional cash-and-carry beauty supply stores, professional-only beauty supply stores, salons, mass merchandisers, drug stores and supermarkets, as well as sellers on the Internet and salons retailing hair care items. BSG competes with other domestic and international beauty product wholesale and retail suppliers and manufacturers selling professional beauty products directly to salons and individual salon professionals. We also face competition from authorized and unauthorized retailers and Internet sites offering professional salon-only products. The increasing availability of unauthorized professional salon products in large format retail stores such as drug stores, grocery stores and others could have a negative impact on our business.

        Our business also faces increasing competition from certain manufacturers that use their own sales forces to distribute their professional beauty products directly or align themselves with our competitors. For example, recently L'Oreal has announced the acquisition of a distributor competitive with BSG in the southeastern U.S. As a result, L'Oreal is entering into direct competition with BSG and there can be no assurance that there will not be further revenue losses over time at BSG, due to potential losses of additional L'Oreal related products as well as from the increased competition from L'Oreal-affiliated distribution networks. Our business also faces competition from authorized and unauthorized retailers and internet sites offering professional salon-only products. See "Risk Factors—The beauty products distribution industry is highly competitive."

Competitive Strengths

        We believe the following competitive strengths differentiate us from our competitors and contribute to our success:

  The Largest Professional Beauty Supply Distributor in the U.S. with Multi-Channel Platform

        Sally Beauty Supply and BSG together comprise the largest distributor of professional beauty products in the U.S. by store count. Our leading market positions and multi-channel platform afford us several advantages, including strong positioning with suppliers, the ability to better service the highly fragmented beauty supply market, superior economies of scale and the ability to capitalize on the ongoing consolidation in our sector. Through our multi-channel platform, we are able to generate and grow revenues across broad, diversified geographies, and customer segments using varying product assortments. We operate in nine countries outside the U.S. and Puerto Rico, offering up to 7,700 and 9,400 SKUs in Sally Beauty Supply and BSG stores, respectively, to a potential customer base that includes millions of retail consumers, and more than 230,000 salons in the U.S.

  Differentiated Customer Value Proposition

        We believe that our stores are differentiated from their competitors through convenient location, broad selection of professional beauty products (including leading third-party branded and (in Sally Beauty Supply stores) private label merchandise), high levels of in-stock merchandise, educated salespeople and competitive pricing. Our merchandise mix includes a comprehensive ethnic product selection, which is tailored by store based on market demographics and category performance. African- American products represent approximately 11% of net sales in U.S. Sally Beauty Supply stores, and we believe that the breadth of its selection of these products further differentiates Sally Beauty Supply from its competitors. Sally Beauty Supply also offers a customer loyalty program for Sally Beauty Supply customers. Members, after paying a small annual fee to join, receive a special, discounted price on products and are also eligible for a special Beauty Club e-mail newsletter with additional promotional offerings, beauty tips and new product information. We believe that our differentiated customer value proposition and strong brands drive customer loyalty and high repeat traffic, contributing to our strong and consistent historical financial performance. Our BSG professional distributor sales consultants benefit from their customers having access to the BSG store system. Customers have the ability to pick up the products they need between sales visits from professional distributor sales consultants.

  Attractive Store Economics

        We believe that our stores generate attractive returns on invested capital when compared to our competitors and other specialty retailers. The capital requirements to open a Sally Beauty Supply or BSG store, excluding inventory, average approximately $66,000 and $68,000, respectively. Sally Beauty Supply and BSG stores average approximately 1,700 and 2,800 square feet in size, respectively, and are typically located within strip shopping centers that offer attractive lease rates. Strong average sales per square foot combined with minimal staffing requirements, low rent expense and limited initial capital outlay, typically result in positive contribution margins within 3-4 months, and cash payback on investment of less than two years. Due to such attractive investment returns and relatively high operating profit contributions per store, over the past five fiscal years Sally Beauty Supply and BSG have opened 396 and 101 net new stores, respectively. During the six months ended March 31, 2007, we opened 32 and 19 net new stores for Sally Beauty Supply and BSG, respectively.

  Strong and Consistent Financial Performance

        We have a proven track record of strong growth and consistent profitability due to superior operating performance, new store openings and strategic acquisitions. Over the past five fiscal years, our comparable store sales growth has been positive in each year and has averaged 3.7%, as set forth in the following table:

						Six Months Ended March 31,
	Year Ended September 30,
Comparable store sales growth:
	2002	2003	2004	2005	2006	2007
Sally Beauty Supply	5.7%	2.7%	3.8%	2.4%	2.4%	2.5%
Beauty Systems Group	4.4%	4.6%	8.5%	(0.6)%	4.1%	10.6%
Consolidated	5.5%	3.8%	4.6%	1.8%	2.8%	4.4%

  Highly Experienced Management Team with a Proven Track Record

        Our management team, which includes the management team of Sally Beauty, is led by President and Chief Executive Officer Gary Winterhalter and has a strong record of net sales growth and profitability improvement.

Customer Service

        We strive to complement our extensive merchandise selection and innovative store design with superior customer service. We actively recruit individuals with cosmetology experience because we believe that such individuals are more knowledgeable about the products they sell. Additionally, Sally Beauty Supply recruits individuals with retail experience because we believe their general retail knowledge can be leveraged in the beauty supply industry. We believe that employees' knowledge of the products and ability to demonstrate and explain the advantages of the products increases sales and that their prompt, knowledgeable service fosters the confidence and loyalty of customers and differentiates our business from other professional beauty supply distributors.

        We emphasize product knowledge during initial training as well as during ongoing training sessions, with programs intended to provide new associates and managers with one and two weeks of intensive training, respectively. The training programs encompass operational and product training and are designed to increase employee and store productivity. Managers are required to participate in training on an ongoing basis to keep up-to-date on products and operational practices.

        Most of our stores are staffed with a store manager, and two or three full-time or part-time associates. BSG stores are generally also staffed with an assistant manager. The operations of each store are supervised by a district manager, who reports to a territory manager.

Suppliers

        We purchase our merchandise directly from manufacturers and fillers through supply contracts and by purchase order. For fiscal year 2006, our two largest suppliers were L'Oreal and Procter & Gamble. Sally Beauty Supply's five largest suppliers provided it with approximately 40.9% of the products Sally Beauty Supply purchased in fiscal year 2006. BSG's five largest suppliers provided it with approximately 59.2% of the products BSG purchased in fiscal year 2006. Products are purchased from most manufacturers and fillers on an at-will basis or under contracts which can be terminated without cause upon 90 days notice or less or expire without express rights of renewal. Such manufacturers and fillers could discontinue sales to us at any time or upon short notice.

        Most of the net sales of Sally Beauty Supply are generated through retail stores. Most of the net sales of BSG are generated through both professional only stores and professional distributor sales consultants. In addition, BSG has a number of franchisees located primarily in the south and southwestern portions of the U.S. and in Mexico, which buy products directly from BSG for resale in their assigned territories. A very small percentage of sales are generated through sub-distributors (primarily in Europe), which also buy products directly from BSG for resale in their assigned territories. Sally Beauty Supply / BSG and their suppliers are dependent on each other for the distribution of beauty products. As is typical in distribution businesses, these relationships are subject to change from time to time (including the expansion or loss of distribution rights in various geographies and the addition or loss of products lines). Changes in our relationships with suppliers occur often and could positively or negatively impact our net sales and operating earnings. See "Risk Factors—We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us." However, we believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships between us and our suppliers through, among other things, the development of new or expanded supplier relationships. For example, our net sales and operating earnings were negatively affected in fiscal year 2005 by the decision of certain suppliers of the BSG business to begin selling their products directly to salons in most markets. Subsequently, in fiscal year 2006 one of those suppliers agreed to allow BSG to once again, sell its product lines in BSG stores.

        On December 19, 2006, we announced that (1) BSG, other than its Armstrong McCall division, would not retain its rights to distribute the professional products of L'Oreal through its distributor sales consultants (effective January 30, 2007, with exclusivity ending December 31, 2006) or in its stores on an exclusive basis (effective January 1, 2007) in those geographic areas within the U.S. in which BSG currently has distribution rights, and (2) BSG's Armstrong McCall division would not retain the rights to distribute Redken professional products through its franchises. In an effort to replace these rights, BSG entered into long-term agreements with L'Oreal under which, as of January 1, 2007, BSG had non-exclusive rights to distribute the same L'Oreal professional products in its stores that it previously had exclusive rights to in its stores and through its sales consultants. Armstrong McCall retained its exclusive rights to distribute Matrix professional products in its territories.

        We plan to mitigate the negative effects resulting from unfavorable changes in our relationships with suppliers, such as L'Oreal, by taking the following steps: (i) attempting to shift a portion of the L'Oreal purchases by BSG customers previously served by the distributor sales consultants to BSG stores, (ii) adding new products to replace lines with our distributor sales consultants, (iii) adding new product lines to our BSG stores, (iv) expanding existing product lines into new territories, and (v) right-sizing the business (including some targeted reductions-in-force) and managing costs to maximize the efficiency of the BSG structure. Although we are focused on developing new revenue and on cost management initiatives, there can be no assurance that our efforts will partially or completely offset the loss of these distribution rights. See "Risk Factors-We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us."

        Previously, we had estimated that the loss of the L'Oreal distribution rights described above would negatively impact our consolidated revenue by approximately $110.0 million for the last nine months of fiscal 2007. Of this projected $110.0 million, it was assumed that the distributor sales consultant channel would lose approximately $20.0 million of ancillary, non-L'Oreal business. However, during February and March of this year, non-L'Oreal sales exceeded prior year levels in both the impacted distributor sales consultant and store channels. L'Oreal-related revenue in domestic BSG stores (i.e. excluding the Armstrong McCall business and Sally Beauty Supply) during February and March of this year was approximately equal to that of prior year levels. We believe it is too early to determine how much, if any, of the L'Oreal product sales will migrate from the distributor sales consultants to our BSG stores.

        Regarding other suppliers, BSG continues to expand the P&G Professional Care product lines including Wella, Sebastian and Graham Webb into additional geographies for BSG stores and distributor sales consultants. As of March 31, 2007, BSG had six stores in Florida and planned to open an additional 29 net new stores in that state by January 2008. During the second quarter of fiscal 2007, BSG's distribution agreement with Farouk Systems, Inc., or "Farouk," ended (excluding BSG's franchise-based business). Farouk product sales during the first six months of fiscal 2007 in the affected BSG areas equaled approximately 3.2% of BSG's total revenues to date.

Distribution

        As of March 31, 2007, we operated 22 distribution centers, seven of which serviced Sally Beauty Supply and 15 of which serviced BSG. Our purchasing and distribution system is designed to minimize the delivered cost of merchandise and maximize the level of merchandise in-stock in stores. This distribution system also allows for monitoring of delivery times and maintenance of appropriate inventory levels. Product deliveries are typically made to our stores on a weekly basis. Each distribution center has a quality control department that monitors products received from suppliers. We utilize proprietary software systems to provide computerized warehouse locator and inventory support.

        In fiscal 2007, we plan to begin implementing a two-year program to consolidate warehouses and reduce administrative expenses related to BSG's distribution network optimization program. We have increased fiscal year 2007 capital spending projections related to this project by $4.0 million, with an additional $15.0 million of capital projected to be spent during fiscal 2008. We believe that this plan could produce significant annual savings within the next two years.

Management Information Systems

        Our management information systems provide order processing, accounting and management information for the marketing, distribution and store operations functions of our business. Most of these systems have been developed internally. The information gathered by the management information systems supports automatic replenishment of in-store inventory and provides support for product purchase decisions.

Employees

        In our domestic and foreign operations, we had approximately 19,354 full-time equivalent employees as of March 31, 2007 consisting of approximately 4,364 full-time and 9,341 part-time hourly personnel and 5,649 salaried.

        Certain subsidiaries in Mexico have collective bargaining agreements, covering warehouse and store personnel, which expire at various times over the next several years. We believe we have good relationships with our employees.

Management

        For information concerning our directors and executive officers, see "Management—Directors and Executive Officers."

Regulation

        We are subject to a wide variety of laws and regulations, which historically have not had a material effect on our business. For example, in the United States, most of the products sold and the content and methods of advertising and marketing utilized are regulated by a host of federal agencies, including, in each case, one of more of the following: the Food and Drug Administration, the Federal Trade Commission and the Consumer Products Safety Commission. The transportation and disposal of many of our products are also subject to federal regulation. State and local agencies regulate many aspects of our business. In markets outside of the United States, regulation is also focused and comprehensive.

        The franchisor-franchisee relationship poses a specific set of regulatory issues. We are subject to the regulation of offering and sale of franchises in the United States and Mexico. The applicable laws and regulations affect our business practices, as franchisor, in a number of ways, including restrictions placed upon the offering, renewal, termination and disapproval of assignment of franchises. To date, these laws and regulations have not had a material effect upon operations. The FTC is considering major revisions to its regulations governing the offer and sale of franchises in the U.S., although to date, these revisions have not been adopted.

Trademarks and Other Intellectual Property Rights

        Our trademarks, certain of which are material to our business, are registered or legally protected in the United States, Canada and other countries throughout the world in which we operate. We and our subsidiaries own over 200 trademarks in the United States. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including reliance upon trademark, patent and trade secret laws, in addition to confidentiality agreements with many vendors, employees, consultants and others who have access to our proprietary information. The duration of our trademark registrations is generally 10, 15 or 20 years, depending on the country in which a mark is registered, and generally the registrations can be renewed. The scope and duration of intellectual property protection varies by jurisdiction and by individual product.

Real Estate

        Substantially all of our store and warehouse locations are leased and the corporate headquarters and four warehouse/distribution centers are owned. The average store lease is for a term of five years with customary renewal options. The following table provides the number of stores by U.S. state and country as of March 31, 2007:

	Sally Beauty Supply		Beauty Systems Group
Location	Company- Owned	Franchise	Company- Owned	Franchise
U.S.:
Alaska	—	—	1	—
Alabama	48	—	2	2
Arizona	67	—	15	11
Arkansas	22	—	8	—
California	213	—	106	15
Colorado	43	—	—	—
Connecticut	23	—	19	—
Delaware	4	—	1	—
Florida	178	—	4	2
Georgia	79	—	19	2
Hawaii	—	—	5	—
Iowa	21	—	—	—
Idaho	9	—	8	—
Illinois	91	—	35	—
Indiana	43	—	28	—
Kansas	20	—	—	—
Kentucky	32	—	21	—
Louisiana	50	—	—	15
Maine	5	—	1	—

Maryland	34	—	18	—
Massachusetts	38	—	11	—
Michigan	61	—	12	—
Minnesota	18	—	4	—
Mississippi	30	—	—	7
Missouri	46	—	2	—
Montana	5	—	6	—
Nebraska	15	—	—	—
Nevada	22	—	8	—
New Hampshire	9	—	2	—
New Jersey	38	—	—	—
New Mexico	20	—	—	6
New York	59	—	46	3
North Carolina	85	—	21	—
North Dakota	2	—	4	—
Ohio	100	—	52	—
Oklahoma	41	—	—	—
Oregon	22	—	15	—
Pennsylvania	85	—	14	—
Rhode Island	7	—	3	—
South Carolina	46	—	10	—
South Dakota	2	—	2	—
Tennessee	57	—	19	—
Texas	245	—	—	76
Utah	20	—	12	—
Vermont	1	—	1	—
Virginia	67	—	32	—
Washington	34	—	25	—
Wisconsin	25	—	6	—
West Virginia	12	—	6	—
Wyoming	2	—	—	—

Total U.S.	2,196	—	604	139
International:
Puerto Rico	33	—	—	—
Canada	14	—	72	—
Germany	30	—	—	—
Ireland	6	3	—	—
Japan	28	—	—	—
Mexico	53	—	—	32
Spain	1	9	—	—
United Kingdom	257	12	—	—

Total International	422	24	72	32

Total Store Count	2,618	24	676	171

        The following table provides locations for significant offices and warehouses and the corporate headquarters of the Sally/BSG distribution business, as of March 31, 2007:

Location	Type of Facility	Business Segment
Company-Owned Properties:
Columbus, Ohio	Warehouse		(1)
Denton, Texas	Corporate Headquarters		(1)(2)
Denton, Texas	Warehouse		(1)(2)
Jacksonville, Florida	Warehouse		(1)
Reno, Nevada	Warehouse		(1)
Leased Properties:
Austin, Texas	Office, Warehouse		(2)
Benicia, California	Office, Warehouse		(2)
Blackburn, Lancashire, England	Warehouse		(1)
Calgary, Alberta, Canada	Office, Warehouse		(2)
Chatsworth, California	Office, Warehouse		(2)
Greenville, Ohio	Office, Warehouse		(2)
Macedonia, Ohio	Office		(2)
Mississauga, Ontario	Office, Warehouse		(2)
Reading, Berkshire, England	Office		(1)
Spartanburg, South Carolina	Office, Warehouse		(2)
Monterrey, NL Mexico	Office, Warehouse		(1)
Thornielbank, Scotland	Office, Warehouse		(1)

(1)
Sally Beauty Supply

(2)
Beauty Systems Group

Legal Proceedings

        There were no material legal proceedings pending against us or our subsidiaries, as of March 31, 2007. We are involved in various claims and lawsuits incidental to the conduct of our business in the ordinary course. We carry insurance coverage in such amounts in excess of our self-insured retention as we believe to be reasonable under the circumstances and that may or may not cover any or all of our liabilities in respect of claims and lawsuits. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, cash flows or results of operations.

        We are subject to a number of U.S., federal, state and local laws and regulations, as well as the laws and regulations applicable in each other market in which we do business. These laws and regulations govern, among other things, the composition, packaging, labeling and safety of the products we sell and the methods we use to sell these products. We believe that we are in material compliance with such laws and regulations, although no assurance can be provided that this will remain true going forward.

MANAGEMENT

Directors and Executive Officers

        All of the interests of Sally Holdings are beneficially owned by Investment Holdings, a wholly-owned subsidiary of Sally Beauty, and all of the interests of Investment Holdings are beneficially owned by Sally Beauty. Sally Beauty is the sole managing member of Investment Holdings and Investment Holdings is in turn the sole managing member of Sally Holdings. Sally Capital is wholly-owned by Sally Holdings.

        As limited liability companies, neither Sally Holdings nor Investment Holdings has a board of directors. Instead, both of these entities are member-managed. We therefore disclose the identity of those persons who are the directors of Sally Beauty because they have the power to direct decisions made by Sally Beauty, the managing member of Investment Holdings. Sally Beauty's board of directors consists of three staggered classes. The terms of Class I, II and III directors will expire on the dates of Sally Beauty's annual stockholder meetings in 2010, 2008 and 2009, respectively. The following table also identifies the executive officers of Sally Beauty, Sally Holdings and Sally Capital. Such executive officers are elected by Sally Beauty's board of directors on an annual basis immediately following each annual meeting of Sally Beauty's stockholders, with such changes as are deemed necessary by Sally Beauty's board of directors throughout the year. Each executive officer serves until his or her successor is appointed, or until the earlier of his or her death, resignation or removal.

        In addition, the following table identifies those persons who are the executive officers of each of Investment Holdings, Sally Holdings and Sally Capital, as well as the director of Sally Capital.

Name	Age	Position with Sally Beauty
James G. Berges	59	Non-executive Chairman of the Board and Class I Director
Gary G. Winterhalter	55	President and Chief Executive Officer and Class II Director(1)
John R. Golliher	54	President, Beauty Systems Group
Bennie L. Lowery	56	Senior Vice President and General Merchandise Manager, Beauty Systems Group
W. Richard Dowd	64	Senior Vice President, Distribution and Chief Information Officer
David L. Rea	46	Senior Vice President and Chief Financial Officer(2)
Neil B. Riemer	56	President, Armstrong McCall
Raal H. Roos	55	Senior Vice President, General Counsel and Secretary(3)
Michael G. Spinozzi	47	President, Sally Beauty Supply
Kathleen J. Affeldt	58	Class II Director
Marshall E. Eisenberg	61	Class I Director
Donald J. Gogel	58	Class III Director
Robert R. McMaster	59	Class III Director
Walter L. Metcalfe, Jr.	68	Class II Director
John A. Miller	53	Class I Director
Martha Miller de Lombera	59	Class III Director
Edward W. Rabin	61	Class II Director
Richard J. Schnall	37	Class I Director

(1)
Mr. Winterhalter also serves as the President and Chief Executive Officer of each of Investment Holdings, Sally Holdings and Sally Capital and as sole director of Sally Capital.

(2)
Mr. Rea also serves as the Senior Vice President and Chief Financial Officer of each of Investment Holdings, Sally Holdings and Sally Capital.

(3)
Mr. Roos also serves as the Senior Vice President, General Counsel and Secretary of each of Investment Holdings, Sally Holdings and Sally Capital.

        For a description of the provisions of the stockholders agreement among Sally Beauty, Investor, Parallel Fund and the Lavin family stockholders applicable to the Sally Beauty board of directors, see "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Set forth below are descriptions of the backgrounds of the above directors and executive officers and their principal occupations for at least the past five years. Except as set forth below, each of the directors of Sally Beauty and officers was appointed to his or her position in connection with the Separation Transactions in November 2006.

        James G. Berges is an operating principal of Clayton, Dubilier & Rice, Inc., a private equity investment firm. Mr. Berges was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also a director of MKS Instruments, Inc. and PPG Industries, Inc.

        Gary G. Winterhalter is Sally Beauty's President and Chief Executive Officer, as well as a director. Prior to the Separation Transactions, Mr. Winterhalter served as the President of Sally Holdings since May 2005. From January 2004 to May 2005, Mr. Winterhalter served as President, Sally Beauty Supply/BSG North America, and from January 1996 to January 2004, he served as President of Sally USA. Mr. Winterhalter also served in other operating positions with Alberto-Culver between 1987 and 1996.

        John R. Golliher is the President of Beauty Systems Group. Prior to the Separation Transactions, Mr. Golliher served as President of Beauty Systems Group since July 2006. From December 2003 to July 2006, Mr. Golliher served as Vice President and General Manager for the West Coast Beauty Systems division of Beauty Systems Group. From October 2001 to December 2003, Mr. Golliher served as Vice President of Full Service Sales, Beauty Systems Group East.

        Bennie L. Lowery is Sally Beauty's Senior Vice President and General Merchandise Manager of Beauty Systems Group. Prior to the Separation Transactions, Mr. Lowery served as Senior Vice President and General Merchandise Manager of Beauty Systems Group since May 2006. From October 1993 to May 2006, Mr. Lowery served as Senior Vice President and General Merchandise Manager of Sally Beauty Supply.

        David L. Rea is Sally Beauty's Senior Vice President and Chief Financial Officer. Prior to joining Sally Beauty, Mr. Rea served as President and Chief Operating Officer of La Quinta Corporation, or "LQ Corporation," and La Quinta Properties, Inc., or "LQ Properties," owners/operators of limited-service hotels, from February 2005 until January 2006. Prior to that, he served as Executive Vice President and Chief Financial Officer of LQ Corporation and LQ Properties from June 2000 until February 2005. Mr. Rea also served as the Treasurer of LQ Corporation and of LQ Properties from June 2000 to January 2002. Prior to joining LQ Corporation, Mr. Rea served as Chief Financial Officer of the start-up e-commerce company, SingleSourceIT.com. Prior to that, he was with Red Roof Inns, Inc. from 1996 through 1999, where he served in various roles, including Executive Vice President, Chief Financial Officer and Treasurer. From 1995 through 1996, he served as Vice President of Finance at DeBartolo Realty Corporation. From 1986 through 1995, Mr. Rea held various investment management related positions with T. Rowe Price Associates, an investment firm.

        W. Richard Dowd is Sally Beauty's Senior Vice President, Distribution and Chief Information Officer. From November 1997 to the present, Mr. Dowd served as Sally Beauty Company, Inc.'s Senior Vice President, Distribution and Chief Information Officer.

        Neil B. Riemer is President of Armstrong McCall. Prior to the Separation Transactions, Mr. Riemer served as President of Armstrong McCall since October 2004. From October 2002 to

September 2004, Mr. Riemer served as Vice President, Franchise Development of Armstrong McCall. From December 2001 to October 2002, Mr. Riemer served as Vice President, Purchasing of Armstrong McCall. Prior to that, Mr. Riemer served as Executive Vice President, Administration of Armstrong McCall.

        Raal H. Roos is Sally Beauty's Senior Vice President, General Counsel and Secretary. Mr. Roos became Senior Vice President in December 2006 and was appointed Vice President, General Counsel and Secretary in connection with the Separation Transactions in November 2006. Prior to the Separation Transactions, Mr. Roos served as Beauty Systems Group, Inc.'s and Sally Beauty Company, Inc.'s Vice President, General Counsel and Secretary since October 2004. Prior to that, Mr. Roos served as Beauty Systems Group, Inc.'s and Sally Beauty Company, Inc.'s Vice President, General Counsel and Assistant Secretary from October 2000 to October 2004.

        Michael G. Spinozzi is President of Sally Beauty Supply. Prior to the Separation Transactions, Mr. Spinozzi served as President of Sally Beauty Supply since May 2006. Prior to that, Mr. Spinozzi served in several capacities at Borders Group, Inc., an operator of book, music and movie superstores and mall-based bookstores, most recently as Executive Vice President from March 2001 to May 2006.

        Kathleen J. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003 where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of SIRVA, Inc. since August 2002 and currently serves as chair of the Sally Beauty Board's Compensation Committee. She also serves as a director of BTE, Inc. and Whole Health, Inc.

        Marshall E. Eisenberg is a founding partner of the Chicago law firm of Neal, Gerber & Eisenberg LLP and has been a member of the firm's Executive Committee for the past 20 years. Mr. Eisenberg is Secretary of General Growth Properties, Inc. and a director of Engineered Controls International, Inc., Jel-Sert Company and Ygomi, Inc. Mr. Eisenberg has served on the Board of Visitors of the University of Illinois College of Law. Mr. Eisenberg received his J.D. degree with honors from the University of Illinois College of Law in 1971, where he served as a Notes and Comments Editor of the Law Review and was elected to the Order of the Coif.

        Donald J. Gogel is President and Chief Executive Officer of Clayton, Dubilier & Rice, Inc., a private equity investment firm. Prior to joining Clayton, Dubilier & Rice, Inc. in 1989, Mr. Gogel was a partner at McKinsey & Company, Inc. and a Managing Director at Kidder, Peabody & Company, Inc. He served as interim Chief Executive Officer of Kinko's in 1996. Mr. Gogel holds a B.A. degree from Harvard College, a graduate degree from Balliol College, Oxford University, where he was a Rhodes Scholar, and a J.D. degree from Harvard Law School.

        Robert R. McMaster is a director of Dominion Homes, Inc. and a member of its audit committee and compensation committee, is a director of Carpenter Technology Corporation and a member of its audit/finance committee, and is chairman of The Columbus Foundation audit committee. From May 2003 until June 2006, Mr. McMaster served as a director of American Eagle Outfitters, Inc. and as chairman of its audit committee and a member of its compensation committee. From December 2003 until February 2005, Mr. McMaster served as Chief Executive Officer of ASP Westward, LLC and ASP Westward, L.P. and from June 1997 until February 2002, Mr. McMaster served as Chief Executive Officer of Westward Communications Holdings, LLC and Westward Communications, L.P. Mr. McMaster is a former partner of KPMG LLP and a former member of its management committee.

        Walter L. Metcalfe, Jr. is the Senior Counsel of Bryan Cave LLP, an international law firm, and for ten years ending in September 2004 he served as its chairman and chief executive officer. Mr. Metcalfe holds a law degree from the University of Virginia where he was elected to the Order of the Coif.

        John A. Miller is the President and Chief Executive Officer of North American Corporation of Illinois, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables. Mr. Miller has served as the President of North American Corporation of Illinois since 1987. Mr. Miller is also a director of Atlantic Premium Brands, Ltd. and Laureate Education, Inc.

        Martha Miller de Lombera retired from The Procter & Gamble Company, a manufacturer and marketer of a broad range of consumer products, in 2001, following 25 years of service in various marketing and general management positions. At the time of her retirement, she was Vice President and General Manager—Latin American North Market Development Organization. Ms. Miller de Lombera is also a director of Nationwide Financial Services, Inc. where she is a member of its Finance Committee and a director of Ryerson Inc.

        Edward W. Rabin was President of Hyatt Hotels Corporation until 2006, having served in various senior management roles since joining the company in 1969. Mr. Rabin is a director of SMG Corporation. He is also a director of PrivateBancorp, Inc. and serves on its investment, compensation, nominating and corporate governance committees. Mr. Rabin is a director of WMS Industries Inc., serving as chair of its compensation committee and as a member of its audit committee. He is a board member of Oneida Holdings, Inc. He is a board member and trustee of the Museum of Contemporary Art, Chicago and a consulting director of the Richard Gray Gallery, Chicago and New York. Mr. Rabin attended the Wharton School of Advanced Business Management.

        Richard J. Schnall is a financial principal of Clayton, Dubilier & Rice, Inc., a private equity investment firm. Prior to joining Clayton, Dubilier & Rice, Inc. in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates VI Limited Partnership, a director and stockholder of CD&R Investment Associates VI, Inc. and a director of VWR International, Inc. and SIRVA, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds a Masters of Business Administration from Harvard Business School.

Annual Meeting

        Sally Beauty's Second Amended and Restated Bylaws, which we refer to as "Sally Beauty's Bylaws," provide that an annual meeting of stockholders will be held each year on a date specified by Sally Beauty's board of directors. Sally Beauty held its first annual meeting of stockholders in April 2007 and expects its next annual meeting of stockholders to be held in January 2008.

INFORMATION REGARDING SALLY BEAUTY'S CORPORATE GOVERNANCE, SALLY BEAUTY'S BOARD AND ITS COMMITTEES

        Sally Beauty is committed to conducting its business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, Sally Beauty's board of directors has approved a comprehensive system of corporate governance documents. These documents meet or exceed the requirements established by the NYSE listing standards and by the SEC and are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by Sally Beauty's board of directors, executive officers and employees, and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics and Governance Guidelines

        Sally Beauty's board of directors has adopted (a) Corporate Governance Guidelines and (b) a Code of Business Conduct and Ethics that apply to Sally Beauty's directors, officers and employees. Copies of these documents and the committee charters are available on Sally Beauty's website at www.sallybeautyholdings.com and are available in print to any person, without charge, upon written request to Sally Beauty's Vice President of Investor Relations. Sally Beauty intends to disclose on its website at www.sallybeautyholdings.com any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to these individuals or persons performing similar functions.

Stockholder-Director Communications

        Any holder of Sally Beauty common stock and other interested parties may contact any member (or all members) of Sally Beauty's board of directors (including the non-management directors as a group, the presiding non-management director, any committee or any chair of any such committee) by addressing written correspondence to the attention of the General Counsel of Sally Beauty at 3001 Colorado Boulevard, Denton, Texas 76210. The General Counsel of Sally Beauty will open all communications received for the sole purpose of determining whether the contents represent a message to Sally Beauty's directors. Any contents that legitimately relate to the business and operation of Sally Beauty and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or designed to promote a political or similar agenda will be forwarded promptly to the addressee.

Director Independence

        Sally Beauty's board of directors is comprised of one management director, Mr. Winterhalter, who is Sally Beauty's President and CEO, and ten non-management directors. Three of Sally Beauty's non-management directors (Chairman Berges and Messrs. Gogel and Schnall) are affiliated with Clayton, Dubilier & Rice, Inc., affiliates of which manage the CDR Investors, the beneficial owners of approximately 48% of Sally Beauty's common stock. Under Sally Beauty's Corporate Governance Guidelines, Sally Beauty's directors are deemed independent if Sally Beauty's board of directors has made an affirmative determination that such director has no material relationship with Sally Beauty (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sally Beauty). Sally Beauty's board of directors has affirmatively determined that Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera, and Rabin satisfy the independence requirements of Sally Beauty's Corporate Governance Guidelines, as well as the NYSE relating to directors. In addition, Sally Beauty's board of directors has affirmatively determined that Messrs. McMaster, Eisenberg, Metcalfe and Miller are also "independent" under the SEC's standards for independent audit committee members, as discussed below. As part of its annual evaluation of director independence, Sally Beauty's board of directors examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and Sally Beauty, its subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the relevant NYSE and SEC standards. Sally Beauty's board of directors also examined whether there are (or have been within the past year) any transactions or relationships between any independent director and members of the senior management of Sally Beauty or its affiliates. As a result of this evaluation, Sally Beauty's board of directors has affirmatively determined that Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera, and Rabin are independent under those criteria.

Nomination of Directors

        The Sally Beauty board of directors is responsible for nominating directors for election by Sally Beauty's stockholders and filling any vacancies on the Sally Beauty board of directors that may occur. The Sally Beauty Nominating and Corporate Governance Committee will be responsible for identifying individuals the committee believes are qualified to become members of the Sally Beauty board of directors. In accordance with Sally Beauty's Bylaws, Investor has the right to nominate a certain number of directors in proportion to its and its affiliates' ownership of specified percentages of Sally Beauty's common stock. Sally Beauty anticipates that the Sally Beauty Nominating and Corporate Governance Committee will consider recommendations for director nominees from a wide variety of sources, including other members of the Sally Beauty board of directors, management, stockholders, and, if deemed appropriate, from professional search firms. The Sally Beauty Nominating and Corporate Governance Committee will take into account the applicable requirements for directors under the Exchange Act and the listing standards of the NYSE. In addition, Sally Beauty anticipates that the Sally Beauty Nominating and Corporate Governance Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate's judgment, skill, integrity, and business and other experience.

Stockholder Recommendations or Nominations for Director Candidates

        Stockholders of Sally Beauty wishing to nominate a director must give written notice to Sally Beauty's Corporate Secretary under the time frames and in the manner described in Section 1.06 of Sally Beauty's Bylaws. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as a director of Sally Beauty.

        Stockholders of Sally Beauty wishing to recommend or nominate a director must provide a written notice to Sally Beauty's Corporate Secretary that includes a) the name, age, business address and residence address of the nominee(s), b) the principal occupation or employment of the nominee(s), c) the class or series and number of shares of stock of Sally Beauty which are owned beneficially or of record by the nominee(s), d) a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which nominations are to be made by the stockholder, and e) any other information relating to the nominee(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

Director Qualifications

        In order to be recommended by the Sally Beauty Nominating and Corporate Governance Committee, subject to the provisions of the stockholders agreement discussed below, the Sally Beauty Corporate Governance Guidelines require that each candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all of Sally Beauty's stockholders, and be able and willing to devote the required amount of time to Sally Beauty's affairs, including attendance at meetings of the Sally Beauty board of directors. In addition, the candidate cannot jeopardize the independence of a majority of the Sally Beauty board of directors.

        Sally Beauty's director qualification guidelines also provide that each candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other boards, and skill sets that add to the value of Sally Beauty's business.

Board Meetings and Attendance

        Sally Beauty became a public company on November 16, 2006, during its 2007 fiscal year. Pursuant to Sally Beauty's Corporate Governance Guidelines, Sally Beauty's directors are expected to:

  •
  regularly attend meetings of Sally Beauty's board of directors and the committees of which they are members (as well as the annual meeting of Sally Beauty's stockholders);

  •
  spend the time needed to properly discharge their responsibilities;

  •
  with respect to Sally Beauty's non-management directors, meet at regularly scheduled executive sessions in which Sally Beauty's management does not participate; and

  •
  with respect to Sally Beauty's independent directors, meet at least once a year in an executive session without Sally Beauty's management (for these sessions, the chairmanship of each session is determined on a rotating basis from among the Chairs of Sally Beauty's Audit, Compensation, and Nominating and Corporate Governance Committees).

Mandatory Retirement Age

        Pursuant to Sally Beauty's Corporate Governance Guidelines, it is the policy of Sally Beauty's board of directors that no non-management director should serve for more than 15 years in that capacity or beyond the age of 72, except that, where that policy would result in multiple retirements in any 12-month period, Sally Beauty's board of directors may request that a director who would otherwise be due to retire serve up to an additional 12 months.

Directors Who Change Their Present Job Responsibility

        Pursuant to Sally Beauty's Corporate Governance Guidelines, a director who experiences a significant change in job responsibilities or assignment will be required to submit a resignation to Sally Beauty's board of directors. The remaining directors, upon recommendation of Sally Beauty's Nominating and Corporate Governance Committee, will then determine the appropriateness of such director's continued membership on Sally Beauty's board of directors.

Self-Evaluation

        Sally Beauty's Nominating and Corporate Governance Committee will conduct a self-evaluation of Sally Beauty's board of directors each year to determine whether Sally Beauty's board of directors and its committees are functioning effectively.

Committees of the Board of Directors

        Pursuant to Sally Beauty's Bylaws, Sally Beauty's board of directors established the following committees:

  •
  Audit Committee;

  •
  Compensation Committee;

  •
  Nominating and Corporate Governance Committee;

  •
  Finance Committee; and

  •
  Executive Committee.

        The function of each committee is described below.

        Each committee, pursuant to its charter adopted by Sally Beauty's board of directors, consists of four members, of whom up to two are, and shall be, Investor designees and at least two shall be, and are, non-Investor designees. An Investor designee is entitled under the stockholders agreement, as described below, to chair the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, and a non-Investor designee is entitled to chair the Audit Committee and the Executive Committee.

        Audit Committee.    The Sally Beauty Audit Committee consists of Mr. McMaster (chair), Mr. Eisenberg, Mr. Metcalfe and Mr. Miller. Sally Beauty's board of directors has determined that each member of the Audit Committee is financially literate, that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act and that Mr. Eisenberg, Mr. McMaster and Mr. Miller each qualify as an "audit committee financial expert" (as such term is defined under Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended).

        The Sally Beauty Audit Committee will assist Sally Beauty's board of directors in fulfilling its oversight responsibilities for:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of our internal audit function and independent auditors.

        Pre-Approval Policy.    The Sally Beauty Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy to pre-approve all permissible audit and non-audit services provided by Sally Beauty's independent auditors. Sally Beauty expects that on an annual basis, the Sally Beauty Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The policy contains a provision delegating limited pre-approval authority to the chairman of the Sally Beauty Audit Committee in instances when pre-approval is needed prior to a scheduled audit committee meeting. The chairman of the Sally Beauty Audit Committee is required to report on such pre-approvals at the next scheduled Audit Committee meeting.

        The Sally Beauty Audit Committee is governed by the Audit Committee charter, which was adopted by the Transactions Committee of Sally Beauty's board of directors on November 16, 2006 and ratified, as amended, by the full Sally Beauty board of directors on December 5, 2006.

        Compensation Committee.    The Sally Beauty Compensation Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Sally Beauty Compensation Committee is to, among other things:

  •
  review and approve corporate goals and objectives relevant to chief executive officer compensation and evaluate the chief executive officer's performance in light of those goals and objectives;

  •
  determine and approve the chief executive officer's compensation level based on this evaluation;

  •
  approve compensation of other executive officers;

  •
  review and recommend to Sally Beauty's board of directors equity based incentive compensation plans in which executive officers will participate; and

  •
  prepare the reports and analysis on executive compensation, which will be required to be included in our annual proxy statements.

        The Sally Beauty Compensation Committee is governed by the Sally Beauty Compensation Committee charter, which was adopted by the Transactions Committee of Sally Beauty's board of directors on November 16, 2006 and ratified, as amended, by the full Sally Beauty board of directors on December 5, 2006.

        The Sally Beauty Compensation Committee consists of Ms. Affeldt (chair), Mr. Eisenberg, Ms. Miller de Lombera and Mr. Rabin.

        Nominating and Corporate Governance Committee.    The Sally Beauty Nominating and Corporate Governance Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Sally Beauty Nominating and Corporate Governance committee is to, among other things:

  •
  identify individuals qualified and suitable to become members of Sally Beauty's board of directors and to recommend to Sally Beauty's board of directors the director nominees for each annual meeting of Sally Beauty's stockholders;

  •
  develop and recommend to Sally Beauty's board of directors a set of corporate governance principles applicable to Sally Beauty; and

  •
  oversee the evaluation of Sally Beauty's board of directors and management.

        The Sally Beauty Nominating and Corporate Governance Committee is governed by the Sally Beauty Nominating and Corporate Governance Committee charter, which was adopted by the Transactions Committee of Sally Beauty's board of directors on November 16, 2006 and ratified by the full Sally Beauty board of directors on December 5, 2006.

        The Sally Beauty Nominating and Corporate Governance Committee consists of Mr. Metcalfe (chair), Ms. Affeldt, Ms. Miller de Lombera and Mr. Rabin.

        Executive Committee.    The purpose of the Sally Beauty Executive Committee is to assist Sally Beauty's board of directors with its responsibilities and, except as may be limited by law, Sally Beauty's Certificate of Incorporation or its Bylaws, to exercise the powers and authority of Sally Beauty's board of directors when it is not in session. The Sally Beauty Executive Committee is governed by the Sally Beauty Executive Committee charter, which was adopted by Sally Beauty's board of directors on December 5, 2006. The Executive Committee consists of Mr. Berges (chair) and Messrs. Miller, Schnall and Winterhalter.

        Finance Committee.    The purpose of the Sally Beauty Finance Committee is to provide assistance to Sally Beauty's board of directors in satisfying its fiduciary responsibilities relating to Sally Beauty's financing strategy, financial policies and financial condition. The Sally Beauty Finance Committee consists of Mr. Schnall (chair), and Messrs. Gogel, McMaster and Miller. The Sally Beauty Finance Committee is governed by the Sally Beauty Finance Committee charter, which was adopted by Sally Beauty's board of directors on December 5, 2006 and amended on January 25, 2007. A copy of this charter is available on the corporate governance section of Sally Beauty's Web site.

Director Indemnification Agreements

        On December 5, 2006, Sally Beauty's board of directors approved and authorized Sally Beauty to enter into an indemnification agreement with each member of Sally Beauty's board of directors. The indemnification agreements are intended to provide such directors with the maximum protection available under applicable law in connection with their services to Sally Beauty.

        Each indemnification agreement provides, among other things, that subject to the procedures set forth therein, Sally Beauty will, to the fullest extent permitted by applicable law, indemnify a director if, by reason of such director's corporate status as a director, such director incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that Sally Beauty cover the director under liability insurance available to any of Sally Beauty's directors, officers or employees.

Compensation of Directors

        Employee Directors.    Directors who are employees of Sally Beauty receive no additional compensation for serving on Sally Beauty's board of directors or its committees.

        Independent Directors.    Pursuant to the Sally Beauty Independent Director Compensation Policy, approved by Sally Beauty's board of directors on January 25, 2007, each director who is not employed by Sally Beauty and is not affiliated with Clayton, Dubilier & Rice, Inc. (currently Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera and Rabin), each an "Independent Director," receives the following compensation:

  CASH COMPENSATION

Retainers for Serving on the Sally Beauty Board of Directors

        Independent Directors are paid an annual cash retainer of $35,000, payable in advance in quarterly installments, for each calendar year of service on Sally Beauty's board of directors. Cash retainers for partial years of service are pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Retainers for Serving as Chairpersons

        Additional annual cash retainers are paid to an Independent Director who serves as chairperson of the Sally Beauty Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, or Finance Committee. Such additional retainer is payable in advance in quarterly installments, in the following annualized amounts:

Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$5,000
Finance Committee	$5,000

        Additional retainers paid to chairpersons for partial years of service are pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Meeting Fees

        For in-person board or committee meetings, each Independent Director in attendance receives $2,000. For telephonic board or committee meetings for which minutes are kept, each independent director in attendance receives $1,000.

  EQUITY-BASED COMPENSATION

        Unless otherwise indicated, grants planned pursuant to the Sally Beauty Independent Director Compensation Policy are expected to be made under the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which we refer to as the "2007 Omnibus Plan," which was approved by the stockholders of Sally Beauty on April 26, 2007.

Initial Grants

        Upon the appointment or election of a new Independent Director to Sally Beauty's board of directors, such Independent Director receives an initial grant of options to purchase shares of Sally Beauty's common stock. Such options shall have a grant date present value equal to $70,000, and shall become exercisable in four equal annual installments beginning on the day before the first anniversary of the grant date.

        Options granted to Independent Directors shall have an exercise price per share equal to the Fair Market Value (as defined in the 2007 Omnibus Plan) of a share of Sally Beauty's common stock on the grant date, and shall have a ten-year maximum term. In the event an Independent Director's Board service terminates because of death, disability or involuntary termination without Cause (as defined in the 2007 Omnibus Plan), such Independent Director's unvested options shall become exercisable upon such termination. If an Independent Director's service on Sally Beauty's board of directors is terminated for any other reason than the foregoing, unvested options shall be canceled upon such termination.

        Following the termination of an Independent Director's service on Sally Beauty's board of directors, such Independent Director's vested options shall remain exercisable until the first to occur of (i) the third anniversary of such termination or (ii) the option's normal expiration date. Notwithstanding the foregoing, if an Independent Director's service on Sally Beauty's board of directors is terminated for Cause (as defined in the 2007 Omnibus Plan), any outstanding options shall be forfeited upon such termination.

        On December 5, 2006, the Independent Directors each received an initial grant of options to purchase 15,000 shares of Sally Beauty's common stock, in accordance with Sally Beauty's 2003 Stock Option Plan for Non-Employee Directors, which grants exhausted the share reserve under that plan. Because those grants had a grant date present value of less than $70,000 per Independent Director, on April 26, 2007, upon the approval of the 2007 Omnibus Plan by Sally Beauty's stockholders, the Independent Directors received 4,055 additional options under the 2007 Omnibus Plan.

Annual Grants

        Each Independent Director is granted an annual equity-based retainer award with a value at the time of issuance of approximately $70,000. Such award shall normally be made at the first meeting of Sally Beauty's board of directors each fiscal year in the form of grants of restricted stock units, which we refer to as "RSUs," in accordance with the 2007 Omnibus Plan, and shall vest on the last day of such fiscal year. Independent Directors whose service on Sally Beauty's board of directors begins after the start of a fiscal year shall receive a grant pro-rated to reflect the number of days remaining in such fiscal year. Upon vesting, Independent Director RSUs shall be retained by Sally Beauty as deferred stock units that shall not be distributed until six months after such Independent Director's service on Sally Beauty's board of directors terminates.

        In the event an Independent Director's service on Sally Beauty's board of directors terminates because of death, disability or involuntary termination without Cause (as defined in the 2007 Omnibus Plan), a pro rata portion of such Independent Director's unvested RSUs shall vest upon such termination and shall be distributed immediately thereafter. If an Independent Director's service on Sally Beauty's board of directors is terminated for any other reason than the foregoing, unvested RSUs shall be canceled upon such termination.

  TRAVEL EXPENSE REIMBURSEMENT

        Each of the Independent Directors is entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director of Sally

Beauty. With respect to air travel, reimbursements are limited to the cost of first-class commercial airline tickets for the trip and date in question.

        Clayton Dubilier & Rice, Inc. Affiliated Directors.    Sally Beauty is party to a letter agreement with Clayton, Dubilier and Rice, Inc., dated as of February 26, 2007, pursuant to which Sally Beauty pays Clayton, Dubilier & Rice, Inc. $37,500 per calendar quarter for each of its professional employees who is designated by Investor to serve on Sally Beauty's board of directors. In addition, pursuant to the letter agreement, Investor designees will receive reimbursement for travel and other out-of-pocket expenses in the same manner as other directors of Sally Beauty except that to the extent that the Chairman of Sally Beauty's board of directors remains an Investor designee, such Chairman will be entitled to up to one hundred fifty thousand dollars ($150,000) per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel. In consideration for these payments, Clayton, Dubilier & Rice, Inc. has waived, on behalf of such Investor designees to Sally Beauty's board of directors, any right to the payment of other compensation for such person's service as a director of Sally Beauty.

No Material Proceedings

        As of March 31, 2007, there were no material proceedings to which any of Sally Beauty's directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of Sally Beauty's common stock (or their associates), is a party adverse to Sally Beauty or any of its subsidiaries or has a material interest adverse to Sally Beauty or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2006, the Compensation Committee of Alberto-Culver determined and oversaw executive compensation for Sally Beauty. None of the members of Sally Beauty's current Compensation Committee are officers or employees of Sally Beauty or any of its subsidiaries or have any relationship with Sally Beauty requiring disclosure under Item 404 of Regulation S-K. None of the members of Sally Beauty's board of directors are executive officers of another entity on whose compensation committee or board of directors an executive officer of Sally Beauty serves.

Compensation of Executive Officers

        The following table contains compensation information for Sally Beauty's Chief Executive Officer and the four other most highly compensated persons, which we refer to as our "named executive officers." The determination of the four most highly compensated persons was based on their employment with Alberto-Culver for the year ended September 30, 2006 and includes compensation paid to Gary T. Robinson, Sally Beauty's former Senior Vice President, Chief Financial Officer and Treasurer, who retired on January 15, 2007. David Rea, Sally Beauty's current Senior Vice President and Chief Financial Officer, did not receive compensation from Alberto-Culver for the year ended September 30, 2006. All of the information included in this table reflects compensation earned by the named executive officers for services rendered to Alberto-Culver and its subsidiaries for the year ended September 30, 2006. Unless the context suggests otherwise, references to "restricted stock" and "stock options" mean shares of Alberto-Culver common stock and options to purchase Alberto-Culver common stock, respectively as of September 30, 2006. Amounts shown are for individuals in their last position with Alberto-Culver and do not necessarily reflect the compensation which these individuals will earn in their new capacities as executive officers of Sally Beauty.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards
								Payouts
				Other Annual Compensation ($)		Restricted Stock Awards(1) ($)	Securities Underlying Options(2) (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)					LTIP Payouts(3) ($)	All Other Compensation ($)
Gary G. Winterhalter President and Chief Executive Officer	2006 2005 2004	650,000 556,250 496,250	493,000 100,000 525,000	2,673 2,102 803		— — —	50,000 38,600 42,000	— — 280,000	104,905 121,578 116,983	(4)
W. Richard Dowd Senior Vice President, Distribution and Chief Information Officer	2006 2005 2004	232,111 228,713 221,527	138,896 91,720 176,629	— — —		— — —	12,000 11,200 12,300	— — 100,000	33,289 39,987 39,240	(5)
John R. Golliher President, Beauty Systems Group	2006 2005 2004	309,662 304,169 272,180	101,595 49,939 72,948	91,805 — 116,821	(9) (10)	— — 44,230	6,400 6,300 6,900	— — 20,000	27,508 28,641 28,467	(6)
Bennie L. Lowery Senior Vice President and General Merchandise Manager, Beauty Systems Group	2006 2005 2004	316,134 311,495 301,707	189,017 220,993 232,050	— — —		— — —	16,000 15,600 17,250	— — 140,000	60,484 62,293 54,484	(7)
Gary T. Robinson Retired Senior Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	250,968 245,583 230,378	217,909 103,421 175,808	— 8,158 —		— — —	12,000 11,200 12,300	— — 100,000	29,602 42,744 41,377	(8)

(1)
On September 30, 2006, Messrs. Winterhalter, Dowd, Golliher, Lowery and Robinson held 1,500; 551; 482; 551 and 750 shares of restricted stock, respectively, with a market value of $75,885; $27,875; $24,384; $27,875 and $37,943, respectively. All shares of restricted stock outstanding as of September 30, 2006, vested in connection with the Separation Transactions. Dividends are paid on shares of restricted stock.

(2)
The number of securities underlying the options granted has been adjusted to reflect the 50% stock dividend paid on February 20, 2004.

(3)
Represents long-term incentive plan payments under the Alberto-Culver Shareholder Value Incentive Plan, or "SVIP." For the three-year performance period ended September 30, 2006, Alberto-Culver's Total Shareholder Return, or "TSR," was 32.16% placing it in the 37.8th percentile of the Standard & Poor's 500 Index with no corresponding payout per unit. For the three-year performance period ended September 30, 2005, Alberto-Culver's TSR was 37.01% placing it in the 31.7th percentile of the Standard & Poor's 500 Index with no corresponding payout per unit. For the three-year performance period ended September 30, 2004, Alberto-Culver's TSR was 104.07% placing it in the 87th percentile of the Standard & Poor's 500 Index with a corresponding payout per unit of $2,000 under the Alberto-Culver SVIP.

(4)
The amount includes $4,172 in term life insurance premium costs; a company contribution to the Profit Sharing Plan of $9,389; $5,438 of matching contributions to the Sally Beauty 401(k) Savings Plan; and $85,906 of contributions pursuant to or in lieu of participation in the Alberto-Culver Executive Deferred Compensation Plan.

(5)
The amount includes $2,265 in term life insurance premium costs; a company contribution to the Profit Sharing Plan of $9,389; $5,438 of matching contributions to the Sally Beauty 401(k) Savings Plan; and $16,197 of contributions pursuant to or in lieu of participation in the Alberto-Culver Executive Deferred Compensation Plan.

(6)
The amount includes $2,097 in term life insurance premium costs; a company contribution to the Profit Sharing Plan of $9,389; $5,438 of matching contributions to the Sally Beauty 401(k) Savings Plan; and $10,584 of contributions pursuant to or in lieu of participation in the Alberto-Culver Executive Deferred Compensation Plan.

(7)
The amount includes $3,077 in term life insurance premium costs; a company contribution to the Profit Sharing Plan of $9,389; $5,438 of matching contributions to the Sally Beauty 401(k) Savings Plan; and $42,580 of contributions pursuant to or in lieu of participation in the Alberto-Culver Executive Deferred Compensation Plan.

(8)
The amount includes $2,437 in term life insurance premium costs; a company contribution to the Profit Sharing Plan of $9,389; $5,438 of matching contributions to the Sally Beauty 401(k) Savings Plan; and $12,338 of contributions pursuant to or in lieu of participation in the Alberto-Culver Executive Deferred Compensation Plan.

(9)
Represents relocation expenses to Mr. Golliher in connection with his transfer from California to Texas. Some of these expenses were grossed up for tax purposes. We valued these items based on the actual payments made, plus a gross-up amount of $13,293 for the payment of taxes.

(10)
Represents relocation expenses to Mr. Golliher in connection with his transfer from Kentucky to California. Some of these expenses were grossed up for tax purposes. We valued these items based on the actual payments made, plus a gross-up amount of $33,482 for the payment of taxes.

  Stock Option Grants

        The following table contains information relating to the Alberto-Culver stock option grants made during the fiscal year ended September 30, 2006 to the named executive officers. The options are subject to the terms of the 2003 Alberto-Culver Stock Option Plan, or the "ACSOP." In connection with the Separation Transactions, options to purchase Alberto-Culver common stock that were outstanding immediately prior to the holding company merger were converted into fully exercisable options to purchase Sally Beauty common stock and such options that were held by Sally Beauty's employees, including the named executive officers, were adjusted in connection with the Separation Transactions.

Option Grants in Fiscal Year 2006

	Individual Grants
	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal Year(2)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name			Exercise Price ($/sh)	Expiration Date
					5%($)	10%($)
Gary G. Winterhalter	50,000	3.2%	$44.40	9/30/2015	$1,396,146	$3,538,108
W. Richard Dowd	12,000	0.8%	$44.40	9/30/2015	$335,075	$849,146
John R. Golliher	6,400	0.4%	$44.40	9/30/2015	$178,707	$452,878
Bennie L. Lowery	16,000	1.0%	$44.40	9/30/2015	$446,767	$1,132,195
Gary T. Robinson (Retired)	12,000	0.8%	$44.40	9/30/2015	$335,075	$849,146

(1)
All of these options were granted on October 1, 2005. Options are non-qualified and granted under the ACSOP. All options have a maximum term of ten years from the date of grant and an exercise price per share equal to the fair market value of a share of common stock on the date of grant. If a participant retires, all options vested at the time of retirement may be exercised for a period of two years following retirement, but not after their stated expiration date. Retirement will be reached when a participant's employment terminates and at the time of such termination the sum of the participant's age and years of service with the company equals or exceeds 75 years.

(2)
The percentages were calculated by taking the number of options granted to the named executive officer and dividing that number by the total number of options granted to all employees of Alberto-Culver.

(3)
The dollar amounts in these columns assume that the market price per share of common stock appreciates in value from the date of grant to the expiration date of the option at the annualized rates indicated. These rates are set by the SEC and are not intended to forecast possible future appreciation, if any, of the price of common stock.

  Stock Option Exercises

        The following table contains information relating to the exercise of options to purchase Alberto-Culver common stock by the named executive officers during the fiscal year ended September 30, 2006, as well as the number and value of their unexercised in-the-money options to purchase Alberto-Culver common stock as of September 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End(1) ($) Exercisable/ Unexercisable
Gary G. Winterhalter	16,875	$376,819	76,800/67,300	$833,311/479,256
W. Richard Dowd	15,750	$385,025	32,075/17,675	$391,830/127,711
John R. Golliher	16,575	$252,370	8,350/9,675	$81,018/70,158
Bennie L. Lowery	—	—	37,300/24,113	$538,023/174,894
Gary T. Robinson (retired)	12,137	$244,531	25,188/17,675	$279,067/127,711

(1)
Based on the respective average of the high and low trading price of Alberto-Culver common stock ($50.60 per share) on September 29, 2006, the last trading day of the fiscal year.

Long-Term Incentive Awards

        The following table contains information relating to the grant of performance units under the Alberto-Culver Shareholder Value Incentive Plan, or "SVIP," during the fiscal year ended September 30, 2006 to the named executive officers.

Long-Term Incentive Plan Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights(1) (#)
		Performance or Other Period Until Maturation or Payout
Name			Threshold ($)	Target ($)	Maximum ($)
Gary G. Winterhalter	250	3 years	$62,500	$250,000	$500,000
W. Richard Dowd	70	3 years	$17,500	$70,000	$140,000
John R. Golliher	30	3 years	$7,500	$30,000	$60,000
Bennie L. Lowery	90	3 years	$22,500	$90,000	$180,000
Gary T. Robinson (retired)	70	3 years	$17,500	$70,000	$140,000

(1)
Awards under the SVIP were made in the form of performance units, each unit having a payout value of $250 if the threshold performance level was attained, $1,000 if the target performance level was attained and $2,000 if the maximum performance level was attained. Units were to have no value if the threshold performance level was not attained.

  Performance units were granted at the beginning of fiscal year 2006 for the three-year performance period ending September 30, 2008. At the time the performance units were granted, the Alberto-Culver compensation and leadership development committee established objectives for such three-year performance period based on the percentile ranking of the total stockholder return of the Alberto-Culver common stock among the total stockholder returns of the companies comprising the Standard & Poor's 500 Index. As a result of the Separation Transactions, each performance unit was accelerated by the Alberto-Culver compensation and leadership development committee and given a payout value of $336.67, representing a performance level of $1,010 prorated for the first year of the performance period, and these awards were paid out in December 2006 as follows: $84,167.50 to Mr. Winterhalter, $23,566.90 to Mr. Dowd, $10,100.10 to Mr. Golliher, $30,300.30 to Mr. Lowery and $23,566.90 to Mr. Robinson

  No payout will be made if Alberto-Culver's total stockholder return compared to the total stockholder return of companies comprising the index chosen for each such performance period by the Alberto- Culver compensation and leadership development committee from among those indexes specified in the SVIP would rank it at less than the 40th percentile. The Alberto-Culver compensation and leadership development committee may reduce or eliminate any award otherwise payable if Alberto-Culver's total stockholder return for the applicable performance period is negative.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

        Messrs. Winterhalter, Rea, Dowd, Lowery, Golliher and certain of Sally Beauty's other executive officers are parties to severance agreements with Sally Beauty that provide payments and benefits if such officer's employment terminates under the circumstances set forth in their severance agreement within two years after a change in control. In addition, Messrs. Winterhalter, Rea, Lowery, Dowd and certain of Sally Beauty's other executive officers are parties to termination agreements that provide payments and benefits if such officer's employment terminates in situations that do not constitute a change in control.

Executive Officer Severance Agreements

        Sally Beauty entered into Severance Agreements with certain of its executive officers. Each Severance Agreement provides that if, in the 24 months following a Change in Control, the executive's employment is terminated by a qualifying termination, which includes termination by Sally Beauty without Cause or by the executive for Good Reason, then the executive will be entitled to certain benefits. These benefits include (i) a cash payment equal to the executive's annual bonus, as determined in accordance with Sally Beauty's annual incentive plan, pro-rated to reflect the portion of the year elapsed prior to the executive's termination, (ii) a lump-sum cash payment equal to a multiple of the executive's annual base salary at the time of termination plus a multiple of the average dollar amount of the executive's actual or annualized annual bonus in respect of the five years preceding termination, and (iii) continued medical and welfare benefits, on the same terms as prior to termination, for a period of 24 months following termination.

        For purposes of the Severance Agreements:

  •
  "Cause" generally includes the executive's (i) willful and deliberate breach of his or her duties and responsibilities or (ii) commission of a felony involving moral turpitude.

  •
  "Good Reason" generally includes (i) an adverse change to the executive's position, duties or responsibilities, (ii) reduction of the executive's rate of salary or diminution of employee benefits, or (iii) relocation of the executive of more than 20 miles from the facility where the executive was located at the time of the Change in Control.

  •
  "Change of Control" generally includes (i) the acquisition by any person, other than Investor or its affiliates, of 20% or more of the voting power of Sally Beauty's outstanding common stock, (ii) a change in the majority of Sally Beauty's incumbent board of directors, (iii) a reorganization, merger or consolidation of Sally Beauty or sale of substantially all of Sally Beauty's assets, or (iv) shareholder approval of the complete liquidation or dissolution of Sally Beauty.

        The executives party to a Severance Agreement with Sally Beauty and their respective payment multiples are set forth in the following table:

Executive Officer	Multiple
Gary G. Winterhalter President and CEO	2.99
W. Richard Dowd Senior Vice President, Distribution and Chief Information Officer	1.99
Bennie L. Lowery Senior Vice President and General Merchandise Manager, Beauty Systems Group	2.49
David L. Rea Senior Vice President and Chief Financial Officer	1.99
John R. Golliher President, Beauty Systems Group	1.99

Executive Officer Termination Agreements

        Mr. Winterhalter.    On June 16, 2006, Alberto-Culver and Sally Holdings entered into a termination agreement with Mr. Winterhalter. On January 24, 2007, the Sally Beauty Compensation Committee approved and authorized us to enter into an amendment to the Termination Agreement with Mr. Winterhalter. The amendment extends Mr. Winterhalter's eligibility to receive severance payments upon an eligible termination of employment to include eligible terminations occurring on or after November 16, 2008, and provides a lump sum cash payment in lieu of participation in certain benefits plans beyond a stated period following an eligible termination of employment.

        As amended, Mr. Winterhalter's termination agreement provides that in the event that Mr. Winterhalter's employment is terminated by us without "cause" or by Mr. Winterhalter for "good reason," we will pay to Mr. Winterhalter (i) if the date of the termination is prior to November 16, 2008, a lump sum payment equal to 2.99 times his current salary plus 2.99 times the average dollar amount of his actual or annualized annual bonus, paid or payable, to Mr. Winterhalter in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs, or (ii) if the date of termination is on or after November 16, 2008, a lump sum payment equal to two times his current salary plus two times the average dollar amount of his actual or annualized annual bonus, paid or payable, to Mr. Winterhalter in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs.

        In addition, for 18 months subsequent to a termination of employment by us without "cause" or by Mr. Winterhalter for "good reason," we will continue to provide Mr. Winterhalter with medical benefits. At the conclusion of the 18 month period, we will pay Mr. Winterhalter a lump sum cash payment in an amount equal to the monthly cost to us of such benefits multiplied by (i) 18 if the date of termination is prior to November 16, 2008, or (ii) six if the date of termination is on or after November 16, 2008.

        For the purposes of Mr. Winterhalter's termination agreement, "cause" means (i) a material breach of his duties and responsibilities that is demonstrably willful and deliberate, that is committed in bad faith or without reasonable belief that such breach is in the best interests of us, and that is not remedied in a reasonable period of time after receipt of written notice specifying such breach, or (ii) the commission of a felony involving moral turpitude. "Good reason" means the occurrence of any of the following, without Mr. Winterhalter's consent, unless such circumstances are corrected within the 15-day period following delivery to us of Mr. Winterhalter's notice of intention to terminate his employment for "good reason:" (i) certain material adverse changes in Mr. Winterhalter's duties, responsibilities, positions or status, (ii) a change in Mr. Winterhalter's reporting responsibilities, (iii) a reduction in Mr. Winterhalter's annual base salary, (iv) any requirement that Mr. Winterhalter relocate by more than 20 miles, or (v) the failure of us or our affiliates to provide welfare benefits, fringe benefits, paid vacation, or to reimburse Mr. Winterhalter promptly for all reasonable employment expenses incurred by him, in accordance with, in each case, the plans, practices, programs and policies as in effect generally at any time with respect to other peer executives.

        Mr. Rea.    On January 12, 2007, the Compensation Committee of Sally Beauty's board of directors approved a severance arrangement with Mr. Rea that provides him (in certain circumstances other than a change in control, including being terminated by us without "just cause"), in the event his employment with us is terminated by us, a payment equal to $450,000 plus his target bonus with respect to the fiscal year in which he is terminated. For the purposes of Mr. Rea's severance agreement, "just cause" generally includes, but is not limited to, his (i) conviction of or entry into a plea of guilty or nolo contendere to a misdemeanor involving an act of moral turpitude, or a felony, or our reasonable belief he has committed any other act of moral turpitude, or (ii) repeated willful failure to perform assigned duties, or gross negligence in the performance of duties.

        Mr. Lowery.    On June 16, 2006, Alberto-Culver and Sally Holdings entered into a termination agreement with Mr. Lowery. Mr. Lowery's termination agreement provides that in the event Mr. Lowery's employment is terminated prior to November 16, 2008 by us without "cause" or by Mr. Lowery for "good reason," we will pay to Mr. Lowery a lump sum payment equal to 2.49 times his current salary plus 2.49 times the average dollar amount of his actual or annualized annual bonus, paid or payable, to Mr. Lowery in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, in the event of such a termination of employment, we will continue to provide Mr. Lowery with medical benefits for the 18 months following his termination date.

        For the purposes of Mr. Lowery's termination agreement "cause" means (i) a material breach of his duties and responsibilities that is demonstrably willful and deliberate, that is committed in bad faith or without reasonable belief that such breach is in the best interests of us, and that is not remedied in a reasonable period of time after receipt of written notice specifying such breach, or (ii) the commission of a felony involving moral turpitude. "Good reason" means the occurrence of either of the following, without Mr. Lowery's consent, unless such circumstances are corrected within the 15-day period following delivery to us of Mr. Lowery's notice of intention to terminate his employment for "good reason:" (i) a reduction in Mr. Lowery's annual base salary, or (ii) any requirement that Mr. Lowery relocate by more than 20 miles.

        Mr. Dowd.    On June 16, 2006, Alberto-Culver and Sally Holdings entered into a termination agreement with Mr. Dowd. Mr. Dowd's termination agreement provides that in the event Mr. Dowd's employment is terminated prior to November 16, 2008 by us without "cause" or by Mr. Dowd for "good reason," we will pay to Mr. Dowd a lump sum payment equal to 1.99 times his current salary plus 1.99 times the average dollar amount of his actual or annualized annual bonus, paid or payable, to Mr. Dowd in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, in the event of such a termination of employment, we will continue to provide Mr. Dowd with medical benefits for the 18 months following his termination date.

        For the purposes of Mr. Dowd's termination agreement "cause" means (i) a material breach of his duties and responsibilities that is demonstrably willful and deliberate, that is committed in bad faith or without reasonable belief that such breach is in the best interests of us, and that is not remedied in a reasonable period of time after receipt of written notice specifying such breach, or (ii) the commission of a felony involving moral turpitude. "Good reason" means the occurrence of either of the following, without Mr. Dowd's consent, unless such circumstances are corrected within the 15-day period following delivery to us of Mr. Dowd's notice of intention to terminate his employment for "good reason": (i) a reduction in Mr. Dowd's annual base salary, or (ii) any requirement that Mr. Dowd relocate by more than 20 miles.

Executive Officer Indemnification Agreement

        On January 12, 2007, Sally Beauty's Compensation Committee approved and authorized Sally Beauty to enter into an indemnification agreement with David L. Rea, Sally Beauty's Senior Vice President and Chief Financial Officer. The indemnification agreement is intended to provide Mr. Rea with the maximum protection available under applicable law in connection with his services to Sally Beauty.

        The indemnification agreement is substantially similar to the Form of Director Indemnification Agreement between Sally Beauty and each of its directors. The indemnification agreement provides, among other things, that subject to the procedures set forth therein, Sally Beauty will, to the fullest extent permitted by applicable law, indemnify Mr. Rea if, by reason of his corporate status as an officer, he incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, the indemnification agreement provides for the advancement of expenses incurred by Mr. Rea, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. The indemnification agreement also requires that Sally Beauty cover Mr. Rea under liability insurance available to any of Sally Beauty's directors, officers or employees.

PRINCIPAL STOCKHOLDERS

        Since completion of the Separation Transactions on November 16, 2006, all of the interests of Sally Holdings are beneficially owned by Investment Holdings, and all of the interests of Investment Holdings are beneficially owned by Sally Beauty. Sally Holdings is the sole stockholder of Sally Capital.

Securities Owned by Directors, Executive Officers and Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership, as of June 18, 2007, of: (i) shares of Sally Beauty common stock by each person known to us (based upon their Schedule 13D and 13G filings with the SEC), to beneficially own more than 5% of the total number of outstanding shares; and (ii) shares of Sally Beauty common stock by each current director or executive officer of Sally Beauty and of all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of June 18, 2007, includes shares of Sally Beauty common stock that such person or group had the right to acquire on or within 60 days after June 18, 2007, including upon the exercise of options. All such information is estimated and subject to change. Each outstanding share of Sally Beauty common stock entitles its holder to one vote on all matters submitted to a vote of Sally Beauty's stockholders. Except as specified below, the business address of the persons listed is Sally Beauty's headquarters, 3001 Colorado Boulevard, Denton, Texas 76210-6802.

        Ownership of Sally Beauty's common stock is shown in terms of "beneficial ownership." Amounts and percentages of shares of Sally Beauty common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Gary G. Winterhalter	466,059	(3)	*
W. Richard Dowd	163,407	(4)	*
John R. Golliher	29,703	(5)	*
Bennie L. Lowery	125,598	(6)	*
David L. Rea	150,000	(7)	*
Neil B. Riemer	40,498	(8)	*
Raal H. Roos	13,590	(9)	*
Michael G. Spinozzi	8,545	(10)	*
Kathleen J. Affeldt	0		*
Marshall E. Eisenberg	20,000		*
James G. Berges	0		*

Donald J. Gogel	0		*
Robert R. McMaster	20,000		*
Walter L. Metcalfe, Jr.	5,000		*
Martha Miller de Lombera	0		*
John A. Miller	113,879	(11)	*
Edward W. Rabin	50,000	(12)	*
Richard J. Schnall	0		*
All directors and executive officers as a group (18 persons)	1,232,300	(13)	*
CDR Investors 1403 Foulk Road, Suite 106 Wilmington, Delaware 19803	86,362,971	(14)	47.76%
Carol L. Bernick c/o Alberto-Culver Company 2525 Armitage Avenue Melrose Park, Illinois 60160	12,337,845	(15)	6.82%
O.S.S. Capital Management LP and affiliates 598 Madison Avenue New York, New York 10022	9,229,300	(16)	5.10%

(1)
Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)
An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of Sally Beauty's common stock.

(3)
Includes 34,259 shares of common stock, 200,000 shares of restricted common stock, 2,669 shares held as a participant in the Profit Sharing Plan and 229,131 shares subject to stock options exercisable currently or within 60 days.

(4)
Includes 66,102 shares of common stock held jointly with his wife, 5,442 shares held as a participant in the Profit Sharing Plan, 2,547 shares held as a participant in the Sally Beauty 401(k) Savings Plan, and 89,316 shares subject to stock options exercisable currently or within 60 days.

(5)
Includes 910 shares of common stock, 1,022 shares of common stock held jointly with his wife, 505 shares held as a participant in the Profit Sharing Plan, 607 shares held as a participant in the Sally Beauty 401(k) Savings Plan, and 26,659 shares subject to stock options exercisable currently or within 60 days.

(6)
Includes 4,334 shares of common stock and 121,264 shares subject to stock options exercisable currently or within 60 days.

(7)
Represents shares of restricted common stock.

(8)
Includes 375 shares of common stock, 922 shares held as a participant in the Profit Sharing Plan, 3,734 shares held as a participant in the Sally Beauty 401(k) Savings Plan, and 35,467 shares subject to stock options exercisable currently or within 60 days.

(9)
Includes 375 shares of common stock, 594 shares held as a participant Sally Beauty 401(k) Savings Plan, and 12,621 shares subject to stock options exercisable currently or within 60 days.

(10)
Includes 5,000 shares of common stock and 3,545 shares subject to stock options exercisable currently or within 60 days.

(11)
Includes 46,750 shares of common stock, 6,000 shares held as a custodian for minor children and 61,129 shares subject to stock options exercisable currently or within 60 days.

(12)
Represents shares of common stock held by such person as trustee of trust for benefit of himself.

(13)
Includes 286,175 shares of common stock, 350,000 shares of restricted commons stock, 9,538 shares held as participants in the Profit Sharing Plan, 7,483 shares held as participants in the Sally Beauty 401(k) Savings Plan, and 579,132 shares subject to stock options exercisable currently or within 60 days. Such persons have shared voting and investment power as to 67,124 shares.

(14)
Based solely on information provided on that certain Schedule 13D (Amendment No. 1) dated November 16, 2006, which reflects sole voting power with respect to 0 shares, shared voting power with respect to 85,795,405 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 85,795,405 shares beneficially owned by CDRS Acquisition LLC; Clayton Dubilier and Rice Fund VII, L.P., as the result of its position as the sole member of CDRS Acquisition LLC; CD&R Associates VII, Ltd., as the result of its position as the general partner of Clayton Dubilier and Rice Fund VII, L.P.; CD&R Associates VII, L.P., as the result of its position as the sole shareholder of CD&R Associates VII, Ltd.; and CD&R Investment Associates VII, Ltd., as the result of its position as the general partner of CD&R Associates VII, L.P. and sole voting power with respect to 0 shares, shared voting power with respect to 567,566 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 567,566 shares beneficially owned by CD&R Parallel Fund VII, L.P. and CD&R Parallel Fund Associates VII Ltd, as the result of its position as the general partner of CD&R Parallel Fund VII, L.P.

(15)
Based solely on information provided on that certain Schedule 13G dated November 16, 2006, which reflects sole voting power with respect to 4,272,848 shares, shared voting power with respect to 8,064,997 shares, sole dispositive power with respect to 10,035,378 and shared dispositive power with respect to 2,302,467 shares beneficially owned by Carol L. Bernick of which 5,410,098 shares held by such person as trustee or co-trustee of trusts for the benefit of Leonard H. Lavin and his wife Bernice E. Lavin and their descendants, including Ms. Bernick, 5,762,530 shares held by a family partnership and 1,152,167 shares held by family foundations. Does not include 638,004 shares owned by Ms. Bernick's spouse for which Ms. Bernick disclaims beneficial ownership.

(16)
Based solely on information provided on that certain Schedule 13G dated June 8, 2007, which reflects sole voting power with respect to 0 shares, shared voting power with respect to 364,763 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 364,763 shares beneficially owned by Oscar S. Schafer & Partners I LP; sole voting power with respect to 0 shares, shared voting power with respect to 3,928,996 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 3,928,996 shares beneficially owned by Oscar S. Schafer & Partners II LP; sole voting power with respect to 0 shares, shared voting power with respect to 4,293,759 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 4,293,759 shares beneficially owned by O.S.S. Advisors LLC as a result of its position as the general partner of each of Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP; sole voting power with respect to 0 shares, shared voting power with respect to 4,741,986 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 4,741,986 shares beneficially owned by O.S.S. Overseas Fund Ltd. (a Cayman Island exempt company, whose principal office is located at SEI Investments Global (Cayman) Limited, Harbor Place, 5th Floor, South Church Street, P.O. Box 30464 SMB, Grand Cayman, Cayman Islands, British West Indies); sole voting power with respect to 0 shares, shared voting power with respect to 9,229,300 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 9,229,300 shares beneficially owned by O.S.S. Capital Management LP as a result of its position as investment manager, management company to OSS Overseas Fund Ltd., Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP, respectively, and its investment discretion with respect to shares held by them, with respect to shares held by OSS Overseas Fund Ltd., Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP, sole voting power with respect to 0 shares, shared voting power with respect to 9,229,300 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 9,229,300 shares beneficially owned by Schafer Brothers LLC as a result of its position as the general partner to O.S.S. Capital Management LP; and sole voting power with respect to 0 shares, shared voting power with respect to 9,229,300 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 9,229,300 shares beneficially owned by Oscar S. Schafer as a result of his position as the senior managing member of O.S.S. Advisors LLC and of Schafer Brothers LLC with respect to shares of Common Stock directly owned by Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP and OSS Overseas Fund Ltd.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Separation from Alberto-Culver

        In connection with the Separation Transactions, the CDR Investors invested an aggregate of $575.0 million in cash equity representing ownership of approximately 48.0% of the outstanding shares of Sally Beauty's common stock on an undiluted basis. On November 16, 2006, pursuant to the investment agreement, Sally Beauty paid a transaction fee of $30.0 million to Clayton, Dubilier & Rice, Inc., the manager of both Clayton, Dubilier & Rice Fund VII, L.P., the sole member of Investor, and Parallel Fund. In addition, as part of Sally Beauty's agreement to bear the fees and expense of Investor incurred in connection with its investment, Sally Beauty paid Investor $1.05 million, which is a portion of the expenses it incurred in connection with its investment in Sally Beauty and the Separation Transactions, and will pay the remainder of Investor's expenses to it at a later date.

Stockholders Agreement

        On November 16, 2006, in connection with the Separation Transactions, Sally Beauty, Investor, Parallel Fund, an affiliate of Investor and the Lavin family stockholders entered into a stockholders agreement. The stockholders agreement provides that, following the 2007 annual meeting of Sally Beauty's stockholders until the earlier of the tenth anniversary of the closing date for the Separation Transactions and the termination of the stockholders agreement, so long as the ownership percentage of the CDR Investors' and their affiliates' and their permitted transferees' shares of Sally Beauty's common stock in the aggregate equals or exceeds the percentages set forth in the table below, Investor will have the right to designate for nomination to Sally Beauty's board of directors, a number of individuals, to whom we refer as Investor designees, set forth opposite the applicable percentage:

Ownership Percentage	Number of Investor Designees
45% or greater	five individuals
less than 45% but equal to or greater than 35%	four individuals
less than 35% but equal to or greater than 25%	three individuals
less than 25% but equal to or greater than 15%	two individuals
less than 15% but equal to or greater than 5%	one individual

        In addition, the stockholders agreement provides that:

  •
  until the earlier of the tenth anniversary of the closing date for the Separation Transactions and the termination of the stockholders agreement, the Investor designees who are members of the Nominating and Corporate Governance Committee of the Sally Beauty board of directors (or if none remain, the remaining Investor designees) will have the right to designate for nomination or appointment to the Sally Beauty board of directors the individual to replace any Investor designee upon his or her death, retirement, disqualification or removal (other than removal for cause) so long as Investor has the right to designate such a member of the Sally Beauty board of directors under the ownership percentages described above;

  •
  the Sally Beauty board of directors will have an audit committee, compensation committee, nominating and corporate governance committee, executive committee and finance committee, each of which will have four members, at least two of whom will be Investor designees;

  •
  each of the members of the Sally Beauty audit committee, compensation committee and nominating and corporate governance committee will be independent of Sally Beauty under the rules of the NYSE; and

  •
  an Investor designee will chair the compensation committee, nominating and corporate governance committee and finance committee and all other committees will be chaired by a non-Investor designee.

        The governance provisions of the stockholders agreement will terminate upon the earlier to occur of the tenth anniversary of the closing date for the Separation Transactions and the date of termination of the stockholders agreement.

        The stockholders agreement also contains certain restrictions on the ability of the Investor and the Lavin family stockholders to dispose of their shares of Sally Beauty common stock.

Letter Agreement with Clayton, Dubilier & Rice, Inc.

        Sally Beauty is party to a letter agreement with Clayton, Dubilier & Rice, Inc., dated as of February 26, 2007, pursuant to which Sally Beauty pays Clayton, Dubilier & Rice, Inc. $37,500 per calendar quarter for each of its professional employees who is designated by Investor to serve on Sally Beauty's board of directors. In addition, pursuant to the letter agreement, such designees will receive reimbursement for travel and other out-of-pocket expenses in the same manner as other directors except that to the extent that the Chairman of Sally Beauty's board of directors remains a designee, such Chairman will be entitled to up to one hundred fifty thousand dollars ($150,000) per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel. In consideration for these payments, Clayton, Dubilier & Rice, Inc. has waived, on behalf of such designees to the board, any right to the payment of other compensation for such person's service as a director.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

  Senior Term Facility

  Overview

        In connection with the Separation Transactions, we entered into a credit agreement, dated November 16, 2006, with respect to the senior term facility, with Merrill Lynch Capital Corporation as administrative agent and collateral agent and the other financial institutions party thereto from time to time. The senior term facility consists of (i) a $150.0 million senior term loan A facility and (b) a $920.0 million senior term loan B facility. The full amount of the senior term facility was available at closing of the Separation Transactions. On November 16, 2006, we utilized $1,070.0 million of the senior term facility to finance a portion of the Separation Transactions. As of March 31, 2007, we had $1,061.6 million in borrowings outstanding under the senior term facility. The senior term facility also provides for an uncommitted incremental term loan facility in a principal amount of up to $200.0 million.

  Maturity; Prepayments

        The senior term loan A facility and the senior term loan B facility will mature on November 16, 2012 and November 16, 2013, respectively. The senior term loan A facility will amortize as follows: 5% in each of years one and two, 10% in each of years three and four, 20% in year five and 50% in year six. The senior term loan B facility will amortize at a rate of 1% per annum in equal quarterly installments with the balance due on the maturity date. The senior term facility is prepayable at any time without penalty.

        The senior term facility is subject to mandatory prepayment and reduction in an amount equal to 50% of annual excess cash flow (as defined in the credit agreement governing the senior term facility) for any fiscal year unless a specified leverage ratio is met and 100% of proceeds from specified asset sales that are not applied to repay borrowings under the senior ABL facility or reinvested in the business.

  Guarantees; Security

        Sally Holdings is the borrower under the senior term facility. The direct parent of Sally Holdings and each domestic subsidiary of Sally Holdings (other than any domestic subsidiary of a foreign subsidiary or any special purpose entity) guarantee Sally Holdings' obligations under the senior term facility and certain interest rate protection or other hedging arrangements. The senior term facility and the guarantees thereof are secured by (i) all of the capital stock, or interests if applicable, of Sally Holdings and the domestic subsidiaries owned by Sally Holdings and the guarantors, (ii) 65% of the capital stock of any non-U.S. subsidiary held directly by Sally Holdings or any guarantor, and (iii) substantially all other tangible and intangible assets owned by Sally Holdings and each guarantor, subject to certain exceptions. The senior term facility is secured on a first priority basis in these assets other than with respect to specified collateral, which we refer to as the "ABL priority collateral," which secure the senior ABL facility on a first priority basis and the senior term facility on a second priority basis. ABL priority collateral includes accounts receivable, inventory, deposit accounts and other current assets.

  Interest

        The interest rates applicable to the loans under the senior term facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin or (ii) an alternate base rate plus a borrowing margin. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.

  Fees

        The borrower will pay customary fees in respect of the senior term facility, including an administrative fee.

  Covenants

        The senior term facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and its subsidiaries to incur additional indebtedness (including guarantees of other indebtedness), pay dividends or make other restricted payments, including investments, prepay or amend the terms of the Notes or the interim loan facility, enter into certain types of transactions with affiliates; sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets, create liens; and enter into agreements restricting dividends or other distributions by subsidiaries to the borrower. The senior term facility also contains a requirement that we not exceed a maximum ratio of net senior secured debt to consolidated EBITDA (as defined in the credit agreement governing the senior term facility). The senior term facility also contains certain affirmative covenants, including financial and other reporting requirements.

  Events of Default

        The senior term facility provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross defaults to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control (as defined in the credit agreement governing the senior term facility).

  Senior ABL Facility

  Overview

        In connection with the Separation Transactions, Sally Holdings and certain of its subsidiaries entered into a credit agreement, dated November 16, 2006, with respect to the senior ABL facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent, Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent and the financial institutions party thereto from time to time.

        The senior ABL facility provides for senior secured revolving loans up to a maximum aggregate principal amount of $400.0 million denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling, subject to borrowing base limitations. Extensions of credit under the senior ABL facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments. The senior ABL facility provides for an uncommitted incremental asset-based revolving facility in a principal amount of up to $100.0 million.

        On November 16, 2006, Sally Holdings borrowed $70.0 million under the senior ABL facility to finance a portion of the Separation Transactions. Proceeds of loans under the senior ABL facility shall be used thereafter for working capital, capital expenditures and general corporate purposes. A portion of the senior ABL facility up to $50.0 million is available for letters of credit and up to $25.0 million is available for swingline loans. At March 31, 2007, Sally Holdings had $58.0 million in borrowings outstanding under the senior ABL facility.

  Maturity and Prepayments

        The senior ABL facility will mature on November 16, 2011. Subject to certain exceptions, the senior ABL facility is subject to mandatory prepayment (i) in amounts equal to the amount by which certain outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect and (ii) out of the net proceeds of certain asset sales or debt offerings by Sally Holdings and certain of its subsidiaries, and certain insurance recovery and condemnation events (subject to certain exceptions and reinvestment options) but only if, and to the extent that, availability under the senior ABL facility is below a specified amount. Mandatory prepayments will not result in the permanent reduction of commitments under the senior ABL facility.

  Guarantees; Security

        Sally Holdings, Beauty Systems Group and Sally Beauty Supply are the domestic borrowers under the senior ABL facility and Beauty Systems Group (Canada), Inc. and Sally Beauty (Canada) Corporation are the Canadian borrowers under the senior ABL facility.

        The direct parent of each domestic borrower and each domestic subsidiary of Sally Holdings (other than any subsidiary that is a borrower or a subsidiary of a foreign subsidiary) guarantee the domestic borrowers' obligations under the senior ABL facility and certain interest rate protection or other hedging arrangements. In addition, such domestic guarantors, the domestic borrowers, the Canadian borrowers and their direct parent Sally Beauty Canada Holdings Inc., have provided guarantees of the Canadian borrower's obligations under the senior ABL facility.

        The senior ABL facility and the guarantees thereof are secured by the same collateral securing the senior term facility, on a first priority basis with respect to the ABL priority collateral and on a second priority basis with respect to all other collateral. In addition, the Canadian borrower's obligations under the senior ABL facility and the guarantees in respect thereof are secured by substantially all of the assets of the Canadian borrowers and Sally Beauty Canada Holdings Inc.

  Interest

        The interest rates applicable to the loans under the senior ABL facility are based on a fluctuating rate of interest measured by reference to either, at the borrowers' option, (1) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. Overdue amounts will bear interest at a rate of 2% higher than the rate otherwise applicable.

  Fees

        The borrowers will pay (i) fees on the unutilized portion of commitments under the senior ABL facility, which vary depending on utilization level, (ii) a letter of credit fee on the stated amount of issued and undrawn letters of credit and a facing fee to the issuing lender, and (iii) other customary fees, including an administrative fee.

  Covenants

        The senior ABL facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to make acquisitions, mergers, consolidations, recapitalizations, dividends, distributions and stock repurchases and to prepay certain indebtedness (including the Notes), in each case to the extent any such transaction would reduce availability under the senior ABL facility below a specified amount, and to amend specified debt agreements. In addition, if and for so long as availability under the senior ABL facility falls below $40.0 million, the borrowers will also be required to comply with a minimum fixed-charge coverage ratio of 1.0 to 1.0. The senior ABL facility also contains certain affirmative covenants, including financial and other reporting requirements.

  Events of Default

        The senior ABL facility contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross defaults to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control (as defined in the agreement governing the senior ABL facility).

DESCRIPTION OF NOTES

General

        We issued the Old Senior Notes, and will issue the New Senior Notes, under an Indenture, dated as of November 16, 2006 (the "Senior Indenture"), among the Company and the Co-Issuer, as issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Senior Note Trustee").

        We issued the Old Senior Subordinated Notes, and will issue the New Senior Subordinated Notes, under an Indenture, dated as of November 16, 2006 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Company and the Co-Issuer, as issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees").

        The terms of the New Senior Notes and the New Senior Subordinated Notes are substantially identical to the terms of the Old Senior Notes and the Old Senior Subordinated Notes, respectively, except that the New Senior Notes and the New Senior Subordinated Notes are registered under the Securities Act and therefore will contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the Old Senior Notes and Old Senior Subordinated Notes, respectively, and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the Indentures.

        The Indentures contain provisions that define your rights and govern the obligations of the Company and the Co-Issuer under the Notes. Copies of the forms of the Indentures and the Notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to prospective purchasers of the Notes upon request.

        The following is a summary of certain provisions of the Indentures and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of Notes refers to the Holders of the Senior Notes or the Senior Subordinated Notes, as applicable. For purposes of this Description of Notes and unless the context otherwise requires, (i) any reference to "Notes" or a "class" of Notes in this Description of Notes refers to the Senior Notes as a class, or the Senior Subordinated Notes as a class, as applicable, (ii) the term "Senior Notes" refers collectively to the Old Senior Notes and the New Senior Notes, (iii) the term "Senior Subordinated Notes" refers collectively to the Old Senior Subordinated Notes and the New Senior Subordinated Notes, and (iv) the term "Notes" refers collectively to the Senior Notes and the Senior Subordinated Notes.

Brief Description of the Notes

  The Senior Notes

        The Senior Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

        The Senior Notes will have a corresponding status as Indebtedness of the Co-Issuer.

  The Senior Subordinated Notes

        The Senior Subordinated Notes are:

  •
  unsecured Senior Subordinated Indebtedness of the Company;

  •
  subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facilities;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

        The Senior Subordinated Notes will have a corresponding status as Indebtedness of the Co-Issuer.

Brief Description of the Subsidiary Guarantees

  Subsidiary Guarantees of Senior Notes

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

  Subsidiary Guarantees of Senior Subordinated Notes

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Subordinated Notes are:

  •
  unsecured Senior Subordinated Indebtedness of such Subsidiary Guarantor;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

  The Senior Notes

        The Senior Notes will mature on November 15, 2014. Each Senior Note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from November 16, 2006, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2007. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $430.0 million of Senior Notes is currently outstanding. Additional securities may be issued under the Senior Indenture in one or more series from time to time ("Additional Senior Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Notes and otherwise be treated as Senior Notes for purposes of the Senior Indenture.

  The Senior Subordinated Notes

        The Senior Subordinated Notes will mature on November 15, 2016. Each Senior Subordinated Note will bear interest at the rate per annum shown on the front cover of this prospectus from November 16, 2006, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2007. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $280.0 million of Senior Subordinated Notes is currently outstanding. Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time ("Additional Senior Subordinated Notes" and, together with any Additional Senior Notes, the "Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Subordinated Notes and otherwise be treated as Senior Subordinated Notes for purposes of the Senior Subordinated Indenture.

  Other Terms

        Principal of, and premium, if any, and interest on, the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the applicable Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

        The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 (the "Minimum Denomination") and any integral multiple of $1,000 in excess thereof.

        The Notes are designated for trading in The PORTALsm Market. We do not intend to apply for listing of the Notes on any other securities exchange or for quotation of the Notes through any national securities association.

Optional Redemption

        The applicable class of Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Senior Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after November 15, 2010 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price
2010	104.625%
2011	102.313%
2012 and thereafter	100.000%

        The Senior Subordinated Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after November 15, 2011 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Subordinated Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price
2011	105.250%
2012	103.500%
2013	101.750%
2014 and thereafter	100.000%

        In addition, the Senior Indenture provides that at any time and from time to time on or prior to November 15, 2009, the Company at its option may redeem Senior Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Senior Notes (including the principal amount of any Additional Senior Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 109.250%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Senior Notes are redeemed, an aggregate principal amount of Senior Notes equal to at least 65% of the original aggregate principal amount of Senior Notes (including the principal amount of any Additional Senior Notes) must remain outstanding after each such redemption of Senior Notes.

        In addition, the Senior Subordinated Indenture provides that, at any time and from time to time on or prior to November 15, 2009, the Company at its option may redeem Senior Subordinated Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.500%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Senior Subordinated Notes equal to at least 65% of the original aggregate principal amount of Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes) must remain outstanding after each such redemption.

        "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to November 15, 2010, in the case of the Senior Notes, and November 15, 2011, in the case of the Senior Subordinated Notes, such Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on November 15, 2010, in the case of a Senior Note, and November 15, 2011, in the case of a Senior Subordinated Note (such redemption price being that described in the second or third paragraph, respectively, of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2010, in the case of a Senior Note, and November 15, 2011, in the case of a Senior Subordinated Note; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes of the applicable series for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        On the Issue Date, each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities will guarantee payment of the Notes under the applicable Indenture. From and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable class (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the applicable Indenture (including the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the applicable Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the applicable Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the applicable Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the applicable Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

  Senior Notes and Related Subsidiary Guarantees

        The indebtedness evidenced by the Senior Notes (a) will be unsecured Senior Indebtedness of the Company, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than the Co-Issuer and any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees"). The Senior Notes will have a corresponding status as Indebtedness of the Co-Issuer.

        Each Subsidiary Guarantee in respect of Senior Notes (a) will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

  Senior Subordinated Notes and Related Subsidiary Guarantees

        The indebtedness evidenced by the Senior Subordinated Notes (a) will be unsecured Senior Subordinated Indebtedness of the Company, (b) will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the prior payment in full in cash or Cash Equivalents when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facilities (including under its guarantee of borrowings of any of its Subsidiaries under the Senior ABL Agreement), (c) will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and (d) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Subordinated Notes will also be effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than the Co-Issuer and any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees"). The Senior Subordinated Notes will have a corresponding status as Indebtedness of the Co-Issuer.

        Each Subsidiary Guarantee in respect of Senior Subordinated Notes (a) will be unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, (b) will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Person's obligations under the Senior ABL Facility, if any, and under its Subsidiary Guarantee, if any, of the Senior Notes and its guarantee, if any, of any of the Senior Credit Facilities, (c) will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and (d) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to any secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under "—Defeasance" below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

  Each Class of Notes

        All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable class of Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable class of Notes. The applicable class of Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than the Co-Issuer and Subsidiaries that become Subsidiary Guarantors with respect to the applicable class of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the applicable class of Notes. Such Subsidiary Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the applicable Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Subordination of Senior Subordinated Notes

        Only Indebtedness of the Company, the Co-Issuer or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to such Person's obligations with respect to the Senior Subordinated Notes or its Subsidiary Guarantee thereof, as the case may be, in accordance with the provisions of the Senior Subordinated Indenture. Such Person's obligations with respect to the Senior Subordinated Notes or such Person's Subsidiary Guarantee, as the case may be, ranks pari passu in right of payment with all other Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture provides that the Company will not Incur, and will not permit the Co-Issuer or any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company, the Co-Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Senior Subordinated Notes or the relevant Subsidiary Guarantee, as the case may be. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See "—Certain Covenants—Limitation on Layering (Senior Subordinated Notes Only)" below.

        The Company may not pay principal of, or premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Designated Senior Indebtedness of the Company is not paid in full in cash or Cash Equivalents when due or (ii) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior

Indebtedness is accelerated in accordance with its terms (either such event, a "Payment Default") unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Senior Subordinated Note Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a "Non-payment Default"), the Company may not pay the Senior Subordinated Notes for the period specified as follows (a "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt by the Senior Subordinated Note Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events:

  (1)
  179 days shall have elapsed since such receipt of such Blockage Notice,

  (2)
  the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing),

  (3)
  such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents, or

  (4)
  such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice.

        The Company shall promptly resume payments on the Senior Subordinated Notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Company may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Senior Subordinated Note Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness in cash or Cash Equivalents before the Noteholders are entitled to receive any payment from the Company and until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, any payment or distribution from the Company to which Noteholders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution from the Company is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the Holders of the Senior Subordinated Notes to accelerate the maturity thereof. See "—Defaults." If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Note Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to the Company, and the Company may not pay the Senior Subordinated Notes, until five Business Days after such holders or the Representative of such holders receive notice of such acceleration and, thereafter, the Company may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the Senior Subordinated Indenture, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, from the Company than the holders of the Senior Subordinated Notes. In addition, as described above, the Senior Subordinated Notes will be effectively subordinated, with respect to the Company's Subsidiaries that are not Subsidiary Guarantors with respect to such Notes, to the claims of creditors of those Subsidiaries.

        The terms on which each Subsidiary Guarantee in respect of the Senior Subordinated Notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor, and the terms on which the Senior Subordinated Notes will be subordinated to the prior payment in full of Senior Indebtedness of the Co-Issuer, will be substantially identical to those described above governing the subordination of the Senior Subordinated Notes to the prior payment in full of Senior Indebtedness of the Company.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes of the applicable class will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes of such class pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes of such class as described under "—Optional Redemption." The Separation Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

          (i)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

          (ii)   the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

          (iii)  during any period of two consecutive years (during which period the Company has been a party to the applicable Indenture), individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

        In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the applicable class of Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the applicable class of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes of such class pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the applicable Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the old Notes. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the applicable Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        Each Indenture contains covenants including, among others, the covenants as described below.

        Limitation on Indebtedness.    Each Indenture provides as follows:

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

          (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

            (i)    Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,200.0 million, plus (B) the greater of (x) $400.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

            (ii)   Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

            (iii)  Indebtedness represented by the Senior Notes and the Senior Subordinated Notes, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

            (iv)  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $100.0 million and 11.5% of Consolidated Tangible Assets;

            (v)   Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

            (vi)  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

            (vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

            (viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

            (ix)  Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

            (x)   Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (A) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (B) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

            (xi)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

            (xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

            (xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $85.0 million and 9.75% of Consolidated Tangible Assets.

          (c)   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

          (d)   For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Layering (Senior Subordinated Notes only).    The Senior Subordinated Indenture provides as follows: The Company will not, and will not permit the Co-Issuer to, Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness so Incurred by such Person ranks pari passu in right of payment with, or is subordinated in right of payment to, such Person's Indebtedness with respect to the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Subsidiary Guarantee, or is subordinated in right of payment to such Subsidiary Guarantee. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payment.    Each Indenture provides as follows:

          (a)   The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

            (1)   a Default shall have occurred and be continuing (or would result therefrom);

            (2)   the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

            (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

              (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

              (B)  the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

              (C)  the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

              (D)  in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

          (b)   The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

            (i)    any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

            (ii)   any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

            (iii)  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

            (iv)  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

            (v)   loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $15.0 million, plus (2) $3.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

            (vi)  the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

            (vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 5.75% of Consolidated Tangible Assets;

            (viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

            (ix)  payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

            (x)   dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

            (xi)  any Restricted Payment pursuant to or in connection with the Separation Transactions; and

            (xii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "Certain Covenants—Limitation on Indebtedness" above;

provided, that (A) in the case of clauses (iii), (vi) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

          (1)   pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Senior Indenture, the Senior Subordinated Indenture, the Senior Notes or the Senior Subordinated Notes;

          (2)   pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

          (3)   pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the applicable Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

          (4)   (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations;

          (5)   with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (6)   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

          (7)   pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the applicable Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    Each Indenture provides as follows (except as described with respect to the applicable Indenture):

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

            (i)    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

            (ii)   in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $15.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

            (iii)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

              (A)  first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

              (B)  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes of the applicable class and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay (in the case of the provisions of the Senior Indenture) any other Senior Indebtedness of the Company or a Restricted Subsidiary, or (in the case of the provisions of the Senior Subordinated Indenture) any other Senior Subordinated Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the applicable Indenture and the agreements governing such other Indebtedness; and

              (C)  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the applicable Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

            provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

            Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available

    Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $30.0 million. If the aggregate principal amount of Notes of the applicable class or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

            For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $50.0 million and 5.75% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

          (b)   In the event of an Asset Disposition that requires the purchase of applicable Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase applicable Notes tendered pursuant to an offer by the Company for the applicable Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $30.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

          (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    Each Indenture provides as follows:

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

          (b)   The provisions of the preceding paragraph (a) will not apply to:

            (i)    any Restricted Payment Transaction,

            (ii)   (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

            (iii)  any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

            (iv)  any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

            (v)   any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

            (vi)  any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

            (vii) (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CDR or any of its Affiliates (w) of fees of $30.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Separation Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $5.0 million in any fiscal year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

            (viii) the Separation Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Separation Transactions, and

            (ix)  any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

        Limitation on Liens (Senior Notes Only).    The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Indenture and the Senior Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Limitation on Liens (Senior Subordinated Notes Only).    The Senior Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company, the Co-Issuer or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor's Subsidiary Guarantee thereof (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Indenture and the Senior Subordinated Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Subordinated Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," each Indenture provides that from and after the Issue Date the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the applicable class of Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the applicable class of Notes. See "—Subsidiary Guarantees."

        SEC Reports.    Each Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the applicable class of Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the applicable Note Register, and to the applicable Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the applicable Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief)

because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        Each Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (i)    the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the applicable Notes and the applicable Indenture by executing and delivering to the applicable Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

          (ii)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

          (iii)  immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

          (iv)  each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the applicable Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

          (v)   the Company will have delivered to such Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the applicable Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant will not apply to the Separation Transactions.

Defaults

        An Event of Default is defined in the applicable Indenture as:

          (i)    a default in any payment of interest on any applicable Note when due, continued for 30 days;

          (ii)   a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (iii)  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

          (iv)  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

          (v)   the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the applicable Indenture;

          (vi)  the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

          (vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the "cross acceleration provision");

          (viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

          (ix)  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $40.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

          (x)   the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the applicable Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the applicable Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of the applicable class notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Senior Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Notes by notice to the Company and the Senior Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Subordinated Indenture, the Senior Subordinated Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Subordinated Notes by notice to the Company and the Senior Subordinated Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable; provided that so long as any Designated Senior Indebtedness of the Company shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Senior Subordinated Notes to the Company and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Senior Subordinated Notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Senior Subordinated Notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Senior Subordinated Note Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration or other event or condition (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of the applicable class may rescind any such acceleration with respect to the applicable Notes and its consequences.

        Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the applicable Notes unless (i) such Holder has previously given the applicable Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes of the applicable class have requested the applicable Trustee in writing to pursue the remedy, (iii) such Holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable class have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable class are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the applicable Indenture, the applicable Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The applicable Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, each Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of the applicable class then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note of the applicable class affected, no amendment or waiver may (i) reduce the principal amount of Notes of the applicable class whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note of the applicable class, (iii) reduce the principal of or extend the Stated Maturity of any Note of the applicable class, (iv) reduce the premium payable upon the redemption of any Note of the applicable class, or change the date on which any Note of the applicable class may be redeemed as described under "—Optional Redemption" above, (v) make any Note of the applicable class payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes of the applicable class on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes of the applicable class, (vii) in the case of the Senior Subordinated Indenture, make any change to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any

Holder of Senior Subordinated Notes in any material respect or (viii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of any applicable Holder, the Company, the Co-Issuer, the applicable Trustee and (as applicable) any Subsidiary Guarantor may amend the applicable Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company, the Co-Issuer or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the applicable Indenture, to make (in the case of the Senior Subordinated Indenture) any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness (or any Representative thereof) under such subordination provisions, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to provide (in the case of the Senior Subordinated Indenture) that any Indebtedness that becomes or will become an obligation of a Successor, the Co-Issuer or a Subsidiary Guarantor pursuant to a transaction governed by the provisions described under "—Merger and Consolidation" (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the Senior Subordinated Indenture, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this "Description of Notes," to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA or otherwise.

        However, the Senior Subordinated Indenture provides that no amendment may be made to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Senior Subordinated Note Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the applicable Noteholders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the applicable Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes of the applicable class have consented to such amendment or waiver. After an amendment or waiver under the applicable Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all obligations of the Company and the Co-Issuer under the applicable Notes and the applicable Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the applicable Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under "Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the IRS or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes of the applicable class not theretofore delivered to the applicable Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The applicable Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable class when (i) either (a) all Notes of the applicable class previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the applicable Trustee for cancellation or

(b) all Notes of the applicable class not previously delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the applicable Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable class not previously delivered to the applicable Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under "Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; and (iv) the Company has delivered to the applicable Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, the Co-Issuer, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Co-Issuer or any Subsidiary Guarantor under the Indentures, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Senior Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Senior Notes. Wells Fargo Bank, National Association is the Trustee under the Senior Subordinated Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Senior Subordinated Notes.

        The applicable Indenture provides that, except during the continuance of an Event of Default, the applicable Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the applicable Trustee will exercise such of the rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The applicable Indenture and the TIA impose certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The applicable Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the applicable Registrar and the applicable Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The applicable Indenture provides that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Alberto-Culver" means Alberto-Culver Company, a Delaware corporation, and any successor in interest thereto.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vi) any Financing Disposition, (vii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, or (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $10.0 million.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 80% of the book value of Inventory of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors. The Senior Subordinated Indenture will provide that the items described in clauses (b)(i) and (e) of the foregoing definition shall not constitute "Cash Equivalents" in determining whether Senior Indebtedness has been paid in Cash Equivalents for purposes of the subordination provisions of the Senior Subordinated Indenture.

        "CDR" means Clayton, Dubilier & Rice, Inc.

        "CDR Investors" means, collectively, (i) CDRS Acquisition LLC, a Delaware limited liability company, and any successor thereto ("CDRS Acquisition LLC"), (ii) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto ("CD&R Parallel Fund VII, L.P."), and (iv) any Affiliate of any CDR Investor.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Co-Issuer" means Sally Capital Inc., a Delaware corporation, and any successor in interest thereto.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means Sally Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization Transactions as if they had occurred at the beginning of such four-quarter period); provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the applicable Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CDR and its Affiliates.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

          (i)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

          (ii)   solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Senior Notes, the Senior Subordinated Notes, the Senior Indenture or the Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

          (iii)  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

          (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Separation Transactions and any acquisition, merger or consolidation after the Issue Date),

          (v)   the cumulative effect of a change in accounting principles,

          (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

          (vii) any unrealized gains or losses in respect of Currency Agreements,

          (viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

          (ix)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

          (x)   to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

          (xi)  any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the applicable Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        In addition, for purposes of clause (a)(3)(A) of such covenant, Consolidated Net Income for any period ending on or prior to the Issue Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of Sally Holdings, Inc. for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Separation Transactions shall be deemed to be a Restricted Subsidiary, and the Separation Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning. For purposes of the applicable Indenture for periods ending on or prior to the Issue Date, references to the consolidated financial statements of the Company shall be to the consolidated financial statements of Sally Holdings, Inc. (with Subsidiaries of Sally Holdings, Inc. being deemed Subsidiaries of the Company), as the context may require.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the applicable Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Foreign Borrowing Base" means the sum of (1) 80% of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall in no event be less than the amount thereof determined as of June 30, 2006.

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Borrowing Base," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net

Income," "Consolidated Tangible Assets" and "Foreign Borrowing Base," all defined terms in the applicable Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of such Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note of the applicable class is registered in the applicable Note Register.

        "Holding" means New Sally Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i)    the principal of indebtedness of such Person for borrowed money,

          (ii)   the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

          (v)   all Capitalized Lease Obligations of such Person,

          (vi)  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than the Co-Issuer or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

          (viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

          (ix)  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Intermediate Holdings" means Sally Investment Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Issue Date" means the first date on which Notes are issued.

        "Liabilities" means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Investment Agreement, dated as of June 19, 2006, among Alberto-Culver, New Aristotle Company, the Company, Holding and CDRS Acquisition LLC, (ii) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by Holding or any of its Subsidiaries or (c) any action or failure to act of or by Holding or any of its Subsidiaries (or any of their respective predecessors), and (iii) the Stockholders Agreement, dated as of the Issue Date, among Holding, CDRS Acquisition LLC, CD&R Parallel Fund VII, L.P., each Family Stockholder (as defined therein) and any other Stockholder (as defined therein) party thereto from time to time; in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under the Senior ABL Facility (or any other revolving credit facility), (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "New Aristotle Company" means New Aristotle Company, a Delaware corporation, and any successor in interest thereto.

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the applicable Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the applicable Trustee.

        "Parent" means any of Holding, Intermediate Holdings, and any Other Parent and any other Person that is a Subsidiary of Holding, Intermediate Holdings, or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the CDR Investors; (ii) any of the Management Investors, CDR, and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

          (i)    a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (ii)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (iii)  Temporary Cash Investments or Cash Equivalents;

          (iv)  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

          (v)   any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (vi)  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

          (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

          (viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

          (ix)  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

          (x)   (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

          (xi)  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

          (xii) Notes;

          (xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

          (xiv) Management Advances;

          (xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $50.0 million and 5.75% of Consolidated Tangible Assets;

          (xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph); and

          (xvii)  other Investments in an aggregate amount outstanding at any time not to exceed the greater of $50.0 million and 5.75% of Consolidated Tangible Assets.

        If any Investment pursuant to clause (xv) or (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

        "Permitted Liens" means:

          (a)   Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

          (b)   carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

          (c)   pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

          (d)   pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

          (f)    Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

          (g)   (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

          (h)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

          (i)    Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (j)    leases, subleases, licenses or sublicenses to third parties;

          (k)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than the Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) the applicable Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

          (l)    Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

          (m)  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (n)   any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (o)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

          (p)   Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (10) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements or (11) in favor of any Special Purpose Entity in connection with any Financing Disposition; and

          (q)   other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $25.0 million at any time outstanding.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Recapitalization Transactions" means, collectively, any or all of the following: (i) the formation of (x) Holding as a wholly owned subsidiary of Alberto-Culver, and (y) New Aristotle Company as a wholly owned subsidiary of Holding; (ii) the merger of New Aristotle Company with Alberto-Culver and distribution of the capital stock of Holding to Alberto-Culver's then-existing shareholders; (iii) the conversion of Alberto-Culver into a limited liability company; (iv) the conversion of the Company and/or one or more other subsidiaries of Holding into limited liability companies; (v) the distribution of the Company to Holding; (vi) the contribution of equity to Holding, whether through CDRS Acquisition LLC or otherwise, by the CDR Investors, (vii) the contribution of Alberto-Culver to a newly formed entity ("AC Spinco"); (viii) the distribution by Holding of a cash dividend and the capital stock of AC Spinco to the existing equity holders of Holding other than the CDR Investors; and (ix) the contribution of the Company to Intermediate Holdings.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the applicable Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the applicable Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Company, the Co-Issuer or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the applicable Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date, or to any Parent's receipt of (or entitlement to) any payment in connection with the Separation Transactions, including any payment received after the Issue Date pursuant to any agreement related to the Separation Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior ABL Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company; Sally Beauty Company, LLC; Beauty Systems Group, LLC; the other borrowers party thereto from time to time; the lenders party thereto from time to time; Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent; and Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior Indebtedness," as defined in the Senior Indenture, means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Indebtedness," as defined in the Senior Subordinated Indenture, means, with respect to the Company, the Co-Issuer or any Subsidiary Guarantor, (i) all Bank Indebtedness, (ii) all of its obligations in respect of any Special Purpose Financing and (iii) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all other Indebtedness of such Person, other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Restricted Subsidiary of such Person, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities), (4) any obligation of such Person described in any of clauses (i), (ii) or (iii) above that is expressly subordinated in right of payment to any other Indebtedness of such Person, (5) any Capital Stock of such Person or (6) that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under "—Certain Covenants—Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

        "Senior Subordinated Indebtedness," as defined in the Senior Subordinated Indenture, means with respect to the Company, the Co-Issuer or any Subsidiary Guarantor, the Senior Subordinated Notes (in the case of the Company or the Co-Issuer) or the Subsidiary Guarantee of such Person in respect of the Senior Subordinated Notes (in the case of such Subsidiary Guarantor) and any other Indebtedness of such Person that ranks pari passu with the Senior Subordinated Notes or such Subsidiary Guarantee, as the case may be.

        "Senior Term Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company; the lenders party thereto from time to time; and Merrill Lynch Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Separation Transactions" means, collectively, any or all of the following: (i) the Recapitalization Transactions, (ii) the entry into the Indentures, and the offer and issuance of the Notes, (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any

Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors." As used in the applicable Indenture, "Subsidiary Guarantee" refers to a Subsidiary Guarantee of the applicable Notes.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the applicable Indenture, "Subsidiary Guarantor" refers to a Subsidiary Guarantor of the applicable Notes.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Issue Date, among the Company, Holding and Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the applicable Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Trustee" means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the applicable Trustee assigned by such Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The new Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. The new Notes will not be issued in bearer form.

  Global Notes

        Each series of new Notes to be issued in exchange for old Notes will be issued in the form of a registered note in global form, without interest coupons, or a "Global Note."

        Upon issuance, the Global Note representing Notes of either class (the "Global Notes") will be deposited with the applicable Trustee as custodian for The Depository Trust Company, or "DTC," and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or "DTC participants," or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of DTC participants; and

  •
  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

        Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

        Book-entry Procedures for Global Notes.    All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers of the old Notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have Notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated Notes; and

  •
  will not be considered the owners or holders of the Notes under the applicable Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under such Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of Notes under the applicable Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the applicable Trustee or Paying Agent in Dollars to DTC's nominee, as the registered holder of the Global Note. Neither we nor the Trustees will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        Cross-market transfers of Global Notes of the same class between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant's account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

  Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

  •
  we, at our option, notify the applicable Trustee that we elect to cause the issuance of certificated Notes; or

  •
  an Event of Default shall have occurred and be continuing with respect to the applicable Notes and the applicable Trustee has received a written request from DTC to issue such Notes in certificated form.

Registration Covenant; Exchange Offers

        On November 16, 2006, the Issuers entered into an Exchange and Registration Rights Agreement with respect to each class of Notes, or, collectively, the "Exchange and Registration Rights Agreement," pursuant to which we have agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

          (1)   to file with the SEC one or more registration statements, or the "Exchange Offer Registration Statement," under the Securities Act relating to an exchange offer, or the "Exchange Offer," pursuant to which new notes substantially identical to the Notes of the applicable series (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), or the "Exchange Notes," would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

          (2)   to cause the Exchange Offer Registration Statement to become effective within 360 days following the Issue Date.

        We have further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker-dealers, or "Participating Broker-Dealers," receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each Holder of Notes (other than certain specified Holders) who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an Affiliate of ours, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        However, if:

          (1)   on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

          (2)   the Exchange Offer has not been completed within 390 days following the Issue Date;

          (3)   under certain circumstances, the initial purchasers of the old Notes so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

          (4)   any Holder of the Notes (other than an initial purchaser of the old Notes) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder's inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, or the "Shelf Registration Statement," of either or both series of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers of the old Notes for resale by the initial purchasers of the old Notes, or the "Resale Registration," and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 360 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

        Although we are filing the registration statement of which this prospectus forms a part to satisfy our obligations as previously described, we cannot assure you that such registration statement will become effective.

        In the event that:

          (1)   the Exchange Offer Registration Statement is not declared effective within 360 days following the Issue Date; or

          (2)   the Exchange Offer has not been consummated within 390 days following the Issue Date; or

          (3)   if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 360 days following the date on which the obligation to file the Shelf Registration Statement arises; or

          (4)   any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective

(any such event referred to in clauses (1) through (4) is referred to as a "Registration Default"), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this "Description of Notes," except for provisions described above under the caption "—Amendments and Waiver," to interest on the Notes shall include additional interest, if any.

        For purposes of the foregoing, "Transfer Restricted Notes" means each note until (1) the date on which such note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

        Notes not tendered in the Exchange Offer will bear interest at the applicable rate with respect to such Notes set forth on the cover page of this prospectus and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which is available as described under "Where You Can Find Additional Information."

        The Senior Notes and the senior Exchange Notes, and the Senior Subordinated Notes and the senior subordinated Exchange Notes, will be respectively considered collectively to be a single class for all purposes under the Indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except under the caption "Registration Covenant; Exchange Offer") all references herein to "Notes" shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax considerations, relating to the purchase, ownership and disposition of the Notes. This discussion is based on current provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion only addresses tax considerations for beneficial owners of the Notes that acquire the Notes at their "issue price" and that hold the Notes as "capital assets," within the meaning of the Internal Revenue Code. The issue price of a Note will be the first price at which a substantial amount of the Notes is sold to the purchasers hereunder, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances or to beneficial owners of the Notes that are subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, real estate investment trusts, regulated investment companies, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar or U.S. expatriates). This discussion does not address alternative minimum taxes or U.S. state or local or non-U.S. tax considerations.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

        For purposes of this discussion, "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or of any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 19, 1996 and was treated as a domestic trust on that date and has made a valid election to continue to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partner or a partnership holding the Notes, we urge yon to consult your tax advisors.

WE URGE PROSPECTIVE BENEFICIAL OWNERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE AND LOCAL TAX LAWS, OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

Payment of Interest

        Subject to the discussion below under "—Certain Additional Payments," in general, interest paid or payable on a Note will be taxable to a U.S. Holder as ordinary interest income, as received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. The Notes are not expected to be issued with original issue discount, or "OID." However, if any of the Notes are issued with OID, each U.S. Holder would be required to include OID in its income as it accrues, regardless of its regular method of accounting, using a constant yield method, before such U.S. Holder receives any payment attributable to such income.

Certain Additional Payments

        It is possible that the IRS could assert that the additional interest which we would be obligated to pay if the registration statement for the exchange offers is not filed or declared effective within the applicable time periods or upon our failure to make certain reports to the SEC (or certain other actions are not taken), as described above under the heading "Description of Notes," is a contingent payment for purposes of the OID rules. It is also possible that the IRS could assert that the liquidated damages which we would be obligated to pay if our accountants were not "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), as described above under the heading "Description of Notes—Certain Covenants—SEC Reports," or the payment by us of 101% of the principal amount of the Notes under the circumstances described above under the heading "Description of Notes—Change of Control" is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the Notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of us making any of the above payments is remote and, accordingly, it is expected that Sally Beauty will not treat the Notes as contingent payment debt instruments. Sally Beauty's determination will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a Note was acquired. Sally Beauty's determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a U.S. Holder might be required to accrue income on the Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a Note before the resolution of the contingencies. In the event a contingency actually occurs, it would affect the amount and timing (and possibly character) of the income that a U.S. Holder will recognize. The discussion below assumes that Sally Beauty's determination that these contingencies are remote is correct and assumes that the Notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Retirement or Other Disposition of the Notes

        Upon the sale, exchange (other than pursuant to the exchange offers), retirement or other disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and the U.S. Holder's adjusted tax basis in the Note.

        Any gain or loss that a U.S. Holder recognizes upon the sale, exchange, retirement or other disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the Note is more than one year.

Long-term capital gains recognized by an individual or other non-corporate U.S. Holder are generally subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

Exchange Offers

        Pursuant to the exchange and registration rights agreement, we will, under circumstances described under "Description of Notes—Registration Covenant; Exchange Offers," offer to certain holders of the Notes the opportunity to exchange the Notes for a second series of Notes (i.e., the "exchange notes") that are identical in all material respects to the Notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and that are to be registered under the Securities Act. Alternatively, or in addition to effecting the exchange offers, under certain circumstances, we will file with the SEC a shelf registration statement to cover certain resales of the Notes. Neither the exchange of a Note for an exchange note pursuant to the exchange offers nor the filing of a shelf registration statement as described above will result in a taxable exchange to a U.S. Holder. As a result, a U.S. holder will not recognize taxable gain or loss upon receipt of an exchange note, a U.S. Holder's holding period for an exchange note will include the holding period for the Note so exchanged and a U.S. Holder's adjusted tax basis in an exchange note will be the same as the U.S. Holder's adjusted tax basis in the Note so exchanged. In the case of the filing of a shelf registration statement, no gain or loss will be recognized by a U.S. Holder, and such U.S. Holder's adjusted tax basis and holding period of the Note will be unaffected.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders

        For purposes of this discussion, "Non-U.S. Holder" means a beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. For purposes of the following discussion, interest on the Notes, and gain on the sales, exchange, retirement or other disposition of the Notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under "Certain U.S. Federal Tax Considerations for U.S. Holders—Certain Additional Payments," it is expected that Sally Beauty will take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to pay such additional payments on the Notes is remote, and the discussion below assumes that Sally Beauty's determination in this regard is correct.

Payment of Interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the Notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  the interest is not U.S. trade or business income of the Non-U.S. Holder;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of Sally Beauty's voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Internal Revenue Code, that is actually or constructively related to Sally Beauty through sufficient stock ownership; and

  •
  the Non-U.S. Holder provides the withholding agent with the certification requirement described below.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

        If the requirements of the portfolio interest exemption are not satisfied with respect to a Non-U.S. Holder, a 30% U.S. federal income withholding tax will apply to interest paid on the Notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all interest from the Notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange, Retirement or Other Disposition of the Notes

        Generally a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized from the sale, exchange, retirement or other disposition of a Note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income of the Non-U.S. Holder. If the gain is U.S. trade or business income of the Non-U.S. Holder, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

        If the proceeds from the sale, exchange, retirement or other disposition of a Note represent accrued and unpaid interest, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under "Certain U.S. Federal Tax Considerations for Non-U.S. Holders—Payment of Interest," except that the U.S. federal income tax will not be collected by means of withholding.

Treatment of Notes for U.S. Federal Estate Tax Purposes

        A Note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of Sally Beauty and payments of interest on such Note would not have been considered U.S. trade or business income.

Information Reporting and Backup Withholding

        In general, payments made on the Notes and proceeds from the sale, exchange or other disposition of the Notes may be subject to certain information reporting requirements and to backup withholding at applicable rates. A Note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to certain information reporting requirements and to backup withholding at applicable rates. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder or Non-U.S. Holder generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required procedures are followed.

  U.S. Holders

        In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

  •
  fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or "TIN" (which for an individual is the holder's social security number);

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a United States person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        A U.S. Holder will also be subject to information reporting with respect to payments on the Notes and proceeds from the sale or other disposition of the Notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

  Non-U.S. Holders

        Generally, we must report to the IRS and to Non-U.S. Holders the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement.

        In general, Non-U.S. Holders will not be subject to information reporting on Form 1099 or backup withholding with respect to interest payments that we make to such Non-U.S. Holders if such Non-U.S. Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the sale, exchange or other disposition of a Note by a Non-U.S. Holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified U.S. connections, they will not be subject to information reporting or backup withholding.

        If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or has certain specified U.S. connections, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption.

CERTAIN ERISA CONSIDERATIONS

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans subject to Section 4975 of the Internal Revenue Code or any entity deemed to hold assets of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, each of which we refer to as a "Plan," from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Internal Revenue Code, or "Parties in Interest," with respect to such Plans. If we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan may be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there were some other basis on which the transaction was not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar rules under any federal, state, local, non-U.S or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Internal Revenue Code.

        Accordingly, the Notes may not be sold or transferred to, and each purchaser or transferee, by its purchase or holding of such Notes, shall be deemed to have represented and covenanted that it is not purchasing or holding the Notes for or on behalf of, a Plan or other plan subject to similar law, except that such purchase for or on behalf of a Plan or other plan subject to similar law shall be permitted to the extent that such purchase will not give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code for which a statutory or administrative exemption is unavailable or which is not otherwise prohibited under ERISA, Section 4975 of the Internal Revenue Code or the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Internal Revenue Code.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Internal Revenue Code and any other provision under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code and the availability of exemptive relief applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to any of the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such New Notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the New Notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the Notes will be passed upon for the issuers by Fulbright & Jaworski L.L.P., Dallas, Texas.

EXPERTS

        The consolidated financial statements of Sally Holdings, Inc. (a wholly-owned subsidiary of Alberto-Culver) and its subsidiaries as of September 30, 2006 and 2005 and for each of the years in the three-year period ended September 30, 2006 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2006 consolidated financial statements refers to a change in Sally Holdings, Inc.'s method of accounting for share-based payment effective October 1, 2005.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the New Notes to be issued in the exchange offers. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any particular contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, with each statement being qualified in all respects by that reference.

        Upon the conclusion of the exchange offers, we will become subject to the information and reporting requirements of the Exchange Act. As a result, we will file periodic reports and other information with the SEC. After completion of the exchange offers, we intend to provide access to these reports on Sally Beauty's website, www.sallybeautyholdings.com. You may request paper copies of the filings, at no cost, by telephone at (940) 898-7500 or by mail at: Sally Holdings LLC, c/o Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. In addition, while any Notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Sally Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of Sally Holdings, Inc. (a wholly-owned subsidiary of Alberto-Culver Company) and subsidiaries as of September 30, 2006 and 2005 and the related consolidated statements of earnings, cash flows, and stockholder's equity for each of the years in the three-year period ended September 30, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sally Holdings, Inc. and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2006 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, Sally Holdings, Inc. adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in fiscal year 2006.

/s/ KPMG LLP

KPMG LLP
Dallas, Texas
December 21, 2006, except for Notes 18 and 21, which are as of July 6, 2007

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Consolidated Balance Sheets

September 30, 2005 and 2006
(In thousands)

	2005	2006
Assets
Current assets:
Cash and cash equivalents	$38,612	$107,571
Trade accounts receivable, less allowance for doubtful accounts of $2,073 and $2,246 at September 30, 2005 and 2006, respectively	40,314	45,462
Other receivables	19,348	21,228
Inventories	525,132	574,983
Prepaid expenses	9,042	10,255
Due from Alberto-Culver	11,320	463
Deferred income tax assets	7,672	10,327

Total current assets	651,440	770,289
Property and equipment, net	149,354	142,735
Goodwill	353,525	364,693
Intangible assets, net	48,282	53,238
Notes receivable from affiliated companies	15,242	—
Other assets	7,664	7,886

Total assets	$1,225,507	$1,338,841

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$303	$503
Notes payable to affiliated companies	13,577	—
Accounts payable	151,101	176,623
Accrued expenses	103,977	114,056

Total current liabilities	268,958	291,182
Long-term debt	610	621
Notes payable to affiliated companies	18,218	—
Other liabilities	21,310	11,953
Deferred income tax liabilities	16,115	21,590

Total liabilities	325,211	325,346
Stock options subject to redemption	—	7,528
Commitments and contingencies
Stockholder's equity:
Common stock, no par value. Authorized 1,000 shares; issued and outstanding 1,000 shares	—	—
Additional paid-in capital	63,884	62,172
Retained earnings	822,980	927,512
Accumulated other comprehensive income—foreign currency translation	13,432	16,283

Total stockholder's equity	900,296	1,005,967

Total liabilities and stockholder's Equity	$1,225,507	$1,338,841

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Consolidated Statements of Earnings

Years ended September 30, 2004, 2005, and 2006
(In thousands)

	2004	2005	2006
Net sales	$2,097,667	$2,254,307	$2,373,100
Cost of products sold and distribution expenses	1,146,814	1,227,307	1,286,329

Gross profit	950,853	1,027,000	1,086,771
Selling, general and administrative expenses	711,208	789,447	822,695
Corporate charges from Alberto-Culver	42,990	40,921	42,400
Non-cash charge related to Alberto-Culver's conversion to one class of common stock	27,036	4,051	—
Transaction expenses	—	—	41,475

Operating earnings	169,619	192,581	180,201
Interest expense, net of interest income of $1,184 in 2004, $1,143 in 2005 and $1,798 in 2006	2,250	2,966	92

Earnings before provision for income taxes	167,369	189,615	180,109
Provision for income taxes	62,059	73,154	69,916

Net earnings	$105,310	$116,461	$110,193

Earnings per share is not presented, as Alberto-Culver owned all shares issued and outstanding as of September 30, 2006.

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Consolidated Statements of Cash Flows

Years ended September 30, 2004, 2005, and 2006
(In thousands)

	2004	2005	2006
Cash Flows from Operating Activities:
Net earnings	$105,310	$116,461	$110,193
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,619	33,906	38,032
Non-cash charge related to Alberto-Culver's conversion to one class of common stock (net of deferred tax benefit of $1,418 in 2005)	17,573	2,633	—
Stock option expense (net of deferred tax benefit of $1,815 in 2006)	—	—	3,371
Net loss on disposal of leaseholds and other property	772	1,686	1,615
Deferred income taxes	7,121	9,706	2,360
Changes in (exclusive of effects of acquisitions:
Trade accounts receivable	145	8	(2,324)
Other receivables	200	(4,992)	(1,468)
Inventories	(33,016)	(23,123)	(40,859)
Prepaid expenses	(1,709)	(92)	1,237
Other assets	(646)	(1,039)	(242)
Accounts payable and accrued expense	29,054	(13,674)	38,443
Due from Alberto-Culver	11,125	(7,477)	13,017
Other liabilities	(1,320)	1,452	(6,654)

Net cash provided by operating activities	159,228	115,455	156,721

Cash Flows from Investing Activities:
Proceeds from sales of short-term investments	116,345	44,600	—
Payments for purchases of short-term investments	(81,395)	(22,050)	—
Capital expenditures	(51,963)	(52,236)	(30,342)
Proceeds from sale of property and equipment	830	559	596
Acquisitions, net of cash acquired	(123,736)	(96,918)	(22,412)

Net cash used by investing activities	(139,919)	(126,045)	(52,158)

Cash Flows from Financing Activities:
Change in book cash overdraft	932	15,386	(10,269)
Proceeds from issuance of long-term debt	655	40,228	571
Repayments of long-term debt	(178)	(40,269)	(826)
Proceeds related to notes with affiliated companies	39,554	52,281	15,230
Payments related to notes with affiliated companies	(35,064)	(52,053)	(31,880)
Distributions to Alberto-Culver	(39,899)	(11,836)	(5,661)
Excess tax benefit from exercises of Alberto-Culver stock options	—	—	630

Net cash (used) provided by financing activities	(34,000)	3,737	(32,205)

Effect of foreign exchange rate changes on cash and cash equivalents	(570)	12	(3,399)

Net increase (decrease) in cash and cash equivalents	(15,261)	(6,841)	68,959
Cash and cash equivalents, beginning of year	60,714	45,453	38,612

Cash and cash equivalents, end of year	$45,453	$38,612	$107,571

Supplemental Cash Flow Information:
Cash paid for:
Interest	$3,434	$4,109	$2,339
Income taxes	$57,307	$55,986	$63,922

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Consolidated Statements of Stockholder's Equity

Years ended September 30, 2004, 2005, and 2006
(In thousands)

		Dollars
	Number of Shares Common Stock Issued
		Common Stock Issued	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
Balance at September 30, 2003	1	$—	$21,747	$652,944	$3,475	$678,166

Net earnings	—	—	—	105,310	—	105,310
Foreign currency translation	—	—	—	—	5,749	5,749

Total comprehensive income	—	—	—	105,310	5,749	111,059
Capital contribution related to Alberto-Culver's conversion to one class of common stock	—	—	27,036	—	—	27,036
Adjustment to stockholder contribution	—	—	(1,039)	—	—	(1,039)
Tax benefit from exercises of Alberto-Culver stock options	—	—	10,840	—	—	10,840
Distributions to Alberto-Culver	—	—	—	(39,899)	—	(39,899)

Balance at September 30, 2004	1	—	58,584	718,355	9,224	786,163

Net earnings	—	—	—	116,461	—	116,461
Foreign currency translation	—	—	—	—	4,208	4,208

Total comprehensive income	—	—	—	116,461	4,208	120,669
Capital contribution related to Alberto-Culver's conversion to one class of common stock	—	—	4,051	—	—	4,051
Tax benefit from exercises of Alberto-Culver stock options	—	—	1,249	—	—	1,249
Distributions to Alberto-Culver	—	—	—	(11,836)	—	(11,836)

Balance at September 30, 2005	1	—	63,884	822,980	13,432	900,296

Net earnings	—	—	—	110,193	—	110,193
Foreign currency translation	—	—	—	—	2,851	2,851

Total comprehensive income	—	—	—	110,193	2,851	113,044
Tax benefit from exercises of Alberto-Culver stock options	—	—	630	—	—	630
Distributions to Alberto-Culver	—	—	—	(5,661)	—	(5,661)
Stock option expense	—	—	5,186	—	—	5,186
Stock options subject to redemptions	—	—	(7,528)	—	—	(7,528)

Balance at September 30, 2006	1	$—	$62,172	$927,512	$16,283	$1,005,967

Sally Holdings, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of Alberto Culver Company)

Notes to Consolidated Financial Statements

1. Description of Business

        Sally Holdings, Inc. and its consolidated subsidiaries (the "Company") sell professional beauty supplies, primarily through its Sally Beauty Supply retail stores, in the United States, United Kingdom, Puerto Rico, Mexico, Japan, Canada, Ireland and Germany. Additionally, the Company distributes professional beauty products to salons and professional cosmetologists through its Beauty Systems Group (BSG) store operations and a commissioned direct sales force that calls on salons in the United States, Canada, United Kingdom, the Netherlands and Spain and to franchises in the southern and southwestern United States and Mexico through its Armstrong McCall operations. The beauty products sold by BSG and Armstrong McCall are primarily sold through exclusive territory agreements with the manufacturers of the products. As of September 30, 2006, the Company was a wholly-owned subsidiary of Alberto-Culver Company ("Alberto-Culver").

        On November 10, 2006, the stockholders of Alberto-Culver approved a plan to separate its consumer products business and its Sally Beauty Supply/BSG distribution business into two separate, publicly-traded companies. As more fully discussed in "note 17" and "note 19," the separation was completed on November 16, 2006. The transactions were effected pursuant to an investment agreement dated as of June 19, 2006, among Alberto-Culver and certain of its subsidiaries, including Sally Holdings, Inc., and CDRS Acquisition LLC. Sally Beauty Holdings, Inc. ("Sally Beauty") became the accounting successor company to Sally Holdings, Inc. upon the completion of the transactions. See "Note 17" that describes certain transaction expenses incurred by the Company as a result of the separation during the fiscal year-ended September 30, 2006.

        All references in these notes to "management" are to the management of Sally Holdings, Inc.

2. Significant Accounting Policies

(a) Principles of Consolidation

        These consolidated financial statements include the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(b) Reclassifications

        Certain amounts for prior periods have been reclassified to conform to the current year's presentation.

(c) Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the financial statements. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. Actual results may differ from these estimates in amounts that may be material to the financial statements. Management believes the estimates and assumptions are reasonable.

(d) Financial Instruments

        All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. These investments are stated at cost, which approximates market value.

        On occasion, the Company will invest in auction rate securities ("ARS"), which typically are bonds with 20 to 30 year maturities that have interest rates, which reset at short intervals through an auction process. The Company classifies ARS as available for sale short-term investments. Proceeds from sales of short-term investments and payments for purchases of short-term investments are included in the consolidated statements of cash flows to reflect the purchase and sale of ARS during the periods presented. The Company held no ARS at September 30, 2005 and 2006.

        The carrying amounts of short-term investments, accounts receivable and accounts payable approximate fair value due to the short term maturities of these financial instruments. The fair value of long-term debt, including current maturities, approximates the carrying amounts at September 30, 2006. Fair value estimates are calculated using the present value of the projected debt cash flows based on the current market interest rates of comparable debt instruments.

(e) Concentration of Credit Risk

        Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions. Accounts receivable are generally diversified due to the number of entities comprising the Company's customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

(f) Trade Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the value of sales to customers and do not bear interest. Trade accounts receivable are stated net of the allowance for doubtful accounts. The allowance for doubtful accounts requires management to estimate future amounts of receivables to be collected. Management records allowances for doubtful accounts based on historical collection data and current customer information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        In the consolidated statements of earnings, bad debt expense is included in selling, general and administrative expenses. The Company's exposure to credit risk with respect to trade receivables is mitigated by the Company's broad customer base.

(g) Other Receivables

        Other receivables consist primarily of amounts expected from vendors under various contractual agreements. Other receivables are recorded at the amount management estimates will be collected under these agreements.

(h) Inventories

        Inventories are stated at the lower of cost (determined by the first-in, first-out method ("FIFO")) or market (net realizable value). When necessary, the Company provides allowances to adjust the carrying value of inventories to the lower of cost or market, including costs to sell or dispose, and for estimated inventory shrinkage. Estimates of the future demand for the Company's products and changes in stock keeping units are some of the key factors used by management in assessing the net realizable value of inventories. The Company estimates inventory shrinkage based on historical experience.

(i) Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method based on estimated useful lives of the respective classes of assets. Buildings and building improvements are depreciated over periods ranging from five to 40 years. Furniture, fixtures and equipment are depreciated over periods ranging from three to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the term of the related lease, including renewals determined to be reasonably assured. Expenditures for maintenance and repairs are expensed as incurred while expenditures for major renewals and improvements are capitalized. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

(j) Lease Accounting

        The Company's leases for office space, retail stores and the distribution facilities are accounted for as operating leases. Rent expense is recognized on a straight-line basis from the date the Company takes possession of the property to begin preparation of the site for occupancy to the end of the lease term, including renewal options determined to be reasonably assured. Certain leases provide for contingent rents that are determined as a percentage of revenues in excess of specified levels. The Company records a contingent rent liability along with the corresponding rent expense when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

        Certain lease agreements provide for tenant improvement allowances. The allowances are recorded as a deferred lease credit on the balance sheet and amortized on a straight-line basis over the lease term as a reduction of rent expense, which is consistent with the amortization period for the constructed assets.

        During fiscal 2005, the Company performed a review of its historical lease accounting practices. As a result of this review, the Company recorded a cumulative pre tax non-cash charge of $1.9 million ($1.2 million after taxes) in fiscal year 2005 primarily relating to recognizing rent expense straight line over the lease term including free rent periods. In the consolidated statements of earnings, the charge is recorded in selling, general and administrative expenses. Additionally, the Company recorded a $0.8 million balance sheet adjustment during fiscal year 2005 to increase property and equipment, net, and to establish a deferred liability, included in other liabilities, for the unamortized balance of tenant allowances. The effect for prior years was not material

(k) Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no significant impairments in the current and prior fiscal years.

(l) Goodwill and Other Intangibles

        In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangibles, management annually considers whether there has been a permanent impairment to the value of goodwill and trade names by evaluating if various factors, including current operating results, anticipated future results and cash flows, and market and economic conditions, indicate possible impairment. Based on the review performed, there was no impairment in the current or prior fiscal years. Other intangibles with indefinite lives include certain distribution rights. Other intangible assets subject to amortization include customer relationships, certain distribution rights and non-competition agreements, and are amortized over periods of one to 10 years. The weighted average amortization period is approximately six years.

(m) Advertising Costs

        Advertising costs are expensed as incurred and were approximately $45.5 million, $45.3 million and $49.1 million in the fiscal years ended September 30, 2004, 2005 and 2006, respectively, and are included in selling, general and administrative expenses in the consolidated statements of earnings.

(n) Vendor Allowances

        The Company accounts for cash consideration received from vendors under Emerging Issues Task Force ("EITF") 02 16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02 16 states that cash consideration received by a customer is presumed to be a reduction of the cost of sales unless it is for an asset or service or a reimbursement of a specific, incremental, identifiable cost incurred by the customer in selling the vendor's products. The majority of cash consideration received by the Company is considered to be a reduction of the cost of sales and is allocated to cost of products sold and distribution expenses as the related inventory is sold.

(o) Income Taxes

        The Company is included in the U.S. federal income tax return of Alberto-Culver; however, income taxes are provided in the accompanying consolidated financial statements as if the Company was filing a separate return. In accordance with SFAS 109, Accounting for Income Taxes, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are estimated to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of earnings in the period of enactment.

(p) Foreign Currency

        The functional currency of the Company's foreign operations is the applicable local currency. Balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date, while the results of operations are translated using the average exchange rates during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders' equity. Foreign currency transaction gains or losses are included in the consolidated statements of earnings and were not significant in any period presented.

(q) Revenue Recognition

        The Company recognizes revenue when a customer consummates a point of sale transaction in a store. The Company also recognizes revenue on merchandise shipped to customers when title and risk of loss pass to the customer. Appropriate provisions for sales returns and cash discounts are made at the time the sales are recorded. Sales returns and allowances were approximately 2% of net sales in each of fiscal years 2004, 2005 and 2006.

(r) Shipping and Handling

        Shipping and handling costs related to freight to stores and distribution expenses for delivery directly to customers are included in selling, general and administrative expenses in the consolidated statements of earnings and amounted to $37.7 million, $41.1 million and $41.9 million for the fiscal years ended September 30, 2004, 2005 and 2006, respectively. All other shipping and handling costs are included in cost of products sold and distribution expenses.

(s) Stock Option and Restricted Stock Plans

        The Company accounts for stock option and restricted stock plans in accordance with Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS No. 123 (R)"). Accordingly, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

        Prior to fiscal year 2006, SFAS No. 123, Accounting for Stock-Based Compensation, required either the adoption of a fair value based method of accounting for stock-based compensation or the continuance of the intrinsic value method with pro-forma disclosures as if the fair value method was adopted. The Company had elected to measure stock-based compensation expense using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"), and, accordingly, no compensation cost related to stock options had been recognized in the consolidated statements of earnings, except for the non-cash charge related to Alberto-Culver's conversion to one class of common stock discussed in "note 11."

        Effective October 1, 2005, the Company adopted SFAS No. 123 (R) using the modified prospective method. Under this method, compensation expense related to Alberto-Culver stock options granted to the Company employees is recognized for new stock option grants beginning in fiscal year 2006 and for the unvested portion of outstanding stock options that were granted prior to the adoption of SFAS No. 123 (R). The Company recognizes compensation expense on a straight-line basis over the vesting period or to the date a participant becomes eligible for retirement, if earlier. In accordance with the modified prospective method, the financial statements for prior periods have not been restated.

        In fiscal year 2006, the Company recorded stock option expense that reduced earnings before provision for income taxes by $5.2 million, provision for income taxes by $1.8 million and net earnings by $3.4 million. These amounts included the immediate expensing of the fair value of stock options granted at the time of adoption, the first quarter of fiscal year 2006 to participants who had already met the definition of retirement under the current Alberto-Culver stock option plan. Stock option expense is included in selling, general and administrative expenses in the consolidated statement of earnings. The net balance sheet effect of recognizing stock option expense increased total stockholder's equity by $1.8 million in fiscal year 2006 and resulted in the recognition of deferred tax assets of the same amount. The Company's consolidated statement of cash flows for fiscal year 2006 reflects $0.6 million of excess tax benefits from employee exercises of Alberto-Culver stock options as a financing cash inflow in accordance with the provisions of SFAS No. 123 (R). For fiscal years 2004 and 2005, the Company's consolidated statements of cash flows reflect $10.8 million and $1.2 million, respectively, of excess tax benefits from employee exercises of Alberto-Culver stock options as operating cash inflows.

        Had compensation expense for stock option plans been determined based upon the fair value of stock options on the dates of grant and recognized over the vesting period consistent with SFAS No. 123 (R), the Company's pro-forma net earnings for the fiscal years ended September 30, 2004 and 2005 would have been as follows (in thousands):

	2004	2005
Reported net earnings:	$105,310	$116,461
Add: Stock-based compensation expense included in reported net earnings, net of related income tax effects	17,915	2,985
Less: Stock-based compensation expense determined under the fair value based method for all awards, net of related income tax effects	(3,693)	(3,289)

Pro-forma net earnings	$119,532	$116,157

        The $17.9 million and $3.0 million additions to reported net earnings in fiscal years 2004 and 2005, respectively, for stock-based compensation expense include $17.6 million and $2.6 million, respectively, of after-tax non-cash charges related to Alberto-Culver's conversion to a single class of common stock. The $3.7 million and $3.3 million deductions in fiscal years 2004 and 2005, respectively, for stock-based compensation expense determined under the fair-value based method include five thousand dollars and thirty-three thousand dollars, respectively, of pro-forma after-tax non-cash charges related to Alberto-Culver's conversion to a single class of common stock. See "Note 11" for further discussion of the conversion.

        Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 107, Share-Based Payment, requires public companies to apply the rules of Accounting Series Release No. 268 ("ASR 268"), Presentation in Financial Statements of Redeemable Preferred Stocks, to stock options with contingent cash settlement provisions. ASR 268 requires securities with contingent cash settlement provisions, which are not solely in the control of the issuer, without regard to probability of occurrence, to be classified outside of stockholders' equity. The Alberto-Culver stock option plan under which stock options are granted to the Company employees has a contingent cash settlement provision upon the occurrence of certain change in control events. While the Company and Alberto-Culver believe the possibility of occurrence of any such change in control event is remote, the contingent cash settlement of the stock options as a result of such event would not be solely in the control of the Company or Alberto-Culver. In accordance with ASR 268, the Company has reclassified $7.5 million from additional paid-in capital to "stock options subject to redemption" outside of stockholders' equity on its consolidated balance sheet as of September 30, 2006. This amount represents the intrinsic value as of November 5, 2003 of currently outstanding stock options held by employees of the Company, which were modified on that date as a result of Alberto-Culver's conversion to one class of common stock. This amount will be reclassified back into additional paid-in capital in future periods as the related stock options are exercised or canceled.

(t) Recent Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

        In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

3. Allowance for Doubtful Accounts and Inventory Allowance

        The change in the allowance for doubtful accounts for the fiscal years ended September 30, 2004, 2005 and 2006 was as follows (in thousands):

	2004	2005	2006
Balance at beginning of period	$2,686	$2,500	$2,073
Bad debt expense	2,274	1,754	2,403
Uncollected accounts written off, net of recoveries	(2,583)	(2,292)	(2,252)
Allowance for doubtful accounts of acquired companies	123	111	22

Balance at end of period	$2,500	$2,073	$2,246

        The change in inventory allowances for the fiscal years ended September 30, 2004, 2005 and 2006 was as follows (in thousands):

	2004	2005	2006
Balance at beginning of period	$16,391	$20,500	$17,882
Charged to expense	28,212	23,626	28,368
Write-offs	(24,469)	(26,635)	(28,325)
Inventory allowances of acquired companies	366	391	—

Balance at end of period	$20,500	$17,882	$17,925

4. Property and Equipment, Net

        Property and equipment, net consists of the following at September 30, 2005 and 2006 (in thousands):

	2005	2006
Land	$9,644	$9,632
Buildings and building improvements	48,575	48,510
Leasehold improvements	85,549	96,479
Furniture, fixtures and equipment	164,647	175,203

Total property and equipment, gross	308,415	329,824
Less accumulated depreciation and amortization	159,061	187,089

Total property and equipment, net	$149,354	$142,735

        Depreciation expense totaled $24.6 million, $33.9 million and $38.0 million in fiscal years 2004, 2005 and 2006, respectively.

5. Goodwill and Other Intangibles

        The change in the carrying amounts of goodwill by operating segment for the fiscal years ended September 30, 2005 and 2006 is as follows (in thousands):

	Sally Beauty Supply	Beauty Systems Group	Total
Balance at September 30, 2004	$9,275	$295,507	$304,782
Additions, net of purchase price adjustments	839	45,318	46,157
Foreign currency translation	(25)	2,611	2,586

Balance at September 30, 2005	10,089	343,436	353,525

Additions, net of purchase price adjustments	—	9,087	9,087
Foreign currency translation	71	2,010	2,081

Balance at September 30, 2006	$10,160	$354,533	$364,693

        As described in "Note 15," the $45.3 million increase in Beauty Systems Group's goodwill in fiscal year 2005 was primarily due to the acquisition of Innovation Successful Salon Services, Inc., XRG Enterprises, Inc., Artistic Salon Services, Inc., and Pacific Salon Services, Inc., full service distributors of professional beauty products under common ownership (collectively referred to as "CosmoProf") in December 2004. The amount was partially offset by a reclassification from goodwill to intangible assets following the finalization of the valuation of certain intangibles related to West Coast Beauty Supply, a full service distributor of professional beauty products ("West Coast Beauty Supply"). The $9.1 million increase in Beauty Systems Group's goodwill in fiscal year 2006 was principally attributable to the acquisition of Salon Success, a U.K. based distributor of professional beauty products ("Salon Success"), in June 2006, net of purchase price adjustments for prior years' acquisitions.

        The following table provides the gross carrying value and accumulated amortization for intangible assets with indefinite lives and intangible assets subject to amortization by operating segment at September 30, 2005 and 2006 (in thousands):

	Sally Beauty Supply	Beauty Systems Group	Total
Balance at September 30, 2006:
Intangible assets with indefinite lives:
Trade names	$713	$34,480	$35,193
Other intangibles	—	6,053	6,053

Total	713	40,533	41,246

Intangible assets subject to amortization:
Gross carrying amount	—	20,187	20,187
Accumulated amortization	—	(8,195)	(8,195)

Net value	—	11,992	11,992

Total intangible assets, net	$713	$52,525	$53,238

Balance at September 30, 2005:
Intangible assets with indefinite lives:
Trade names	$613	$30,001	$30,614
Other intangibles	—	6,053	6,053

Total	613	36,054	36,667

Intangible assets subject to amortization:
Gross carrying amount	—	17,022	17,022
Accumulated amortization	—	(5,407)	(5,407)

Net value	—	11,615	11,615

Total intangible assets, net	$613	$47,669	$48,282

        The increase in Beauty Systems Group's trade names and intangible assets subject to amortization was primarily due to the acquisition of Salon Success. Amortization expense totaled $0.8 million, $3.3 million and $3.0 million in fiscal years 2004, 2005 and 2006, respectively. As of September 30,

2006, future amortization expense related to intangible assets subject to amortization is estimated to be as follows (in millions):

Year ending September 30:
2007	$2.8
2008	2.6
2009	2.6
2010	1.9
2011	1.5
Thereafter	0.6

$12.0

6. Accounts Payable and Accrued Expenses

        Accounts payable at September 30, 2005 and 2006 include book cash overdrafts of $16.8 million and $6.5 million, respectively.

        Accrued expenses consist of the following at September 30, 2005 and 2006 (in thousands):

	2005	2006
Property and other taxes	$7,899	$7,620
Deferred revenue	8,566	9,823
Compensation and benefits	50,737	55,886
Rental obligations	7,672	9,114
Acquisition related payables	8,015	8,714
Trade show expenses	2,578	2,002
Other	18,510	20,897

Total accrued expenses	$103,997	$114,056

7. Lease Commitments and Contingencies

        The Company's principal leases relate to retail stores and warehousing properties. At September 30, 2006, future minimum payments under non-cancelable operating leases are as follows (in thousands):

Year ending September 30:
2007	$103,624
2008	86,653
2009	67,125
2010	48,364
2011	32,192
Thereafter	59,490

$397,448

        Certain leases require the Company to pay its respective portion of real estate taxes, insurance, maintenance and special assessments. Also, certain of the Company's leases include renewal options and escalation clauses.

        Total rental expense for operating leases amounted to approximately $107.9 million, $123.1 million and $133.5 million in fiscal years 2004, 2005 and 2006, respectively, and is included in selling, general and administrative expenses in the consolidated statements of earnings. Included in this amount is $0.9 million, $1.3 million, and $0.7 million for contingent rents for the years ended September 30, 2004, 2005 and 2006, respectively. Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. The Company has no significant liabilities for loss contingencies at September 30, 2005 and 2006.

8. Long-Term Debt

        Two subsidiaries of the Company participate as borrowing subsidiaries under Alberto-Culver's $300 million revolving credit facility, which expires August 31, 2009. The facility, which had no borrowings outstanding at September 30, 2006 or 2005, has an interest rate based on a fixed spread over LIBOR and may be drawn in U.S. dollars or certain foreign currencies. During fiscal year 2005, the Company borrowed and repaid $40.0 million under this facility. The amount of interest paid on the borrowing was $0.2 million for the fiscal year ended September 30, 2005. The Company did not borrow against the revolving credit facility during the fiscal years ended September 30, 2004 and 2006.

        The $300 million credit facility imposes restrictions on such items as total debt, liens, interest expense and rent expense of Alberto-Culver. At September 30, 2006, Alberto-Culver was in compliance with the debt covenants of the revolving credit facility.

        Amounts classified as long-term debt on the consolidated balance sheets at September 30, 2005 and 2006 consist of capital lease obligations. The capital lease obligations are payable in monthly installments through fiscal year 2010.

        Maturities of long-term debt for the next five fiscal years are as follows (in thousands):

Year ending September 30:
2007	$503
2008	336
2009	206
2010	74
2011	5
Thereafter	—

$1,124

        At September 30, 2005 and 2006, the Company had no off balance sheet financing arrangements other than operating leases incurred in the ordinary course of business as disclosed in "Note 7" and outstanding letters of credit related to inventory purchases which totaled $1.8 million and $3.0 million, respectively, at September 30, 2005 and 2006.

9. Comprehensive Income

        Comprehensive income consists of net earnings and foreign currency translation adjustments as follows for the fiscal years ended September 30, 2005 and 2006 (in thousands):

	2005	2006
Net earnings	$116,461	$110,193
Other comprehensive income adjustments-foreign currency translation	4,208	2,851

Comprehensive income	$120,669	$113,044

        The net earnings and comprehensive income amounts for the fiscal year ended September 30, 2005 include after-tax non-cash charge of $2.6 million related to Alberto-Culver's conversion to one class of common stock (see "Note 11"). The net earnings and the comprehensive income amounts for the fiscal year ended September 30, 2006 include $3.4 million of stock option expense as a result of the adoption of SFAS No. 123 (R) (see "Note 13").

10. Contribution of Paid in Capital

        Prior to fiscal year 2003, Alberto-Culver owned all of the stock of Monarch Beauty Supply Co. Ltd. ("Monarch") and certain shares of Beauticians Supply Ltd. ("Beauticians"), the remaining shares of which were owned by the Company. Since their respective purchase dates, the results of operations of Monarch and Beauticians have been included in the results of operations of the Company. During fiscal year 2003, these investments were contributed by Alberto-Culver to the Company and recorded as an increase to additional paid in capital. The contribution of Monarch was adjusted in fiscal year 2004 to reflect the effect of certain pre-acquisition tax liabilities fully indemnified by the seller, for which Alberto-Culver retained the proceeds.

11. Conversion by Alberto-Culver to One Class of Common Stock

        As a subsidiary of Alberto-Culver, the Company has no employee stock option or restricted stock plans; however, certain employees of the Company have been granted stock options and restricted shares under stock option plans and restricted stock plans of Alberto-Culver.

        On October 22, 2003, the Alberto-Culver board of directors approved the conversion of all of Alberto-Culver's issued shares of Class A common stock into Class B common stock on a one share for one share basis in accordance with the terms of Alberto-Culver's certificate of incorporation. The conversion became effective after the close of business on November 5, 2003. Following the conversion, all outstanding options to purchase shares of Alberto-Culver Class A common stock became options to purchase an equal number of shares of Alberto-Culver Class B common stock. On January 22, 2004, Alberto-Culver redesignated its Class B common stock to "common stock."

        Prior to the adoption of SFAS No. 123 (R), as discussed in "Note 2," Alberto-Culver and the Company accounted for stock compensation expense in accordance with APB Opinion No. 25, which required the Company to recognize a non-cash charge from the remeasurement of the intrinsic value of all Alberto-Culver Class A stock options outstanding on the conversion date that were issued to employees of the Company. A portion of the non-cash charge was recognized on the conversion date for vested stock options and the remaining non-cash charge related to unvested stock options and restricted shares was being recognized over the remaining vesting periods. As a result, the Company recorded non-cash charges against pre tax earnings of $31.1 million, of which $27.0 million ($17.6 million after taxes) was recognized in fiscal year 2004 and $4.1 million ($2.6 million after taxes) was recognized in fiscal year 2005. The non-cash charges reduced earnings before provision for income taxes, provision for income taxes and net earnings. No portion of the non-cash charges related to cost of products sold and distribution expenses. The net balance sheet effects of the options remeasurement increased total stockholder's equity by $9.4 million in fiscal year 2004 and $1.5 million in fiscal year 2005, and resulted in the recognition of deferred tax assets of the same amounts. The amount of the non-cash charge impacting fiscal year 2006 was calculated in accordance with SFAS No. 123 (R) and was nearly zero.

12. Profit Sharing Plan

        The Company participates in Alberto-Culver's profit sharing plan. The Company's contributions to the plan are determined at the discretion of the Alberto-Culver board of directors. The Company recognized expense of $8.7 million, $9.0 million and $8.6 million in fiscal years 2004, 2005 and 2006, respectively, related to the plan. These amounts are included in selling, general and administrative expenses.

13. Stock Option and Restricted Stock Plans

        As a subsidiary of Alberto-Culver, the Company has no employee stock option plans; however, certain employees of the Company have been granted stock options under stock option plans of Alberto-Culver. Under the current plan, Alberto-Culver is authorized to issue non-qualified stock options to employees to purchase a limited number of shares of Alberto-Culver's common stock at a price not less than the fair market value of the stock on the date of grant. Generally, options under the plan expire ten years from the date of grant and are exercisable on a cumulative basis in four equal annual increments commencing one year after the date of grant. A total of 9.0 million shares have been authorized to be issued under the current plan, of which 2.9 million shares remain available for future grants by Alberto-Culver at September 30, 2006. There are Alberto-Culver stock options outstanding for the Company employees under a previous stock option plan of Alberto-Culver, which upon the adoption of the current plan, can no longer issue new grants. Alberto-Culver used treasury shares for all stock option exercises prior to the closing of the transaction separating its consumer products and beauty supply distribution businesses involving Clayton, Dubilier & Rice Fund VII, L.P. ("CDRS"). Following the closing of the transaction and for the foreseeable future, the Company expects to issue new shares upon the exercise of stock options subject to future board of directors and shareholder approval of the related plans.

        The weighted average fair value of Alberto-Culver stock options issued to the Company employees at the date of grant in fiscal years 2004, 2005 and 2006 was $9.95, $9.41 and $9.48 per option, respectively. The fair value of each option grant was estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	2004	2005	2006
Expected life	5 years	3.5 - 5 years	3.5 - 4.5 years
Volatility	24%	20%	20%
Risk-free interest rate	2.8%	3.4%	4.5% - 5.0%
Dividend yield	0.7%	0.9%	1.0%

        The expected life of stock options represents the period of time that the stock options granted are expected to be outstanding based on historical exercise trends. The expected volatility is based on the historical volatility of Alberto-Culver's common stock. The risk-free interest rate is based on the U.S. Treasury bill rate for the expected life of the stock options. The dividend yield represents the anticipated cash dividend for Alberto-Culver's common stock over the expected life of the stock options.

        Activity for Alberto-Culver stock options issued to the Company employees under the plans is summarized as follows (options in thousands):

	Number of options	Weighted average option price	Average Remaining Contractual Life	Aggregate Value Intrinsic (in thousands)
Outstanding at September 30, 2003	2,943	$19.55
Granted	512	39.54
Exercised	(1,470)	14.73
Canceled	(88)	28.16

Outstanding at September 30, 2004	1,897	28.28
Granted	490	43.83
Exercised	(440)	22.70
Canceled	(66)	37.96

Outstanding at September 30, 2005	1,881	33.30
Granted	499	44.43
Exercised	(387)	26.02
Canceled	(24)	39.70

Outstanding at September 30, 2006	1,969	$37.47	7.5 years	$25,843

Exercisable at September 30:
2004	1,089	$23.98
2005	1,171	$28.82
2006	1,256	$34.08	6.9 years	$20,748

        The total fair value of Alberto-Culver stock options issued to Company employees that vested during fiscal years 2004, 2005 and 2006 was $4.2 million, $4.3 million and $4.4 million, respectively. The total intrinsic value of Alberto-Culver stock options exercised by Company employees during fiscal years 2004, 2005 and 2006 was $39.5 million, $11.8 million and $7.5 million, respectively. The tax benefit realized from Alberto-Culver stock options exercised by employees of the Company during fiscal years 2004, 2005 and 2006 was $14.0 million, $4.3 million and $2.5 million, respectively. As of September 30, 2006, the Company had $4.6 million of unrecognized compensation cost related to Alberto-Culver stock options issued to Company employees that was expected to be recognized over a weighted average period of 2.0 years. In connection with the closing of the transaction separating Alberto-Culver's consumer products and beauty supply distribution businesses involving CDRS, the Company will record a charge in the first quarter of fiscal year 2007 of approximately $4.3 million, which is equal to the amount of future compensation expense that would have been recognized in subsequent periods as the stock options vested over the original vesting periods.

        As a subsidiary of Alberto-Culver, the Company has no restricted stock plans; however, certain employees of the Company have been granted restricted shares under restricted stock plans of Alberto-Culver. Alberto-Culver is authorized to grant up to 900,000 restricted shares of common stock to employees under the current restricted stock plan. As of September 30, 2006, approximately 795,000 shares remain authorized for future issuance by Alberto- Culver under the current plan. In addition, Alberto-Culver has restricted shares outstanding for employees of the Company under a previous restricted stock plan, which upon the adoption of the current plan, can no longer issue new grants. The restricted shares under these plans meet the definition of "nonvested shares" in SFAS No. 123 (R). The restricted shares generally vest on a cumulative basis in four equal annual installments commencing two years after the date of grant. The total fair market value of restricted shares on the date of grant is amortized to expense on a straight-line basis over the vesting period. The amortization expense related to Alberto-Culver restricted shares issued to employees of the Company was $0.5 million during each of fiscal years 2004 and 2005 and $0.6 million during fiscal year 2006.

        Activity for Alberto-Culver restricted shares issued to employees of the Company under the plans is summarized as follows (shares in thousands):

	Number of Shares	Weighted Average Fair Value on Grant Date
Nonvested at September 30, 2005	33	$21.92
Granted	20	45.13
Vested	(21)	19.04
Forfeited	(1)	18.39

Nonvested at September 30, 2006	31	$38.95

        As of September 30, 2006, the Company had $1.0 million of unearned compensation related to restricted shares that was expected to be amortized to expense over a weighted average period of 3.8 years. In connection with the closing of the transaction separating Alberto-Culver's consumer products and beauty supply distribution businesses involving CDRS, the Company will record a charge in the first quarter of fiscal year 2007 equal to the amount of future compensation expense that would have been recognized in subsequent periods as the restricted shares vested over the original vesting periods. The amount is estimated to be approximately $1.0 million.

14. Income Taxes

        The provision for income taxes for the fiscal years ended September 30, 2004, 2005 and 2006 consists of the following (in thousands):

	2004	2005	2006
Current:
Federal	$57,435	$57,244	$57,025
Foreign	3,690	1,288	3,141
State	3,276	6,334	9,197

Total current portion	64,401	64,866	69,363

Deferred:
Federal	(2,778)	7,319	1,053
Foreign	(271)	1,246	(255)
State	707	(277)	(245)

Total deferred portion	(2,342)	8,288	553

Total provision for income tax	$62,059	$73,154	$69,916

        The difference between the U.S. statutory federal income tax rate and the effective income tax rate is summarized below:

	2004	2005	2006
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.5	2.1	3.2
Effect of foreign operations	0.5	1.5	(0.1)
Other, net	0.1	—	0.7

Effective tax rate	37.1%	38.6%	38.8%

        The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities at September 30, 2005 and 2006 are as follows (in thousands):

	2005	2006
Deferred tax assets attributable to:
Stock option expense and non-cash charge related to Alberto-Culver's conversion to one class of common stock	$5,007	$4,918
Accrued expenses	6,775	7,770
Inventory adjustments	897	2,557
Foreign loss carryforwards	5,259	7,303
Long-term liabilities	1,074	1,621

Total deferred tax assets	19,012	24,169
Valuation allowance	(5,072)	(6,977)

Total deferred tax assets, net	13,940	17,192

Deferred tax liabilities attributable to:
Depreciation and amortization	21,877	28,194
Other income taxes	506	261

Total deferred tax liabilities	22,383	28,455

Net deferred tax liability	$8,443	$11,263

        Management believes that it is more likely than not that results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of the valuation allowance. The Company has recorded a valuation allowance to account for uncertainties regarding recoverability of most foreign loss carryforwards.

        Stock option expense and the non-cash charge related to Alberto-Culver's conversion to one class of common stock resulted in the recognition of a deferred tax asset of $1.5 million and $1.8 million in fiscal years 2005 and 2006, respectively. During fiscal years 2005 and 2006, the deferred tax asset was reduced by $2.8 million and $1.9 million, respectively for current tax benefits recognized upon the exercise of Alberto-Culver stock options by employees of the Company subsequent to the conversion, resulting in a deferred tax asset of $4.9 million at September 30, 2006.

        Domestic earnings before provision for income taxes were $160.9 million, $192.0 million and $174.6 million in fiscal years 2004, 2005 and 2006, respectively. Foreign operations had earnings before provision for income taxes of $6.5 million in fiscal year 2004, a loss before provision for income taxes of $2.4 million in fiscal year 2005 and earnings before provision for income taxes of $5.5 million in fiscal year 2006.

        Tax reserves are evaluated and adjusted as appropriate, while taking into account the progress of audits of various taxing jurisdictions. Management does not expect the outcome of tax audits to have a material adverse effect on the Company's financial condition, results of operations or cash flow.

        Undistributed earnings of the Company's foreign operations are intended to remain permanently invested to finance future growth and expansion. Accordingly, no U.S. income taxes have been provided on those earnings at September 30, 2006.

15. Acquisitions

        On June 8, 2006, the Company acquired Salon Success in order to expand the geographic area served by BSG. The total purchase price at September 30, 2006 was $22.2 million. Approximately $1.8 million of the estimated purchase price will be paid in equal annual amounts over the three years following the closing of the acquisition. In accordance with the purchase agreement, additional consideration of up to $2.1 million may be paid over the same three-year period based on sales to a specific customer. Goodwill of $10.6 million has been recorded as a result of the acquisition and is not expected to be deductible for tax purposes. Certain identifiable intangible assets of $7.6 million were also recorded and are expected to be deductible for tax purposes. The acquisition was accounted for using the purchase method and, accordingly, the results of operations of Salon Success have been included in the consolidated financial statements from the date of acquisition. Salon Success is included in the BSG segment. Pro-forma information for Salon Success is not provided since it is not material to the Company's consolidated results of operations. The purchase price of Salon Success has been allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition.

        On December 31, 2004, the Company acquired CosmoProf, in order to continue to expand the geographic area served by Beauty Systems Group. The total amount paid for the acquisition was $91.2 million. Goodwill of $54.8 million was recorded as a result of the acquisition, substantially all of which is expected to be deductible for income tax purposes. Certain identifiable intangible assets of $24.6 million were also recorded. Of this amount, $19.7 million was assigned to registered trade names and $4.9 million to other identifiable intangible assets. The Company has determined that the registered trade names have indefinite lives and are not subject to amortization for book purposes. Substantially all of the trade names and other intangible assets are expected to be deductible for tax purposes. CosmoProf is included in the BSG segment.

        The following table provides pro forma results for the fiscal year ended September 30, 2005 and 2004 as if CosmoProf had been acquired on October 1, 2003 (in thousands). Anticipated cost savings and other effects of the planned integration of CosmoProf are not included in the pro forma results. The pro forma amounts presented are not necessarily indicative of the results that would have occurred had the acquisition been completed as of October 1, 2003, nor are the pro forma amounts necessarily indicative of future results.

	2004	2005
Pro-forma net sales	$2,193,444	$2,278,690
Pro-forma net earnings	109,107	114,373

        The purchase price of CosmoProf has been allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The components of the purchase price of CosmoProf and the allocation of the purchase price were as follows (in thousands):

Components of the purchase price:
Cash paid	$91,206

Allocation of the purchase price:
Current assets	18,255
Noncurrent assets	3,972
Goodwill	54,821
Identifiable intangible assets	24,552
Current liabilities	(9,194)
Noncurrent liabilities	(1,200)

$91,206

        In addition, during fiscal year 2005 the Company purchased the inventory and other assets of two stores in Ireland, the results of which are not material to the consolidated financial statements.

        On December 1, 2003, the Company acquired substantially all of the assets of West Coast Beauty Supply. The total amount paid for the acquisition as of September 30, 2006 was $134.2 million. In addition, approximately $5.1 million is expected to be paid in December, 2006 in accordance with the purchase agreement. Goodwill of $80.2 million, trade names of $6.4 million and other intangible assets of $8.7 million were recorded as a result of the acquisition and are expected to be deductible for income tax purposes. The Company has determined the registered trade names have indefinite lives and are not subject to amortization for book purposes. West Coast Beauty Supply is included in the BSG segment.

        The following table provides pro-forma results for fiscal year 2004 as if West Coast Beauty Supply had been acquired on October 1, 2003. Anticipated cost savings and other effects of the planned integration of West Coast Beauty Supply are not included in the pro-forma results. The pro-forma amounts are not necessarily indicative of the results that would have occurred had the acquisition been completed as of October 1, 2003, not are the pro-forma amounts necessarily indicative of future results. Pro-forma information for the fiscal years ended September 30, 2005 and 2006 is not provided since West Coast Beauty Supply's results of operations are included for the full year.

2004
Pro-forma net sales	$2,128,083
Pro-forma net earnings	106,018

        The valuation of identifiable intangible assets of Salon Success, CosmoProf and West Coast Beauty Supply was determined using discounted cash flow methods with the assistance of third party valuation experts. The acquired entities have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the entities have been included in the consolidated financial statements since their respective dates of acquisition.

16. Related Party Transactions

        In fiscal years 2005 and 2006, the Company purchased inventory from affiliates of approximately $28.3 million and $26.9 million, respectively.

        Current income taxes payable of approximately $55.4 million and $54.4 million at September 30, 2005 and 2006, respectively, are netted against the amounts due from Alberto-Culver in the accompanying consolidated balance sheets, as Alberto-Culver makes income tax payments on behalf of the Company for primarily all of the Company's tax liabilities.

        Alberto-Culver and its affiliates perform certain administrative services for the Company and incur certain direct expenses on behalf of the Company. In addition, certain subsidiaries of the Company have entered into consulting, business development, and advisory services agreements with Alberto-Culver. Corporate charges from Alberto-Culver on the consolidated statements of earnings represent (i) charges for these services based on allocations of specific services and (ii) a sales based service fee under the consulting, business development and advisory services agreements.

        Costs for certain administrative services and other corporate functions and direct expenses incurred on behalf of the Company are allocated by Alberto-Culver to the Company based on the most relevant allocation method to the specific costs being allocated and totaled $16.9 million, $13.3 million and $13.5 million in fiscal years 2004, 2005 and 2006, respectively. The costs for direct expenses incurred on behalf of the Company and certain administrative services and corporate functions are allocated based on specific identification of activities performed or costs incurred by Alberto-Culver on behalf of the Company. Costs of certain other administrative services and corporate functions that benefit the consolidated Alberto-Culver entity are allocated equally between the Company and Alberto-Culver's consumer products business. Management believes the methods of allocation used are reasonable. Management estimates that had the Company been operating as a stand alone entity not affiliated with Alberto-Culver during fiscal years 2004, 2005 and 2006, the costs incurred for administrative services and certain other corporate functions and direct expenses incurred on behalf of the Company would have been approximately the same as the amount charged by Alberto-Culver.

        Alberto-Culver also charges the Company a sales based service fee under the consulting, business development and advisory services agreement between Alberto-Culver and certain subsidiaries of the Company. The sales based service fees totaled $26.1 million, $27.6 million and $28.9 million in fiscal years 2004, 2005 and 2006, respectively. These amounts are classified as unallocated expenses for the Company's segment reporting purposes in "Note 18." Management believes that had the Company been operating as a stand-alone entity not affiliated with Alberto-Culver during the fiscal years 2004, 2005 and 2006, the Company likely would not have needed to engage any third party or incur any additional costs as a stand-alone company for the services provided to its subsidiaries under these agreements.

        The Company also has an agreement with Alberto-Culver that requires the Company to make equity distributions to Alberto-Culver whenever employees of the Company exercise Alberto-Culver stock options. During fiscal years 2004, 2005 and 2006, the Company paid $39.9 million, $11.8 million and $5.7 million, respectively, to Alberto-Culver in connection with this agreement.

        The Company had various notes payable and borrowings under revolving credit facilities with affiliated companies at September 30, 2005. All notes payable to affiliated companies were subsequently repaid in December, 2005. These borrowings bore interest at market rates and interest expense was approximately $1.9 million and $2.5 million for fiscal years 2004 and 2005, respectively, and $0.4 million for the three months of fiscal year 2006. The principal balances and terms at September 30, 2005 of the notes payable and the revolving credit facilities with affiliated companies are as follows (amounts in thousands):

				Amounts outstanding
	Line of credit amount	Maturity dates (fiscal year)	Interest rates
				2005	2006
Revolving credit facilities	$27,808	2011 - 2014	4.50% - 6.00%	$12,808	$—
Other notes payable		2006 - 2008	4.75% - 6.25%	18,987	—

Total				$31,975	$—

        A total of $13.6 million of notes payable to affiliated companies was classified as current liabilities on the consolidated balance sheets as of September 30, 2005.

        The Company had a note receivable and receivables under a credit facility with an affiliated company at September 30, 2005. All notes receivables from affiliated companies were subsequently repaid in December, 2005. These receivables bore interest at market rates and the interest income was approximately $0.6 million and $0.7 million for fiscal years 2004 and 2005, and respectively $0.1 million for the first three months of fiscal year 2006. The principal balances and terms at September 30, 2005 of the notes receivable and the revolving credit facility with an affiliated company are as follows (amounts in thousands):

				Amounts outstanding
	Line of credit amount	Maturity dates (fiscal year)	Interest rates
				2005	2006
Revolving credit facilities	$12,808	2011	4.25%	$3,373	$—
Other note receivable		2008	3.50%	11,869	—

Total				$15,242	$—

17. Spin/Merge and Separation Transaction

        On January 10, 2006, Alberto-Culver entered into an agreement with Regis Corporation ("Regis") to merge the Company with a subsidiary of Regis in a tax-free transaction. Pursuant to the terms and conditions of the merger agreement, the Company was to be spun off to Alberto-Culver's stockholders by way of a tax-free distribution and, immediately thereafter, combined with Regis in a tax-free stock-for-stock merger.

        On April 5, 2006, Alberto-Culver provided notice to Regis that its board of directors had withdrawn its recommendation for shareholders to approve the transaction. Following Alberto-Culver's notice to Regis, also on April 5, 2006, Regis provided notice to Alberto-Culver that it was terminating the merger agreement effective immediately. In connection with the termination of the merger agreement, Alberto-Culver paid Regis a $50.0 million termination fee on April 10, 2006. In addition, Alberto-Culver and the Company incurred transaction expenses, primarily legal and investment banking fees, during the fourth quarter of fiscal year 2005 and the first nine months of fiscal year 2006. The total amount of transaction expenses, including the termination fee, was $56.2 million ($35.2 million after taxes).

        Approximately $37.5 million ($23.2 million after taxes) of this amount was expensed by the Company in the second and third quarters of fiscal year 2006 in accordance with the terms of the transaction agreements. All transaction related expenses incurred are expected to be deductible for tax purposes.

        On June 19, 2006, Alberto-Culver announced a plan to split its beauty supply distribution business, the Company, from its consumer products business. Pursuant to an investment agreement, CDRS Acquisition LLC ("Investor"), a limited liability company organized by CDRS, will invest $575.0 million to obtain an equity ownership of approximately 48% of the Company on a fully-diluted basis and the Company will incur approximately $1.85 billion of new debt. Upon closing of the transactions, Alberto-Culver shareholders will receive, for each share of Alberto-Culver common stock then owned, (i) one share of common stock of New Alberto-Culver, which will own and operate Alberto-Culver's consumer products business, (ii) one share of common stock of Sally Beauty, which will own and operate the Company's beauty supply distribution business and (iii) a $25.00 per share special cash dividend.

        In connection with these transactions, Alberto-Culver and the Company incurred transaction expenses, primarily the termination fee paid to Regis and legal and investment banking fees, during the fourth quarter of fiscal year 2005 and the first nine months of fiscal year 2006. For fiscal year 2006, the total amount of transaction expenses, including the termination fee, was $58.8 million ($38.3 million after taxes). Approximately $41.5 million ($27.2 million after taxes) of this amount was expensed by the Company during fiscal year 2006 in accordance with the terms of the transaction agreements. All expenses incurred related to the Regis transaction, including the termination fee, are expected to be deductible for tax purposes, while most expenses related to the transaction involving Clayton, Dubilier & Rice, Inc. are not expected to be deductible for tax purposes. Alberto-Culver intends to treat the transactions as though they constitute a change in control for purposes of Alberto-Culver's stock option and restricted stock plans. As a result, in accordance with the terms of these plans, all outstanding stock options and restricted shares of Alberto-Culver, including those held by the Company's employees, will become fully vested upon completion of the transactions. The Company expects to record a charge at that time equal to the amount of future compensation expense or approximately $5.3 million that would have been recognized in subsequent periods as the stock options and restricted shares for the Company's employees vested over the original vesting periods. Upon completion of the transaction separating the Company from Alberto-Culver, all outstanding Alberto-Culver stock options held by employees of the Company will become options to purchase shares of Sally Beauty common stock.

        The investment agreement provides that (i) upon the closing of the transactions, Sally Beauty or the Company will pay all of Investor's transaction expenses and a transaction fee in the amount of $30 million to Clayton, Dubilier & Rice, Inc. and (ii) Sally Beauty or the Company will pay certain of the combined transaction expenses of the Company and Alberto-Culver, up to a maximum of $20 million if the transactions close, and certain other expenses of Alberto-Culver not subject to the $20 million cap. Transaction expenses and the expenses of Alberto-Culver that are allocated to us are being expensed by us during the first quarter ending December 31, 2006. A transaction cost analysis is being performed to identify expenses associated with the debt financing that will be deferred and amortized in future periods.

        Pursuant to the terms of a separation agreement entered into in connection with the transaction separating the Company from Alberto-Culver, all cash, cash equivalents and short-term investments of the Company and its subsidiaries will be transferred to Alberto-Culver other than $52.7 million plus an additional amount. The additional amount will equal the sum of (i) an estimate of the amount needed to cover certain income taxes (as specified in a Tax Allocation Agreement), (ii) an amount determined pursuant to a formula intended to reflect the limitations placed on the number of shares of Sally Beauty that Investor may acquire in order not to jeopardize the intended tax-free nature of the share distribution, and (iii) unpaid balances on certain specified liabilities of the Company, minus other specified transaction costs. All intercompany receivables, payables and loans (other than trade payables and the Company's portion of the transaction expenses described above) between the Company or any of its subsidiaries, on the one hand, and Alberto-Culver or any of its subsidiaries (other than the Company and its subsidiaries), on the other hand, will be canceled prior to completion of the transactions. In addition, prior to completion of the transactions, all intercompany agreements between the Company or any of its subsidiaries and Alberto-Culver or any of its subsidiaries will terminate, other than certain agreements specifically designated in the separation agreement to survive following the transactions.

        In addition, upon completion of the transaction separating the Company from Alberto-Culver, Michael H. Renzulli, Chairman of the Company, will terminate his employment with Alberto-Culver and the Company. The Company will provide Mr. Renzulli with certain benefits primarily consisting of a lump-sum cash payment of $3.6 million within 30 days after completion of the transactions. The Company will expense the cash payment at the time of completion of the transactions.

18. Business Segments and Geographic Area Information

        In connection with the separation from Alberto-Culver, management has evaluated the structure of its internal organization to identify and separate the costs incurred at the corporate level from the business units as well as costs incurred that benefit both the Sally Beauty Supply and BSG segments. Accordingly, management has defined its reportable segments as Sally Beauty Supply and BSG, to report these segments separately from our shared corporate expenses, and has revised the comparable prior years for comparability purposes.

        The Company's business is organized into two separate segments: (i) Sally Beauty Supply, a domestic and international chain of cash and carry retail stores, which offers professional beauty supplies to both salon professionals and retail customers, and (ii) Beauty Systems Group, a full service beauty supply distributor, which offers professional brands of beauty products directly to salons through its own sales force and professional only stores in exclusive geographical territories in North America, the United Kingdom, Spain and the Netherlands.

        The accounting policies of the segments are the same as described in the summary of significant accounting policies in "note 2." The Company does not sell between segments.

        Segment data for the fiscal years ended September 30, 2004, 2005 and 2006 is as follows (in thousands):

Business Segments Information

	2004	2005	2006
Net sales:
Sally Beauty Supply	$1,296,057	$1,358,899	$1,419,332
Beauty Systems Group	801,610	895,408	953,768

	$2,097,667	$2,254,307	$2,373,100

Earnings before provision for income taxes:
Sally Beauty Supply	$205,477	$224,622	$237,388
Beauty Systems Group	84,653	73,208	89,600

Segment operating profit	290,130	297,830	326,988
Unallocated expenses*	(67,424)	(73,583)	(71,274)
Non-cash charge related to Alberto-Culver's conversion to one class of common stock	(27,036)	(4,051)	—
Stock option expense	—	—	(5,186)
Sales based service fee charges by Alberto- Culver	(26,051)	(27,615)	(28,852)
Transaction expense	—	—	(41,475)
Interest expense, net of interest income	(2,250)	(2,966)	(92)

	$167,369	$189,615	$180,109

Identifiable assets:
Sally Beauty Supply	$402,170	$418,942	$451,142
Beauty Systems Group	595,664	715,986	759,713
Sub-total	997,834	1,134,928	1,210,855
Shared services	69,077	56,345	119,598
Other corporate**	35,517	34,234	10,790
Sub-total**	104,594	90,579	130,388

Total	$1,102,428	$1,225,507	$1,341,243

Depreciation and amortization:
Sally Beauty Supply	$14,316	$17,065	$18,762
Beauty Systems Group	8,363	13,287	14,872
Corporate	1,940	3,554	4,398

Total depreciation and amortization	$24,619	$33,906	$38,032

Capital expenditures:
Sally Beauty Supply	$24,530	$16,235	$19,493
Beauty Systems Group	9,581	12,703	8,748
Corporate	17,852	23,298	2,101

Total capital expenditures	$51,963	$52,236	$30,342

*
Unallocated expenses consist of corporate and shared costs. The amounts include $16.9, $13.3 and $13.5 of overhead charges allocated from Alberto-Culver for 2004, 2005 and 2006, respectively.

**
Corporate identifiable assets consist of amounts due from Alberto-Culver, deferred tax assets and notes receivable from affiliated companies.

        Geographic data for the fiscal years ended September 30, 2004, 2005 and 2006 is as follows (in thousands):

Geographic Area Information

	2004	2005	2006
Net sales*:
United States	$1,871,988	$2,007,947	$2,106,525
Foreign	225,679	246,360	266,575

	$2,097,667	$2,254,307	$2,373,100

Identifiable assets:
United States	$911,289	$1,019,873	$1,114,151
Foreign	155,622	171,400	213,900
Corporate**	35,517	34,234	10,790

	$1,102,428	$1,225,507	$1,338,841

*
Net sales are attributable to individual countries based on the location of the customer.

**
Corporate identifiable assets consist of amounts due from Alberto-Culver, deferred tax assets and notes receivable from affiliated companies.

19. Subsequent Events

        On November 16, 2006, the Company completed its separation from Alberto-Culver. In connection with the transaction and as provided in the investment agreement, Investor, an investment fund organized by Clayton Dubilier & Rice VII, L.P., and CD&R Parallel Fund L.P. invested an aggregate of $575.0 million for an equity interest representing approximately 47.6% of the common stock on a fully diluted basis. The Company through its subsidiaries incurred $1,850.0 million of indebtedness by drawing on a revolving (asset-based lending) facility in an amount equal to $70.0 million and two term loan facilities in an aggregate amount of $1,070.0 million, as well as by issuing senior notes in an aggregate amount of $430.0 million and senior subordinated notes in an aggregate amount of $280.0 million.

        Proceeds from the debt were used to pay the $25.00 per share special cash dividend to holders of record of Alberto-Culver stockholders and for certain expenses associated with the agreement. On November 16, 2006, the Company paid Alberto-Culver approximately $20.4 million and Clayton Dubilier & Rice, Inc. $30.0 million, as well as paid other expenses called for under the investment agreement. These payments are being expensed during the first quarter-ended December 31, 2006. In addition, all intercompany receivables, payables and loans between the Company and Alberto-Culver have been canceled, except for those specifically designated to survive the agreement.

        The term loan facilities and asset-based lending facility are secured by substantially all of the assets of the Company, those of the Company's domestic subsidiaries and, in the case of the asset-based lending facility, those of the Company's Canadian subsidiaries. The term loan credit facilities may be prepaid at the Company's option at any time without premium or penalty and are subject to mandatory prepayment in an amount equal to 50% of excess cash flow (as defined in the agreements) for any fiscal year (commencing in fiscal year 2008) unless a specified leverage ratio is met and 100% of the proceeds of specified asset sales that are not reinvested in the business or applied to repay borrowings under the asset-based lending credit facility.

        The notes are unsecured obligations of the issuers and are guaranteed on a senior basis (in the case of the senior notes) and on a senior subordinated basis (in the case of the senior subordinated notes) by each material domestic subsidiary of the Company. The senior notes and the senior subordinated notes carry optional redemption features whereby the Company has the option to redeem the notes on or before November 15, 2010 and November 15, 2011, respectively, at par plus a premium, plus accrued and unpaid interest, and on or after November 15, 2010 and November 15, 2011, respectively, at par plus a premium declining ratably to par, plus accrued and unpaid interest.

        Details of the debt issued at November 16, 2006 is as follows (in thousands):

	Amount	Maturity dates (fiscal year)	Interest rates
Revolving credit facilities	$70,000	2012	(i) PRIME and up to 0.50% or;
			(ii) LIBOR plus (1.0% to 1.50%)
Term loan A	150,000	2012	(i) PRIME plus (1.00% to 1.50%) or;
			(ii) LIBOR plus (2.00% to 2.50%)
Term loan B	920,000	2014	(i) PRIME plus (1.25% to 1.50%) or;
			(ii) LIBOR plus (2.25% to 2.50%)
Total	$1,140,000

Senior notes	$430,000	2015	9.25%
Senior subordinated notes	280,000	2017	10.50%

Total	$710,000

        On November 17, 2006, Sally Beauty had 180,050,492 shares of stock issued and outstanding and commenced regular-way trading on the New York Stock Exchange as an independent company under the symbol SBH.

        On November 24, 2006, the Company entered into two interest rate swap agreements with a notional amount of $150.0 million and $350.0 million. These agreements expire in two and three years, respectively. Both agreements allow the Company to convert a portion of its variable rate interest to a fixed rate at 4.9975% plus (2.00% to 2.50%) and 4.94% plus (2.00% to 2.50%), respectively.

        On December 19, 2006, the Company announced that (1) BSG, other than its Armstrong-McCall division, will not retain its rights to distribute the professional products of L'Oreal through its distributor sales consultants (effective January 30, 2007, with exclusivity ending December 31, 2006) or in its stores on an exclusive basis (effective January 1, 2007) in those geographic areas within the U.S. in which BSG currently has distribution rights, and (2) BSG's Armstrong McCall division will not retain the rights to distribute Redken professional products through distributor sales consultants or its stores. In replacement of these rights, BSG entered into long-term agreements with L'Oreal under which, as of January 1, 2007, BSG will have non-exclusive rights to distribute the same L'Oreal professional products in its stores that it previously had exclusive rights to in its stores and through its sales consultants. Armstrong McCall will retain its exclusive rights to distribute Matrix professional products in its territories, and BSG will retain exclusive rights to distribute Matrix products in its stores and by its distributor sales consultants in its BSG Canada territory. We expect the impact of the loss of BSG's exclusive rights to distribute L'Oreal professional products in BSG stores and by its distributor sales consultants to negatively impact our consolidated revenue by approximately $110 million during the last nine months of our 2007 fiscal year. This number includes anticipated ancillary impact on revenue from other products that may be indirectly affected by these developments.

20. Quarterly Financial Data (Unaudited)

        Unaudited quarterly consolidated statement of earnings information for the fiscal years ended September 30, 2006 and 2005 is summarized below (in thousands):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2006:
Net sales	$586,355	$581,101	$599,534	$606,110
Gross profit	$266,868	$269,959	$276,407	$273,537
Net earnings	$33,804	$31,175	$14,551	$30,663
2005:
Net sales	$550,810	$560,527	$576,623	$566,347
Gross profit	$248,879	$255,797	$264,626	$257,698
Net earnings	$29,880	$26,734	$31,565	$28,282

21. Guarantor and Non-Guarantor Condensed Consolidated Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidated Balance Sheets as of September 30, 2006 and 2005 and the Condensed Consolidated Statements of Earnings and Statements of Cash Flows for the years ended September 30, 2006, 2005 and 2004 of (a) Sally Holdings, Inc. (the "Parent"); (b) Sally Capital Inc., or "Co-issuer;" (c) the guarantor subsidiaries; (d) the non-guarantor subsidiaries; (e) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (f) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principle elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient; as guarantor subsidiaries are 100 percent indirectly owned by the Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries are pledged under the senior credit facilities and consequently will not be available to satisfy the claims of general creditors.

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Balance Sheet

Year ended September 30, 2006

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Assets
Cash and cash equivalents	$53,792	$—	$36,634	$17,145	$—	$107,571
Trade accounts receivable, less allowance for doubtful accounts	—	—	37,243	8,219	—	45,462
Other receivables	38	—	17,487	3,703	—	21,228
Due from affiliates	293,209	—	81,388	12,775	(387,372)	—
Inventories	—	—	479,122	95,861	—	574,983
Prepaid expenses and other assets	—	—	8,338	10,266	—	18,604
Deferred income tax assets	—	—	13,549	(3,222)	—	10,327
Property and equipment, net	—	—	113,892	28,843	—	142,735
Investment in subsidiaries	658,928	—	78,697	—	(737,625)	—
Goodwill and other intangible assets, net	—	—	357,696	60,235	—	417,931

Total assets	$1,005,967	$—	$1,224,046	$233,825	$(1,124,997)	$1,338,841

Liabilities and Stockholder's Equity
Accounts payable	$—	$—	$147,556	$29,067	$—	$176,623
Due to affiliates	—	—	279,820	107,552	(387,372)	—
Accrued expenses	—	—	98,057	15,999	—	114,056
Long-term debt	—	—	603	521	—	1,124
Other liabilities	—	—	9,122	2,831	—	11,953
Deferred income tax liabilities	—	—	22,432	(842)	—	21,590

Total liabilities	—	—	557,590	155,128	(387,372)	325,346
Stock options subject to redemption	—	—	7,528	—	—	7,528
Total stockholder's equity	1,005,967	—	658,928	78,697	(737,625)	1,005,967

Total liabilities and stockholder's equity	$1,005,967	$—	$1,224,046	$233,825	$(1,124,997)	$1,338,841

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Balance Sheet

Year ended September 30, 2005

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Assets
Cash and cash equivalents	$62	$—	$29,019	$9,531	$—	$38,612
Trade accounts receivable, less allowance for doubtful accounts	—	—	34,269	6,045	—	40,314
Other receivables	—	—	17,287	2,061	—	19,348
Due from affiliates	376,271	—	63,047	6,722	(430,798)	15,242
Inventories	—	—	441,738	83,394	—	525,132
Prepaid expenses and other assets	—	—	5,872	10,834	—	16,706
Due from Alberto-Culver	—	—	11,320	—	—	11,320
Deferred income tax assets	—	—	8,968	(1,296)	—	7,672
Property and equipment, net	—	—	120,080	29,274	—	149,354
Investment in Subsidiaries	523,964	—	76,329	—	(600,293)	—
Goodwill and other intangible assets	—	—	361,774	40,033	—	401,807

Total assets	$900,297	$—	$1,169,703	$186,598	$(1,031,091)	$1,225,507

Liabilities and Stockholder's Equity
Accounts payable	—	—	129,325	21,776	—	151,101
Due to affiliates	—	—	386,351	76,242	(430,798)	31,795
Accrued expenses	—	—	93,064	10,913	—	103,977
Long-term debt	—	—	529	384	—	913
Other liabilities	—	—	19,594	1,716	—	21,310
Deferred income tax liabilities	—	—	16,877	(762)	—	16,115

Total liabilities	—	—	645,740	110,269	(430,798)	325,211
Total stockholder's equity	900,297	—	523,963	76,329	(600,293)	900,296

Total liabilities and stockholder's equity	$900,297	$—	$1,169,703	$186,598	$(1,031,091)	$1,225,507

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Earnings

Year ended September 30, 2006

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net sales	$—	$—	$2,075,934	$297,166	$—	$2,373,100
Related party sales	—	—	1,943	—	(1,943)	—
Cost of products sold and distribution expenses	—	—	1,120,662	167,610	(1,943)	1,286,329

Gross profit	—	—	957,215	129,556	—	1,086,771
Selling, general and administrative expenses	3	—	712,137	110,555	—	822,695
Corporate charges from Alberto-Culver	—	—	40,864	1,536	—	42,400
Transaction expenses	41,475	—	—	—	—	41,475

Operating earnings (loss)	(41,478)	—	204,214	17,465	—	180,201
Interest income	(21,961)	—	(1,190)	(444)	21,797	(1,798)
Interest expense	—	—	19,842	3,845	(21,797)	1,890

Earnings (losses) before provision for income taxes	(19,517)	—	185,562	14,064	—	180,109
Provision for income taxes	—	—	67,483	2,433	—	69,916
Equity in earnings of subsidiaries (net of tax)	129,710	—	11,631	—	(141,341)	—

Net earnings	$110,193	$—	$129,710	$11,631	$(141,341)	$110,193

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Earnings

Year ended September 30, 2005

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net sales	$—	$—	$1,979,674	$274,633	$—	$2,254,307
Related Party Sales	—	—	2,380	—	(2,380)	—
Cost of products sold and distribution expenses	—	—	1,067,595	162,092	(2,380)	1,227,307

Gross profit	—	—	914,459	112,541	—	1,027,000
Selling, general and administrative expenses	2	—	676,042	113,403	—	789,447
Corporate charges from Alberto-Culver	—	—	39,839	1,082	—	40,921
Non-cash charge related to Alberto-Culver's conversion to one class of common stock	—	—	3,861	190	—	4,051

Operating earnings (loss)	(2)	—	194,717	(2,134)	—	192,581
Interest income	(20,895)	—	(1,009)	(89)	20,850	(1,143)
Interest expense	—	—	21,926	3,033	(20,850)	4,109

Earnings before provision for income taxes	20,893	—	173,800	(5,078)	—	189,615
Provision for income taxes	7,429	—	63,823	1,902	—	73,154
Equity in earnings (losses) of subsidiaries (net of tax)	102,997	—	(6,980)	—	(96,017)	—

Net earnings (loss)	$116,461	$—	$102,997	$(6,980)	$(96,017)	$116,461

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Earnings

Year ended September 30, 2004

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net sales	$—	$—	$1,847,033	$250,634	$—	$2,097,667
Related Party Sales	—	—	2,121	—	(2,121)	—
Cost of products sold and distribution expenses	—	—	1,003,668	145,267	(2,121)	1,146,814

Gross profit	—	—	845,486	105,367	—	950,853
Selling, general and administrative expenses	14	—	613,620	97,574	—	711,208
Corporate charges from Alberto-Culver	—	—	42,208	782	—	42,990
Non-cash charge related to Alberto-Culver's conversion to one class of common stock	—	—	25,765	1,271	—	27,036

Operating earnings (loss)	(14)	—	163,893	5,740	—	169,619
Interest income	(19,337)	—	(959)	(56)	19,168	(1,184)
Interest expense	531	—	19,758	2,313	(19,168)	3,434

Earnings before provision for income taxes	18,792	—	145,094	3,483	—	167,369
Provision for income taxes	6,814	—	51,115	4,130	—	62,059
Equity in earnings of subsidiaries (net of tax)	93,332	—	(647)	—	(92,685)	—

Net earnings (loss)	$105,310	$—	$93,332	$(647)	$(92,685)	$105,310

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Cash Flows

Year ended September 30, 2006

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net cash provided by operating activities	$53,760	$—	$67,727	$35,234	$—	$156,721

Cash Flows from Investing Activities:
Capital expenditures and proceeds from sale of property and equipment	—	—	(22,795)	(6,951)	—	(29,746)
Acquisitions, net of cash acquired	—	—	(4,323)	(18,089)	—	(22,412)

Net cash used by investing activities	—	—	(27,118)	(25,040)	—	(52,158)

Cash Flows from Financing Activities:
Change in book cash overdraft	—	—	(10,269)	—	—	(10,269)
Proceeds from issuance of long-term debt	—	—	331	240	—	571
Repayments of long-term debt	—	—	(257)	(569)	—	(826)
Proceeds related to notes with affiliates	—	—	15,230	—	—	15,230
Payments related to notes with affiliates	—	—	(31,880)	—	—	(31,880)
Distributions to Alberto-Culver	—	—	(5,661)	—	—	(5,661)
Excess tax benefit from share-based compensation	—	—	630	—	—	630

Net cash used by financing activities	—	—	(31,876)	(329)	—	(32,205)

Effect of foreign exchange rate changes on cash and cash equivalents	(30)	—	(1,118)	(2,251)	—	(3,399)

Net increase in cash and cash equivalents	53,730	—	7,615	7,614	—	68,959
Cash and cash equivalents, beginning of period	62	—	29,019	9,531	—	38,612

Cash and cash equivalents, end of period	$53,792	$—	$36,634	$17,145	$—	$107,571

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Cash Flows

Year ended September 30, 2005

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net cash provided by (used by) operating activities	$(5,306)	$—	$107,590	$13,171	$—	$115,455

Cash Flows from Investing Activities:
Proceeds from sales of short-term investments	—	—	44,600	—	—	44,600
Payments for purchases of short-term investments	—	—	(22,050)	—	—	(22,050)
Capital expenditures and proceeds from sale of property and equipment	—	—	(42,529)	(9,148)	—	(51,677)
Acquisitions, net of cash acquired	—	—	(95,746)	(1,172)	—	(96,918)

Net cash used by investing activities	—	—	(115,725)	(10,320)	—	(126,045)

Cash Flows from Financing Activities:
Change in book cash overdraft	—	—	15,386	—	—	15,386
Proceeds from issuance of long-term debt	—	—	40,228	—	—	40,228
Repayments of long-term debt	—	—	(40,269)	—	—	(40,269)
Proceeds related to notes with affiliates	52,053	—	178	50	—	52,281
Payments related to notes with affiliates	(51,785)	—	(128)	(140)	—	(52,053)
Distributions to Alberto-Culver	(11,836)	—	—	—	—	(11,836)

Net cash provided by (used by) financing activities	(11,568)	—	15,395	(90)	—	3,737

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	1,646	(1,634)	—	12

Net increase (decrease) in cash and cash equivalents	(16,874)	—	8,906	1,127	—	(6,841)
Cash and cash equivalents, beginning of period	16,936	—	20,113	8,404	—	45,453

Cash and cash equivalents, end of period	$62	$—	$29,019	$9,531	$—	$38,612

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Statement of Cash Flows

Year ended September 30, 2004

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net cash provided by (used by) operating activities	(3,078)	—	152,940	9,366	—	159,228

Cash Flows from Investing Activities:
Proceeds from sales of short-term investments	—	—	116,345	—	—	116,345
Payments for purchases of short-term investments	—	—	(81,395)	—	—	(81,395)
Capital expenditures and proceeds from sale of property and equipment	—	—	(43,978)	(7,155)	—	(51,133)
Acquisitions, net of cash acquired	—	—	(123,736)	—	—	(123,736)

Net cash used by investing activities	—	—	(132,764)	(7,155)	—	(139,919)

Cash Flows from Financing Activities:
Change in book cash overdraft	—	—	932	—	—	932
Proceeds from issuance of long-term debt	—	—	677	(22)	—	655
Repayments of long-term debt	—	—	(91)	(87)	—	(178)
Proceeds related to notes with affiliates	—	—	—	39,554	—	39,554
Payments related to notes with affiliates	—	—	—	(35,064)	—	(35,064)
Distributions to Alberto-Culver	(39,899)	—	—	—	—	(39,899)

Net cash provided by (used by) financing activities	(39,899)	—	1,518	4,381	—	(34,000)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	2,023	(2,593)	—	(570)

Net increase (decrease) in cash and cash equivalents	(42,977)	—	23,717	3,999	—	(15,261)
Cash and cash equivalents, beginning of period	59,913	—	(3,604)	4,405	—	60,714

Cash and cash equivalents, end of period	$16,936	$—	$20,113	$8,404	$—	$45,453

SALLY HOLDINGS LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	September 30, 2006	March 31, 2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,571	$33,977
Trade accounts receivable, less allowance for doubtful accounts of $2,246 and $2,582 at September 30, 2006 and March 31, 2007, respectively	45,462	46,088
Other receivables	21,228	19,677
Inventories	574,983	565,995
Prepaid expenses	10,255	16,074
Due from Alberto-Culver	463	—
Deferred income tax assets	10,327	10,874

Total current assets	770,289	692,685
Property and equipment, net of accumulated depreciation of $187,089 and $202,369 at September 30, 2006 and March 31, 2007, respectively	142,735	146,683
Goodwill	364,693	402,832
Intangible assets, net of accumulated amortization of $8,195 and $16,718 at September 30, 2006 and March 31, 2007, respectively	53,238	52,128
Other assets	7,886	64,986

Total assets	$1,338,841	$1,359,314

Liabilities and Member's / Stockholder's (Deficit) Equity
Current liabilities:
Current maturities of long-term debt	$503	$17,155
Accounts payable	176,623	156,286
Accrued expenses	114,056	144,848
Due to Sally Beauty Holdings, Inc.	—	5,315
Income taxes	—	2,808

Total current liabilities	291,182	326,412
Long-term debt	621	1,813,423
Other liabilities	11,953	14,098
Deferred income tax liabilities	21,590	23,919

Total liabilities	325,346	2,177,852
Stock options subject to redemption	7,528	7,354
Member's/Stockholder's (deficit) equity
Common stock, no par value. Authorized 1,000 shares; issued and outstanding 1,000 shares at September 30, 2006	—	—
Additional paid-in capital	62,172	—
Retained earnings	927,512	—
Member's deficit:
Member's deficit	—	(842,911)
Accumulated other comprehensive income—foreign currency translation	16,283	17,019

Total member's/stockholder's (deficit) equity	1,005,967	(825,892)

Total liabilities and member's/stockholder's (deficit) equity	$1,338,841	$1,359,314

See accompanying notes to the consolidated financial statements.

SALLY HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2007	2006	2007
Net sales	$581,101	$609,276	$1,167,456	$1,239,155
Cost of products sold and distribution expenses	311,142	326,258	630,629	671,645

Gross profit	269,959	283,018	536,827	567,510
Selling, general and administrative expenses(1)(2)	206,683	220,164	411,543	442,211
Sales-based service fee charged by Alberto-Culver	7,220	—	14,417	3,779
Transaction expenses(3)	4,743	27	4,743	21,484

Operating earnings	51,313	62,827	106,124	100,036
Interest expense, net(4)	21	42,947	492	62,050

Earnings before provision for income taxes	51,292	19,880	105,632	37,986
Provision for income taxes	20,117	7,624	40,653	22,028

Net earnings	$31,175	$12,256	$64,979	$15,958

(1)
Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $3.6 million and $0.0 million and share-based compensation of $1.0 million and $0.6 million for the three months ended March 31, 2006 and 2007, respectively.

(2)
Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $7.3 million and $1.0 million and share-based compensation of $3.1 million and $6.3 million for the six months ended March 31, 2006 and 2007, respectively.

(3)
Transaction expenses are one-time charges associated with the termination of the agreement with Regis Corporation ("Regis") that called for the Company to merge with a subsidiary of Regis in a tax-free transaction in the three and six months ended March 31, 2006, and one-time charges associated with the separation from Alberto-Culver in the three and six months ended March 31, 2007.

(4)
Interest expense, net of interest income of $0.3 million and $0.3 million for the three months ended March 31, 2006 and 2007, respectively; net of interest income of $0.5 million and $1.4 million for the six months ended March 31, 2006 and 2007, respectively; includes $1.7 million and $0.7 million of fair market value adjustment for marked to market interest rate swaps for the three and six months ended March 31, 2007, respectively.

        Earnings per share is not presented as prior to November 16, 2006, Alberto-Culver owned all shares issued and outstanding. After November 16, 2006, all member units are owned by Sally Investment Holdings LLC, a wholly-owned subsidiary of Sally Beauty Holdings, Inc.

See accompanying notes to the consolidated financial statements.

SALLY HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2006	2007
Cash Flows from Operating Activities:
Net earnings	$64,979	$15,958
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18,674	19,815
Stock option expense (net of deferred tax benefit of $1,091 and $2,349 in 2006 and 2007, respectively)	2,025	3,915
Excess tax benefit from share-based compensation	—	(308)
Net loss on disposal of leaseholds and other property	354	910
Deferred income taxes	746	3,832
Changes in (exclusive of effects of acquisitions):
Trade accounts receivable	2,580	6,825
Other receivables	(2,387)	1,713
Inventories	(30,546)	35,663
Prepaid expenses	898	(2,485)
Other assets	923	2,428
Accounts payable and accrued expenses	(5,905)	(635)
Income taxes	—	2,745
Due from Alberto-Culver	—	463
Due to Sally Beauty Holdings, Inc.	14,728	(1,231)
Other liabilities	(1,683)	7,543

Net cash provided by operating activities	65,386	97,151

Cash Flows from Investing Activities:
Capital expenditures	(14,230)	(18,822)
Proceeds from sale of property and equipment	16	95
Acquisitions, net of cash acquired	(4,247)	(69,215)

Net cash used by investing activities	(18,461)	(87,942)

Cash Flows from Financing Activities:
Change in book cash overdraft	(5,746)	(4,204)
Proceeds from issuance of long-term debt	553	2,037,100
Repayments of long-term debt	(229)	(207,643)
Proceeds related to notes with affiliated companies	15,230	—
Payments related to notes with affiliated companies	(31,880)	—
Debt issuance costs	—	(58,816)
Excess tax benefit from share-based compensation	—	308
Distributions to Sally Beauty Holdings, Inc.	—	(1,810,149)
Distributions to Alberto-Culver	(685)	(39,471)
Excess tax benefit from exercises of Alberto-Culver stock options	300	—

Net cash used by financing activities	(22,457)	(82,875)

Effect of foreign exchange rate changes on cash and cash equivalents	(261)	72

Net (decrease) increase in cash and cash equivalents	24,207	(73,594)
Cash and cash equivalents, beginning of period	38,612	107,571

Cash and cash equivalents, end of period	$62,819	$33,977

See accompanying notes to the consolidated financial statements.

SALLY HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statement of Member's / Stockholder's (Deficit) Equity

Six Months Ended March 31, 2007

(In thousands, except for share data)

(Unaudited)

	Number of Shares	Dollars
	Common Stock Issued	Additional Paid-in Capital	Retained Earnings	Member's (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Member's/ Stockholder's (Deficit) Equity
Balance at September 30, 2006	1,000	$62,172	$927,512	$—	$16,283	$1,005,967
Comprehensive income:
Net earnings	—	—	—	15,958	—	15,958
Foreign currency translation	—	—	—	—	736	736
Total comprehensive income	—	—	—	15,958	736	16,694
Retirement of common stock	(1,000)	(1)	—	1	—	—
Conversion to member's equity	—	(62,171)	(927,512)	989,683	—	—
Adjustment to equity contribution	—	—	—	1,067	—	1,067
Distributions to Sally Beauty Holdings, Inc.	—	—	—	(1,810,149)	—	(1,810,149)
Distributions to Alberto-Culver	—	—	—	(39,471)	—	(39,471)

Balance at March 31, 2007	—	$—	$—	$(842,911)	$17,019	$(825,892)

See accompanying notes to the consolidated financial statements.

Sally Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

        Sally Holdings LLC (the "Company") is a wholly-owned subsidiary of Sally Investment Holdings LLC ("Sally Investment"), a wholly-owned subsidiary of Sally Beauty Holdings, Inc. ("Sally Beauty"). All of the interests of the Company are beneficially owned by Sally Investment, and all of the interests of Sally Investment are beneficially owned by Sally Beauty. The Company was a wholly-owned subsidiary of Albert-Culver Company ("Alberto-Culver") until November 16, 2006 when it was converted to a Delaware limited liability company, was renamed "Sally Holdings LLC" and became a wholly-owned subsidiary of Sally Investment and an indirect subsidiary of Sally Beauty in connection with the separation of its business from Alberto-Culver. The Company and its consolidated subsidiaries sell professional beauty supplies, primarily through its Sally Beauty Supply retail stores, in the United States, Puerto Rico, Mexico, Japan, Canada, United Kingdom and certain other European countries. Additionally, the Company distributes professional beauty products to salons and professional cosmetologists through its Beauty Systems Group ("BSG") store operations and a commissioned direct sales force that calls on salons in the United States and portions of Canada and certain European countries and to franchises in the southern and southwestern United States and Mexico through its Armstrong McCall operations. The beauty products sold by BSG and Armstrong McCall are primarily sold through exclusive territory agreements with the manufacturers of the products.

        On November 10, 2006, the stockholders of Alberto-Culver approved a plan to separate its consumer products business and its Sally Beauty Supply/BSG distribution business into two separate, publicly traded companies. The separation was completed on November 16, 2006. The transactions were effected pursuant to an investment agreement dated as of June 19, 2006, among Alberto-Culver and certain of its subsidiaries, including Sally Holdings, Inc., and CDRS Acquisition LLC ("CDRS"). Sally Beauty became the accounting successor company to Sally Holdings, Inc. upon the completion of the transactions. The Company incurred transaction expenses as a result of the separation. See the Company's Annual Report for the fiscal year ended September 30, 2006 for additional information about the separation.

        In the ordinary course of business, the Company performs certain administrative services on behalf of Sally Beauty. These services are charged to Sally Beauty and netted against the amount due to Sally Beauty.

Basis of Presentation

        The consolidated interim financial statements included herein are unaudited. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The consolidated interim financial statements include the accounts of the Company and its subsidiaries. In the opinion of management, these condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position as of March 31, 2007, the results of operations for the three and six month periods ended March 31, 2006 and 2007, and cash flows for the six months ended March 31, 2006 and 2007. The results of operations for the three and six months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year. All significant inter-company accounts and transactions have been eliminated in consolidation.

        These consolidated interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report for the fiscal year ended September 30, 2006. The Company adheres to the same accounting policies in preparation of interim financial statements. As permitted under generally accepted accounting principles, interim accounting for certain expenses, including income taxes, are based on full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual effective income tax rates.

2. Member's/Stockholder's (Deficit) Equity

        At March 31, 2007, the Company had a member's deficit as a result of distributions to Sally Beauty and Alberto-Culver. In connection with the separation from Alberto-Culver, the Company received the proceeds from the issuance of the debt and contributed cash of approximately $1,809.7 million to Sally Beauty to enable it to make the dividend payments to existing stockholders in accordance with a separation agreement entered into in connection with the transaction separating the Company from Alberto-Culver. The distribution to Alberto-Culver was the result of settlement of the inter-company agreement with Alberto-Culver, which was treated as a dividend, thereby decreasing member's equity by $39.5 million.

        At September 30, 2006 the additional paid-in capital and the retained earnings were part of the stockholder's equity of Sally Holdings, Inc. and subsidiaries. On November 16, 2006, in connection with the separation from Alberto-Culver and the Limited Liability Company Agreement of the Company entered into by Alberto-Culver, the Company, contributed its stockholders' equity to the Company, thereby converting stockholder's equity into member's equity.

        See "Note 7" for a discussion of other comprehensive income.

3. Share-Based Payments

        The Company accounts for stock option and stock awards in accordance with Statement of Financial Accounting Standards No. (R), Share-Based Payment. Accordingly, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. During the second quarters of fiscal 2006 and fiscal 2007, total compensation cost charged against income and included in selling, general and administrative expenses for share-based payment arrangements was $1.0 million and $0.6 million, respectively, and the total income tax benefit recognized in the Company's income statement from these plans was $0.4 million and $0.2 million, respectively. During the first six months of fiscal 2006 and fiscal 2007, total compensation cost charged against income and included in selling, general and administrative expenses for share-based payment arrangements was $3.1 million and $6.3 million, respectively, and the total income tax benefit recognized in the income statement from these plans was $1.1 million and $2.4 million, respectively.

        Prior to November 16, 2006, the Company was a subsidiary of Alberto-Culver and had no stock option plans of its own; however, certain employees of the Company had been granted stock options under stock option plans of Alberto-Culver. Alberto-Culver has treated the separation transaction as though it constitutes a change in control for purposes of Alberto-Culver's stock option and stock award plans. As a result, in accordance with the terms of these plans, all outstanding stock options and stock awards of Alberto-Culver, including those held by the Company's employees, became fully vested upon completion of the transactions on November 16, 2006. Due to the separation from Alberto-Culver, the Company recorded a charge at that time equal to the amount of future compensation expense of approximately $5.3 million that would have been recognized in subsequent periods as the stock options and restricted shares for the Company's employees vested over the original vesting periods. Upon completion of the transaction separating the Company from Alberto-Culver, all outstanding Alberto-Culver stock options held by employees of the Company became options to purchase shares of Sally Beauty's common stock.

        After November 16, 2006, the Company was a subsidiary of Sally Beauty and had no share based plans of its own; however, certain employees of the Company have been granted stock options and share awards under the plans of Sally Beauty.

        As a result of the separation, the Employee Stock Option Plan of 2003, the 2003 Stock Option Plan for Non-Employee Directors and the 2003 Restricted Stock Plan that were previously plans of Alberto-Culver became plans of the Company. The exercise price of each stock option equals 100% of the market price of the Company's stock on the date of grant and generally has a maximum term of 10 years. Options generally vest ratably over a four year period and are subject to forfeiture until the four year vesting period is complete.

Stock Options

        Activity for Sally Beauty's stock options issued to the Company employees under the plans as of March 31, 2007 and changes during the six months then ended is as follows (options in thousands):

	Number of Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2006	1,969	$37.47
Shares conversion(1)	1,073	2.00
Granted	2,833	9.43
Exercised	(394)	16.26
Forfeited or expired	(234)	11.49

Outstanding at March 31, 2007	5,247	$5.61	8.4	$20,994

Exercisable at March 31, 2007	2,634	$2.00	7.3	$20,682

(1)
Per the Employee Matters Agreement, in connection with the separation agreement, the Company's employee stock options were converted from Alberto-Culver stock options into stock options of Sally Beauty. In order to maintain the same intrinsic value as before the separation, all Sally Beauty's stock options that were converted from Alberto-Culver were adjusted accordingly.

        The following table summarizes information about stock options, held by our employees, under Sally Beauty's option plans at March 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at March 31, 2007	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Number Exercisable at March 31, 2007	Weighted- Average Exercise Price
$2.00	2,634	7.3	$2.00	2,634	$2.00
$7.70 - 9.57	2,613	9.7	9.42	—

Total	5,247	8.4	$5.61	2,634	$2.00

        The Company uses the Black-Scholes option-pricing method to value the Sally Beauty stock options for each stock option award. Using this option-pricing model, the fair value of each stock option award is estimated on the date of grant. The fair value of Sally Beauty's stock option awards, which generally vest ratably over a four year period, is expensed on a straight-line basis over the vesting period of the stock options.

        The weighted average assumptions relating to the valuation of Sally Beauty's stock options for the six months ended March 31, 2007 and March 31, 2006 were as follows:

	Six Months Ended
	March 31, 2006(1)	March 31, 2007(2)
Expected lives (years)	3.5 - 4.5	5.0
Expected volatility	20.0%	35.0%
Risk-free interest rate	4.2%	4.4%
Dividend yield	1.0%	0.0%

(1)
Assumptions were calculated as being a wholly-owned subsidiary of Alberto-Culver using their assumptions such as expected volatility and dividend yield based on their then common stock.

(2)
Assumptions are based on Sally Beauty's future expectations and not taking into account historical assumptions of Alberto-Culver's common stock.

        The expected life of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience of employees of the Company that have been granted stock options under stock option plans of Alberto-Culver. Expected volatility for the six months ended March 31, 2007 is derived by using the average volatility of similar companies compared to Sally Beauty since it is not practicable to estimate Sally Beauty's expected volatility due to lack of history. The risk-free interest rate is based on the zero-coupon U.S. Treasury issue as of the date of the grant. As Sally Beauty does not expect to pay dividends, the dividend yield is 0%.

        The weighted average fair value of Sally Beauty's stock options issued to the Company's employees at the date of grant in the six months ended March 31, 2006 and 2007 was $9.41 and $3.62 per option, respectively. The total intrinsic value of options exercised, after the separation from Alberto-Culver, during the six months ended March 31, 2007 was $1.8 million. The total cash received from these option exercises was $0.5 million and the tax benefit realized for the tax deductions from these option exercises was $0.7 million.

        At March 31, 2007, approximately $7.3 million of total unrecognized compensation cost related to non-vested stock option awards is expected to be recognized over the vesting period of 4 years.

Stock Awards

        As a subsidiary of Sally Beauty, the Company has no employee stock award plans; however, certain employees of the Company have been granted stock awards under the Alberto-Culver 2003 Restricted Stock Plan (the "RSP"), now Sally Beauty's plan. A stock award is an award of shares of Sally Beauty's common stock that is subject to time-based vesting during a specified period. Stock awards are independent of option grants and are generally subject to forfeiture if employment terminates prior to the vesting of the awards. Participants have full voting and dividend rights with respect to shares of stock awards.

        The RSP provides for the grant of stock awards for up to 900,000 shares of Sally Beauty's common stock to key employees (including officers and directors who are also employees) of the Company. Stock awards issued under the RSP generally vest ratably over a five year period and are subject to forfeiture until the five year vesting period is complete.

        The Company expenses the cost of the stock awards, which is determined to be fair market value of the shares at the date of grant, on a straight-line basis over the period during which they vest. For these purposes, the fair market value of the stock award is determined based on the closing price of Sally Beauty's common stock on the grant date.

        Activity for Sally Beauty stock awards issued to the Company employees for the six months ended March 31, 2007 is as follows (shares in thousands):

Stock Awards	Number of Shares	Weighted Average Fair Value Per Share	Weighted Average Remaining Vesting Term (Years)
Non-vested at September 30, 2006	—	$—
Granted	350	8.10
Vested	—	—
Forfeited	—	—

Non-vested at March 31, 2007	350	$8.10	4.8

        During the six months ended March 31, 2007, no stock awards vested. The remaining unrecognized compensation cost related to unvested stock awards at March 31, 2007 was $2.7 million and the weighted average period of time over which this cost will be recognized is 4.8 years.

4. Long-Term Debt

        In connection with the separation from Alberto-Culver on November 16, 2006, the Company and certain other subsidiaries incurred $1,850.0 million of indebtedness by drawing on a revolving (asset-

based lending) facility in an amount equal to $70.0 million, entered into two term loan facilities (term loans A and B) in an aggregate amount of $1,070.0 million, and issued senior notes in an aggregate amount of $430.0 million and senior subordinated notes in an aggregate amount of $280.0 million.

        The term loan facilities and asset-based lending facility are secured by substantially all of the assets of the Company, those of Sally Investment, those of the Company's domestic subsidiaries and, in the case of the asset-based lending facility, those of the Company's Canadian subsidiaries. The term loan credit facilities may be prepaid at the Company's option at any time without premium or penalty and are subject to mandatory prepayment in an amount equal to 50% of excess cash flow (as defined in the underlying agreements) for any fiscal year (commencing in fiscal year 2008) unless a specified leverage ratio is met and 100% of the proceeds of specified asset sales that are not reinvested in the business or applied to repay borrowings under the asset-based lending credit facility.

        The senior and senior subordinated notes are unsecured obligations of the issuers and are guaranteed on a senior basis (in the case of the senior notes) and on a senior subordinated basis (in the case of the senior subordinated notes) by each material domestic subsidiary of the Company. The senior notes and the senior subordinated notes carry optional redemption features whereby the Company has the option to redeem the notes on or before November 15, 2010 and November 15, 2011, respectively, at par plus a premium, plus accrued and unpaid interest, and on or after November 15, 2010 and November 15, 2011, respectively, at par plus a premium declining ratably to par, plus accrued and unpaid interest.

        Details of the debt issued on November 16, 2006 are as follows (in thousands):

	Amount as of March 31, 2007	Maturity dates (Fiscal year)	Interest rates
Revolving credit facilities	$57,870	2012	(iii) PRIME and up to 0.50% or; (iv) LIBOR plus (1.0% to 1.50%)
Term loan A	146,250	2012	(iii) PRIME plus (1.00% to 1.50%) or; (iv) LIBOR plus (2.00% to 2.50%)
Term loan B	915,400	2014	(iii) PRIME plus (1.25% to 1.50%) or; (iv) LIBOR plus (2.25% to 2.50%)

Total	$1,119,520

Senior notes	$430,000	2015	9.25%
Senior subordinated notes	280,000	2017	10.50%

Total	$710,000

        On November 24, 2006, the Company entered into two interest rate swap agreements relating to $500 million of the $1,070 million term loans A and B due in 2012 and 2014, respectively. See "Note 5" for further information on the interest rate swap agreements.

        Maturities of the long-term debt issued on November 16, 2006 for the next five fiscal years are as follows (in thousands):

Year ending September 30:
2007	$8,350
2008	16,700
2009	24,200
2010	24,200
2011	39,200
Thereafter	1,716,870

$1,829,520

Note: Maturities schedule is for the debt issued on November 16, 2006 and does not include capital leases of $1.1 million and any payments that may be required as part of an excess cash flow test under the terms of the applicable term loan.

5. Interest Rate Swaps

        On November 24, 2006, the Company entered into two interest rate swap agreements with notional amounts of $150.0 million and $350.0 million. These agreements expire on November 24, 2008 and 2009, respectively. These agreements allow the Company to convert a portion of its variable rate interest to a fixed rate at 4.9975% plus (2.00% to 2.50%) and 4.94% plus (2.00% to 2.50%), respectively. These interest rate swap agreements relate to $500.0 million of the $1,070.0 million Term loans A and B due in 2012 and 2014, respectively, to manage the Company's cash flow risk associated with changing interest rates. Under the swap agreements, the Company will pay fixed rates of 4.9975% plus (2.00% to 2.50%) and 4.94% plus (2.00% to 2.50%) on a quarterly basis in exchange for receiving floating rate payments based on the three-month LIBOR rate.

        The Company utilizes interest rate swaps to manage the cash flow risk associated with changing interest rates and accounts for them under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended ("SFAS 133"). SFAS 133 requires that all derivatives be marked to market (fair value). The Company does not purchase or hold any derivative instruments for trading purposes. The interest rate swap agreements do not currently qualify as hedges and, therefore, the change in fair value of the interest rate swap agreements, which are adjusted quarterly, are recorded in the results of operations. The fair value of the swap agreements at March 31, 2007 was recorded as a liability of approximately $0.7 million.

        Fair value estimates presented for the swap agreements are based on third-party information and were determined using proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions.

        The counter-parties to these swap instruments are large financial institutions which the Company believes are of high quality creditworthiness. While the Company may be exposed to potential losses due to the credit risk of nonperformance by these counter-parties, such losses are not anticipated.

        The marked to market impact of the swap arrangements on interest expense was an increase of approximately $1.7 million and $0.7 million in the three and six months ended March 31, 2007,

respectively. However, changes in the fair value of the interest rate swap agreements will either increase or decrease the Company's net interest expense and therefore may affect the Company's profitability.

6. Goodwill and Other Intangibles

        The change in the carrying amounts of goodwill by operating segment for the six months ended March 31, 2007 is as follows (in thousands):

	Sally Beauty Supply	Beauty Systems Group	Total
Balance at September 30, 2006	$10,160	$354,533	$364,693
Additions, net of purchase price adjustments	36,172	2,363	38,535
Foreign currency translation	334	(730)	(396)

Balance at March 31, 2007	$46,666	$356,166	$402,832

        The following table provides the gross carrying value and accumulated amortization for intangible assets with indefinite lives and intangible assets subject to amortization by operating segment at March 31, 2007 (in thousands):

	Sally Beauty Supply	Beauty Systems Group	Total
Balance at March 31, 2007:
Intangible assets with indefinite lives:
Trade names	$713	$34,698	$35,411
Other intangibles	—	6,053	6,053

Total	713	40,751	41,464

Intangible assets subject to amortization:
Gross carrying amount	—	20,336	20,336
Accumulated amortization	—	(9,672)	(9,672)

Net value	—	10,664	10,664

Total intangible assets, net	$713	$51,415	$52,128

7. Comprehensive Income

        Comprehensive income consists of net earnings and foreign currency translation adjustments as follows for the three and six months ended March 31, 2006 and 2007 (in thousands):

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March 31, 2007	March 31, 2006
Net earnings	$31,175	$12,256	$15,958	$64,979
Other comprehensive income adjustments—foreign currency translation	625	1,457	736	(346)

Comprehensive income	$31,800	$13,713	$16,694	$64,633

8. Acquisitions

        On February 15, 2007, the Company entered into and completed that certain Agreement for the Sale and Purchase of the Entire Issued Share Capital of Chapelton 21 Limited (the "Agreement"), a private company limited by shares and incorporated in Scotland ("Salon Services") by and among OGEE Limited, an indirect subsidiary of the Company, and the registered shareholders of Salon Services. Pursuant to the Agreement, the Company acquired all of the issued share capital of Salon Services for an aggregate cash purchase price of approximately £30 million, or approximately $59 million, subject to certain adjustments. In addition, the Company extinguished approximately £2 million of Salon Services' debt. The Agreement contains representations, warranties and covenants that are customary to transactions of this nature. Salon Services, through its direct and indirect subsidiaries including Salon Services (Hair and Beauty Supplies) Ltd., supplies professional hair and beauty products primarily to salon and spa operators and independent hair and beauty professionals in the United Kingdom, Germany, Ireland and Spain.

        In connection with the Company's acquisition and operation of Salon Services, the Company's subsidiaries financed the purchase price through a draw down of approximately $57 million under the existing revolving (asset-based) credit facilities. Certain funds are being held in escrow in support of the sellers' representations, warranties and covenants and pending compliance review in the UK. We expect that the final valuation of the acquired assets and liabilities will be completed by fiscal year end.

9. Business Segments

        In connection with the separation from Alberto-Culver, management has evaluated the structure of its internal organization to identify and separate the costs incurred at the corporate level from the business units as well as costs incurred that benefit both the Sally Beauty Supply and BSG segments. Accordingly, management has defined its reportable segments as Sally Beauty Supply and BSG, to report these segments separately from our shared corporate expenses, and has revised the comparable quarters in the prior year for comparability purposes.

        The Company's business is organized into two separate segments: (i) Sally Beauty Supply, a domestic and international chain of cash and carry retail stores, which offers professional beauty supplies to both salon professionals and retail customers, and (ii) BSG, a full service beauty supply distributor, which offers professional brands of beauty products directly to salons through its own sales force and professional only stores in exclusive geographical territories in North America and parts of Europe.

        The Company does not sell between segments. Segment data for the three and six months ended March 31, 2006 and 2007 is as follows (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2007	2006	2007
Net sales:
Sally Beauty Supply	$353,058	$381,815	$703,040	$753,764
Beauty Systems Group	228,043	227,461	464,416	485,391

Total net sales	$581,101	$609,276	$1,167,456	$1,239,155

Earnings before provision for income taxes:
Sally Beauty Supply	$61,181	$68,471	$120,501	$134,755
Beauty Systems Group	21,690	13,461	44,400	32,777

Segment operating earnings	82,871	81,932	164,901	167,532
Unallocated corporate expenses(1)	(19,595)	(19,078)	(39,617)	(42,233)
Sales-based service fee charged by Alberto-Culver	(7,220)	—	(14,417)	(3,779)
Transaction expenses(2)	(4,743)	(27)	(4,743)	(21,484)
Interest expense, net of interest income	(21)	(42,947)	(492)	(62,050)

Earnings before provision for income taxes	$51,292	$19,880	$105,632	$37,986

(1)
Unallocated expenses consist of corporate and shared costs. The amounts include $3.6 million and $0.0 million of overhead charges allocated from Alberto-Culver and share-based compensation of $1.0 million and $0.6 million for the three months ended March 31, 2006 and 2007, respectively; and $7.3 million and $1.0 million of overhead charges allocated from Alberto-Culver and share-based compensation of $3.1 million and $6.3 million for the six months ended March 31, 2006 and 2007, respectively.

(2)
Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and six months ended March 31, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation ("Regis") that called for the Company to merge with a subsidiary of Regis in a tax-free transaction.

10. Related Party Transaction

        On January 1, 2007, the Company entered into an agreement with Sally Beauty under which we agreed to provide certain general and administrative services to Sally Beauty including accounting, finance, payroll, legal and tax sharing services. The cost of these services, which were based on a percentage of certain key employees' salaries and benefits, were approximately $88,000 per month. These costs have been eliminated in the consolidation of Sally Beauty's and the Company's results. The cost of these services may not necessarily be indicative of the costs which would be incurred by the Company as an independent stand alone entity. The cost of these services to Sally Beauty was $0.3 million for the three and six months ended March 31, 2007.

        The Company has entered into a Tax Sharing Agreement with its parent, Sally Beauty. In accordance with this Tax Sharing Agreement, Sally Beauty shall cause each of its subsidiaries that are eligible to be a member of the relevant combined tax group to join in filing a combined tax return with respect to each jurisdiction for all tax years for which such subsidiary is eligible to do so under the applicable tax law. Sally Beauty shall make all payments to the applicable taxing authority of all combined taxes that the relevant combined tax group is required to pay.

        Where allowed by current tax law, the Company is included in the consolidated income tax returns filed by Sally Beauty. The Company's provision for income taxes is recorded on the basis of filing a separate income tax return. Income taxes currently payable or receivable under the consolidated income tax returns are paid to or received from the parent.

11. Recent Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

        In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The Company implemented the provisions of SAB 108 during the first quarter of fiscal 2007 and it did not have a material impact on the Company's financial position, results of operations or cash flows.

        In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently assessing the effect of this pronouncement on the Company's consolidated financial statements.

12. Guarantor and Non-Guarantor Condensed Consolidated Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidated Balance Sheets as of March 31, 2007 and September 30, 2006 and the Condensed Consolidated Statements of Earnings and Statements of Cash Flows for the six months ended March 31, 2007 and 2006 and Statements of Earnings for the three months ended March 31, 2007 and 2006 of (a) Sally

Holdings LLC (the "Parent"); (b) Sally Capital Inc., or "Co-issuer"; (c) the guarantor subsidiaries; (d) the non-guarantor subsidiaries; (e) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (f) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principle elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient; as guarantor subsidiaries are 100 percent indirectly owned by the parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries are pledged under the senior credit facilities and consequently will not be available to satisfy the claims of general creditors.

SALLY HOLDINGS LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

March 31, 2007

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings LLC & Subsidiaries
Assets
Cash and cash equivalents	$2,321	$—	$3,381	$28,275	$—	$33,977
Trade accounts and other receivables, less allowance for doubtful accounts	—	—	30,089	15,999	—	46,088
Other receivables	2,769	—	13,948	2,960	—	19,677
Due from affiliates	203,312	—	17,507	(261)	(220,558)	—
Inventories	—	—	438,683	127,312	—	565,995
Prepaid expenses	44	—	8,139	7,891	—	16,074
Deferred income tax assets	—	—	14,113	(3,239)	—	10,874
Property and equipment, net	—	—	111,399	35,284	—	146,683
Investment in Subsidiaries	782,224	—	232,067	—	(1,014,291)	—
Goodwill and other intangible assets, net	—	—	356,707	98,253	—	454,960
Other assets	56,052	—	3,377	5,557	—	64,986

Total assets	$1,046,722	$—	$1,229,410	$318,031	$(1,234,849)	$1,359,314

Liabilities and Member's (Deficit) Equity
Current maturities of long-term debt	$16,700	$—	$246	$209	$—	$17,155
Accounts payable	2,309	—	112,704	41,273	—	156,286
Due to affiliates	—	—	199,114	21,444	(220,558)	—
Accrued expenses	35,282	—	90,733	18,833	—	144,848
Due to Sally Beauty Holdings, Inc.	(1,851)	—	7,166	—	—	5,315
Income taxes payable	—	—	1,258	1,550	—	2,808
Long-term debt	1,812,820	—	448	155	—	1,813,423
Other liabilities	—	—	11,225	2,873	—	14,098
Deferred income tax liabilities	—	—	24,292	(373)	—	23,919

Total liabilities	1,865,260	—	447,186	85,964	(220,558)	2,177,852
Stock options subject to redemption	7,354	—	—	—	—	7,354
Total member's (deficit) equity	(825,892)	—	782,224	232,067	(1,014,291)	(825,892)

Total liabilities and member's (deficit) equity	$1,046,722	$—	$1,229,410	$318,031	$(1,234,849)	$1,359,314

SALLY HOLDINGS, INC. AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Alberto-Culver Company)

Condensed Consolidated Balance Sheet

Year ended September 30, 2006

(In thousands)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Assets
Cash and cash equivalents	$53,792	$—	$36,634	$17,145	$—	$107,571
Trade accounts receivable, less allowance for doubtful accounts	—	—	37,243	8,219	—	45,462
Other receivables	38	—	17,487	3,703	—	21,228
Due from affiliates	293,209	—	81,388	12,775	(387,372)	—
Inventories	—	—	479,122	95,861	—	574,983
Prepaid expenses and other assets	—	—	8,338	10,266	—	18,604
Deferred income tax assets	—	—	13,549	(3,222)	—	10,327
Property and equipment, net	—	—	113,892	28,843	—	142,735
Investment in subsidiaries	658,928	—	78,697	—	(737,625)	—
Goodwill and other intangible assets, net	—	—	357,696	60,235	—	417,931

Total assets	$1,005,967	$—	$1,224,046	$233,825	$(1,124,997)	$1,338,841

Liabilities and Stockholder's Equity
Accounts payable	$—	$—	$147,556	$29,067	$—	$176,623
Due to affiliates	—	—	279,820	107,552	(387,372)	—
Accrued expenses	—	—	98,057	15,999	—	114,056
Long-term debt	—	—	603	521	—	1,124
Other liabilities	—	—	9,122	2,831	—	11,953
Deferred income tax liabilities	—	—	22,432	(842)	—	21,590

Total liabilities	—	—	557,590	155,128	(387,372)	325,346
Stock options subject to redemption	—	—	7,528	—	—	7,528
Total stockholder's equity	1,005,967	—	658,928	78,697	(737,625)	1,005,967

Total liabilities and stockholder's equity	$1,005,967	$—	$1,224,046	$233,825	$(1,124,997)	$1,338,841

SALLY HOLDINGS LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Earnings

Three months ended March 31, 2007

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings LLC & Subsidiaries
Net sales	$—	$—	$514,032	$95,244	$—	$609,276
Related party sales	—	—	577	—	(577)	—
Cost of products sold and distribution expenses	—	—	273,621	53,214	(577)	326,258

Gross profit	—	—	240,988	42,030	—	283,018
Selling, general and administrative expenses	(298)	—	183,343	37,119	—	220,164
Transaction expenses	27	—	—	—	—	27

Operating earnings	271	—	57,645	4,911	—	62,827
Interest income	2,471	—	(190)	(152)	(2,469)	(340)
Interest expense	43,100	—	(2,191)	(91)	2,469	43,287

Earnings (losses) before provision for income taxes	(45,300)	—	60,026	5,154	—	19,880
Provision for income taxes	(18,723)	—	25,620	727	—	7,624
Equity in earnings of subsidiaries (net of tax)	38,833	—	4,427	—	(43,260)	—

Net earnings	$12,256	$—	$38,833	$4,427	$(43,260)	$12,256

SALLY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Earnings

Three months ended March 31, 2006

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net sales	$—	$—	$514,771	$66,330	$—	$581,101
Related party sales	—	—	491	—	(491)	—
Cost of products sold and distribution expenses	—	—	273,118	38,515	(491)	311,142

Gross profit	—	—	242,144	27,815	—	269,959
Selling, general and administrative expenses	—	—	180,793	25,890	—	206,683
Sales-based service fee charged by Alberto-Culver	—	—	6,328	892	—	7,220
Transaction expenses	—	—	4,743	—	—	4,743

Operating earnings	—	—	50,280	1,033	—	51,313
Interest income	(4,953)	—	(117)	(157)	4,950	(277)
Interest expense	—	—	4,436	812	(4,950)	298

Earnings (losses) before provision for income taxes	4,953	—	45,961	378	—	51,292
Provision for income taxes	1,733	—	18,190	194	—	20,117
Equity in earnings of subsidiaries (net of tax)	27,955	—	184	—	(28,139)	—

Net earnings	$31,175	$—	$27,955	$184	$(28,139)	$31,175

SALLY HOLDINGS LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Earnings

Six months ended March 31, 2007

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings LLC & Subsidiaries
Net sales	$—	$—	$1,051,071	$188,084	$—	$1,239,155
Related party sales	—	—	1,242	—	(1,242)	—
Cost of products sold and distribution expenses	—	—	568,180	104,707	(1,242)	671,645

Gross profit	—	—	484,133	83,377	—	567,510
Selling, general and administrative expenses	(193)	—	373,402	69,002	—	442,211
Sales-based service fee charged by Alberto-Culver	—	—	3,779	—	—	3,779
Transaction expenses	21,484	—	—	—	—	21,484

Operating earnings	(21,291)	—	106,952	14,375	—	100,036
Interest income	(3,423)	—	(330)	(289)	2,689	(1,353)
Interest expense	62,894	—	2,444	754	(2,689)	63,403

Earnings (losses) before provision for income taxes	(80,762)	—	104,838	13,910	—	37,986
Provision for income taxes	(24,924)	—	42,944	4,008	—	22,028
Equity in earnings of subsidiaries (net of tax)	71,796	—	9,902	—	(81,698)	—

Net earnings (losses)	$15,958	$—	$71,796	$9,902	$(81,698)	$15,958

SALLY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Earnings

Six months ended March 31, 2006

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net sales	$—	$—	$1,027,366	$140,090	$—	$1,167,456
Related party sales	—	—	1,054	—	(1,054)	—
Cost of products sold and distribution expenses	—	—	550,840	80,843	(1,054)	630,629

Gross profit	—	—	477,580	59,247	—	536,827
Selling, general and administrative expenses	3	—	360,351	51,189	—	411,543
Sales-based service fee charged by Alberto-Culver	—	—	13,525	892	—	14,417
Transaction expenses	—	—	4,743	—	—	4,743

Operating earnings	(3)	—	98,961	7,166	—	106,124
Interest income	(11,523)	—	(341)	(198)	11,513	(549)
Interest expense	—	—	10,850	1,704	(11,513)	1,041

Earnings (losses) before provision for income taxes	11,520	—	88,452	5,660	—	105,632
Provision for income taxes	4,032	—	35,707	914	—	40,653
Equity in earnings of subsidiaries (net of tax)	57,491	—	4,746	—	(62,237)	—

Net earnings	$64,979	$—	$57,491	$4,746	$(62,237)	$64,979

SALLY HOLDINGS LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

Six months ended March 31, 2007

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings LLC & Subsidiaries
Net cash provided by (used by) operating activities	$26,740	$—	$(10,253)	$80,664	$—	$97,151

Cash Flows from Investing Activities:
Capital expenditures and proceeds from sale of property and equipment	—	—	(13,440)	(5,287)	—	(18,727)
Acquisitions, net of cash acquired	—	—	(5,484)	(63,731)	—	(69,215)

Net cash used by investing activities	—	—	(18,924)	(69,018)	—	(87,942)

Cash Flows from Financing Activities:
Change in book cash overdraft	—	—	(4,204)	—	—	(4,204)
Proceeds from issuance of long-term debt	2,036,843	—	250	7	—	2,037,100
Repayments of long-term debt	(207,323)	—	(159)	(161)	—	(207,643)
Debt issuance costs	(58,816)	—	—	—	—	(58,816)
Excess tax benefit from share-based compensation	—	—	308	—	—	308
Distributions to Sally Beauty Holdings, Inc.	(1,810,149)	—	—	—	—	(1,810,149)
Distributions to Alberto-Culver	(39,471)	—	—	—	—	(39,471)

Net cash used by financing activities	(78,916)	—	(3,805)	(154)	—	(82,875)

Effect of foreign exchange rate changes on cash and cash equivalents	705	—	(271)	(362)	—	72

Net increase (decrease) in cash and cash equivalents	(51,471)	—	(33,253)	11,130	—	(73,594)
Cash and cash equivalents, beginning of period	53,792	—	36,634	17,145	—	107,571

Cash and cash equivalents, end of period	$2,321	$—	$3,381	$28,275	$—	$33,977

SALLY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

Six months ended March 31, 2006

(In thousands)

(Unaudited)

	Parent	Co-Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Sally Holdings, Inc. & Subsidiaries
Net cash provided by (used by) operating activities	$12,308	$—	$46,183	$6,895	$—	$65,386

Cash Flows from Investing Activities:
Proceeds from sales of short-term investments	—	—	—	—	—	—
Payments for purchases of short-term investments	—	—	—	—	—	—
Capital expenditures and proceeds from sale of property and equipment	—	—	(11,843)	(2,371)	—	(14,214)
Acquisitions, net of cash acquired	—	—	(4,247)	—	—	(4,247)

Net cash used by investing activities	—	—	(16,090)	(2,371)	—	(18,461)

Cash Flows from Financing Activities:
Change in book cash overdraft	—	—	(5,746)	—	—	(5,746)
Proceeds from issuance of long-term debt	—	—	276	277	—	553
Repayments of long-term debt	—	—	(114)	(115)	—	(229)
Proceeds related to notes with affiliates	—	—	15,230	—	—	15,230
Payments related to notes with affiliates	—	—	(31,880)	—	—	(31,880)
Distributions to Alberto-Culver	—	—	(385)	—	—	(385)

Net cash provided by (used by) financing activities	—	—	(22,619)	162	—	(22,457)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(342)	81	—	(261)

Net decrease in cash and cash equivalents	12,308	—	7,132	4,767	—	24,207
Cash and cash equivalents, beginning of period	62	—	29,019	9,531	—	38,612

Cash and cash equivalents, end of period	$12,370	$—	$36,151	$14,298	$—	$62,819

Sally Holdings LLC

Sally Capital Inc.

Offers to Exchange

$430,000,000 Outstanding 9.25% Senior Notes due 2014
for $430,000,000 Registered 9.25% Senior Notes due 2014

and

$280,000,000 Outstanding 10.5% Senior Subordinated Notes due 2016
for $280,000,000 Registered 10.5% Senior Subordinated Notes due 2016

PROSPECTUS

                        , 2007

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offers, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware limited liability companies

        Sally Holdings, Armstrong McCall Holdings, L.L.C., Beauty Holding LLC, Beauty Systems Group, Diorama Services Company, LLC, Sally Beauty Distribution LLC, Sally Beauty International Finance LLC and Sally Beauty Supply are limited liability companies organized under the laws of the state of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company has the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        The limited liability company agreement of each of Sally Holdings, Beauty Holding LLC, Beauty Systems Group, Sally Beauty Distribution LLC, Sally Beauty International Finance LLC and Sally Beauty Supply provides that, to the fullest extent permitted by law, no member, officer, employee, agent or representative shall be liable to such company or any member, and such person shall be entitled to indemnification, for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such person, in good faith on behalf of the company (and with respect to indemnification, in a manner reasonably believed to be within the scope of the authority conferred on such officer by such agreement), except that such person shall be liable for any such loss, liability, damage or claim incurred by reason of such person's gross negligence or willful misconduct. Any indemnity under the limited liability company agreements shall be provided out of and to the extent of such company's assets only, and none of the above named persons shall have liability on account thereof.

        The operating agreement of Diorama Services Company, LLC provides that a member is not personally liable for a debt, obligation or liability solely by reason of being or acting as a member and provides for the indemnification to the fullest extent permitted by law, of any person or entity who was or is a party to or threatened to be made a party to any proceeding, whether threatened, pending or completed, by reason of being a member or officer, against any liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

        The regulations of Armstrong McCall Holdings, L.L.C. provide for the indemnification of members, officers, employees, agents and others as fully as, and to the same extent, a corporation is entitled to indemnify its directors, officers, employees and agents under the Delaware General Corporation Law, or the "DGCL."

  Delaware corporations

        Sally Capital, Beyond the Zone, Inc., Coloresse, Inc., Design Lengths, Inc., Energy of Beauty, Inc., Esthetician Services, Inc., For Perms Only, Inc., High Intensity Products, Inc., Ion Professional Products, Inc., Lady Lynn Enterprises, Inc., Land of Dreams, Inc., Lome Beauty International, Inc. Miracle Lane, Inc., Modern Panache, Inc., Nail Life, Inc., New Image Professional Products, Inc., Power IQ, Inc., Procare Laboratories, Inc., Sally Beauty Distribution of Ohio, Inc., Satin Strands, Inc., Sexy U Products, Inc., Silk Elements, Inc., Soren Enterprises, Inc., Tanwise, Inc. and Venetian Blends, Inc., or the "Delaware Corporations," are corporations organized under the laws of the state of Delaware.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        The by-laws of each of the Delaware Corporations (other than Sally Capital) provides for indemnification to the fullest extent authorized by the DGCL of all current and former directors and officers. The by-laws of Sally Capital provide for the indemnification of all current and former directors and officers to the fullest extent permitted by DGCL or other applicable law. With respect to proceedings initiated by such persons, (i) the Delaware Corporations shall only indemnify such persons to the extent such proceeding was authorized by such corporation's board of directors, and (ii) Sally Capital will also indemnify such persons for expenses incurred in connection with successfully establishing a right to indemnification.

        The certificate of incorporation of each of the Delaware Corporations (other than Sally Capital, Design Lengths, Inc., Ion Professional Products, Inc., Power IQ, Inc. and Soren Enterprises, Inc.), as permitted by the DGCL, eliminates the liability of such corporation's directors to the fullest extent permitted by the DGCL. The certificate of incorporation of each of Sally Capital, Design Lengths, Inc., Ion Professional Products, Inc. and Soren Enterprises, Inc. provides, as permitted by the DGCL, that directors shall have no liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the respective corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

  Arkansas corporation

        Arnolds, Inc. is a corporation organized under the laws of the state of Arkansas.

        Section 4-27-850 of the Arkansas Business Corporation Act of 1987 provides that a corporation may indemnify an individual made a party or threatened to be made a party to any threatened, pending or completed action because such person is or was a director or officer against liability incurred by such person in connection with such proceeding (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, if such director had no reasonable cause to believe the conduct was unlawful. Section 4-27-850 further provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director of officer of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith, in a manner the person believed to be in the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

        The articles of incorporation and by-laws of Arnolds, Inc. do not contain specific provisions for the indemnification of its directors and officers.

  California corporation

        Innovations—Successful Salon Services is a corporation organized under the laws of the state of California.

        Section 317 of the California General Corporation Law, or "CGCL," provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director or officer of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director of officer of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

        Section 204 of the CGCL provides that a corporation may set forth in its articles of incorporation provisions (i) eliminating or limiting the liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, as set forth in Section 309 of the CGCL, so long as such indemnification is subject to certain limitations and conditions as provided therein and (ii) authorizing, whether by bylaw, agreement or otherwise, the indemnification of directors and officers in excess of that expressly permitted by Section 317 for such persons for breach of duty to the corporation and its stockholders, so long as such indemnification is subject to the limitations and conditions specified therein.

        The articles of incorporation of Innovations—Successful Salon Services, as permitted by the CGCL, eliminates the liability of directors to the fullest extent permitted under California law. In addition, the articles of incorporation of Innovations—Successful Salon Services authorizes indemnification for breach of duty to the corporation and shareholders through bylaw provisions, agreement or both, to the fullest extent provided by the CGCL.

  Florida limited liability company

        Salon Success International LLC is a limited liability company organized under the laws of the State of Florida.

        Section 608.4229 of the Florida Limited Liability Company Act, or the "FLLCA," provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 of the FLLCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

        The articles of organization and operating agreement of Salon Success International LLC do not contain specific provisions for the indemnification of its members or managers.

  New Hampshire corporation

        Neka Salon Supply, Inc. is a corporation organized under the laws of the state of New Hampshire.

        Section 293-A:8.51 of the New Hampshire Business Corporation Act, or the "NHBCA," provides that a corporation may indemnify an individual made a party to a proceeding because such person is or was a director against liability incurred by such person in connection with such proceeding if such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, if such director had no reasonable cause to believe the conduct was unlawful. Under Section 293-A:8.51, a corporation may not indemnify a director in connection with (i) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) any other proceeding charging improper personal benefit to such director, whether or not involving action in official capacity, in which such director was adjudged liable on the basis that personal benefit was improperly received by such director. In addition, the NHBCA limits indemnification in connection with a proceeding by or in the right of the corporation to reasonable expenses incurred in connection with such proceeding. Section 293-A:8.56 of the NHBCA provides for indemnification of officers who are not directors to the same extent as to directors, unless otherwise provided in the articles of incorporation.

        The articles of incorporation and by-laws of Neka Salon Supply, Inc. do not contain specific provisions for the indemnification of directors and officers.

  Texas corporations

        Armstrong McCall Holdings, Inc. and Brentwood Beauty Laboratories International, Inc. are corporations organized under the laws of the state of Texas.

        Section 2.02-1 of the Texas Business Corporation Act, or the "TBCA," provides that a corporation may indemnify a person in connection with such person's position as a director or officer if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, if such person had no reasonable cause to believe the conduct was unlawful. Under Section 202-1, a corporation may not indemnify (other than reasonable expenses actually incurred absent willful or intentional misconduct) a director or officer in connection with (i) a proceeding in which such person is found liable to the corporation or (ii) any other proceeding in which such person is found liable on the basis that personal benefit was improperly received by such person, whether or not the benefit resulted from an action taken in such person's official capacity.

        The articles of incorporation and by-laws of each of Armstrong McCall Holdings, Inc. and Brentwood Beauty Laboratories International, Inc. do not contain specific provisions for the indemnification of directors and officers.

  Texas limited partnership

        Armstrong McCall, L.P. is a limited partnership organized under the laws of the state of Texas.

        Section 11.02 of the Texas Revised Limited Partnership Act, or the "TRLPA," provides that a limited partnership may indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a general partner of a limited partnership, and it is determined that the person (i) acted in good faith, (ii) reasonably believed, in cases regarding the person's conduct in the official capacity of general partner, that such conduct was in the best interest of the partnership, and in all other cases, that the person's conduct was at least not opposed to the partnership's best interests, and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe that the conduct was unlawful. Under Section 11.03 of the TRLPA, a limited partnership may not indemnify (other than reasonable expenses actually incurred absent willful or intentional misconduct) a general partner in connection with (i) a proceeding in which such person is found liable to the limited partnership or the limited partners or (ii) any other proceeding in which such person is found liable on the basis that personal benefit was improperly received by such person, whether or not the benefit resulted from an action taken in such person's official capacity.

        The articles of limited partnership of Armstrong McCall, L.P. provide for the indemnification of the general partner in accordance with the provisions of the TRLPA. The articles of limited partnership further provide that indemnification of the general partner is limited to the partnership's assets and that no limited partner shall have liability for such indemnification.

  Texas limited liability company

        Armstrong McCall Management, L.C. is a limited liability company organized under the laws of the state of Texas.

        Section 2.20 of the Texas Limited Liability Company Act provides that a limited liability company has the power, subject to such standards and restrictions, if any, as are set forth in its articles of organization or regulations, to indemnify members, managers, officers and other persons. Section 2.20 further provides that a limited liability company may expand or restrict duties (including fiduciary duties) and liabilities of such persons.

        The articles of organization and the regulations of Armstrong McCall Management, L.C. both provide for the indemnification of managers, officers, employees, agents and others to the same extent a corporation is entitled to indemnify its directors, officers, employees and agents under the TBCA.

        In addition, the regulations provide that no manager shall have liability for any debts, liabilities, or obligation of the company, including under a judgment, decree or order of the court. The articles of organization further provide that no manager shall have liability to the company or its members for monetary damages for an act or omission in the manager's capacity, except (i) for any breach of the manager's duty of loyalty to the company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any transaction from which a director derived an improper personal benefit or (iv) an act or omission for which the liability of a manager is expressly provided for by an applicable statute.

  Indemnification Agreements

        Gary G. Winterhalter is party to an Indemnification Agreement with Sally Beauty which provides, among other things, that subject to the procedures set forth therein, Sally Beauty will, to the fullest extent permitted by applicable law, indemnify Mr. Winterhalter if, by reason of his corporate status as a director or officer of Sally Beauty or any of its subsidiaries or, at Sally Beauty's request, of another entity, he incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. Winterhalter, subject to certain exceptions, in connection with any proceeding covered by the Indemnification Agreement. It also requires that Sally Beauty cover Mr. Winterhalter under liability insurance available to any of its directors, officers or employees. Mr. Winterhalter is a director of the Delaware Corporations, Armstrong McCall Holdings, Inc., Armstrong McCall Management, L.C., Arnolds, Inc., Brentwood Beauty Laboratories International, Inc., Innovations—Successful Salon Services and Neka Salon Supply, Inc.

        David L. Rea is a party to an Indemnification Agreement with Sally Beauty which provides, among other things, that subject to the procedures set forth therein, Sally Beauty will, to the fullest extent permitted by applicable law, indemnify Mr. Rea if, by reason of his corporate status as an officer, he incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. Rea, subject to certain exceptions, in connection with any proceeding covered by the Indemnification Agreement. It also requires that Sally Beauty cover Mr. Rea under liability insurance available to any of its directors, officers or employees.

        Each member of Sally Beauty's board of directors is a party to an Indemnification Agreement with Sally Beauty which provides, among other things, that subject to the procedures set forth therein, Sally Beauty will, to the fullest extent permitted by applicable law, indemnify a director if, by reason of such director's status as a director of Sally Beauty, such director incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that Sally Beauty cover a director under liability insurance available to any of Sally Beauty's directors, officers or employees.

  Insurance

        Sally Beauty maintains insurance coverage on behalf of Sally Beauty and its subsidiaries and for and on behalf of directors, officers and controlling persons of Sally Beauty and its subsidiaries. Such insurance coverage is intended to cover losses with respect to certain expenses and liabilities incurred in connection with claims against the insureds, whether or not indemnified by Sally Beauty or its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Exhibits

        The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
2.1	Investment Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.1 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.2
First Amendment to the Investment Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.2 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.3
Second Amendment to the Investment Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.02 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
2.4
Separation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.3 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.5
First Amendment to the Separation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.4 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.6
Second Amendment to the Separation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.01 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006

2.7
Agreement for the sale and purchase of the entire issued share capital of Chapelton 21 Limited, a private company incorporated in Scotland, dated as of February 15, 2007 by and among Ogee Limited, a company incorporated under the laws of England and Wales and an indirect wholly-owned subsidiary of the Company, and the shareholders named therein, which is incorporated herein by reference from Exhibit 2.7 from the Quarterly Report on Form 10-Q filed on May 10, 2007
3.1	Certificate of Formation of Sally Holdings LLC
3.2	Limited Liability Company Agreement of Sally Holdings LLC
3.3	Certificate of Incorporation of Sally Capital Inc.
3.4	By-Laws of Sally Capital Inc.
3.5	Articles of Incorporation of Armstrong McCall Holdings, Inc., as amended
3.6	Amended and Restated By-Laws of Armstrong McCall Holdings, Inc.
3.7	Certificate of Formation of Armstrong McCall Holdings, L.L.C., as amended
3.8	Regulations of Armstrong McCall Holdings, L.L.C.
3.9	Certificate of Limited Partnership of Armstrong McCall, L.P., as amended
3.10	Articles of Limited Partnership of Armstrong McCall, L.P., as amended
3.11	Articles of Organization of Armstrong McCall Management, L.C., as amended
3.12	Regulations of Armstrong McCall Management, L.C., as amended
3.13	Articles of Incorporation of Arnolds, Inc., as amended
3.14	Amended and Restated By-Laws of Arnolds, Inc.
3.15	Certificate of Formation of Beauty Holding LLC
3.16	Limited Liability Company Agreement of Beauty Holding LLC
3.17	Certificate of Formation of Beauty Systems Group LLC
3.18	Limited Liability Company Agreement of Beauty Systems Group LLC
3.19	Certificate of Incorporation of Beyond the Zone, Inc.
3.20	By-Laws of Beyond the Zone, Inc.
3.21	Articles of Incorporation of Brentwood Beauty Laboratories International, Inc., as amended
3.22	Amended and Restated By-Laws of Brentwood Beauty Laboratories International, Inc.
3.23	Certificate of Incorporation of Coloresse, Inc.
3.24	By-Laws of Coloresse, Inc.
3.25	Certificate of Incorporation of Design Lengths, Inc.
3.26	By-Laws of Design Lengths, Inc.
3.27	Certificate of Formation of Diorama Services Company, LLC
3.28	Operating Agreement of Diorama Services Company, LLC
3.29	Certificate of Incorporation of Energy of Beauty, Inc.

3.30	By-Laws of Energy of Beauty, Inc.
3.31	Certificate of Incorporation of Esthetician Services, Inc.
3.32	Amended and Restated By-Laws of Esthetician Services, Inc.
3.33	Certificate of Incorporation of For Perms Only, Inc.
3.34	By-Laws of For Perms Only, Inc.
3.35	Certificate of Incorporation of High Intensity Products, Inc.
3.36	By-Laws of High Intensity Products, Inc.
3.37	Articles of Incorporation of Innovations—Successful Salon Services
3.38	Amended and Restated By-Laws of Innovations—Successful Salon Services
3.39	Certificate of Incorporation of Ion Professional Products, Inc.
3.40	Amended and Restated By-Laws of Ion Professional Products, Inc.
3.41	Certificate of Incorporation of Lady Lynn Enterprises, Inc.
3.42	Amended and Restated By-Laws of Lady Lynn Enterprises, Inc.
3.43	Certificate of Incorporation of Land of Dreams, Inc.
3.44	By-Laws of Land of Dreams, Inc.
3.45	Certificate of Incorporation of Lome Beauty International, Inc., as amended
3.46	Amended and Restated By-Laws of Lome Beauty International, Inc.
3.47	Certificate of Incorporation of Miracle Lane, Inc.
3.48	By-Laws of Miracle Lane, Inc.
3.49	Certificate of Incorporation of Modern Panache, Inc.
3.50	By-Laws of Modern Panache, Inc.
3.51	Certificate of Incorporation of Nail Life, Inc.
3.52	By-Laws of Nail Life, Inc.
3.53	Articles of Incorporation of Neka Salon Supply, Inc., as amended
3.54	Amended and Restated By-Laws of Neka Salon Supply, Inc.
3.55	Certificate of Incorporation of New Image Professional Products, Inc.
3.56	Amended and Restated By-Laws of New Image Professional Products, Inc.
3.57	Certificate of Incorporation of Power IQ, Inc.
3.58	By-Laws of Power IQ, Inc.
3.59	Certificate of Incorporation of Procare Laboratories, Inc.
3.60	Amended and Restated By-Laws of Procare Laboratories, Inc.
3.61	Certificate of Formation of Sally Beauty Distribution LLC
3.62	Limited Liability Company Agreement of Sally Beauty Distribution LLC

3.63	Certificate of Incorporation of Sally Beauty Distribution of Ohio, Inc.
3.64	By-Laws of Sally Beauty Distribution of Ohio, Inc.
3.65	Certificate of Formation of Sally Beauty International Finance LLC
3.66	Limited Liability Company Agreement of Sally Beauty International Finance LLC
3.67	Certificate of Formation of Sally Beauty Supply LLC
3.68	Limited Liability Company Agreement of Sally Beauty Supply LLC
3.69	Amended and Restated Articles of Organization Salon Success International, LLC
3.70	Fourth Amended and Restated Operating Agreement of Salon Success International, LLC
3.71	Certificate of Incorporation of Satin Strands, Inc.
3.72	By-Laws of Satin Strands, Inc.
3.73	Certificate of Incorporation of Sexy U Products, Inc.
3.74	By-Laws of Sexy U Products, Inc.
3.75	Certificate of Incorporation of Silk Elements, Inc.
3.76	By-Laws of Silk Elements, Inc.
3.77	Certificate of Incorporation of Soren Enterprises, Inc.
3.78	By-Laws of Soren Enterprises, Inc.
3.79	Certificate of Incorporation of Tanwise, Inc.
3.80	By-Laws of Tanwise, Inc.
3.81	Certificate of Incorporation of Venetian Blends, Inc.
3.82	By-Laws of Venetian Blends, Inc.
4.1
Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.2
First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, governing the 9.25% Senior Notes due 2014
4.3
Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.4
First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016

4.5
Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.6
Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.4 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.7
Credit Agreement, dated November 16, 2006, with respect to a Term Loan Facility, by and among Sally Holdings LLC, the several lenders from time to time parties thereto, and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.8
Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.9
Credit Agreement, dated November 16, 2006, with respect to an Asset-Based Loan Facility, among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, any Canadian Borrower from time to time party thereto, certain subsidiaries of Sally Holdings LLC, the several lenders from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, and Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.10
U.S. Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.11
Canadian Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Beauty (Canada) Corporation, Beauty Systems Group (Canada), Inc., Sally Beauty Canada Holdings Inc. and certain of their respective subsidiaries in favor of Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.12
Intercreditor Agreement, dated as of November 16, 2006, by and between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent under the Term Loan Facility, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent under the Asset-Based Loan Facility, which is incorporated herein by reference from Exhibit 4.7 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
5.1	Opinion of Fulbright & Jaworski L.L.P.*
10.1
Tax Allocation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.1 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.2
First Amendment to the Tax Allocation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.2 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.3
Second Amendment to the Tax Allocation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.01 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
10.4
Employee Matters Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.3 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.5
First Amendment to the Employee Matters Agreement, dated October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.4 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.6
Second Amendment to the Employee Matters Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.02 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
10.7
Termination Agreement, dated as of June 18, 2006, among Alberto-Culver Company, Sally Holdings, Inc. and Gary G. Winterhalter, which is incorporated herein by reference from Exhibit 10.9 from the Current Report on Form 8-K of Alberto-Culver Company filed on June 22, 2006
10.8
Form of Severance Agreement for Executive Officers (Gary G. Winterhalter, Michael G. Spinozzi, John R. Golliher, Neil B. Riemer, W. Richard Dowd, Bennie L. Lowery, Raal Roos), which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

10.9	Form of Indemnification Agreement with Directors, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on December 7, 2006
10.10
Form of Termination Agreement for Executive Officers (Gary T. Robinson, W. Richard Dowd, Bennie L. Lowery, Raal Roos), which is incorporated herein by reference from Exhibit 10.14 from the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on December 22, 2006
10.11
Severance Letter, dated as of May 25, 2006, from Sally Beauty Company, Inc. to Michael G. Spinozzi, which is incorporated herein by reference from Exhibit 10.10 from the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on December 22, 2006
10.12
Director and Officer Indemnification Agreement, dated as of January 15, 2007, between Sally Beauty Holdings, Inc. and David L. Rea, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 16, 2007
10.13
Letter Agreement, dated as of January 9, 2007, between Sally Beauty Holdings, Inc. and David L. Rea, which is incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 16, 2007
10.14
Sally Beauty Holdings, Inc. Independent Director Compensation Policy, which is incorporated by reference from Exhibit 10.10 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 9, 2007
10.15
Form of First Amendment to the Termination Agreement with Gary G. Winterhalter, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 29, 2007
10.16	Alberto-Culver Company Employee Stock Option Plan of 2003
10.17	Alberto-Culver Company 2003 Stock Option Plan for Non-Employee Directors
10.18	Alberto-Culver Company 2003 Restricted Stock Plan
10.19	Alberto-Culver Company 1994 Shareholder Value Incentive Plan, as Amended
10.20	Alberto-Culver Company Management Incentive Plan
10.21	Sally Beauty Holdings, Inc. Annual Incentive Plan
10.22
Form of Stock Option Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.23
Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.24
Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007

10.25
Form of Restricted Stock Unit Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.4 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.26
Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 4.4 from the Registration Statement on Form S-8 of Sally Beauty Holdings, Inc. filed on May 3, 2007
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of Sally Holdings LLC
23.1	Consent of KPMG
23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature pages of this registration statement)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1
99.1	Form of Letter of Transmittal related to the 9.25% Senior Notes due 2014
99.2	Form of Notice of Guaranteed Delivery related to the 9.25% Senior Notes due 2014
99.3	Form of Broker/Dealer Letter related to the 9.25% Senior Notes due 2014
99.4	Form of Letter to Clients related to the 9.25% Senior Notes due 2014
99.5	Form of Letter of Transmittal related to the 10.5% Senior Subordinated Notes due 2016
99.6	Form of Notice of Guaranteed Delivery related to the 10.5% Senior Subordinated Notes due 2016
99.7	Form of Broker/Dealer Letter related to the 10.5% Senior Subordinated Notes due 2016
99.8	Form of Letter to Clients related to the 10.5% Senior Subordinated Notes due 2016

*
To be filed by amendment

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY HOLDINGS LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ JAMES G. BERGES James G. Berges	Chairman of the Board of Directors of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President and Chief Executive Officer (Principal Executive Officer) of Sally Holdings LLC and Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) of Sally Holdings LLC	July 9, 2007
/s/ KATHLEEN AFFELDT Kathleen Affeldt	Director of Sally Beauty Holdings, Inc.†	July 9, 2007

/s/ MARSHALL E. EISENBERG Marshall E. Eisenberg	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ DONALD J. GOGEL Donald J. Gogel	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ WALTER METCALFE Walter Metcalfe	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ ROBERT R. MCMASTER Robert R. McMaster	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ JOHN MILLER John Miller	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ MARTHA MILLER DE LOMBERA Martha Miller de Lombera	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ EDWARD W. RABIN Edward W. Rabin	Director of Sally Beauty Holdings, Inc.†	July 9, 2007
/s/ RICHARD J. SCHNALL Richard J. Schnall	Director of Sally Beauty Holdings, Inc.†	July 9, 2007

†
Director of Sally Beauty Holdings, Inc., sole member of Sally Investment Holdings LLC, sole member of Sally Holdings LLC

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY CAPITAL INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President and Chief Executive Officer (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ARMSTRONG MCCALL HOLDINGS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Sole Director	July 9, 2007
/s/ NEIL RIEMER Neil Riemer	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ARMSTRONG MCCALL HOLDINGS, L.L.C.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Chairman (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ARMSTRONG MCCALL, L.P.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Chairman (Principal Executive Officer) of Armstrong McCall, L.P. and Manager of Armstrong McCall Management, L.C., the general partner of Armstrong McCall, L.P.	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ARMSTRONG MCCALL MANAGEMENT, L.C.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Chairman (Principal Executive Officer) and Manager	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ARNOLDS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Sole Director	July 9, 2007
/s/ NEIL RIEMER Neil Riemer	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

BEAUTY HOLDING LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

BEAUTY SYSTEMS GROUP LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Chairman (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

BEYOND THE ZONE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

COLORESSE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

DESIGN LENGTHS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

DIORAMA SERVICES COMPANY, LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ENERGY OF BEAUTY, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ESTHETICIAN SERVICES, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

FOR PERMS ONLY, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

HIGH INTENSITY PRODUCTS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

INNOVATIONS—SUCCESSFUL SALON SERVICES
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

ION PROFESSIONAL PRODUCTS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

LADY LYNN ENTERPRISES, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

LAND OF DREAMS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

LOME BEAUTY INTERNATIONAL, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

MIRACLE LANE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

MODERN PANACHE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

NAIL LIFE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

NEKA SALON SUPPLY, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

NEW IMAGE PROFESSIONAL PRODUCTS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

POWER IQ, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

PROCARE LABORATORIES, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY BEAUTY DISTRIBUTION LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY BEAUTY DISTRIBUTION OF OHIO, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY BEAUTY INTERNATIONAL FINANCE LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALLY BEAUTY SUPPLY LLC
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Chairman (Principal Executive Officer)	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SALON SUCCESS INTERNATIONAL LLC
By:	/s/ GARY G. WINTERHALTER Gary G. Winterhalter Manager

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	Manager	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SATIN STRANDS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SEXY U PRODUCTS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SILK ELEMENTS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

SOREN ENTERPRISES, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

TANWISE, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 9th day of July, 2007.

VENETIAN BLENDS, INC.
By:	/s/ RAAL H. ROOS Raal H. Roos Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RAAL H. ROOS and MATTHEW HALTOM, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY G. WINTERHALTER Gary G. Winterhalter	President (Principal Executive Officer) and Sole Director	July 9, 2007
/s/ DAVID L. REA David L. Rea	Senior Vice President (Principal Financial and Accounting Officer)	July 9, 2007

EXHIBIT INDEX

Exhibit Number	Description
2.1	Investment Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.1 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.2
First Amendment to the Investment Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.2 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.3
Second Amendment to the Investment Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC, which is incorporated herein by reference from Exhibit 2.02 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
2.4
Separation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.3 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.5
First Amendment to the Separation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.4 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
2.6
Second Amendment to the Separation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, Sally Holdings, Inc., New Sally Holdings, Inc. and New Aristotle Holdings, Inc., which is incorporated herein by reference from Exhibit 2.01 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
2.7
Agreement for the sale and purchase of the entire issued share capital of Chapelton 21 Limited, a private company incorporated in Scotland, dated as of February 15, 2007 by and among Ogee Limited, a company incorporated under the laws of England and Wales and an indirect wholly-owned subsidiary of the Company, and the shareholders named therein, which is incorporated herein by reference from Exhibit 2.7 from the Quarterly Report on Form 10-Q filed on May 10, 2007
3.1	Certificate of Formation of Sally Holdings LLC
3.2	Limited Liability Company Agreement of Sally Holdings LLC
3.3	Certificate of Incorporation of Sally Capital Inc.
3.4	By-Laws of Sally Capital Inc.
3.5	Articles of Incorporation of Armstrong McCall Holdings, Inc., as amended
3.6	Amended and Restated By-Laws of Armstrong McCall Holdings, Inc.
3.7	Certificate of Formation of Armstrong McCall Holdings, L.L.C., as amended
3.8	Regulations of Armstrong McCall Holdings, L.L.C.

3.9	Certificate of Limited Partnership of Armstrong McCall, L.P., as amended
3.10	Articles of Limited Partnership of Armstrong McCall, L.P., as amended
3.11	Articles of Organization of Armstrong McCall Management, L.C., as amended
3.12	Regulations of Armstrong McCall Management, L.C., as amended
3.13	Articles of Incorporation of Arnolds, Inc., as amended
3.14	Amended and Restated By-Laws of Arnolds, Inc.
3.15	Certificate of Formation of Beauty Holding LLC
3.16	Limited Liability Company Agreement of Beauty Holding LLC
3.17	Certificate of Formation of Beauty Systems Group LLC
3.18	Limited Liability Company Agreement of Beauty Systems Group LLC
3.19	Certificate of Incorporation of Beyond the Zone, Inc.
3.20	By-Laws of Beyond the Zone, Inc.
3.21	Articles of Incorporation of Brentwood Beauty Laboratories International, Inc., as amended
3.22	Amended and Restated By-Laws of Brentwood Beauty Laboratories International, Inc.
3.23	Certificate of Incorporation of Coloresse, Inc.
3.24	By-Laws of Coloresse, Inc.
3.25	Certificate of Incorporation of Design Lengths, Inc.
3.26	By-Laws of Design Lengths, Inc.
3.27	Certificate of Formation of Diorama Services Company, LLC
3.28	Operating Agreement of Diorama Services Company, LLC
3.29	Certificate of Incorporation of Energy of Beauty, Inc.
3.30	By-Laws of Energy of Beauty, Inc.
3.31	Certificate of Incorporation of Esthetician Services, Inc.
3.32	Amended and Restated By-Laws of Esthetician Services, Inc.
3.33	Certificate of Incorporation of For Perms Only, Inc.
3.34	By-Laws of For Perms Only, Inc.
3.35	Certificate of Incorporation of High Intensity Products, Inc.
3.36	By-Laws of High Intensity Products, Inc.
3.37	Articles of Incorporation of Innovations — Successful Salon Services
3.38	Amended and Restated By-Laws of Innovations — Successful Salon Services
3.39	Certificate of Incorporation of Ion Professional Products, Inc.
3.40	Amended and Restated By-Laws of Ion Professional Products, Inc.
3.41	Certificate of Incorporation of Lady Lynn Enterprises, Inc.
3.42	Amended and Restated By-Laws of Lady Lynn Enterprises, Inc.
3.43	Certificate of Incorporation of Land of Dreams, Inc.

3.44	By-Laws of Land of Dreams, Inc.
3.45	Certificate of Incorporation of Lome Beauty International, Inc., as amended
3.46	Amended and Restated By-Laws of Lome Beauty International, Inc.
3.47	Certificate of Incorporation of Miracle Lane, Inc.
3.48	By-Laws of Miracle Lane, Inc.
3.49	Certificate of Incorporation of Modern Panache, Inc.
3.50	By-Laws of Modern Panache, Inc.
3.51	Certificate of Incorporation of Nail Life, Inc.
3.52	By-Laws of Nail Life, Inc.
3.53	Articles of Incorporation of Neka Salon Supply, Inc., as amended
3.54	Amended and Restated By-Laws of Neka Salon Supply, Inc.
3.55	Certificate of Incorporation of New Image Professional Products, Inc.
3.56	Amended and Restated By-Laws of New Image Professional Products, Inc.
3.57	Certificate of Incorporation of Power IQ, Inc.
3.58	By-Laws of Power IQ, Inc.
3.59	Certificate of Incorporation of Procare Laboratories, Inc.
3.60	Amended and Restated By-Laws of Procare Laboratories, Inc.
3.61	Certificate of Formation of Sally Beauty Distribution LLC
3.62	Limited Liability Company Agreement of Sally Beauty Distribution LLC
3.63	Certificate of Incorporation of Sally Beauty Distribution of Ohio, Inc.
3.64	By-Laws of Sally Beauty Distribution of Ohio, Inc.
3.65	Certificate of Formation of Sally Beauty International Finance LLC
3.66	Limited Liability Company Agreement of Sally Beauty International Finance LLC
3.67	Certificate of Formation of Sally Beauty Supply LLC
3.68	Limited Liability Company Agreement of Sally Beauty Supply LLC
3.69	Amended and Restated Articles of Organization Salon Success International, LLC
3.70	Fourth Amended and Restated Operating Agreement of Salon Success International, LLC
3.71	Certificate of Incorporation of Satin Strands, Inc.
3.72	By-Laws of Satin Strands, Inc.
3.73	Certificate of Incorporation of Sexy U Products, Inc.
3.74	By-Laws of Sexy U Products, Inc.
3.75	Certificate of Incorporation of Silk Elements, Inc.
3.76	By-Laws of Silk Elements, Inc.
3.77	Certificate of Incorporation of Soren Enterprises, Inc.
3.78	By-Laws of Soren Enterprises, Inc.

3.79	Certificate of Incorporation of Tanwise, Inc.
3.80	By-Laws of Tanwise, Inc.
3.81	Certificate of Incorporation of Venetian Blends, Inc.
3.82	By-Laws of Venetian Blends, Inc.
4.1
Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.2
First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, governing the 9.25% Senior Notes due 2014
4.3
Indenture, dated as of November 16, 2006, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.4
First Supplemental Indenture, dated as of May 30, 2007, by and among Sally Holdings LLC and Sally Capital Inc., as Co-Issuers, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016
4.5
Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 9.25% Senior Notes due 2014, which is incorporated herein by reference from Exhibit 4.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.6
Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among Sally Holdings LLC, Sally Capital Inc., the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016, which is incorporated herein by reference from Exhibit 4.4 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.7
Credit Agreement, dated November 16, 2006, with respect to a Term Loan Facility, by and among Sally Holdings LLC, the several lenders from time to time parties thereto, and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.8
Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.5.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006

4.9
Credit Agreement, dated November 16, 2006, with respect to an Asset-Based Loan Facility, among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, any Canadian Borrower from time to time party thereto, certain subsidiaries of Sally Holdings LLC, the several lenders from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, and Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.10
U.S. Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Investment Holdings LLC, Sally Holdings LLC and certain subsidiaries of Sally Holdings LLC in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.11
Canadian Guarantee and Collateral Agreement, dated as of November 16, 2006, made by Sally Beauty (Canada) Corporation, Beauty Systems Group (Canada), Inc., Sally Beauty Canada Holdings Inc. and certain of their respective subsidiaries in favor of Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent, which is incorporated herein by reference from Exhibit 4.6.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
4.12
Intercreditor Agreement, dated as of November 16, 2006, by and between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent under the Term Loan Facility, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent under the Asset-Based Loan Facility, which is incorporated herein by reference from Exhibit 4.7 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
5.1	Opinion of Fulbright & Jaworski L.L.P.*
10.1
Tax Allocation Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.1 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.2
First Amendment to the Tax Allocation Agreement, dated as of October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.2 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.3
Second Amendment to the Tax Allocation Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.01 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
10.4
Employee Matters Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.3 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006

10.5
First Amendment to the Employee Matters Agreement, dated October 3, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.4 from Amendment No. 3 to the Registration Statement Form S-4 of New Sally Holdings, Inc. (File No. 333-136259) filed on October 10, 2006
10.6
Second Amendment to the Employee Matters Agreement, dated as of October 26, 2006, among Alberto-Culver Company, New Aristotle Holdings, Inc., New Sally Holdings, Inc. and Sally Holdings, Inc., which is incorporated herein by reference from Exhibit 10.02 from the Current Report on Form 8-K of New Sally Holdings, Inc. filed on October 30, 2006
10.7
Termination Agreement, dated as of June 18, 2006, among Alberto-Culver Company, Sally Holdings, Inc. and Gary G. Winterhalter, which is incorporated herein by reference from Exhibit 10.9 from the Current Report on Form 8-K of Alberto-Culver Company filed on June 22, 2006
10.8
Form of Severance Agreement for Executive Officers (Gary G. Winterhalter, Michael G. Spinozzi, John R. Golliher, Neil B. Riemer, W. Richard Dowd, Bennie L. Lowery, Raal Roos), which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on November 22, 2006
10.9	Form of Indemnification Agreement with Directors, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on December 7, 2006
10.10
Form of Termination Agreement for Executive Officers (Gary T. Robinson, W. Richard Dowd, Bennie L. Lowery, Raal Roos), which is incorporated herein by reference from Exhibit 10.14 from the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on December 22, 2006
10.11
Severance Letter, dated as of May 25, 2006, from Sally Beauty Company, Inc. to Michael G. Spinozzi, which is incorporated herein by reference from Exhibit 10.10 from the Annual Report on Form 10-K of Sally Beauty Holdings, Inc. filed on December 22, 2006
10.12
Director and Officer Indemnification Agreement, dated as of January 15, 2007, between Sally Beauty Holdings, Inc. and David L. Rea, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 16, 2007
10.13
Letter Agreement, dated as of January 9, 2007, between Sally Beauty Holdings, Inc. and David L. Rea, which is incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 16, 2007
10.14
Sally Beauty Holdings, Inc. Independent Director Compensation Policy, which is incorporated by reference from Exhibit 10.10 to the Quarterly Report on Form 10-Q of Sally Beauty Holdings, Inc. filed on February 9, 2007
10.15
Form of First Amendment to the Termination Agreement with Gary G. Winterhalter, which is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on January 29, 2007
10.16	Alberto-Culver Company Employee Stock Option Plan of 2003
10.17	Alberto-Culver Company 2003 Stock Option Plan for Non-Employee Directors
10.18	Alberto-Culver Company 2003 Restricted Stock Plan
10.19	Alberto-Culver Company 1994 Shareholder Value Incentive Plan, as Amended
10.20	Alberto-Culver Company Management Incentive Plan

10.21	Sally Beauty Holdings, Inc. Annual Incentive Plan
10.22
Form of Stock Option Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.1 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.23
Form of Stock Option Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.2 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.24
Form of Restricted Stock Unit Agreement for Independent Directors pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.3 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.25
Form of Restricted Stock Unit Agreement for Employees pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 10.4 from the Current Report on Form 8-K of Sally Beauty Holdings, Inc. filed on April 25, 2007
10.26
Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which is incorporated herein by reference from Exhibit 4.4 from the Registration Statement on Form S-8 of Sally Beauty Holdings, Inc. filed on May 3, 2007
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of Sally Holdings LLC
23.1	Consent of KPMG
23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature pages of this registration statement)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1
99.1	Form of Letter of Transmittal related to the 9.25% Senior Notes due 2014
99.2	Form of Notice of Guaranteed Delivery related to the 9.25% Senior Notes due 2014
99.3	Form of Broker/Dealer Letter related to the 9.25% Senior Notes due 2014
99.4	Form of Letter to Clients related to the 9.25% Senior Notes due 2014
99.5	Form of Letter of Transmittal related to the 10.5% Senior Subordinated Notes due 2016
99.6	Form of Notice of Guaranteed Delivery related to the 10.5% Senior Subordinated Notes due 2016
99.7	Form of Broker/Dealer Letter related to the 10.5% Senior Subordinated Notes due 2016
99.8	Form of Letter to Clients related to the 10.5% Senior Subordinated Notes due 2016

*
To be filed by amendment